                                AMENDMENT NO. 2


                                       TO

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
--------------------------------------------------------------------------------

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12

                            THE PIONEER GROUP, INC.
                (Name of Registrant as Specified In Its Charter)

                                      N/A
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:

                                 [PIONEER LOGO]


                                AUGUST 22, 2000


Dear Stockholder:

     You are cordially invited to attend a special meeting of the stockholders of The Pioneer Group, Inc. to be held at Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109, on September 20, 2000 at 9:30 a.m., local time.

     At the special meeting, you will be asked to adopt and approve the merger agreement between The Pioneer Group, Inc. and UniCredito Italiano S.p.A. and the proposed merger of Pioneer and a wholly-owned subsidiary of UniCredito, pursuant to which Pioneer will become a wholly-owned subsidiary of UniCredito.

     If stockholders of record holding a majority of the outstanding shares of our common stock adopt and approve the merger agreement and the merger and the merger is consummated, stockholders of record on the effective date of the merger, other than stockholders who perfect appraisal rights, will receive A CASH PAYMENT OF $43.50 FOR EACH SHARE OF PIONEER COMMON STOCK. CONSEQUENTLY, IF THE MERGER IS APPROVED, THE STOCKHOLDERS OF PIONEER WILL RECEIVE THE MERGER CONSIDERATION AND WILL HAVE NO ONGOING OWNERSHIP INTEREST IN THE CONTINUING BUSINESS OF PIONEER. In addition, immediately prior to the effective time of the merger, Pioneer will distribute to its stockholders all of the outstanding common shares of Harbor Global Company Ltd., a newly formed entity which will own certain of Pioneer's current businesses. You will be entitled to receive one Harbor Global common share for each five shares of Pioneer common stock that you own at the time of the merger. GENERALLY, THE RECEIPT OF BOTH THE $43.50 CASH CONSIDERATION AND THE DISTRIBUTION OF THE HARBOR GLOBAL SHARES WILL BE A TAXABLE TRANSACTION. YOU SHOULD READ THE TAX DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT CAREFULLY.


     The merger is conditioned upon the approval of the holders of a majority of the outstanding shares of Pioneer common stock. Officers of Pioneer, who together have the right to vote approximately 10.8% of the outstanding shares as of the record date of the special meeting, have entered into an agreement obligating them to vote in favor of the merger. Also, UniCredito has the right not to complete the merger if holders of more than 15% of the outstanding shares of common stock perfect appraisal rights.



     The last reported sales price of our common stock on The Nasdaq Stock Market(R) on February 10, 2000, the last trading day before our announcement that we had retained two investment banks to assist our board in evaluating strategic alternatives, was $16.78 per share, and the last reported sales price on May 12, 2000, the last trading day before the announcement of the terms of the merger agreement, was $31.00 per share. On August 21, 2000, the last reported sales price of Pioneer common stock was $43.50 per share.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

     The attached proxy statement provides detailed information concerning the special meeting and the proposed merger. Please read these materials carefully. Your vote is very important. Whether or not you plan to attend the special meeting, I urge you to complete, date, sign and promptly return the enclosed proxy card to ensure that your shares will be voted at the meeting. The proposed merger will only be completed if it is approved by the affirmative vote of Pioneer stockholders holding a majority of the outstanding shares of Pioneer common stock. If you fail to return your proxy card and do not vote in person at the special meeting, the effect will be the same as a vote against the merger agreement and the merger.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR adoption and approval of the merger agreement and the merger.

                                      Sincerely,

                                      /s/ John F. Cogan, Jr.

                                      John F. Cogan, Jr.

                                      President, Chief Executive Officer and
                                      Chairman of the Board


THIS PROXY STATEMENT IS DATED AUGUST 22, 2000 AND IS FIRST BEING MAILED TO STOCKHOLDERS OF THE PIONEER GROUP, INC. ON OR ABOUT AUGUST 25, 2000.

                            THE PIONEER GROUP, INC.
                                60 State Street
                          Boston, Massachusetts 02109
                                 (617) 742-7825

    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 20, 2000


                                AUGUST 22, 2000


     A special meeting of the stockholders of The Pioneer Group, Inc. will be held at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts 02109 on September 20, 2000 at 9:30 a.m., local time, to consider and act upon the following matters:


     1. To consider and vote upon a proposal to adopt and approve the merger agreement between The Pioneer Group, Inc. and UniCredito Italiano S.p.A., dated as of May 14, 2000, pursuant to which Pioneer will merge with a wholly-owned subsidiary of UniCredito Italiano S.p.A. and, among other things, each outstanding share of Pioneer common stock, other than shares held by stockholders who perfect appraisal rights, will convert into the right to receive a cash payment of $43.50;



     2. To approve any adjournment of the special meeting to solicit additional votes with respect to proposal 1, whether or not a quorum is present at the meeting; and



     3. To transact such other business as may properly come before the meeting or any adjournment thereof.


     YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF PIONEER AND YOU AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT AND APPROVE THE MERGER AGREEMENT AND THE MERGER. WE DESCRIBE THE MERGER MORE FULLY IN THE ACCOMPANYING PROXY STATEMENT, WHICH WE URGE YOU TO READ.

     If you are a stockholder of record at the close of business on August 9, 2000, you are entitled to notice of and to vote at the meeting.

     We cordially invite all stockholders to attend the meeting.

                                      By Order of the Board of Directors,

                                      /s/ John F. Cogan, Jr.

                                      John F. Cogan, Jr.

                                      President, Chief Executive Officer and
                                      Chairman of the Board


August 22, 2000


YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED THE PROXY.

                               TABLE OF CONTENTS

Questions and Answers About the Merger......................     1
Summary.....................................................     3
Forward Looking Statements..................................    12
The Pioneer Special Meeting.................................    13
Information About Pioneer and UniCredito....................    16
The Merger..................................................    18
The Merger Agreement........................................    57
Relationships and Transactions Between UniCredito and
  Pioneer...................................................    65
Common Stock Market Price and Dividend Information..........    66
Security Ownership of Certain Beneficial Holders and
  Management of Pioneer.....................................    68
Stockholder Proposals.......................................    70
Where You Can Find More Information.........................    70

ANNEX A -- Merger Agreement.................................   A-1
ANNEX B -- Harbor Global Information Statement..............   B-1
ANNEX C -- Opinion of Merrill Lynch & Co. ..................   C-1
ANNEX D -- Opinion of Salomon Smith Barney Inc..............   D-1
ANNEX E -- Section 262 of Delaware General Corporation
  Law.......................................................   E-1
ANNEX F -- Voting Agreement.................................   F-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT AM I BEING ASKED TO VOTE UPON?
A:   You are being asked to vote to adopt and approve the merger agreement between The Pioneer Group, Inc. and UniCredito
     Italiano S.p.A. and the merger.
Q:   WHAT WILL I RECEIVE IF THE MERGER IS APPROVED?
A:   If we complete the merger, each share of Pioneer common
     stock, other than shares held by stockholders who perfect
     appraisal rights, will convert into the right to receive a cash payment of $43.50. Stockholders of Pioneer will have no ongoing ownership stake in the continuing business of
     Pioneer, which will survive as a wholly-owned subsidiary of
     UniCredito. See the merger agreement attached as Annex A and
     "The Merger."
     In addition to the cash payment of $43.50, Pioneer will
     distribute to its stockholders immediately prior to the
     completion of the merger one common share of Harbor Global
     Company Ltd. for every five shares of Pioneer common stock held. Immediately after the distribution, all of Harbor
     Global's common shares will be owned by the former
     stockholders of Pioneer. See Harbor Global's information
     statement attached as Annex B and "The
     Merger -- Distribution of Harbor Global Interests."
Q:   WHAT IS UNICREDITO?
A:   UniCredito is an Italian financial institution based in
     Milan, Italy. See "Information About Pioneer and
     UniCredito."
Q:   IS UNICREDITO'S FINANCIAL CONDITION RELEVANT TO A DECISION
     TO VOTE IN FAVOR OF THE MERGER?
A:   No. UniCredito's obligation to complete the merger is not
     subject to its ability to pay the consideration for all of the Pioneer common stock. UniCredito has advised Pioneer
     that it has available cash to pay the merger price.
Q:   DO YOU EXPECT THE MERGER TO BE COMPLETED SHORTLY AFTER THE
     SPECIAL MEETING?
A:   Yes, we are working toward completing the merger as quickly as possible after the special meeting. However, we must
     first obtain stockholder, client and regulatory approvals.
Q:   WHEN AND WHERE IS THE SPECIAL MEETING?
A:   The special meeting will take place at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston,
     Massachusetts 02109, on September 20, 2000 at 9:30 a.m.,
     local time. Stockholders of record at the close of business on August 9, 2000 are entitled to notice of and to vote at the meeting.
Q:   WHAT DO I NEED TO DO NOW?
A:   We urge you to read this proxy statement carefully,
     including its annexes, consider how the merger affects you as a stockholder and to vote. You also may want to review
     the documents referenced under "Where You Can Find More
     Information."
Q:   HOW DO I VOTE?
A:   You can vote in one of the following ways:
     - Indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares will be represented
       at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will
       be counted as a vote for adoption and approval of the
       merger agreement and the merger;
     - Call the toll-free number indicated on your proxy card and vote by telephone, or visit the website indicated on your
       proxy card and vote on the Internet; or
     - Attend the special meeting and complete a ballot at that time.

Q:   IF MY BROKER HOLDS MY SHARES IN "STREET NAME," WILL MY
     BROKER VOTE MY SHARES FOR ME?
A:   Your broker will not vote your shares for you unless you
     provide instructions on how to vote. It is important,
     therefore, that you follow your broker's directions on how to vote your shares. Because stockholders of record holding a majority of the outstanding shares of Pioneer common stock must adopt and approve the merger agreement and the merger, broker non-votes will have the same effect as votes against adoption and approval of the merger agreement and the
     merger.
Q:   MAY I CHANGE MY VOTE?
A:   Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of three ways. First, you may send a written notice stating
     that you would like to revoke your proxy. Second, you may
     complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of
     revocation or your new proxy card to us at our principal
     office, to the attention of the secretary. Third, you may
     attend the special meeting and vote in person. Simply
     attending the special meeting, without voting in person,
     will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received
     from your broker to change your vote or to vote at the
     special meeting.
Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?
A:   No. If we complete the merger, we will send you written
     instructions on how to receive a cash payment for your
     shares.
Q:   WHO CAN HELP ANSWER MY QUESTIONS?
A:   If you have more questions about the proposed merger or
     would like additional copies of this proxy statement, you
     should contact our proxy solicitor:
     D.F. King & Co., Inc.
     77 Water Street
     New York, NY 10005
     1-800-829-6554

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we incorporate by reference. See "Where You Can Find More Information" on page 70. We have included page references parenthetically to direct you to a more complete description of the topics in this summary.

PIONEER AND UNICREDITO (PAGE 16)

THE PIONEER GROUP, INC.
60 State Street
Boston, MA 02109
(617) 742-7825

Pioneer conducts its businesses through three strategic units: Pioneer Investment Management, Pioneer International Financial Services and Pioneer Global Investments. Pioneer Investment Management includes investment management and other services for the U.S. registered mutual funds, the offshore funds registered in Ireland and private institutional accounts. Pioneer International Financial Services includes investment management and financial services operations in different parts of the world. Pioneer Global Investments includes diversified strategic businesses of international venture capital management and investing, real estate management and advisory services, timber harvesting and sales and gold exploration operations.

UNICREDITO ITALIANO S.P.A.
Piazzo Cordusio
20123 Milan, Italy
011-39-02-88621

UniCredito is an Italian financial institution based in Milan, Italy. UniCredito is currently the largest banking group in Italy based on market capitalization and the eighteenth largest in Europe in terms of total assets, with consolidated total assets of approximately E169 billion ($168 billion) at December 31, 1999 and net income of E1.3 billion ($1.3 billion) for the year then ended. In addition, through its asset management group of subsidiaries, branded EuroPlus, UniCredito is one of Europe's largest and fastest growing asset managers with approximately $80 billion in assets under management at December 31, 1999.

THE MERGER (PAGE 18)

Pursuant to the Agreement and Plan of Merger dated as of May 14, 2000, between Pioneer and UniCredito, UniCredito will organize a new subsidiary which will be merged with Pioneer. After the merger, Pioneer will be a wholly-owned subsidiary of UniCredito. Pioneer's directors will not become directors of UniCredito. The merger agreement is attached to this proxy statement as Annex A. We encourage you to read it.


PIONEER STOCKHOLDERS WILL RECEIVE $43.50 CASH PER PIONEER SHARE AND ONE HARBOR GLOBAL SHARE FOR EVERY FIVE PIONEER SHARES.


At the effective time of the merger, each share of Pioneer common stock, other than shares held by stockholders who perfect appraisal rights, will convert into the right to receive a cash payment of $43.50, without interest.

In addition, immediately prior to the effective time of the merger, Pioneer will distribute to its stockholders of record all of the outstanding common shares of Harbor Global.


Market Price of Common Stock. The following table shows the last reported sale price of Pioneer common stock on The Nasdaq Stock Market(R) (i) on February 10, 2000, the last trading day before our announcement that we had retained two investment banks to conduct a financial analysis of Pioneer's businesses and to assist the board of directors and management in evaluating strategic alternatives, (ii) on March 2, 2000, the last trading day prior to our announcement that the board of directors had authorized the investment banks to actively explore strategic alternatives, including a possible sale of the company, (iii) on May 12, 2000, the last trading day prior to our announcement of the terms of the merger agreement with UniCredito and (iv) on August 21, 2000 the last trading day before the date of this proxy statement. The table also indicates the premium that $43.50 per share represents over these closing prices.


DATE                   CLOSING PRICE    PREMIUM
----                   -------------    -------
February 10, 2000....     $16.78          159%
March 2, 2000........     $21.87         99.7%
May 12, 2000.........     $31.00           40%
August 21, 2000......     $43.50            0%



DISTRIBUTION OF HARBOR GLOBAL SHARES (PAGE 24)


In connection with the merger, Pioneer intends to distribute to its stockholders of record immediately prior to the effective time of the merger all of the outstanding common shares of Harbor Global Company Ltd. This distribution will enable you to have a continuing interest in the businesses being transferred to Harbor Global in addition to receiving the merger consideration.

Businesses of Harbor Global At the time of the distribution, we expect that Harbor Global's assets will consist primarily of the following businesses and assets currently owned or operated by Pioneer:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of our Teberebie gold mine in Ghana; and

     - $22.6 million in cash.

Harbor Global's liabilities, other than the liabilities of its subsidiaries, will consist primarily of indemnification obligations to Pioneer under the Distribution Agreement, liabilities related to the businesses assumed from Pioneer and an obligation to pay Pioneer at the end of five years up to $5 million of the proceeds from the sale of the Teberebie gold mine. Harbor Global will liquidate its assets over a five year period, which may, in the discretion of Harbor Global's board of directors, be extended for up to three additional one year periods. Harbor Global will distribute any proceeds, net of expenses and other liabilities, to its shareholders.

Distribution Ratio. You will receive one common share of Harbor Global for every five shares of Pioneer common stock you hold immediately prior to the effective time of the merger. Fractional shares of Harbor Global will not be distributed, but Harbor Global's distribution agent will aggregate and seek to sell fractional shares, and the aggregate net cash proceeds, if any, will be distributed pro rata to Pioneer stockholders entitled to a fractional interest.


Taxable Distribution. The receipt of Harbor Global common shares by Pioneer stockholders will be a taxable distribution to Pioneer stockholders. We currently estimate that we will report for federal income tax purposes that the Harbor Global common shares received in the distribution will have a value of approximately $1.50 - $2.25 with respect to each share of Pioneer common stock held at the time of the merger (equating to a value of the Harbor Global common shares of approximately $7.50 - $11.25 per share), which reflects, among other things, a discount for illiquidity. However, the actual value we ascribe to the Harbor Global common shares for federal income tax purposes may differ due to, among other reasons, changes in the value of Harbor Global's assets between December 31, 1999 and the date of the distribution and the number of shares of Pioneer common stock outstanding on the effective date of the merger. We will provide you with information regarding the value of the Harbor Global common shares you receive in the distribution. However, this information is not binding on the Internal Revenue Service, which may assert a different (and possibly higher) value for the Harbor Global common shares you receive. Accordingly, there can be no assurance as to the exact amount of gain you may recognize as a result of the merger and the distribution, in such a circumstance. THE VALUE ESTIMATED FOR TAX PURPOSES IS NOT NECESSARILY INDICATIVE OF THE PRICE AT WHICH YOU MAY BE ABLE TO SELL HARBOR GLOBAL COMMON SHARES OR THE AMOUNT ULTIMATELY DISTRIBUTED BY HARBOR GLOBAL TO ITS SHAREHOLDERS.


No Trading Market for Harbor Global Shares. It is possible that no trading market for the Harbor Global common shares will develop. The Harbor Global common shares are registered with the Securities and Exchange Commission and are transferable. However, there is no current public trading market for Harbor Global common shares, and they will not be listed on a securities exchange or The Nasdaq Stock Market(R). Furthermore, Harbor Global does not intend to take any actions to facilitate the development of an active trading market.

More Information about Harbor Global. A copy of the information statement included in the registration statement for Harbor Global is attached hereto as Annex B. This information statement includes more information regarding Harbor Global, including certain risk factors. You should read the information statement carefully. If Pioneer stockholders adopt and approve the merger agreement and the merger, we intend to proceed with the distribution of Harbor Global's common shares.

GENERALLY, YOU WILL OWE FEDERAL INCOME TAX ON THE CASH AND HARBOR GLOBAL SHARES YOU RECEIVE (PAGE 49)

It is generally anticipated that each stockholder will recognize capital gain or loss equal, in each case, to the difference between the cash proceeds received pursuant to the merger and the value of the Harbor Global common shares distributed in connection with the merger and the stockholder's adjusted tax basis in the Pioneer common stock surrendered in exchange therefor. However, if the receipt of Harbor Global common shares is treated for tax purposes as a separate transaction, it would be a distribution taxable as an ordinary income dividend to the extent of our current or accumulated earnings and profits, including earnings and profits resulting from the distribution of such shares.

In addition, because Harbor Global intends to be treated as a partnership for United States federal income tax purposes, you will generally recognize a proportionate share of Harbor Global's income, gain, loss and credit, including gain or loss from the sale of Harbor Global subsidiaries, determined in accordance with your interest in Harbor Global. You may also be required to recognize a proportionate share of the income earned by any Harbor Global subsidiary that is classified as a foreign personal holding company or a passive foreign investment company. You are urged to consider whether making a qualified electing fund election with respect to each passive foreign investment company would be beneficial to you.

BECAUSE THE TAX CONSEQUENCES OF THE MERGER AND THE DISTRIBUTION ARE COMPLEX AND MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH STOCKHOLDER, WE RECOMMEND THAT HOLDERS OF PIONEER COMMON STOCK CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE, LOCAL AND FOREIGN) TAX CONSEQUENCES OF THE MERGER AND THE DISTRIBUTION IN THEIR PARTICULAR CIRCUMSTANCES.

MERRILL LYNCH & CO. AND SALOMON SMITH BARNEY INC. BELIEVE THE MERGER AND DISTRIBUTION OF HARBOR GLOBAL SHARES ARE BOTH FAIR FROM A FINANCIAL POINT OF VIEW TO PIONEER STOCKHOLDERS (PAGE 26)

In deciding to approve the merger, the special committee and the Pioneer board of directors received opinions from Merrill Lynch & Co. and Salomon Smith Barney Inc. that the aggregate consideration to be received by the Pioneer stockholders in the merger and the distribution of Harbor Global common shares is fair, from a financial point of view, to the Pioneer stockholders. In their analyses, the investment banks made numerous assumptions with respect to Pioneer and Harbor Global. Such assumptions and estimates contained in their analyses, and the valuation ranges resulting from their particular analyses, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. The opinions of the investment banks are dated as of the date of this proxy statement and opine as to the fairness as of that date only. The investment banks are not obligated to update their opinions. Events could occur prior to the date of the special meeting which could result in a different valuation or conclusion if the opinions were reissued on that date. In the aggregate, Merrill Lynch and Salomon Smith Barney will receive fees of approximately $10 million if the merger is completed. Copies of the fairness opinions of the investment banks are attached as Annex C and Annex D to this proxy statement.

WHAT HOLDERS OF PIONEER RESTRICTED STOCK AND OPTIONS WILL RECEIVE (PAGE 43)

Prior to the merger, each unvested share of restricted stock issued under Pioneer's 1995 Restricted Stock Plan and Amended and Restated 1997 Stock Incentive Plan and each unvested stock option issued under Pioneer's Amended and Restated 1997 Stock Incentive Plan and 1988 Stock Option Plan, as amended, will become fully vested. At July 31, 2000, 560,846 shares of unvested restricted stock and options to purchase 2,049,500 shares of common stock were outstanding. At the effective time of the merger, each share of restricted stock will convert into the right to receive a cash payment of $43.50. Holders of restricted stock also will participate in the distribution of Harbor Global common shares. As soon as practicable after the merger, each holder of an unexercised option for Pioneer common stock will receive a cash payment equal to the excess of $43.50 over the per share exercise price of such option, multiplied by the number of shares subject to the option. Unless holders of options exercise their options prior to the effective time of the merger, they will not participate in the distribution of Harbor Global common shares.

BACKGROUND TO THE MERGER (PAGE 18)

In response to the changing nature of the domestic and global investment management business, our board of directors retained in February 2000 Merrill Lynch & Co. and Salomon Smith Barney Inc. to conduct financial reviews of Pioneer's businesses and to advise our board of directors on strategic alternatives. Based on their reviews, our board of directors determined to actively pursue strategic alternatives, including a possible sale of Pioneer. The investment banks advised Pioneer's board that a sale of Pioneer's investment management operations would be significantly facilitated if the investment management business was separated from the businesses of Pioneer Global Investments and the real estate and investment management operations in Russia. During this period, Lens Investment Management, LLC, a 4% stockholder of Pioneer, began the solicitation of proxies for an alternative slate of directors of Pioneer. Lens announced its intention to cause the company to be sold if its nominees were elected.


In order that the consideration of potential bids for Pioneer was free from conflicts of interest, the board of directors established a special committee to evaluate any offer for Pioneer and to recommend the acceptance of a bid to the board of directors and Pioneer stockholders. The special committee is comprised of three directors who are not officers of Pioneer. The board authorized the investment banks to solicit offers to acquire the company. Pioneer undertook an auction process in which it contacted a broad range of potential acquirers and allowed such parties to conduct due diligence. Pioneer received preliminary bids from sixteen potential purchasers and four definitive, all cash offers for the purchase of its investment management business. UniCredito submitted the final offer with the most favorable terms, including the highest price, and Pioneer entered into negotiation of the merger agreement with UniCredito. The special committee evaluated the UniCredito offer in comparison to the other offers for Pioneer as well as to Pioneer's other strategic alternatives.


At meetings on May 10 and May 14, the special committee, first meeting separately and then with the entire board, evaluated all offers and recommended that the UniCredito offer be accepted by the board of directors and stockholders of Pioneer. The board of directors, at a meeting held on May 14, 2000, unanimously authorized Pioneer to enter into the merger agreement.

WHY PIONEER'S BOARD OF DIRECTORS RECOMMENDS THE MERGER (PAGE 22)

The Pioneer board of directors, including the special committee, voted unanimously to adopt and approve the merger agreement and the merger. The board of directors and the special committee believe that the merger is advisable, fair to you and in your best interest and recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger. In reaching these conclusions, the special committee and the board of directors were influenced by several factors, including:


     - Successful Auction Process. In February 2000, our board of directors retained Merrill Lynch & Co. and Salomon Smith Barney Inc. to conduct a review of Pioneer's businesses and evaluate Pioneer's strategic alternatives. The special committee subsequently authorized these investment banks to solicit offers to purchase Pioneer. Pioneer received sixteen preliminary bids and four final offers. UniCredito's offer was the final offer with the most favorable terms, including the highest price, to Pioneer's stockholders.

     - Premium to Market Price. The price to be paid per share represents the premium set forth above over the closing price of the Pioneer common stock on several important dates. We believe that if we do not complete the merger, absent other factors, our stock price may revert back to its historical trading range.

     - Long-Term Requirements of the Business. We believe that long-term success in the investment management business requires significant domestic and global growth and a global presence, particularly in Europe. Without that growth, we risk a continuing loss of assets under management and market share. We do not believe we have the financial resources required to achieve substantial domestic and international growth unless we become part of a large financial institution.

     - Disappointing Growth of Assets Under Management. The equity markets in the second half of the 1990s favored managers that employed growth and index investment strategies. Pioneer's traditional value investment strategy has generally produced returns during the past five years below the returns achieved by the general market indicators and investment advisors focusing on technology weighted growth strategies. These trends have adversely affected our ability to attract and retain assets in our funds. The net assets under management in our United States open-end investment companies were approximately $22.0 billion at December 31, 1998, $23.4 billion at December 31, 1999, and $22.3 billion at June 30, 2000.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF PIONEER IN THE MERGER (PAGE 44)

In considering the recommendation of the Pioneer board of directors, you should be aware that executive officers, including two executive directors, and two additional directors of Pioneer have interests in the merger that differ from the interests of other stockholders. These include:

     - The executive officers, other than John F. Cogan, Jr., and two non-executive directors of Pioneer have entered into retention agreements which will entitle them to payments, up to an aggregate amount of $13.8 million, if their employment is terminated or their duties are materially changed following the merger. It is expected that some of these officers and directors will be entitled to receive payments under the retention agreements as a consequence of the merger and related transactions.

     - John F. Cogan, Jr., Pioneer's president, chief executive officer and chairman of the board, will receive a special bonus payment of $700,000 from Pioneer if we complete the merger.

     - While not a condition to the merger, we anticipate that three of our executive officers will be offered employment with UniCredito and its subsidiaries after the merger. In particular, it is anticipated that Mr. Cogan will become deputy chairman of UniCredito's global asset management business and non-executive chairman of UniCredito's U.S. asset management operations, David D. Tripple will become chief executive officer of UniCredito's U.S. asset management operations and Eric W. Reckard will become chief financial officer of UniCredito's global asset management operations.

     - At July 31, 2000, Pioneer's executive officers and directors beneficially owned a total of 5,250,879 shares of Pioneer common stock, with an aggregate merger value of approximately $200.9 million. Of these shares, 73,003 shares of restricted stock (with a merger value of approximately $3.2 million) and 894,200 shares subject to options (with a merger value of approximately $22.3 million) will vest on an accelerated basis due to the merger.

     - Three officers of Pioneer currently engaged in the businesses to be conducted by Harbor Global will become executive officers of Harbor Global. In addition, two of these officers will own and operate Calypso Management LLC, which has agreed to manage the liquidation of Harbor Global and operate Harbor Global's assets until they are liquidated. Harbor Global has agreed to pay Calypso a portion of the proceeds from the liquidation of it assets available for distribution as compensation for Calypso's services. Harbor Global is obligated to pay Stephen
G. Kasnet, an executive officer of Pioneer, a signing and retention bonus of $1.8 million following the second anniversary of the date of distribution of the Harbor Global common shares, unless his employment is terminated prior to such date under limited circumstances constituting cause. The officers of Harbor Global and Calypso Management will be entitled to compensation, bonuses and benefits from Harbor Global. See "Certain Relationships and Related Transactions" in the Harbor Global information statement attached as Annex B to this proxy statement.

     - The three members of our board of directors who are also members of the special committee will be the directors of Harbor Global.

     - Pioneer officers and directors have customary rights to indemnification against liabilities.

In considering the fairness of the merger to Pioneer stockholders, the board of directors and the special committee took these potential conflicts of interest into account.

VOTE REQUIRED (PAGE 13)


Adoption and approval of the merger agreement and the merger require the affirmative vote of a majority of the outstanding shares of Pioneer common stock. Pioneer executive officers entitled as of the record date to vote approximately 10.8% of the outstanding shares of Pioneer common stock have entered into a voting agreement with UniCredito in which they agreed to vote in favor of the merger agreement and the merger.


CONDITIONS TO THE MERGER (PAGE 61)

The completion of the merger depends on a number of conditions, including:

     - the approval of Pioneer stockholders pursuant to this proxy statement;

     - the expiration or termination of all applicable waiting periods, and any extensions of these periods, under antitrust regulations, including those of the Council of the European Union;


     - certain foreign regulatory approvals, including the approval of the Bank of Italy;


     - the approval of the merger or qualification of UniCredito by the Board of Governors of the Federal Reserve System;

     - approval of new management contracts, on terms similar to those in the existing management contracts, between Pioneer Investment Management, Inc. and the United States investment companies in the Pioneer Family of Funds representing at least 92.5% of the total assets in the Pioneer Family of Funds;

     - the exercise by holders of not more than 15% of the outstanding shares of Pioneer common stock of appraisal rights;

     - the distribution of the outstanding common shares of Harbor Global to Pioneer's stockholders; and

     - other customary contractual conditions specified in the merger agreement.

TERMINATION OF THE MERGER AGREEMENT (PAGE 62)

Pioneer and UniCredito mutually can agree to terminate the merger agreement without completing the merger, and either Pioneer or UniCredito can terminate the merger agreement upon the occurrence of a number of events, including:

     - the other party breaches representations, warranties or covenants in the merger agreement which result in the conditions to closing not being satisfied and fails to exercise reasonable efforts to cure such breach;

     - the merger is not completed by February 15, 2001; or

     - Pioneer stockholders do not approve the merger.

In addition, if our board of directors exercises its fiduciary obligation to recommend another offer, does not recommend against a tender offer or if the stockholders accept a tender offer, UniCredito may terminate the merger agreement.

If the merger agreement is terminated, either Pioneer or UniCredito may be required to pay the other party's costs and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. In addition, if the merger agreement is terminated because the Pioneer board of directors fails to support the merger or the Pioneer stockholders fail to approve the merger and Pioneer enters into a subsequent transaction within 18 months with respect to a sale of Pioneer, UniCredito would be entitled to a payment from Pioneer of $37,500,000.

NO SOLICITATION BY PIONEER (PAGE 60)

With limited exceptions and subject to the fiduciary obligations of Pioneer's board of directors to recommend any superior proposal to Pioneer stockholders, Pioneer has agreed that neither it nor any of its subsidiaries will:

     - solicit, initiate or encourage any proposal that might lead to an alternative transaction pursuant to which a third party acquires more than 20% of the outstanding shares of Pioneer common stock or Pioneer assets having a total book value of more than 20% of all Pioneer assets;

     - engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, any such acquisition of Pioneer common stock or assets; or

     - agree to recommend any such acquisition of Pioneer common stock or assets to the Pioneer stockholders.

Pioneer has agreed further to cause each of its officers, directors, employees, financial advisors, representatives and agents, as well as the officers, directors, employees, financial advisors, representatives and agents of its subsidiaries, not to take any of these actions.

UniCredito required this non-solicitation provision in order to prevent Pioneer from seeking a competing offer for Pioneer at a higher price. While this provision reduces the likelihood of a competing offer, Pioneer is permitted to engage in negotiations with respect to unsolicited bids, and the board of directors has a fiduciary duty to stockholders to consider any superior proposals.

PIONEER STOCKHOLDER APPRAISAL RIGHTS (PAGE 54)

Pioneer stockholders are entitled under Delaware law to appraisal rights in connection with the merger. If you exercise appraisal rights and follow the specified procedures, you can receive the judicially determined fair value of your shares of Pioneer common stock rather than $43.50. The judicially determined fair value may be more or less than $43.50 per share. To exercise appraisal rights, a Pioneer stockholder must satisfy the following criteria:

     - provide written notice of his, her, or its intention to exercise appraisal rights before the vote is taken at the special meeting, even if the Pioneer stockholder is not entitled to vote at the Pioneer special meeting;

     - vote against approval of the merger agreement and the merger or abstain from voting; and

     - comply with other procedures of the Delaware General Corporation Law, including Section 262.

A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Annex E.

SELECTED FINANCIAL DATA

     We have derived the selected financial information presented below as of December 31, 1999 and 1998 and for each of the fiscal years ended December 31, 1999, 1998 and 1997, from our consolidated financial statements, which Arthur Andersen LLP, our independent public accountants, audited, as indicated in their report. We incorporate these financial statements by reference into this proxy statement from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999. We have derived the selected financial information as of and for the fiscal years ended December 31, 1996 and 1995, from our consolidated financial statements which Arthur Andersen LLP audited but which we have not included or incorporated by reference in this proxy statement. We have derived the selected information as of and for the six-month periods ended June 30, 2000 and 1999, from our consolidated financial statements, which are not audited. We incorporate these unaudited financial statements by reference into this proxy statement from our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000. You should read this information in conjunction with our consolidated financial statements and related notes that we incorporate by reference into this proxy statement.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

                                      SIX MONTHS ENDED
                                          JUNE 30,                                  YEAR ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     2000          1999          1999          1998          1997          1996          1995
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS
Results of operations
Revenues and sales..............  $   122,001   $   121,392   $   249,904   $   247,545   $   241,029   $   145,867   $   106,092
Costs and expenses..............      115,763       104,712       216,098       241,432       194,050       131,134        92,743
Reduction in carrying value of
  timber assets.................       15,300            --            --            --            --            --            --
Unrealized and realized (gains)
  losses on venture capital and
  marketable securities
  investments, net..............       (2,181)        2,882         1,082        (4,418)      (27,460)      (12,279)       (9,345)
Interest expense................        2,362         3,862         7,013        11,897         8,629         3,181           746
Equity in losses of affiliated
  companies.....................        2,092         7,635        11,291            --            --            --            --
Public offering costs...........           --            --            --            --            --            --         4,863
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations before provision
  for income taxes and minority
  interest......................      (11,335)        2,301        14,420        (1,366)       65,810        23,831        17,085
Provision (benefit) for income
  taxes.........................      (12,095)        3,768         9,256         9,384        28,202        10,405         7,820
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations before minority
  interest......................          760        (1,467)        5,164       (10,750)       37,608        13,426         9,265
Minority interest (income)
  expense.......................          274         1,314         2,339        (4,349)        5,365           576         1,158
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss) from
  continuing operations before
  cumulative effect of change in
  accounting principle..........          486        (2,781)        2,825        (6,401)       32,243        12,850         8,107
Net income (loss) from
  discontinued operations.......       12,878       (30,838)      (73,682)      (27,067)       (3,077)        5,987        14,704
Cumulative effect of change in
  accounting principle..........           --       (12,112)      (12,112)           --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income (loss)...............  $    13,364   $   (45,731)  $   (82,969)  $   (33,468)  $    29,166   $    18,837   $    22,811
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========

                                      SIX MONTHS ENDED
                                          JUNE 30,                                  YEAR ENDED DECEMBER 31,
                                  -------------------------   -------------------------------------------------------------------
                                     2000          1999          1999          1998          1997          1996          1995
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                                           DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS
Diluted earnings (loss) per
  share:
Continuing operations...........  $      0.02   $     (0.11)  $      0.11   $     (0.25)  $      1.26   $      0.50   $      0.32
Discontinued operations.........         0.48         (1.19)        (2.82)        (1.07)        (0.12)         0.24          0.58
Cumulative effect of change in
  accounting principle..........           --         (0.47)        (0.46)           --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total diluted earnings (loss)
  per share.....................  $      0.50   $     (1.77)  $     (3.17)  $     (1.32)  $      1.14   $      0.74   $      0.90
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Cash dividends per share........  $        --   $        --   $        --   $      0.20   $      0.40   $      0.40   $      0.40
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Diluted shares outstanding......   26,869,000    25,838,000    26,184,000    25,350,000    25,630,000    25,460,000    25,311,000
                                  ===========   ===========   ===========   ===========   ===========   ===========   ===========
Long-term notes payable.........  $    22,666   $    64,576   $    63,892   $    99,035   $   126,406   $   101,890   $     8,950
Total assets....................  $   261,595   $   337,732   $   299,832   $   439,218   $   404,054   $   378,533   $   300,002
Stockholders' equity............  $   106,536   $   123,754   $    87,098   $   154,802   $   183,687   $   162,473   $   150,343
Stockholders' equity per
  share.........................  $      3.96   $      4.68   $      3.28   $      5.93   $      7.28   $      6.50   $      6.05

OTHER FINANCIAL DATA

     The following information regarding assets under our management and sales and redemptions of funds shown is not audited or derived from our audited financial statements.

ASSETS UNDER MANAGEMENT AT:

                                                                                 DECEMBER 31,
                                                     JUNE 30,   -----------------------------------------------
                                                       2000      1999      1998      1997      1996      1995
                                                     --------   -------   -------   -------   -------   -------
                                                                        DOLLARS IN MILLIONS
U.S. funds.........................................  $22,287    $23,364   $21,985   $19,635   $15,704   $12,701
Irish funds........................................      597        551       398       226        54         5
Closed-end and subadvised funds and private
  institutional accounts*..........................      160        158       574       691       769       764
                                                     -------    -------   -------   -------   -------   -------
                                                      23,044     24,073    22,957    20,552    16,527    13,470
Polish and Czech funds.............................      430        418       416       489       454       275
                                                     -------    -------   -------   -------   -------   -------
         Total.....................................  $23,474    $24,491   $23,373   $21,041   $16,981   $13,745
                                                     =======    =======   =======   =======   =======   =======

-------------------------
* Excludes assets of funds managed by foreign joint ventures and venture capital pools.

SALES OF MUTUAL FUND SHARES:

                                                       SIX MONTHS          TWELVE MONTHS ENDED DECEMBER 31,
                                                          ENDED       ------------------------------------------
                                                      JUNE 30, 2000    1999     1998     1997     1996     1995
                                                      -------------   ------   ------   ------   ------   ------
                                                                         DOLLARS IN MILLIONS
U.S. REGISTERED MUTUAL FUNDS:
Sales*..............................................     $ 1,526      $3,691   $3,971   $2,866   $2,602   $1,752
Redemption of shares................................       3,023       4,005    2,410    2,106    1,431    1,050
                                                         -------      ------   ------   ------   ------   ------
Net sales of shares.................................     $(1,497)     $ (314)  $1,561   $  760   $1,171   $  702
                                                         =======      ======   ======   ======   ======   ======
NON-U.S. REGISTERED MUTUAL FUNDS:
Sales*..............................................     $   115      $  171   $  241   $  410   $  217   $   25
Redemption of shares................................         120         193      160      147       81      381
                                                         -------      ------   ------   ------   ------   ------
Net sales of shares.................................     $    (5)     $  (22)  $   81   $  263   $  136   $ (356)
                                                         =======      ======   ======   ======   ======   ======

-------------------------
* Includes reinvestment of dividends, but excludes money market funds and funds managed by foreign joint ventures.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement and the documents that are incorporated by reference into this proxy statement include statements that are subject to risks and uncertainties and are based upon the beliefs and assumptions of our management. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for these forward-looking statements. For this purpose, a forward-looking statement is any statement that is not a statement of historical fact. Forward-looking statements include those about our plans or strategies for our domestic and international financial services and global investment management businesses, our anticipated revenue growth, changes we expect in the amount or composition of our assets under management, our anticipated expenses, our liquidity and capital resources and our expectations about market conditions. You can identify forward-looking statements by the words "may," "believes," "anticipates," "plans," "expects," "estimates" and similar expressions. Our forward-looking statements are based on currently available information and management's expectations of future results but necessarily involve certain assumptions. Forward-looking statements include the information concerning possible and assumed future results of our operations set forth:

     - under "Questions and Answers About the Merger," "Summary" and "The Merger" in this proxy statement;

     - under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1999, that is incorporated by reference into this proxy statement; and

     - under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, that is incorporated by reference into this proxy statement.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of Pioneer may differ materially from those expressed in the forward-looking statements. Many of the important factors that will determine these results and values are beyond our ability to control or predict. You should not put undue reliance on any forward-looking statements. We caution readers that our assumptions involve substantial risks and uncertainties. Consequently, any forward-looking statement could turn out to be wrong.

     You should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this proxy statement, could affect the future results of Pioneer and could cause results to differ materially from those expressed in such forward-looking statements:

     - competitive pressures among financial services companies may increase significantly;

     - general economic conditions, either internationally or nationally, or the performance of the domestic or international securities markets, may be less favorable than expected; and

     - legislative or regulatory changes may adversely affect the businesses in which Pioneer is engaged.

                          THE PIONEER SPECIAL MEETING

     We are furnishing this proxy statement to holders of Pioneer common stock in connection with the solicitation of proxies by the Pioneer board of directors for use at the special meeting of the Pioneer stockholders to be held on September 20, 2000, and any adjournment or postponement of the meeting.


     We are first furnishing this proxy statement to the Pioneer stockholders on or about August 25, 2000.


DATE, TIME AND PLACE

     The special meeting will be held on September 20, 2000 at 9:30 a.m., local time, at the offices of Hale and Dorr LLP, 26th floor, 60 State Street, Boston, Massachusetts 02109.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting of the Pioneer stockholders and any adjournment or postponement of the special meeting, we will ask Pioneer stockholders:

     - to consider and vote upon the adoption and approval of the merger agreement and the merger; and


     - to transact such other business, including any or agreement of the special meeting, as may properly come before the special meeting.


RECORD DATE

     Only stockholders of record of Pioneer common stock at the close of business on August 9, 2000 are entitled to notice of and to vote at the special meeting.

VOTING AND REVOCATION OF PROXIES


     We request that the Pioneer stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying postage-paid envelope or otherwise mail it to Pioneer. You may also vote by calling the toll free number indicated on your proxy card and voting by telephone or visit the website indicated on your proxy card and vote on the Internet. Brokers holding shares in "Street name" will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that Pioneer receives prior to the vote at the special meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted to adopt and approve the merger agreement and the merger and to approve any adjournment to solicit additional votes with respect to proposal 1, whether or not a quorum is present at the meeting.


     The Pioneer board of directors does not currently intend to bring any other business before the special meeting and, so far as the Pioneer board of directors knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any postponement or adjournment, the proxies will be voted in accordance with the judgment of Pioneer's management.

     A stockholder may revoke his, her or its proxy at any time prior to its use by:

     - delivering to the secretary of Pioneer a signed notice of revocation or a later-dated, signed proxy; or

     - attending the special meeting and voting in person.

     Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTE REQUIRED

     As of the close of business on August 9, 2000, the record date, there were shares of Pioneer common stock outstanding and entitled to vote. The stockholders holding a majority of the outstanding shares of Pioneer common stock must adopt and approve the merger agreement and the merger. The stockholders holding a majority of the shares of Pioneer common stock entitled to vote and that are present or represented by proxy at the Pioneer meeting must approve the grant to the Pioneer board of directors of the discretionary authority to adjourn the special meeting to solicit additional votes. Pioneer stockholders have one vote per share of Pioneer common stock owned on the record date.

     As of July 31, 2000, the directors and executive officers of Pioneer beneficially owned an aggregate of 5,250,879 shares of Pioneer common stock (including shares of restricted stock and shares subject to options) or approximately 18.1% of the shares of Pioneer common stock outstanding on that date. Under a voting agreement attached as Annex F to this proxy statement, four officers of Pioneer have agreed to vote all of the shares of Pioneer common stock they beneficially own or over which they exercise voting control in favor of the merger agreement and the merger. As of May 14, 2000, the directors and executive officers of UniCredito did not own any shares of Pioneer common stock. See "The Merger -- Interests of Executive Officers and Directors of Pioneer in the Merger."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES


     The required quorum for the transaction of business at the special meeting is a majority of the shares of Pioneer common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the special meeting for the purpose of determining the presence of a quorum. Because adoption and approval of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Pioneer common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against adoption and approval of the merger agreement and the merger. In addition, the failure of a Pioneer stockholder to return a proxy or vote in person will have the effect of a vote against the adoption and approval of the merger agreement and the merger. Broker non-votes will not be included in the vote totals and will have no effect on the outcome of the vote on any proposal to adjourn the special meeting. Pioneer stockholders are urged to return the enclosed proxy card marked to indicate their vote.



     In the event that, at the time any session of the special meeting is called to order, a quorum is not present in person or by proxy or a quorum is present but sufficient votes in favor of any of the proposals have not been received, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies with respect to the proposal. Any such adjournment will require the affirmative vote of more than one half of the shares of Pioneer common stock present in person or by proxy at the session of the special meeting to be adjourned. The persons named as proxies will vote for or against the adjournment of the meeting as you have indicated on the proxy. IF YOU FAVOR APPROVAL OF THE MERGER, IT IS IMPORTANT, THEREFOR, THAT YOU VOTE NOT ONLY FOR THE PROPOSED MERGER BUT ALSO FOR ANY ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTES WITH RESPECT TO PROPOSAL 1, WHETHER OR NOT A QUORUM IS PRESENT AT THE SPECIAL MEETING.


SOLICITATION OF PROXIES AND EXPENSES

     Pioneer has retained the services of D.F. King & Co., Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to D.F. King & Co., Inc. for its services by Pioneer are expected to be approximately $7,500, plus its expenses.

     In addition to solicitation by mail, the directors, officers and employees of Pioneer may solicit proxies from Pioneer's stockholders by telephone, facsimile, e-mail or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by Pioneer for their reasonable expenses incurred in sending proxy materials to beneficial owners.

RECOMMENDATION OF THE PIONEER BOARD OF DIRECTORS AND SPECIAL COMMITTEE

     The Pioneer board of directors and a special committee of the board of directors have determined that the merger agreement and the merger are advisable, fair to, and in the best interests of, Pioneer's

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

stockholders. Accordingly, the Pioneer board of directors and the special committee have each unanimously approved the merger agreement and unanimously recommended that the Pioneer stockholders vote for approval and adoption of the merger agreement and the merger. See "The Merger -- Background to the Merger."

     In considering the recommendation of the Pioneer board of directors and the special committee, the Pioneer stockholders should be aware that Pioneer's executive officers and certain directors have interests in the merger that are different from, or in addition to, those of Pioneer's other stockholders. See "The Merger -- Interests of Executive Officers and Directors of Pioneer in the Merger."

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE PIONEER STOCKHOLDERS. ACCORDINGLY, PIONEER STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

     PIONEER STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A transmittal letter with instructions for the surrender of certificates will be mailed to Pioneer stockholders promptly after completion of the merger. For more information regarding the procedures for exchanging Pioneer stock certificates, see "The Merger Agreement -- Exchange of Certificates."

                    INFORMATION ABOUT PIONEER AND UNICREDITO

PIONEER

     The operations of Pioneer and its wholly-owned subsidiaries consist of three strategic business units: (i) Pioneer Investment Management, (ii) Pioneer International Financial Services, and (iii) Pioneer Global Investments.

     Pioneer Investment Management.  The business of this unit includes:

     - Investment management, marketing and distribution of 27 registered open-end investment companies (comprised of 40 investment portfolios) and one registered closed-end investment company based in the United States and available to domestic and certain non-U.S investors, as well as ten offshore open-end investment funds based in Ireland and available to non-U.S. investors;

     - Shareholder servicing for the open-end mutual funds and offshore funds;
       and

     - Separate account management services for institutional investors.

     Pioneer International Financial Services. The business of this unit includes investment management and financial services operations in:

     - Warsaw, Poland, where we manage and distribute units of five mutual funds available to Polish citizens, operate a unitholder servicing agent for the mutual funds and own 70% of a private pension fund management company;

     - Prague, the Czech Republic, where we manage, distribute and service a Czech open-end mutual fund;

     - Moscow, Russia, where we manage, distribute and service two small open-end mutual funds available to Russian citizens and manage and own approximately 52% of the Pioneer First Investment Fund, an investment fund with its primary assets consisting of real estate investments in Moscow;

     - Madras, India, where we own 47.61% of an Indian company that serves as the investment adviser, distributor and shareholder servicing agent to 22 private sector mutual funds available to Indian citizens; and

     - Taiwan, where we own a 10% interest in an investment management operation. The majority stockholder of the Taiwanese investment management operation is currently negotiating the sale of such operation in its entirety.

     Pioneer Global Investments. The business of this unit includes diversified strategic businesses of:

     - International venture capital management and investing;

     - Real estate management;

     - Timber harvesting and sales; and

     - Gold exploration operations.

     Pioneer was incorporated under the laws of Delaware in 1956 and its principal executive offices are located at 60 State Street, Boston, Massachusetts 02109. Its telephone number is 617-742-7825.

     We are subject to the disclosure requirements of the Securities Exchange Act of 1934 and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. See "Where You Can Find More Information."

UNICREDITO

     UniCredito is a corporation organized under the laws of the Republic of Italy, and its shares trade on the Milan Stock Exchange. Now the holder of eight major Italian banks, UniCredito is Italy's largest banking group based on market capitalization and the 18th largest in Europe in terms of total assets. UniCredito was formed in 1998 by the merger between Credito Italiano S.p.A., one of Italy's major banks, and Unicredito S.p.A., an Italian bank holding company. Through approximately 3,600 branches worldwide, UniCredito offers a range of services relating to, among other things, banking, life and property/casualty insurance and equipment leasing.

     UniCredito's asset management group of subsidiaries, branded EuroPlus, is one of Europe's largest and fastest-growing asset managers, with approximately $80 billion in assets under management, 90 established mutual funds (in Italy and Luxembourg) and 13 new funds ready to be launched. EuroPlus currently serves approximately 200 institutional clients and over 5,000 high net worth clients. Its share of the retail and institutional markets in Italy and Europe makes EuroPlus the largest institutional account manager in Italy, the third largest mutual fund manager in Italy and the fifth largest mutual fund manager in Europe. EuroPlus operates primarily through two arms: EuroPlus Research and Management in Dublin and EuroPlus SGR in Milan.

     Following the completion of the merger, Pioneer and the EuroPlus subsidiaries of UniCredito will be owned by Pioneer Global Asset Management, a new wholly owned Italian subsidiary of UniCredito with combined assets under management of over $100 billion. Pioneer Global Asset Management will conduct its asset management business through three operational units: Pioneer Research & Management (currently EuroPlus Research and Management), Pioneer SGR (currently EuroPlus SGR) and Pioneer U.S. (currently Pioneer).

     The corporate seat of UniCredito is located in Genoa, Italy, where UniCredito was founded in 1870. The principal executive offices of UniCredito are located at Piazza Cordusio, 20123 Milan, Italy and its telephone number is 011-39-02-88621.

                                   THE MERGER

OVERVIEW OF THE MERGER

     The merger provides for the acquisition of Pioneer's global investment management business by UniCredito. To accomplish the acquisition, Pioneer will be merged with a wholly-owned subsidiary of UniCredito, with Pioneer as the surviving corporation. In the merger, each outstanding share of Pioneer common stock, other than shares held by stockholders who perfect appraisal rights, will convert into the right to receive $43.50 in cash, and UniCredito will be issued the entire equity interest in the corporation surviving the merger. Pioneer will distribute to its stockholders of record immediately prior to the effective time of the merger, all of its common shares of Harbor Global Company Ltd. Harbor Global is a newly-formed Bermuda subsidiary of Pioneer to which certain of Pioneer's businesses and assets will be transferred prior to the effective time of the merger. This distribution will permit UniCredito to acquire only the investment management portion of Pioneer's operations that it intends to conduct in the future and will permit holders of Pioneer common stock to be able to receive the proceeds from the liquidation of the businesses and assets transferred to Harbor Global, net of expenses and other liabilities, within a limited period of time.


     While UniCredito is expected to merge a wholly-owned subsidiary into Pioneer, UniCredito may elect instead to merge Pioneer into a wholly-owned subsidiary of UniCredito. Under the merger agreement, Pioneer has also agreed, if requested by UniCredito, to negotiate in good faith to sell to UniCredito certain assets of Pioneer's global investment management business in a transaction separate from the merger. Pioneer is under no obligation to agree to such a sale. No matter what acquisition structure UniCredito elects, each share of Pioneer common stock, other than shares held by stockholders who perfect appraisal rights, will convert into the right to receive a cash payment of $43.50. As of August 1, 2000, Pioneer and UniCredito entered into an amendment to the Merger Agreement clarifying that subsequent to the merger UniCredito intends to transfer approximately 34% of its interest in the holding company for its asset management businesses, including Pioneer, to one of UniCredito's majority-owned subsidiaries. Since this transfer will occur after the closing, it will not have any effect upon Pioneer stockholders.


BACKGROUND TO THE MERGER

     Lens Investment Management, LLC. On February 2, 2000, Southeastern Asset Management, Inc., Pioneer's largest stockholder at the time, filed a Schedule 13D reporting that it had engaged in an unsolicited conversation with a third party regarding the potential sale of Pioneer. Previously, Southeastern had reported its ownership of Pioneer common stock on Schedule 13G as a passive investment. As part of Pioneer's ongoing strategic review process discussed below, Pioneer's board of directors announced on February 10, 2000 that it had retained two investment banks to conduct an analysis of Pioneer's businesses, and to assist the board and management in evaluating strategic alternatives. On February 15, 2000, Pioneer received official notification from Lens Investment Management, LLC that it intended to nominate four nominees for election to Pioneer's board of directors at Pioneer's annual meeting in May 2000. The purpose of the alternative slate of directors was to proceed with a sale of the company. On February 23, 2000, Lens filed with the Securities and Exchange Commission a preliminary proxy statement in which it indicated that it would be soliciting proxies for its alternative slate of directors at Pioneer's annual meeting. Lens stated in its proxy statement that the total value of Pioneer's equity may exceed $28 per share and that the proceeds from a sale of Pioneer's investment management business could exceed $38 per share. Southeastern Asset Management did not participate in such solicitation and to Pioneer's knowledge did not participate in or support Lens' efforts. On March 17, 2000, Lens notified Pioneer that rather than nominate four nominees for election to Pioneer's board, it now proposed to nominate five nominees. On March 22, 2000, Lens filed another preliminary proxy statement reflecting the increase in the number of its director nominees. Lens filed its definitive proxy statement on April 10, 2000. In the definitive proxy statement Lens reiterated its intent to proceed with a sale of the company if its nominees were elected. Lens also stated that the total value of Pioneer's equity could be more than $29 per share and as much as $42 per share. Institutional Shareholder Services, a company which advises institutional investors with respect to proxy voting, recommended that Pioneer stockholders vote in favor of Lens' nominees. At the annual meeting of stockholders, which took place shortly after the announcement of the terms of the merger, Lens voted its shares in favor of the current management.

     Strategic Review. Over the last few years, Pioneer's senior management and its board of directors have engaged in an ongoing strategic review of Pioneer's global businesses. These reviews led to two primary conclusions. First, the investment management industry, particularly in the United States, is undergoing rapid change and becoming increasingly competitive, and significant capital resources would be necessary to address adequately this changing competitive landscape. Second, Pioneer's non-investment management businesses have generated significant losses and earnings volatility and have hurt overall stock performance. In response to these conclusions, Pioneer embarked in late 1998 on a restructuring that was designed to refocus management on Pioneer's core competency, investment management, and to ensure that adequate resources were available to address the changing nature of the investment management industry. As part of this process, Pioneer committed to divest its natural resource businesses, more specifically timber and gold. These strategic efforts continued throughout 1999 and into 2000.

     As part of the ongoing strategic review process, Pioneer's board of directors, on February 10, 2000, engaged Merrill Lynch & Co. and Salomon Smith Barney Inc. to conduct an analysis of Pioneer's businesses, including U.S. investment management operations, international financial services and the global investment segments, and to assist the board and management in evaluating strategic alternatives. The board of directors retained two investment banks in order to have the benefit of the expertise of two firms and because the mix of Pioneer's businesses presented unique challenges in determining Pioneer's strategic alternatives. Over the course of the next three weeks, representatives of Merrill Lynch and Salomon Smith Barney conducted extensive due diligence meetings with members of Pioneer's senior management. In addition, the investment banks reviewed all of Pioneer's businesses, historical financial statements, budgets, financial projections and business plans and conducted extensive peer group analyses to understand better the competitive environment in which Pioneer operates.

     On March 2, 2000, the board of directors along with members of Pioneer senior management and its legal counsel met with representatives of Merrill Lynch and Salomon Smith Barney to review the results of their engagements. The investment banks concurred with the assessment that the financial services industry as a whole, and more particularly the investment management segment of that industry, is becoming increasingly competitive. Concerns over slower earnings growth, customer retention, and control over distribution and its increasing cost are the driving forces behind these competitive pressures. The response to these pressures is at an early stage; however, it is likely to lead to an industry that is increasingly dominated by large, globally operated financial institutions that have the resources necessary to compete on a global basis. The investment banks noted that Pioneer is not immune to these competitive pressures despite its long-standing and strong investment management brand in the United States and in Germany, its established reputation as a value manager, its strong, well-diversified distribution system in the United States and its well positioned opportunity to capture market share in the emerging economies of Central and Eastern Europe. The size, retail focus and distribution strength of Pioneer's investment management business are, however, extremely attractive to many types of strategic partners. The investment banks also believed that Pioneer's non-core businesses have depressed earnings, constrained capital resources, hurt valuations and limited the company's ability to attract analyst coverage because of the significant diversity in businesses.

     During the meeting on March 2, 2000, the investment banks also reviewed with the board of directors the strategic alternatives available to Pioneer. Due to the continuing competitive pressures in the investment management industry and Pioneer's lack of resources to address adequately these pressures, the possibility of stockholder activism in response to Pioneer's depressed stock price, and uncertainty associated with the timing of the company's articulated strategy of disposing of its natural resource businesses (due to Pioneer's experience in connection with the sale of its Ghanaian gold mine, including depressed gold prices, and complications inherent in the sale of assets in Russia), the board of directors concluded that remaining an independent publicly traded company was not a value-maximizing alternative for Pioneer's stockholders. The board also reviewed with the investment banks whether Pioneer could acquire another asset manager with complimentary capabilities and concluded that Pioneer lacked the financial flexibility and time necessary to pursue this strategy. In addition, pursuing this strategy still did not adequately address the continuing concerns regarding Pioneer's non-investment management businesses. For the same reasons, the board of directors, with the advice of the investment banks, determined that a joint venture, leveraged or management buy-out, merger-of-equals or other strategic partnering arrangements were not attractive strategies. Because of the favorable market for the sale of investment management businesses, the difficulties likely to arise from being an independent entity in the investment management business, and the questionable viability of our other strategic alternatives, the board concluded that a sale of the company was the strategic alternative most likely to permit Pioneer to continue to increase its assets under management and to maximize stockholder value. In this regard, the investment banks advised the board that they anticipated that there would be significant interest in Pioneer's franchise and that most of the likely acquirers were strategic in nature.

     As part of their review of Pioneer's strategic alternatives, the investment banks advised the board of directors that a sale of Pioneer could be made more difficult because certain of Pioneer's assets are in non-investment management businesses and/or are involved in high risk environments. The board of directors concluded that, because a buyer was unlikely to emerge which would want to purchase both the investment management businesses and the non-core operations, Pioneer was unlikely to obtain fair value for the non-continuing businesses through a sale of the company as a whole. Also, a sale of the investment management businesses in a transaction not involving a merger would not be tax advantageous to Pioneer's stockholders and Pioneer. The sale of the non-continuing businesses prior to a sale of the investment management businesses was not viewed as desirable since such a sale might cause substantial delay in the sale of the investment management business and the market for the gold, timber and Russian real estate assets was viewed as depressed and not reflective of their long-term value.

     Because of these concerns, the board of directors determined that, while prepared to sell the company as a whole, Pioneer would transfer the non-investment management businesses to a newly formed subsidiary prior to any sale of the company. Pioneer then could distribute the shares of this subsidiary, Harbor Global, to its stockholders in connection with the sale of the company. This arrangement would provide the potential for Pioneer stockholders to realize additional value from the ultimate liquidation of these assets within a reasonable time frame while permitting the sale of Pioneer's primary businesses to proceed expeditiously.

     Establishment of the Special Committee. In light of the potential conflicts of interest of members of the board of directors who are also members of management (see "The Merger -- Interests of Executive Officers and Directors of Pioneer in the Merger"), the board of directors at the March 2, 2000 meeting established a special committee of the board, which was given authority to supervise the solicitation of offers for the purchase of Pioneer and to make a recommendation to the board of directors and stockholders with respect to any bids that were received. The members of the special committee are John D. Curtin Jr., W. Reid Sanders and John H. Valentine. None of the members of the special committee is an officer of Pioneer or has any interest in the sale of Pioneer that differs from the interests of stockholders. The members of the special committee received a fee of $5,000 for serving on the special committee. The special committee was authorized to retain its own advisors; however, in light of the work that the investment banks retained by the board of directors had performed to that date, the special committee determined to continue to use the same investment banks in connection with its evaluation of any bids that were received.

     The Auction Process. After considering the recommendations of Merrill Lynch and Salomon Smith Barney, the board of directors and the special committee at the meeting on March 2, 2000 authorized the investment banks to solicit offers to purchase Pioneer. On March 17, 2000, the special committee along with members of Pioneer's management met with the investment banks to review the status of the solicitation process and to consider structuring issues relating to the distribution of the Harbor Global common shares to Pioneer stockholders. In late March and early April 2000, the investment banks contacted over 80 financial institutions and investment advisors to determine their interest in acquiring Pioneer. Of those companies, over 50 companies entered into confidentiality agreements with the company and received information with respect to Pioneer's investment management business.

     After receiving preliminary, non-binding indications of interest from 16 potential acquirors, the investment banks reviewed the preliminary bids with the special committee, certain members of management and the company's legal counsel at a meeting held at the offices of the company on April 13, 2000. The investment banks provided an evaluation of the preliminary bids and recommended that the next step should be to invite a limited number of bidders to conduct a more thorough due diligence review of Pioneer. Based upon the investment banks' recommendations as to the number and identity of the potential purchasers that should be invited to conduct due diligence, the special committee invited eight potential purchasers to conduct more extensive, on-site due diligence. The selection was based principally on the value of the bidders' preliminary indications of interest. At the meeting, the special committee also considered the acceptability of the distribution of Harbor Global common shares to Pioneer stockholders.

     During the period from April 17, 2000 through May 5, 2000, members of Pioneer's management met on-site with representatives of the selected bidders, their legal counsel and financial advisors. The selected bidders were directed to submit final, binding bids by May 9, 2000. The potential bidders were also provided with a draft merger agreement and were directed to submit any comments on that agreement with their bids.


     After receiving four bids, each of which offered only cash consideration, on May 9, 2000, the special committee held a meeting at the offices of Hale and Dorr LLP, in Boston, Massachusetts, legal counsel to Pioneer, on the evening of May 10, 2000. All members of the special committee were present at that meeting. Representatives of Hale and Dorr LLP reviewed with the members of the special committee their fiduciary responsibilities in connection with the potential sale. The investment banks then reviewed with the special committee the determination to pursue a sale of the company and the financial terms of the various offers. Hale and Dorr LLP then reviewed the other terms of the offers, including changes that each bidder proposed to make to the draft merger agreement and any regulatory or other conditions to the offers. Hale and Dorr LLP also reviewed the issues in the merger agreement that would need to be negotiated with UniCredito, which primarily related to the composition of the assets and liabilities of Harbor Global, the amount, if any, of a break-up fee, the conditions to the closing of the transaction and the representations and warranties under the proposed merger agreement. The members of the special committee also asked representatives of Hale and Dorr LLP and Pioneer's management to confirm that the bid by UniCredito did not provide for any special financial arrangements for Mr. Cogan, Mr. Tripple or other members of senior management. Based upon such review, including the fact that UniCredito offered the most favorable terms, including the highest price, and limited the number of contractual issues to be negotiated, the special committee recommended that the board authorize management and Pioneer's legal and financial advisors to negotiate a definitive merger agreement with UniCredito.



     Immediately following the meeting of the special committee on May 10, 2000, the entire board of directors held a meeting at the offices of Hale and Dorr LLP. All members of the board of directors were present at the meeting in person or by phone. Representatives of the investment banks, Hale and Dorr LLP and Pioneer's management also participated in the meeting. The members of the special committee advised the board of directors that they had reviewed the bids and determined that the offer by UniCredito was the most favorable to Pioneer's stockholders. The special committee recommended that the management of Pioneer be directed to conduct negotiations of a definitive merger agreement with representatives of UniCredito. The investment banks reviewed the terms of the UniCredito offer with the board of directors. Hale and Dorr LLP discussed the contractual issues that required negotiation, UniCredito's proposed conditions to closing, including the required regulatory approvals, and the non-financial terms of the other offers. Hale and Dorr LLP also reviewed the board of directors' fiduciary obligations in the context of an auction of Pioneer. Hale and Dorr LLP noted that the proposed form of merger agreement permitted the board of directors to accept an alternative offer if it were more favorable to the company's stockholders, provided that UniCredito receive a $37.5 million break-up fee from Pioneer. Based upon such review, and the recommendation of the special committee, the board of directors authorized management and Pioneer's legal and financial advisors to negotiate a definitive merger agreement with UniCredito.

     During the period from May 11, 2000 through May 14, 2000, representatives of Pioneer and its legal and financial advisors met with representatives of UniCredito and its legal and financial advisors to negotiate the terms of a definitive merger agreement, including resolution of the issues mentioned above. These negotiations were completed on May 14, 2000.

     A telephonic meeting of the special committee was held at noon on May 14, 2000. All members of the special committee were present at the meeting, as were representatives of the investment banks and Hale and Dorr LLP. Hale and Dorr LLP reported on the progress of the negotiations and that all open issues discussed with the special committee on May 10, 2000 had been resolved to the satisfaction of Pioneer's management. No material terms of the transaction had changed in a manner adverse to Pioneer. The differences between the proposed contract and the final agreement were reviewed. Merrill Lynch then reviewed again the previous analysis of Pioneer's strategic alternatives, the financial and other terms of the offer and the terms of the competing bids. Merrill Lynch also delivered its oral opinion that the terms of the merger are fair from a financial point of view to Pioneer's stockholders. Salomon Smith Barney separately discussed the merger and provided its oral opinion as to the fairness, from a financial point of view, of the consideration to be paid in the merger. See "The
Merger -- Opinions of Merrill Lynch and Salomon Smith Barney." Based upon such analysis, the special committee voted to recommend the approval of the merger agreement and the merger with UniCredito to the board of directors and the Pioneer stockholders.

     A telephonic meeting of the entire board of directors was held on May 14, 2000 immediately following the meeting of the special committee. All of the members of the board of directors were present at the meeting in person or by telephone, as were representatives of the investment banks, Hale and Dorr LLP and Pioneer's management. The special committee advised the board of directors of its recommendation. Hale and Dorr LLP and the investment banks then reviewed the terms of the merger agreement for the board of directors. Each financial advisor orally advised the board of directors of its opinion that the consideration to be paid in the merger is fair to Pioneer's stockholders from a financial point of view. The board of directors then unanimously determined that entering into the merger agreement was in the best interests of Pioneer and its stockholders and voted to authorize Pioneer to enter into the merger agreement and to recommend the merger to Pioneer's stockholders.

     On the afternoon of May 14, 2000, Pioneer and UniCredito entered into the merger agreement. Pioneer issued a press release announcing the proposed merger with UniCredito prior to the opening of trading of its common stock on May 15, 2000.

REASONS FOR THE MERGER

     As discussed above, in February 2000, the board of directors began an evaluation of Pioneer's strategic alternatives that resulted in the execution of the merger agreement. In reaching their determination to approve the merger agreement and recommend that Pioneer stockholders vote to adopt and approve the merger agreement and the merger, the special committee and the board of directors considered the following material factors:

     - The board of directors retained Merrill Lynch and Salomon Smith Barney to review Pioneer's strategic alternatives. Those reviews confirmed management's belief that the nature of the investment management business had fundamentally changed in recent years, giving companies with substantial amounts of assets under management and global operations a significant competitive advantage over smaller investment advisers. Based upon their reviews, the board of directors concluded that Pioneer would require a substantially more significant presence to continue to compete in the long term in the mutual fund industry and that Pioneer's principal business is likely to be increasingly dominated by large, globally operating financial institutions. Because the significant capital resources necessary to develop such a franchise were not available to Pioneer, the board of directors determined to pursue strategic alternatives. Pioneer's management concluded, based upon the investment banks' analyses and other factors, that long-term success in the investment management business required that Pioneer experience significant domestic and global growth. Due in part to the significant costs required to establish a substantial international presence, the board of directors concluded that it is unlikely that Pioneer currently has the financial resources to undertake such an expansion, whether through internal growth or acquisitions. The board of directors did not believe that Pioneer could achieve sustainable domestic and international growth unless it became part of a larger financial institution. Without such growth, Pioneer risks a continued loss of market share to larger competitors and a corresponding reduction in assets under management.

     - The financial condition and results of operations of Pioneer, including the losses that it has incurred during the past two years, and the prospects of both Pioneer's investment management operations and non-continuing businesses.

     - A review of the possible alternatives to the merger, including:

           - The prospect and risks of continuing operations as they are presently conducted including the challenges of competing with large, global financial services companies;

           - The possibility that the future performance of our investment management business could result in a lower valuation of Pioneer;

           - The sale of the non-core businesses and the continuation of the investment management business as a separate business;

           - The acquisition by Pioneer of other investment management businesses; and

           - The establishment of a joint venture, leveraged or management buy-out, a merger-of-equals or other strategic partnering arrangement.

     - The equity markets in the second half of the 1990s have favored investment advisers which follow growth and index investment strategies. Pioneer's traditional value investment strategy has generally provided returns during the past five years below the returns achieved by the general market indices and investment advisers focusing on technology weighed growth strategies. These trends, which have continued this year, have adversely affected Pioneer's ability to attract and retain assets in its funds. The net assets under Pioneer's management in U.S. open-end investment companies were approximately $22.0 billion at December 31, 1998, $23.4 billion at December 31, 1999, and $22.3 billion at June 30, 2000. This represents an average annual growth in assets under management of 7.7% since December 31, 1997. During that same period, the Standard & Poor's 500 Index has increased at an average annual rate of 21.3%. During 1999, Pioneer experienced net redemptions (the amount by which redemptions by stockholders in Pioneer's funds exceed new sales of our funds) equivalent to approximately $1.0 billion of assets under management in our U.S. funds. Prior to 1999, Pioneer had not experienced net redemptions since 1992. We continued to experience net redemptions during the first half of 2000.

     - The price to be paid per share represents a 40% premium over the closing price of Pioneer common stock on May 12, 2000, the last trading day before our announcement of the terms of the merger agreement with UniCredito, a nearly 100% premium over the closing price on March 2, 2000, the day prior to our announcement that the board of directors had authorized the investment banks to actively explore strategic alternatives, including a possible sale of Pioneer, and a 159% premium over the closing price on February 10, 2000, the day before our announcement that we had retained investment banks to conduct a review of Pioneer's businesses and to assist the board of directors and management in evaluating strategic alternatives. We believe that if the merger is not completed, absent other factors, our stock price may revert back to its historical trading range. Given the long bull market in equity securities, we also believe that this is a favorable time to sell an investment advisory business.

     - The opinions of Merrill Lynch and Salomon Smith Barney that, as of the date of this proxy statement, and based upon and subject to the assumptions set forth in their opinions, the aggregate consideration to be received by Pioneer's stockholders in connection with the merger and the Harbor Global distribution, consisting of the cash consideration and the shares of Harbor Global, is fair to Pioneer's stockholders from a financial point of view.

     - The structure of the transaction is more likely to allow Pioneer stockholders to maximize the values from the liquidation of Pioneer's non-continuing businesses through the distribution of the shares of Harbor Global. While the board of directors considered the current value of such assets difficult to determine and dependent upon improvement in the market for such classes of assets, the distribution permits Pioneer's stockholders to benefit from any realization of the value of these assets.

     - The special committee and the board of directors considered that the auction process offered the best means of determining that UniCredito's offer was fair to Pioneer's stockholders and, together with the appointment of a special committee, provided for a process that was fair to Pioneer's stockholders.

     In view of the variety of factors considered in connection with the special committee's and the board of directors' evaluation of the merger, neither the special committee nor the board of directors attempted to assign any relative weight to the foregoing factors. The recommendation of the special committee and the board of directors is based upon the totality of the information presented to and considered by them. However, the financial measures cited below under "The Merger -- Opinions of Merrill Lynch and Salomon Smith Barney" and the premium of $43.50 to the recent market prices of Pioneer's common stock were noted as particularly favorable by the special committee and the board of directors. The special committee and the board of directors considered, but did not place particular emphasis upon, valuation, based upon book value, going concern value or liquidation value, because the investment banks advised that such measures are not an appropriate means of valuing an investment management business.

RECOMMENDATION OF PIONEER'S BOARD OF DIRECTORS

     The special committee and Pioneer's entire board of directors have unanimously concluded that the merger is fair to, and in the best interest of, Pioneer's stockholders. Pioneer's board of directors and the special committee unanimously recommend that the stockholders vote to adopt and approve the merger agreement and the merger.


DISTRIBUTION OF HARBOR GLOBAL SHARES


     Pioneer currently owns or operates certain assets and businesses that UniCredito does not wish to acquire. In order that UniCredito may acquire only those portions of Pioneer's businesses that it wishes to purchase while structuring the transaction as a merger and also to provide Pioneer's stockholders with the potential to maximize the value of these other businesses, Pioneer has established a Bermuda limited duration company, Harbor Global Company Ltd. Pioneer's non-continuing businesses will be transferred to Harbor Global prior to the effective time of the merger. Pioneer will distribute to its stockholders of record immediately prior to the effective time of the merger all of the common shares of Harbor Global. Each Pioneer stockholder as of the record date of the distribution will receive one share of Harbor Global for every five shares of Pioneer common stock. Fractional shares of Harbor Global will not be distributed. Rather, Harbor Global's distribution agent will aggregate and seek to sell fractional shares, and the aggregate net cash proceeds, if any, will be distributed pro rata to Pioneer stockholders entitled to a fractional interest. See Annex B.

     At the time of the distribution, Harbor Global's assets will consist primarily of the following businesses and assets currently owned or operated by
Pioneer:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of Pioneer's gold mine in Ghana to Ashanti Goldfields Teberebie Limited (which proceeds consist of $5 million in cash and a $13.8 million promissory note payable to Pioneer Goldfields II Limited, a wholly-owned subsidiary of Harbor Global); and

     - $22.6 million in cash.

     At the time of the distribution, Harbor Global's principal liabilities will include:

     - the obligation to pay to Pioneer up to $5 million of the proceeds from the sale of the Teberebie gold mine if indemnification claims by Ashanti Goldfields are less than the aggregate proceeds from the sale of the mine;

     - indemnification obligations to Pioneer under a distribution agreement and a tax separation agreement between Pioneer and Harbor Global;

     - approximately $3.6 million payable to certain officers and employees of Harbor Global or its subsidiaries in connection with the termination of their employment with Pioneer or the continuation of their employment with Harbor Global subsidiaries; and

     - capital commitments to entities established by the Eastern European real estate business.


     The distribution of the shares of Harbor Global will be a taxable transaction. See "The Merger -- Material United States Federal Income Tax Consequences." We currently estimate that we will report for federal tax purposes that the Harbor Global common shares received in the distribution will have a value of approximately $1.50 - $2.25 with respect to each share of Pioneer common stock held at the time of the merger (equating to a value of the Harbor Global common shares of approximately $7.50 - $11.25 per share), which reflects, among other things, a discount for illiquidity. However, the actual value we ascribe to the Harbor Global common shares for federal tax purposes may differ due, among other reasons, to changes in the value of Harbor Global's assets between December 31, 1999 and the date of the distribution and the number of shares of Pioneer common stock outstanding on the effective date of the merger. We will provide you with information regarding the value of the Harbor Global common shares you receive in the distribution. However, this information is not binding on the Internal Revenue Service, which may assert a different (and possibly higher) value for the Harbor Global common shares you receive. Accordingly, there can be no assurance as to the exact amount of gain you may recognize as a result of the merger and the distribution, in such a circumstance. The value estimated for tax purposes is not necessarily indicative of the price at which you may be able to sell Harbor Global common shares or the amount ultimately distributed by Harbor Global to its stockholders. It is possible that no trading market for the Harbor Global common shares will develop. The Harbor Global common shares are registered with the Securities and Exchange Commission and are transferable. However, there is no current public trading market for Harbor Global common shares, and they will not be listed on a securities exchange or The Nasdaq Stock Market(R). Furthermore, Harbor Global does not intend to take any actions to facilitate the development of an active trading market. See Harbor Global's information statement attached as Annex B.

     Pioneer currently does not expect to distribute the shares of Harbor Global unless the merger is approved and is expected to be completed.

     A copy of the information statement included in Harbor Global's Registration Statement on Form 10 under the Securities Exchange Act of 1934 is attached as Annex B to this proxy statement. It contains information regarding Harbor Global, including Harbor Global's financial statements and risk factors. You should read it carefully in considering whether to adopt and approve the merger agreement and the merger.

OPINIONS OF MERRILL LYNCH AND SALOMON SMITH BARNEY

     Opinion of Merrill Lynch & Co.

     Merrill Lynch has acted as financial advisor to Pioneer in connection with a review of Pioneer's strategic alternatives, the merger and the distribution of common shares of Harbor Global and has assisted the Pioneer board of directors in its examination of the fairness, from a financial point of view, of the merger consideration and shares of Harbor Global to be received by Pioneer's stockholders.

     On May 14, 2000, Merrill Lynch orally advised the special committee and the Pioneer board of directors that, based upon and subject to the limitations of its analyses, as of such date, the merger consideration was fair, from a financial point of view, to the Pioneer stockholders. In connection with the preparation of this proxy statement, Merrill Lynch rendered its opinion to the effect that, based upon and subject to the considerations set forth in the opinion, as of the date of this proxy statement, the aggregate consideration to be received by the Pioneer stockholders in the merger and the distribution of Harbor Global common shares is fair, from a financial point of view, to the holders of Pioneer common stock.

     THE FULL TEXT OF MERRILL LYNCH'S OPINION, WHICH CONTAINS MANY OF THE ASSUMPTIONS MERRILL LYNCH MADE, THE MATTERS IT CONSIDERED AND THE LIMITATIONS ON THE REVIEW IT UNDERTOOK IN CONNECTION WITH ITS DELIVERY OF THIS OPINION, IS INCLUDED AS ANNEX C AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT. MERRILL LYNCH'S OPINION IS DIRECTED TO THE PIONEER BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR THE DISTRIBUTION OF HARBOR GLOBAL COMMON SHARES OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PIONEER STOCKHOLDER AS TO HOW THAT HOLDER SHOULD VOTE AT THE PIONEER SPECIAL MEETING. THE FOLLOWING SUMMARY OF MERRILL LYNCH'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. STOCKHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with rendering its opinion of the same date as the date of this proxy statement, Merrill Lynch, among other things:

     - reviewed certain publicly available information concerning Pioneer;

     - reviewed certain other financial information with respect to Pioneer, including financial forecasts relating to the business, earnings, cash flow, assets and prospects of Pioneer, that Pioneer provided to Merrill Lynch;

     - conducted discussions with members of senior management of Pioneer concerning the businesses and prospects of Pioneer;

     - reviewed certain publicly available information concerning the trading of, and the trading market for, Pioneer common stock;

     - compared the results of operations of Pioneer's global investment management business with those of certain other companies;

     - compared the financial terms of the merger with those of certain other transactions;

     - reviewed the results of the efforts of Merrill Lynch and Salomon Smith Barney to solicit proposals for an acquisition of Pioneer in its entirety or its global investment management business;

     - reviewed the merger agreement;

     - reviewed the terms of the distribution of shares of Harbor Global and drafts of the related distribution agreement and the tax separation agreement;

     - reviewed a letter regarding the solvency and financial viability of Harbor Global and discussed its contents with Pioneer's management and the third party that prepared such letter; and

     - reviewed certain other financial studies and analyses and performed certain other investigations as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Pioneer, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying any of such information. Merrill Lynch did not undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of Pioneer and did not make or obtain or assume any responsibility for making or obtaining any independent appraisals of any of such assets or liabilities. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Pioneer. With respect to the financial forecast information provided by Pioneer, Merrill Lynch assumed that the estimates had been reasonably prepared and reflected the best currently available estimates and judgments of the management of Pioneer as to the future financial performance of Pioneer. Merrill Lynch expressed no view with respect to the estimates of Pioneer's management or the assumptions on which they were based. In giving their opinion to the board of directors on May 14, 2000, Merrill Lynch assumed that the merger agreement, when executed and delivered, would not contain any terms or conditions that differed materially from the drafts Merrill Lynch reviewed. Merrill Lynch assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions to the merger contained in the merger agreement. In addition, Merrill Lynch relied upon the conclusion set forth in the solvency letter referred to above.

     Merrill Lynch's opinion was necessarily based on information available to it and on general market, economic and other conditions as they existed and could be evaluated on the date of its opinion. Merrill Lynch did not address the merits of the underlying decision by Pioneer to engage in the merger and the distribution of shares of Harbor Global. Merrill Lynch expressed no view with respect to the value of the Harbor Global common shares to be distributed to Pioneer stockholders or as to how the Harbor Global common shares could be expected to trade following their issuance.

     Merrill Lynch made a presentation to Pioneer's special committee and board of directors on May 14, 2000 with respect to certain financial and comparative analyses performed by Merrill Lynch in evaluating the fairness of the merger consideration which also provided in substantial part the basis for Merrill Lynch's opinion dated the date of this proxy statement. The following is a summary of the material financial analyses furnished by Merrill Lynch to Pioneer's special committee and board of directors. However, it does not purport to be a complete description of the analyses performed by Merrill Lynch or of its presentations to Pioneer's special committee and board of directors. The following summary includes information presented in tabular format. In order to understand fully the financial analyses used by Merrill Lynch, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 14, 2000 and is not necessarily indicative of current or future market conditions.

     The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. No company, business or transaction used in those analyses as a comparison is identical to Pioneer, the merger or the distribution of shares of Harbor Global, nor is an evaluation of the results of those analyses entirely mathematical; rather, it involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transactions, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in those analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual or predictive of future results or values, which may be significantly more or less favorable than those suggested by those analyses. In addition, analyses relating to the value of businesses or securities are not appraisals and may not reflect the prices at which businesses, companies or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

     In arriving at its opinion, Merrill Lynch made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create an incomplete view of the processes underlying such analyses and its opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to Pioneer, industry performance and regulatory environment, general business, economic, market and financial conditions, as well as other matters, many of which are beyond the control of Pioneer and involve the application of complex methodologies and educated judgment.

     As the distribution of shares of Harbor Global is designed to vest separately in the holders of Pioneer common stock full ownership of the businesses comprising Harbor Global, Merrill Lynch did not perform any independent valuation analyses with respect to those businesses. Rather, Merrill Lynch's analyses focused exclusively on the merger consideration, and were generally grouped into four categories: an analysis of the solicitation by Merrill Lynch and Salomon Smith Barney of proposals for the acquisition of Pioneer or its global investment management business; analyses comparing the merger consideration with the trading prices of companies comparable to the global investment management business; analyses comparing the merger consideration with the consideration paid in certain comparable merger and acquisition transactions; and analyses comparing the merger consideration with the present value of the projected free cash flows and terminal value of the global investment management business.

     Review of Solicitation Process. Merrill Lynch included in its presentation to the Pioneer board a summary of the results of the efforts of Merrill Lynch and Salomon Smith Barney to solicit proposals for the acquisition of Pioneer and its global investment management business. Merrill Lynch noted that a total of 82 parties had been contacted, of which:

     - 52 signed confidentiality agreements and were provided with copies of an information memorandum regarding Pioneer;

     - 16 submitted preliminary indications of interest (of which 13 conformed to the requirements outlined by Merrill Lynch and Salomon Smith Barney);

     - eight performed a detailed on-site due diligence review of Pioneer; and

     - four submitted definitive offers to purchase Pioneer.

     Of the four definitive offers received, UniCredito's proposal offered the highest purchase price for Pioneer and included other favorable terms.

     Summary of Valuation Analyses. Merrill Lynch prepared a separate valuation of Pioneer's global investment management business using several methodologies, including a comparable company trading analysis, a comparable transactions analysis and a discounted cash flow analysis. Each of these methodologies was used to generate ranges of average reference enterprise value for the global investment management business, which were then compared to the merger consideration of $43.50 per share. The following table shows the ranges of average reference enterprise values per share of Pioneer common stock derived for the global investment management business under each of these methodologies. This table should be read together with the more detailed summary of each of these valuation analyses set forth below.

                                                              RANGE OF AVERAGE REFERENCE
VALUATION METHODOLOGY                                              ENTERPRISE VALUE
---------------------                                         --------------------------
Comparable Company Analysis.................................       $15.98 - $26.89
Comparable Transactions Analysis............................       $18.89 - $39.55
Discounted Cash Flow Analysis...............................       $23.94 - $37.34

     For informational purposes, Merrill Lynch also compared the enterprise value represented by the merger consideration to the historical trading prices for the Pioneer common stock, as set forth in the following table:

MERGER CONSIDERATION COMPARED TO:                             % PREMIUM
---------------------------------                             ---------
February 3, 2000 Closing Price(1)...........................    203.9%
May 12, 2000 Closing Price(2)...............................     40.3%
30 Day Average Closing Price(3).............................     77.0%
All Time High Closing Price(4)..............................     30.3%

-------------------------

(1) Date of announcement by Southeastern Asset Management, Inc. that it would consider strategic alternatives with respect to its investment in Pioneer.

(2) Last trading date preceding the announcement of the transaction.

(3) Average closing price for the 30 trading days preceding the announcement of the transaction.

(4) Closing price on December 4, 1997.

     Comparable Company Analysis. Merrill Lynch reviewed certain publicly available financial, operating and stock market information for Pioneer and eight other publicly traded asset management companies (Franklin Resources, Inc., BlackRock Inc., Eaton Vance Corporation, Federated Investors, Inc., Gabelli Asset Management Inc., Neuberger Berman, Inc., T. Rowe Price Associates, Inc., and Waddell & Reed Financial, Inc.) (the comparable companies). Merrill Lynch considered these companies to be reasonably similar to Pioneer insofar as they participate in business segments similar to the global investment management business, but noted that none of these companies has the same management, makeup, size and combination of businesses as the global investment management business.

     For each of the comparable companies and for the global investment management business, Merrill Lynch calculated and compared, among other things, the ratio of the closing stock price on May 12, 2000 (or, in the case of the global investment management business, the merger consideration) to: (1) 1999 earnings per share, (2) estimated 2000 earnings per share (using management's estimates in the case of Pioneer and First Call consensus estimates for the other companies), (3) 1999 per share earnings before interest, taxes, depreciation and amortization (EBITDA), (4) 1999 revenues per share and (5) assets under management as of April 30, 2000. The following table sets forth the results of these calculations.

                                                         COMPARABLE COMPANIES    PIONEER (MERGER
RATIO OF CLOSING PRICE ON MAY 12, 2000 TO:                      (MEAN)           CONSIDERATION)
------------------------------------------               --------------------    ---------------
1999 earnings per share................................          14.8x                40.3x
First Call 2000 earnings per share estimates...........          14.5x                38.1x
1999 EBITDA per share..................................           8.0x                18.0x
1999 revenues..........................................           3.4x                 5.5x
Assets under management (at April 30, 2000)............           2.6%                 5.2%

     As shown in the table, the ratios implied by the merger consideration compared favorably to those obtained with respect to the comparable companies. Based on the ratios obtained with respect to the comparable companies, Merrill Lynch derived a range of reference enterprise values for the global investment management business of $15.98 to $26.89 per share of Pioneer common stock.

     For reference purposes, Merrill Lynch also compared the historical performance of Pioneer common stock with the performance of selected groups of the comparable companies and the Standard & Poor's index of 500 industrial stocks (S&P 500). The following table shows the comparison for the one year period, the two year period (annualized), the three year period (annualized) and the five year period (annualized) preceding February 4, 2000. The groups of comparable companies were selected based on the public availability of historical performance data with respect to their common stocks over the relevant period of time.

                                                          PIONEER    COMPARABLE COS.    S&P 500
                                                          -------    ---------------    -------
1-Year Return...........................................   (21.6)%        42.5%(1)       12.0%
2-Year Return...........................................   (28.8)%        17.7%(2)       19.0%
3-Year Return...........................................   (13.4)%        30.2%(2)       21.9%
5-Year Return...........................................   (15.8)%        35.3%(2)       22.4%

-------------------------

(1) Consists of Franklin Resources, Inc. Eaton Vance Corporation, Federated Investors, Inc., T. Rowe Price Associates, Inc. and Waddell & Reed Financial, Inc.

(2) Consists of Franklin Resources, Inc., Eaton Vance Corporation and T. Rowe Price Associates, Inc..

     As shown in the table, Pioneer significantly underperformed both the comparable companies and the S&P 500 during each of the periods examined. Merrill Lynch similarly observed that Pioneer compared poorly relative to the comparable companies with respect to other financial parameters, such as stock trading multiples, operating margin, EBITDA margin and earnings growth. In Merrill Lynch's view, these observations enhance its conclusion that the merger consideration compares favorably to the stock trading prices of the comparable companies.

     Analysis of Selected Merger and Acquisition Transactions. Merrill Lynch analyzed certain publicly available financial, operating and stock market information for 17 selected merger and acquisition transactions in the asset management business with a value in excess of $150 million since 1996. The precedent transactions reviewed were: Allianz A.G./PIMCO Advisors L.P.; ReliaStar Financial Corporation/Pilgrim Capital Corp; PIMCO Advisors L.P./Oppenheimer Capital; Affiliated Managers Group, Inc./ Tweedy, Browne Company LLC; Fleet Financial Corporation/Columbia Management Company; J.P. Morgan and Company, Inc./American Century Investments; Zurich Insurance/Scudder Stevens & Clark;

Commerzbank A.G./Montgomery Asset Management; PIMCO Advisors LP/Oppenheimer Capital; INVESCO PLC/AIM Management Group; First Union Corporation/Keystone Investments, Inc.; Franklin Resources, Inc./Heine Securities; Morgan Stanley and Co. Inc./Van Kampen American Capital; Mellon Financial Corporation/Founders Asset Management; Phoenix Investment Partners, Ltd./Roger Engemann & Associates, Inc.; Phoenix Investment Partners, Ltd./Zweig Funds; and American International Group/ John McStay Investment Counsel. In each case, the first-named company represents the acquiring company in the transactions (comparable to UniCredito in the merger) and the second-named company represents the acquired company in the transactions (comparable to Pioneer in the merger). Merrill Lynch considered the precedent transactions to be reasonably similar to the merger, but none of these transactions is identical to the merger.

     For each of the precedent transactions, Merrill Lynch derived, among other things, (1) the ratio of the estimated transaction value to: (a) assets under management; (b) revenues for the latest twelve months prior to the announcement of the transaction, and (c) EBITDA for the latest twelve months prior to the announcement of the transaction, and (2) the ratio of the estimated equity value of the acquired company (determined as of the last trading day preceding announcement of the transaction) to latest twelve months' net income. The following table sets forth the results of these calculations.

                                                                   PRECEDENT TRANSACTIONS
                                                              ---------------------------------
                                                                   RANGE         MEAN    MEDIAN
                                                              ---------------    ----    ------
Ratio of Transaction Value to: assets under management......   1.4%   -   8.4%   3.2%      3.1%
  latest twelve months' revenues............................   1.9x   -   7.8x   5.0x      4.9x
  latest twelve months' EBITDA..............................   8.0x   -  18.1x   10.7x    10.2x
Ratio of Estimated Equity Value to: latest twelve months'
  net income................................................  12.4x   -  22.0x   17.5x    17.6x

     From its analysis of the precedent transactions, Merrill Lynch derived an implied value per share of Pioneer common stock ranging from $18.89 to $39.55.

     Discounted Cash Flow Analysis. Merrill Lynch also performed a discounted cash flow analysis pursuant to which the value of Pioneer common stock was estimated by adding (1) the estimated present value of the future stream of the free cash flows of the global investment management business for the years 2000 through 2010, plus (2) the estimated present value of the terminal value per share of the global investment management business at the end of the year 2010. For purposes of such analysis, Merrill Lynch utilized discount rates ranging from 12% to 15%, and perpetual growth rates ranging from 2% to 4%. From this analysis, Merrill Lynch derived a reference range of implied value for the global investment management business per share of Pioneer common stock of $23.94 to $37.34.

     Other Factors. Merrill Lynch is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Pioneer board selected Merrill Lynch as its financial advisor because of Merrill Lynch's experience, expertise and familiarity with Pioneer and its businesses.

     Pioneer has agreed to pay Merrill Lynch a fee of approximately $4,750,000 for its financial advisory services in connection with the transaction, payable as follows:

     - $250,000 upon the execution of the engagement letter between Merrill Lynch and Pioneer;

     - $450,000 upon the signing of a definitive agreement; and

     - $4,050,000 payable upon the closing of the transaction.

     Pioneer also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Merrill Lynch against liabilities arising out of any business combination contemplated by the engagement letter or to contribute to payments Merrill Lynch may be required to make in respect of the liabilities for which indemnification is contemplated but for which indemnification is unenforceable.

     In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the equity securities of Pioneer, the Pioneer Family of Funds and the debt and equity securities of UniCredito for their own accounts and for the accounts of customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in those securities. Merrill Lynch may provide investment banking services to Pioneer and UniCredito in the future, and may receive fees for rendering these services.

     Opinion of Salomon Smith Barney Inc.

     Salomon Smith Barney was also retained to act as financial advisor to Pioneer in connection with the exploration of strategic alternatives for Pioneer. Pursuant to Salomon Smith Barney's engagement letter, Salomon Smith Barney rendered oral advice to the Pioneer board of directors on May 14, 2000 to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the Pioneer stockholders.

     Salomon Smith Barney subsequently rendered a written opinion dated the date of this proxy statement to the effect that, based upon and subject to the considerations set forth in such opinion, the aggregate consideration to be received by the Pioneer stockholders in the merger and the distribution of Harbor Global common shares is fair, from a financial point of view, to such holders. The full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex D to this proxy statement. The summary of Salomon Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of such opinion. STOCKHOLDERS ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION CAREFULLY AND IN ITS ENTIRETY.

     In connection with rendering its opinion, Salomon Smith Barney reviewed, among other things, the following:

     - the merger agreement and held discussions with certain senior officers, directors and other representatives and advisors of Pioneer concerning its business, operations and financial prospects;

     - certain publicly available business and financial information relating to Pioneer as well as certain financial forecasts and other information and data for Pioneer, which were provided to or otherwise discussed with Salomon Smith Barney by Pioneer's management;

     - the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Pioneer common stock, the historical and projected earnings and other operating data of the global investment management business and the historical and projected capitalization and financial condition of Pioneer and the global investment management business;

     - the results of the efforts of Salomon Smith Barney and Merrill Lynch to solicit proposals to acquire Pioneer and the global investment management business;

     - certain publicly available information with respect to certain other companies that Salomon Smith Barney believed to be comparable to the global investment management business and the trading markets for certain of such other companies' securities;

     - certain publicly available information prepared by third parties, including equity research analysts, concerning the business, operations and financial prospects of Pioneer and the sectors in which they operate;

     - the terms of the distribution of Harbor Global common shares and the drafts of the related distribution agreement and tax separation agreement;

     - a letter regarding the solvency and financial viability of Harbor Global and discussed its contents with Pioneer's management and the third party that prepared such letter;

     - certain publicly available information concerning the trading of, and the trading market for, Pioneer common stock; and

     - certain publicly available information concerning the nature and terms of certain other transactions that Salomon Smith Barney considered relevant to its inquiry.

Salomon Smith Barney also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Smith Barney also discussed the past and current business operations and financial conditions of Pioneer as well as other matters Salomon Smith Barney believed relevant to its inquiry.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information and further relied on assurances of management of Pioneer that it was not aware of facts that would make any of such information inaccurate or misleading. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Pioneer or UniCredito, and did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Salomon Smith Barney regarding Pioneer, Salomon Smith Barney relied on estimates from the management of Pioneer, and, at the advice of the management of Pioneer, assumed that the estimates had been reasonably prepared and reflected the best currently available estimates and judgments of the management of Pioneer as to the future financial performance of the global investment management business. Salomon Smith Barney expressed no view with respect to the estimates of Pioneer management or the assumptions on which they were based. Salomon Smith Barney assumed that the merger and the distribution of Harbor Global common shares will be consummated in a timely fashion in accordance with the terms of the merger agreement, without waiver of any of the conditions contained in the merger agreement. In addition, Salomon Smith Barney relied upon the conclusions set forth in the solvency letter referred to above.

     In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

     - the historical and current financial position and results of operations of Pioneer;

     - the historical and current market for Pioneer common stock and the equity securities of certain other companies that Salomon Smith Barney believed to be comparable to the global investment management business; and

     - the nature and terms of certain other merger and acquisition transactions that Salomon Smith Barney believed to be relevant.

     Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions existing and disclosed to Salomon Smith Barney as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategy that might exist for Pioneer. Salomon Smith Barney's opinion necessarily was based on conditions as they existed and could be evaluated on the date thereof, and Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after such date. SALOMON SMITH BARNEY'S OPINION DOES NOT CONSTITUTE AN OPINION OR IMPLY ANY

CONCLUSION AS TO THE PRICE AT WHICH PIONEER COMMON STOCK WOULD TRADE FOLLOWING ANNOUNCEMENT OF THE MERGER OR THE PRICE AT WHICH HARBOR GLOBAL COMMON SHARES WILL TRADE FOLLOWING THE DISTRIBUTION. SALOMON SMITH BARNEY'S OPINION WAS PROVIDED FOR THE INFORMATION OF THE BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER AND THE DISTRIBUTION OF THE HARBOR GLOBAL COMMON SHARES AND, IN ANY EVENT, LIMITED TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE AGGREGATE CONSIDERATION TO BE RECEIVED BY THE PIONEER STOCKHOLDERS IN THE TRANSACTION. SALOMON SMITH BARNEY'S OPINION DID NOT ADDRESS PIONEER'S UNDERLYING BUSINESS DECISION TO EFFECT THE TRANSACTION NOR DID IT CONSTITUTE A RECOMMENDATION OF THE TRANSACTION TO PIONEER OR A RECOMMENDATION TO ANY PIONEER STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE TRANSACTION.

     In connection with rendering its advice to Pioneer's special committee and Pioneer board of directors on May 14, 2000, Salomon Smith Barney made a presentation with respect to certain analyses performed by it in evaluating the fairness of the merger consideration. The following is a summary of this presentation. The summary of certain of the financial analyses includes information presented in tabular format. IN ORDER TO UNDERSTAND FULLY THE FINANCIAL ANALYSES USED BY SALOMON SMITH BARNEY, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to May 14, 2000 and is not necessarily indicative of current or future market conditions. Because the distribution of Harbor Global shares is intended to vest full ownership of the businesses and assets comprising Harbor Global in the Pioneer stockholders, Salomon Smith Barney did not perform any independent valuation analyses with respect to those businesses in connection with its opinion dated the date of this proxy statement.

     May 14, 2000 Presentation

     Transaction Overview. The presentation included an overview of the terms of the transaction, including:

     - aggregate purchase price, the purchase price per Pioneer common stock and certain valuation multiples;

     - form of consideration;

     - tax treatment;

     - options and deferred compensation;

     - anticipated timing;

     - regulatory approvals required; and

     - the formation of Harbor Global and the distribution of Harbor Global common shares.

     For a more detailed discussion of the structure and terms of the merger, see "The Merger."

     Overview of Pioneer. Salomon Smith Barney provided a financial overview of Pioneer which sets forth, among other things, Pioneer's assets under management ("AUM") (organized by value and location) and its AUM growth, Pioneer's distribution network, Pioneer's annual net investment flows from 1995 through 1999 and its monthly net investment flows from January 1999 through April 2000, the annualized returns of Pioneer's five largest funds, financial statements with respect to Pioneer and the global investment management business, the trading history of Pioneer common stock and a summary of the views of financial analysts with respect to Pioneer common stock.

     Comparative Operating Statistics. Salomon Smith Barney provided a comparison of certain operating information (historical EBITDA margin, earnings before taxes ("EBT") margin (earnings before taxes as a percentage of revenues), total revenue as a percentage of AUM, advisory revenues as a percentage of AUM, EBT as a percentage of AUM, ratio of compensation expense to total revenue and profitability) with respect to Pioneer, the global investment management business and 13 selected publicly traded asset management companies that are structured as corporations (the "peer group"). The peer group included Affiliated Managers Group, Inc., AMVESCAP PLC, BlackRock Inc., Eaton Vance Corporation, Federated Investors, Inc., Franklin Resources, Inc., Gabelli Asset Management Inc., John Nuveen & Co., Neuberger Berman Inc., Phoenix Investment Partners, T. Rowe Price Associates, Inc., United Asset Management Corp. and Waddell & Reed Financial, Inc. The comparison was made using information available as of December 31, 1999. The following tables show the results of these comparisons:

                                                  EBITDA MARGIN               EBT MARGIN
                                              ----------------------    ----------------------
                                              1997     1998    1999     1997     1998    1999
                                              -----    ----    -----    -----    ----    -----
Pioneer.....................................  (15.4)%  15.9%   (48.2)%  (24.6)%  5.2%    (57.8)%
Global Investment Management Business.......   39.9%   34.1%    30.6%    28.6%   25.0%    21.2%
Rank of Global Investment Management
  Business..................................      6     10        12        7      8        11
Peer Group Mean.............................   41.9    42.0     38.2     28.2    28.6     32.4

                                                     TOTAL REVENUE          ADVISORY REVENUE
                                                      AS % OF AUM             AS % OF AUM
                                                  --------------------    --------------------
                                                  1997    1998    1999    1997    1998    1999
                                                  ----    ----    ----    ----    ----    ----
Pioneer.........................................  1.15%   1.06%   1.02%   0.58%   0.61%   0.60%
Global Investment Management Business...........  0.87%   0.92%   0.91%   0.58%   0.61%   0.60%
Rank of Global Investment Management Business...    6       5       4       4       4        4
Peer Group Mean.................................  0.63    0.67    0.65    0.45    0.50    0.48

                                                                          COMPENSATION EXPENSE
                                                   EBT AS % OF AUM          TO TOTAL REVENUE
                                                ----------------------    --------------------
                                                1997     1998    1999     1997    1998    1999
                                                -----    ----    -----    ----    ----    ----
Pioneer.......................................  (0.28)%  0.06%   (0.59)%  29.8%   37.3%   40.0%
Global Investment Management Business.........   0.25%   0.23%    0.19%   29.8%   32.4%   36.2%
Rank of Global Investment Management
  Business....................................      6      6         8      9       8        6
Peer Group Mean...............................   0.20    0.21     0.23    31.5    30.5    29.8

                                           LAST TWELVE MONTHS PROFITABILITY STATISTICS
                                  --------------------------------------------------------------
                                                                            AS % OF AUM
                                           MARGIN (%)              -----------------------------
                                  -----------------------------     TOTAL      ADVISORY
                                  EBITDA     EBT     NET INCOME    REVENUE     REVENUE      EBT
                                  ------    -----    ----------    --------    --------    -----
Pioneer.........................  (48.2)%   (57.8)%    (33.2)%       1.02%       0.60%     (0.59)%
Global Investment Management
  Business......................   30.6      21.2       13.7         0.91        0.60       0.19
Peer Group High.................   47.9      47.5       28.7         1.04        0.68       0.43
Peer Group Median...............   38.9      33.5       22.4         0.58        0.49       0.21
Peer Group Mean.................   38.2      32.4       19.2         0.65        0.48       0.23
Peer Group Low..................   22.6      12.1        6.9         0.23        0.22       0.05

                                       LAST TWELVE MONTHS
                                    PROFITABILITY STATISTICS
                              ------------------------------------    3 YEAR CUMULATIVE AVERAGE
                                                   COMPENSATION          GROWTH RATE (CAGR)
                              ADVISORY/TOTAL      EXPENSE/TOTAL       -------------------------
                                 REVENUE             REVENUE          AUM     REVENUE    EBITDA
                              --------------    ------------------    ----    -------    ------
Pioneer.....................       58.9%               40.0%          13.0%      1.2%       NM
Global Investment Management
  Business..................       66.2                36.2           13.0      90.4      (3.7)%
Peer Group High.............      100.0                49.7           62.7     117.5     146.5
Peer Group Median...........       83.6                31.8           24.3      21.7      29.6
Peer Group Mean.............       78.3                29.8           26.7      29.7      40.8
Peer Group Low..............       50.1                  --           5.8       (0.4)     (3.8)

     Overview of UniCredito. Salomon Smith Barney provided a financial overview of UniCredito, noting that it is one of Italy's largest banks when measured in terms of market capitalization and that its group of asset management subsidiaries, EuroPlus, has approximately $80 billion in assets under management.

     Valuation Analyses

     The following is a summary of the material valuation analyses performed by Salomon Smith Barney in connection with the advice it rendered on May 14, 2000.

     Summary. Salomon Smith Barney prepared a separate valuation of the global investment management business using several methodologies, including normalized price analysis, public market comparable company trading analysis, precedent transaction analysis and discounted cash flow analysis. Each of these methodologies was used to generate a reference range for the value of the global investment management business, which was then compared to the $31.00 per share trading price of Pioneer common stock as of May 12, 2000 and the $43.50 per share merger consideration as part of Salomon Smith Barney's evaluation of the fairness of the merger consideration. The following table shows the reference ranges of values per share of Pioneer common stock derived for each of these methodologies. THIS TABLE SHOULD BE READ TOGETHER WITH THE MORE DETAILED SUMMARY OF EACH OF THESE VALUATION ANALYSES SET FORTH BELOW.

                                                              IMPLIED REFERENCE RANGE
VALUATION METHODOLOGY                                           OF PER SHARE VALUE
---------------------                                         -----------------------
Normalized Price Analysis...................................        $14.39
Public Market Comparable Company Trading Analysis
-- Peer Group...............................................   $22.25 - $27.42
-- Selected Peer Group......................................   $26.07 - $32.09
Precedent Transaction Analysis..............................   $21.93 - $26.91
Discounted Cash Flow Analysis...............................   $24.84 - $30.52

     Normalized Price Analysis. As an initial step in its analyses, Salomon Smith Barney determined a normalized share price for Pioneer common stock as of May 12, 2000 by multiplying the market price for the Pioneer common stock as of February 2, 2000, one day prior to the announcement by Southeastern Asset Management, Inc. that it was exploring possible strategic transactions for Pioneer by the ratio of the aggregate market capitalization of the companies comprising the peer group as of May 12, 2000 to the aggregate market capitalization of such companies as of February 2, 2000. This "normalized" share price is designed to represent an approximation of the market price for the Pioneer common stock as of May 12, 2000 absent public statements regarding a potential transaction and was used by Salomon Smith Barney as a reference point for its other valuation analyses. Salomon Smith Barney determined that the aggregate market capitalization of the peer group increased by 0.6% during the measurement period. Applying this percentage increase to the market price per Pioneer common stock as of February 3, 2000, Salomon Smith Barney obtained a "normalized" price for the Pioneer common stock of $14.39 per share as of May 12, 2000.

     In considering the results of its various financial analyses set forth below, Salomon Smith Barney compared the implied valuation ranges resulting from such analyses to the actual trading price for Pioneer common stock as of February 2, 2000 of $14.31 per share, the actual trading price for Pioneer common stock as of May 12, 2000 of $31.00 per share and the "normalized" price for Pioneer common stock as of May 12, 2000 of $14.39 per share.

     Public Market Comparable Company Analysis. Using publicly available information, Salomon Smith Barney analyzed, among other things, the operating performance and market valuation of two groups of publicly-traded asset management corporations considered by Salomon Smith Barney to be comparable to Pioneer and its global investment management business. The first group utilized by Salomon Smith Barney was the peer group. The second group consisted of publicly-traded asset management corporations that was a subset of the peer group whose business or growth characteristics (such as AUM) more closely resembled those of the global investment management business (the "selected peer group"). The selected peer group consisted of AMVESCAP PLC, Eaton Vance Corporation, Federated Investors, Inc., Franklin Resources, Inc., Gabelli Asset Management Inc. and T. Rowe Price Associates, Inc.

     In order to analyze market valuation, Salomon Smith Barney calculated a variety of trading multiples, including (1) firm value as a percentage of AUM and (2) firm value as a multiple of the last twelve months' ("LTM") (a) revenues and (b) EBITDA, (3) market capital as a multiple of LTM earnings before taxes and (4) the ratio of the closing stock price on May 12, 2000 as a multiple of estimated (a) 2000 earnings per share and (b) 2001 earnings per share (as provided by I/B/E/S).

     The results of these analyses are summarized as follows:

     - Peer Group Analyses

                                                   GLOBAL
                                                 INVESTMENT
                                                 MANAGEMENT
                                      PIONEER     BUSINESS     HIGH    MEDIAN    MEAN    LOW
                                      -------    ----------    ----    ------    ----    ----
Firm Value as % of AUM..............     3.8%        3.5%      3.4%      2.1%    2.1%     0.9%
Firm Value as Multiple of LTM
  Revenues..........................     3.7x        3.9x      5.0x      3.5x    3.3x     1.7x
Firm Value as Multiple of LTM
  EBITDA............................    (7.8)x      12.7x      12.9x     8.7x    8.7x     5.8x
Market Capital as Multiple of LTM
  Earnings Before Taxes.............    (5.7)x      18.1x      24.0x     8.5x    10.4x    5.4x
Market Capital as Multiple of LTM
  Net Income........................   (10.0)x      27.2x      55.8x    15.2x    18.6x    9.7x
Ratio of Closing Stock Price as
  Multiple of Estimated 2000 Earning
  Per Share ("EPS").................    33.3x       25.8x      20.0x    13.5x    14.5x   11.0x
Ratio of Closing Stock Price as
  Multiple of Estimated 2001 EPS....     N/A        17.6x      17.1x    11.8x    12.7x    8.8x

     - Selected Peer Group Analyses

                                                   GLOBAL
                                                 INVESTMENT
                                                 MANAGEMENT
                                      PIONEER     BUSINESS     HIGH    MEDIAN    MEAN    LOW
                                      -------    ----------    ----    ------    ----    ----
Firm Value as % of AUM..............     3.8%        3.5%      3.4%      2.6%    2.6%     2.0%
Firm Value as Multiple of LTM
  Revenues..........................     3.7x        3.9x      5.0x      3.7x    3.9x     3.2x
Firm Value as Multiple of LTM
  EBITDA............................    (7.8)x      12.7x      12.9x     9.4x    9.9x     8.3x
Market Capital as Multiple of LTM
  Earnings before Taxes.............    (5.7)x      18.1x      24.0x    11.0x    12.5x    8.4x
Market Capital as Multiple of LTM
  Net Income........................   (10.0)x      27.2x      55.8x    16.0x    22.6x   13.8x
Ratio of Closing Stock Price as
  Multiple of Estimated 2000 EPS....    33.3x       25.8x      18.0x    14.1x    14.6x   11.8x
Ratio of Closing Stock Price as
  Multiple of Estimated 2001 EPS....     N/A        17.6x      15.6x    12.7x    12.8x    9.9x

     Using the comparable operating data for the global investment management business and the average multiple for the measures of value described above, Salomon Smith Barney calculated reference values for the global investment management business. Salomon Smith Barney then applied a 30% takeover premium to such reference values to derive the respective valuation ranges.

     Based upon such analysis, Salomon Smith Barney determined an implied valuation range of $22.25 to $27.42 per share of Pioneer common stock based on the peer group and $26.07 to $32.09 per share of Pioneer common stock based on the selected peer group.

     Precedent Transaction Analysis. Salomon Smith Barney reviewed publicly available information with respect to seven precedent transactions occurring from 1996 to 1999 involving the acquisition of asset management corporations that were considered by Salomon Smith Barney to be comparable to the global investment management business with respect to size and/or business mix. These transactions involved transaction values ranging from $250 million to $1.6 billion. The transactions were as follows:

     - the acquisition of Pilgrim Capital Corporation, valued at $258 million, by ReliaStar Financial Corporation in July 1999;

     - the acquisition of Warburg Pincus Asset Management, valued at $602 million, by Credit Suisse Group in February 1999;

     - the acquisition of Oppenheimer Capital, valued at $793 million, by PIMCO Advisors L.P. in November 1997;

     - the acquisition of Columbia Management Company, valued at $550 million, by Fleet Financial in August 1997;

     - the acquisition of Montgomery Asset Management, valued at $250 million, by Commerzbank AG in March 1997;

     - the acquisition of AIM Management Group, valued at $1.6 billion, by INVESCO PLC in November 1996; and

     - the acquisition of Van Kampen American Capital, valued at $1.175 billion, by Morgan Stanley in June 1996.

     For each precedent transaction, Salomon Smith Barney calculated a variety of transaction multiples, including (1) purchase price as a percentage of AUM and (2) purchase price as a multiple of (a) LTM revenues, (b) LTM EBITDA, (c) LTM earnings before taxes and (d) LTM net income.

     The results of these analyses are summarized as follows:

                                                    PIONEER    HIGH    MEDIAN    MEAN    LOW
                                                    -------    ----    ------    ----    ----
Purchase Price as % of AUM........................   5.00%     3.41%    2.74%    2.65%   1.91%
Purchase Price as Multiple of LTM Revenues........    5.5x     5.7x      4.4x    4.3x     2.8x
Purchase Price as Multiple of LTM EBITDA..........   18.0x     12.6x    10.0x    9.6x     5.9x
Purchase Price as Multiple of LTM Earnings Before
  Taxes...........................................   26.7x     14.7x    12.8x    12.0x    8.1x
Purchase Price as Multiple of LTM Net Income......   40.3x     21.3x    20.4x    19.9x   17.6x

     Using comparable data for the global investment management business, Salomon Smith Barney calculated the implied valuation range for the global investment management business based upon the average multiple for each of the measures of value described above of $21.93 to $26.91 per share of Pioneer common stock.

     Discounted Cash Flow Analysis. Salomon Smith Barney performed a discounted cash flow ("DCF") analysis with respect to the global investment management business to determine an implied valuation range for the global investment management business by discounting (1) projected free cash flows for the five years ending in 2004 and (2) a terminal value of the global investment management business based on projected 2004 free cash flows.

     Salomon Smith Barney first reviewed a "base case" scenario, which assumed a discount rate of 14% and a 9.0x terminal value multiple. In addition, Salomon Smith Barney reviewed the sensitivity of this analysis by calculating the value of the global investment management business assuming a range of discount rates from 13% to 14% and a range of terminal value multiples from 8.0x to 10.0x. Based upon such analysis, Salomon Smith Barney obtained the following implied value for the global investment management business per share of Pioneer common stock:

                                                              IMPLIED VALUE PER SHARE
                                                              OF PIONEER COMMON STOCK
                                                              -----------------------
Base Case...................................................        $27.71
Sensitivity Analysis........................................   $25.37 - $31.33

     The foregoing is a summary of the material financial analyses furnished by Salomon Smith Barney to the Pioneer board of directors but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentations to the Pioneer board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Smith Barney, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable public company analysis summarized above, Salomon Smith

Barney selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company utilized as a comparison in such analysis, and no transaction utilized as a comparison in the comparable transaction analyses summarized above, is identical to Pioneer, any business segment of Pioneer or the merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the comparable companies and other factors that could affect the transaction or public trading value of the comparable companies and transactions to which Pioneer, the business segments of Pioneer and the merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Pioneer, UniCredito, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Pioneer and UniCredito. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Pioneer, UniCredito, the Pioneer board of directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

     Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the merger consideration and were provided to the Pioneer board of directors in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by the special committee and the Pioneer board of directors in making its determination to approve the merger agreement and the merger.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pioneer selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Pioneer. Salomon Smith Barney and its predecessors and affiliates had previously rendered and is rendering investment banking and financial advisory services to Pioneer unrelated to the merger, for which they received and will receive customary compensation. Salomon Smith Barney has also acted as financial advisor to Pioneer in connection with the disposition of Pioneer's Ghana gold mining operations. In addition, in the ordinary course of its business, Salomon Smith Barney and its affiliates (including Citigroup and its affiliates) may actively trade the debt and equity securities of both Pioneer and UniCredito for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney and its affiliates (including Citigroup and its affiliates) may maintain relationships with Pioneer (and Citigroup and its affiliates).

     Pursuant to Salomon Smith Barney's engagement letter, Pioneer (1) has paid a fee to Salomon Smith Barney of $250,000, upon execution of the engagement letter, and (2) will pay approximately $4,750,000, 10% of which was paid promptly upon the signing of definitive documentation related to the merger, and the remainder of which, less the $250,000 paid in clause (1) and not previously credited, will be payable upon consummation of the merger. Pioneer has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, provided that the aggregate amount of legal expenses to be reimbursed hereunder (other than expenses to be reimbursed pursuant to a separate indemnity agreement) will not exceed $75,000 without the consent of Pioneer, such consent not to be unreasonably withheld. Pursuant to a separate indemnity agreement, Pioneer has agreed to indemnify Salomon Smith Barney against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

     As noted under the caption "The Merger -- Reasons for the Merger," the opinion of Salomon Smith Barney was only one of several factors considered by the Pioneer board of directors in determining to adopt and approve the merger agreement and the merger.

PROJECTED FINANCIAL DATA

     Pioneer does not, as a matter of course, make public forecasts or projections as to future revenues, earnings or other income statement data, cash flows or balance sheet and financial position information. However, in connection with the merger, UniCredito and our financial advisors had access to our projections for the stand alone global investment management businesses for fiscal years 2000 through 2004.

     We have included a summary of these projections below. These projections do not reflect any of the effects of the merger, including transaction costs, or other changes that may in the future be appropriate concerning Pioneer and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. These projections also do not include the businesses and assets being transferred to Harbor Global. Pioneer believes that the assumptions were reasonable at the time they were prepared, given the information known by our management.

     Pioneer did not prepare the projections for fiscal years 2000 through 2004 with a view toward public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any form of assurance on this information or its achievability. We assume no responsibility for, and disclaim any association with, this prospective financial information.

     In preparing our projections for fiscal years 2000 through 2004, we necessarily made numerous assumptions, many of which are beyond our control and may prove not to have been, or may no longer be, accurate. Except as otherwise indicated, this information does not reflect revised prospects for our business, expenditures associated with the sale of Pioneer, including the consummation of the transaction with UniCredito, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that we did not anticipate at the time we prepared this information. Accordingly, this information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below, and you should not regard our including these projections in this prospectus as a representation that they will be achieved.

     The projections for fiscal years 2000 through 2004 are not guarantees of performance. These projections involve risks, uncertainties and assumptions. The future financial results and our stockholder value may differ materially from those expressed in these projections. Many of the factors that will determine these results and values are beyond Pioneer's ability to control or predict. You should not place undue reliance on these projections. Our future financial results may vary materially from these projections. We do not intend to update or revise these projections.

                                        ACTUAL                                        BUDGETED
                              ---------------------------   PROJECTED   -------------------------------------              CAGR
                               1997      1998      1999       2000       2001      2002      2003      2004     '97-'99   '99-'04
                              -------   -------   -------   ---------   -------   -------   -------   -------   -------   -------
                                                                     (DOLLARS IN MILLIONS)
ASSETS UNDER MANAGEMENT:
Beginning of Period - Assets
  Under Management..........  $16,978   $21,037   $23,362    $24,503    $25,917   $29,001   $32,712   $37,329     17.3%      11.1%
  Net Sales.................      465     1,440    (1,030)       681      1,267     1,674     2,309     2,665       NA       31.4(1)
  Market Appreciation.......    3,595       885     2,171        733      1,817     2,037     2,308     2,631    (22.3)       3.9
                              -------   -------   -------    -------    -------   -------   -------   -------
End of Period - Assets Under
  Management................  $21,037   $23,362   $24,503    $25,917    $29,001   $32,712   $37,329   $42,624      7.9       11.7
                              =======   =======   =======    =======    =======   =======   =======   =======
Average Assets Under
  Management................   19,007    22,200    23,933     25,210     27,459    30,857    35,021    39,977     12.2       10.8
INCOME STATEMENT:
Revenue:
  Investment Management
    Fees....................  $ 121.4   $ 142.3   $ 147.2    $ 163.1    $ 184.7   $ 212.0   $ 245.6   $ 284.4     10.1%      14.1%
  Shareholder Service
    Fees....................     27.3      31.6      43.7       47.1       50.4      54.4      59.5      65.3     26.6        8.3
  Underwriting
    Commissions/Distribution
    Fees....................     23.3      26.5      14.5       17.8       18.1      19.6      22.7      26.2    (21.0)      12.5
  Trustee Fees..............      4.4       5.5       5.3        4.0        4.2       4.4       4.7       5.0     10.3       (1.2)
  Other Income..............      7.7       9.2      11.5        3.7        3.8       3.8       3.9       3.9     21.9        1.1(1)
                              -------   -------   -------    -------    -------   -------   -------   -------
Revenue.....................    184.1     215.1     222.2      235.6      261.2     294.3     336.4     384.8      9.9       11.6
                              -------   -------   -------    -------    -------   -------   -------   -------
Costs and Expenses:
  Compensation and
    Benefits................     54.9      69.7      80.4       88.1       98.4     112.9     131.3     152.9     21.0%      13.7%
  Selling Expenses..........     19.5      29.6      29.7       38.3       39.3      42.7      49.6      57.4     23.6       14.0
  Depreciation and
    Amortization............     18.4      23.1      14.8       15.0       10.8      11.0      11.3      11.5    (10.4)      (4.9)
  Space and Other
    Expenses................     36.3      42.4      44.0       38.2       40.1      42.1      44.2      46.4     10.2        9.7
                              -------   -------   -------    -------    -------   -------   -------   -------
         Total Expenses.....    129.1     164.9     169.0      179.5      188.6     208.7     236.4     268.2     14.4        9.7
                              =======   =======   =======    =======    =======   =======   =======   =======
Operating Income............     55.0      50.3      53.3       56.1       72.6      85.6     100.0     116.6     (1.6)      17.0
  Interest Expense..........      2.9       3.3       0.1        0.0        0.0       0.0       0.0       0.0
                              -------   -------   -------    -------    -------   -------   -------   -------
Earning Before Taxes........     52.1      47.0      53.2       56.1       72.6      85.6     100.0     116.6      1.1       17.0
  One-Time Gains
    (Losses)(2).............      0.6       6.8      (1.2)      (8.0)       0.0       0.0       0.0       0.0       NA         NA
                              -------   -------   -------    -------    -------   -------   -------   -------
Pre-Tax Income..............     52.7      53.7      52.0       48.1       72.6      85.6     100.0     116.6     (0.7)      17.5
  Taxes.....................     21.0      21.8      17.5       15.4       25.3      29.7      34.7      40.3
                              -------   -------   -------    -------    -------   -------   -------   -------
Net Income..................     31.6      32.0      34.5       32.7       47.3      55.8      65.3      76.3      4.5       17.2
  Minority Interest.........     (0.1)     (0.0)     (0.1)       0.0        0.0       0.0       0.0       0.0
                              -------   -------   -------    -------    -------   -------   -------   -------
Net Income (Loss)...........     31.7      32.0      34.7       32.7       47.3      55.8      65.3      76.3      4.6       17.1
  Change in Accounting
    Principle...............      0.0       0.0      (0.2)       0.0        0.0       0.0       0.0       0.0
                              -------   -------   -------    -------    -------   -------   -------   -------
Net Income..................  $  31.7   $  32.0   $  34.4    $  32.7    $  47.3   $  55.8   $  65.3   $  76.3      4.3       17.2
                              =======   =======   =======    =======    =======   =======   =======   =======
Earning Before Interest,
  Taxes, Depreciation and
  Amortization..............  $  73.4   $  73.4   $  68.1    $  71.1    $  83.4   $  96.6   $ 111.2   $ 128.1     (3.7)      13.5
                              =======   =======   =======    =======    =======   =======   =======   =======

-------------------------
(1) Cumulative average growth rate (CAGR) from 2000 through 2004.

(2) Represents unrealized and realized gains on venture capital, marketable securities and long-term investments and also includes an $8.1 million gain from the sale of Class B share rights in 1998 and $8.0 million of budgeted one-time discretionary spending in 2000.

     The projections for the years 2001 through 2004 are based on a number of assumptions, including, but not limited to, the following:

     - Asset flows, including gross sales, market performance and redemptions are projected separately for the six largest U.S. mutual funds and nine other assets under management "buckets." The projections reflect trends within funds or groups of funds.

     - 3.0% equity market appreciation rate in 2000 and 7.5% thereafter.

     - Management fees were adjusted for assumed performance enhancements and specific contractual fee adjustments based on assets under management.

     - Other Revenues:

      Shareholder services fees -- assumed to grow at a rate equal to the growth in net assets under management, excluding market performance.

      Underwriting commissions -- calculated as a percentage of gross sales. In 1998, Pioneer entered into an agreement to sell to a third party its rights to receive future distribution fees and deferred sales charges from the sale of Class B shares through September 30, 2001. The projections assume this program continues after September 30, 2001.

      Trustee fees -- assumed to grow at a rate equal to the growth in net assets under management, excluding market performance.

      Other income -- no assumed growth.

     - Expenses:

      Compensation and Benefits -- calculated as a percentage of investment management revenues, consistent with Pioneer's budget for 2000.

      Selling Expenses -- assumed to be constant as a percentage of gross sales.

      Other Expenses -- 5% annual growth rate assumed.

      Taxes -- An effective tax rate of approximately 35% has been used.

      Depreciation -- 3% annual growth rate assumed.

      Amortization -- goodwill amortization from the 1993 Mutual of Omaha acquisition at $1.5 million annually through 2009; amortization of commission on sales of Class C shares of U.S. mutual funds assumed to be flat at $2.4 million annually.

TREATMENT OF PIONEER OPTIONS AND RESTRICTED STOCK

     We have issued and outstanding under our 1988 Stock Option Plan, as amended, and Amended and Restated 1997 Stock Incentive Plan, options to purchase 2,049,500 shares of Pioneer common stock, at a weighted-average exercise price of $16.38 per share. These shares have an aggregate value in the merger of approximately $55.6 million. Options to purchase 1,090,700 of these shares were unvested at July 31, 2000, and options to purchase 958,800 shares were vested and unexercised on that date. We have also issued to current employees 1,596,251 shares of restricted stock under our 1995 Restricted Stock Plan and Amended and Restated 1997 Stock Incentive Plan at a purchase price of $0.10 per share, of which 560,846 shares were unvested at July 31, 2000. The outstanding shares under the restricted stock plans have an aggregate value in the merger of approximately $24.4 million. Immediately prior to the merger, each unvested share of restricted stock and each unvested stock option will become fully vested. At the effective time of the merger, each share of restricted stock will convert to the right to receive a cash payment of $43.50. Holders of restricted stock also will receive the distribution of Harbor Global common shares. As soon as practicable after the merger, each holder of an option to purchase shares of Pioneer common stock will receive a cash payment equal to the excess of $43.50 over the per share exercise price of such option, multiplied by the number of shares subject to the option. Unless option holders exercise their options prior to the effective time of the merger, option holders will not be record holders of Pioneer common stock and, consequently, will not be entitled to participate in the distribution of shares of Harbor Global.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF PIONEER IN THE MERGER

     In considering the recommendation of the Pioneer board of directors with respect to the merger, you should be aware that the executive officers and certain directors of Pioneer have interests in the merger that are in addition to your interests as a stockholder of Pioneer generally. The Pioneer board of directors and the members of the special committee were aware of these potential conflicts and considered them in approving the merger. In addition, certain executive officers and directors of Pioneer are significant stockholders of Pioneer and will receive substantial consideration for their shares. See "Security Ownership of Certain Beneficial Holders and Management of Pioneer."

     Stock Ownership and Voting

     Four of the officers of Pioneer, Mr. Cogan, Mr. Tripple, Eric W. Reckard and Robert P. Nault, have entered into a voting agreement with UniCredito relating to the proposed merger. As of the record date, these parties collectively owned or had beneficial control over 2,924,875 shares of the outstanding shares of Pioneer common stock (including restricted stock but excluding stock issuable upon the exercise of options), or approximately 10.8% of the outstanding shares of Pioneer common stock. In the voting agreement, these parties agreed to vote all of the shares of Pioneer common stock they beneficially own or over which they exercise voting control in favor of the merger, against any competing merger proposal and against any action that would result in a breach of Pioneer's representations and warranties in the merger agreement.

     Acceleration of Unvested Stock Options and Restricted Stock

     All unvested options and restricted stock granted by Pioneer under any of its plans or arrangements, including the options and restricted stock held by the executive officers and directors of Pioneer, will become fully vested on an accelerated basis immediately prior to the effective time of the merger, including:

     - options to purchase 203,000 shares of Pioneer common stock held by Mr. Cogan, the president, chief executive officer and chairman of the board of directors of Pioneer;

     - options to purchase 103,000 shares of Pioneer common stock and 12,653 shares of restricted stock held by Mr. Tripple, an executive vice president and a director of Pioneer;

     - options to purchase 85,000 shares of Pioneer common stock and 4,387 shares of restricted stock held by Mr. Reckard, the chief financial officer and an executive vice president of Pioneer;

     - options to purchase 104,000 shares of Pioneer common stock and 11,077 shares of restricted stock held by Stephen G. Kasnet, an executive vice president of Pioneer;

     - options to purchase 90,000 shares of Pioneer common stock and 8,554 shares of restricted stock held by Alicja K. Malecka, an executive vice president of Pioneer;

     - options to purchase 95,000 shares of Pioneer common stock and 11,594 shares of restricted stock held by William H. Smith, Jr., an executive vice president of Pioneer;

     - options to purchase 15,000 shares of Pioneer common stock and 15,000 shares of restricted stock held by Adriana Stadecker, senior vice president and director of human resources of Pioneer;

     - options to purchase 73,000 shares of Pioneer common stock and 6,552 shares of restricted stock held by Mr. Nault, senior vice president and general counsel of Pioneer;

     - options to purchase 100,000 shares of Pioneer common stock held by Alan
       J. Strassman, vice chairman and a director of Pioneer; and

     - options to purchase 25,700 shares of Pioneer common stock and 3,186 shares of restricted stock held by Dr. Jaskaran S. Teja, a director of Pioneer.

     Executive Retention Agreements

     All executive officers (other than Mr. Cogan) as well as Mr. Strassman and Dr. Teja, who are directors of Pioneer, entered into executive retention agreements with Pioneer dated February 18, 2000. Each retention agreement contains provisions to compensate the executive in the event of a change in control of Pioneer. Upon the occurrence of a change in control, each outstanding option to purchase shares of Pioneer common stock becomes immediately exercisable in full and each outstanding share of restricted stock is deemed to be fully vested and no longer subject to a right of repurchase by Pioneer. For purposes of the retention agreements, the merger and transactions contemplated by the merger agreement constitute a change in control of Pioneer. Additionally, each retention agreement provides that in the event of a change in control and subsequent termination of employment other than for cause, or by the executive for good reason (including a material change in the executive's duties), within 24 months (12 months in the case of Dr. Teja) of the change in control, the executive will be entitled to receive from Pioneer a single lump sum payment equal to the total of:

     - three times (or one in the case of Dr. Teja) the sum of the executive's annual base salary and the executive's full normal annual bonus compensation immediately prior to termination of employment; plus

     - the sum of the executive's base salary through the date of termination of employment, plus the executive's prorated annual bonus compensation immediately prior to the termination of employment, plus the amount of any deferred compensation and vacation time, plus any accrued earnings or interest, each to the extent not already paid.

     For purposes of the foregoing, normal annual bonus compensation is assumed to be 100% of the executive's annual base salary.

     In the event of termination of employment under the circumstances described in the paragraph above, Mr. Cogan, Mr. Tripple, Mr. Smith, Mr. Kasnet and Ms. Malecka, will receive cash payments of $0, $2,550,000, $1,800,000, $1,800,000 and $1,800,000, respectively; and the aggregate cash payments under such circumstances for all executive officers (as well as Mr. Strassman and Dr. Teja) would be $13,810,002. It is not expected that Mr. Kasnet will be entitled under the terms of his retention agreement to such a severance payment as a result of his voluntary acceptance of employment with Harbor Global. However, Pioneer has provided the initial capitalization of Harbor Global and Harbor Global is obligated to pay Mr. Kasnet a signing and retention bonus of $1.8 million following the second anniversary of the date of distribution of the Harbor Global common shares if Mr. Kasnet has not (i) voluntarily terminated his employment with either Harbor Global or Calypso Management, (ii) committed an act in connection with the performance of his services with Harbor Global or Calypso Management constituting bad faith, fraud or willful misconduct, (iii) willfully failed to carry out a vote of Harbor Global's board of directors which results in material economic harm to Harbor Global, or (iv) become disabled.

     If a severance payment is subject to an excise tax pursuant to Section 280(G) of the Internal Revenue Code, the severance payment will be reduced to eliminate the excise tax provided such a reduction would improve the executive's after-tax proceeds.

     In addition to the cash compensation described above, each covered executive will be entitled to remain a participant in all employee benefit plans maintained by Pioneer at the time of the termination of employment for a period of 24 months (12 months in the case of Dr. Teja) after such termination. Finally, each retention agreement provides that the executive will receive conventional outplacement services having a value of not more than 20% of the executive's annual base salary.

     At his request, Mr. Cogan was not provided a retention agreement. However, the compensation committee of the board of directors of Pioneer concluded that his participation in any transaction involving Pioneer would be essential. As a result, Pioneer has agreed to pay a $700,000 bonus fee to Mr. Cogan upon the consummation of a significant transaction affecting the company, including the proposed transactions with UniCredito. Additionally, Mr. Cogan will be entitled to remain a participant in all employee welfare benefit plans maintained by Pioneer at the time of his termination of employment following a change in control of Pioneer for a period of 36 months after such termination. In the event that Mr. Cogan's employment is terminated either before or after any change in control of Pioneer, Pioneer is not contractually obligated to make any payment to Mr. Cogan. Mr. Cogan's $700,000 bonus is triggered only by the closing of a significant transaction affecting Pioneer and, therefore, is not considered a substitute for the type of severance payments to which the other executive officers are entitled under the circumstances described above.

     Employment Arrangements

     While not a condition to the closing of the merger, some of the executive officers of Pioneer are expected to continue to be officers of Pioneer or other affiliates of UniCredito. Pioneer anticipates, for example, that Mr. Cogan will become deputy chairman of UniCredito's global asset management business and non-executive chairman of UniCredito's United States asset management operations, Mr. Tripple will become chief executive officer of UniCredito's U.S. asset management operations and Mr. Reckard will become chief financial officer of UniCredito's global asset management operations. As of the date of this proxy statement, none of the executive officers has entered into an employment agreement with UniCredito or any of its affiliates.

     Affiliation with Harbor Global

     Three directors and one executive officer of Pioneer will be affiliated with Harbor Global. Mr. Curtin, Mr. Sanders and Mr. Valentine, each of whom is a director of Pioneer and a member of the special committee, are expected to constitute the board of directors of Harbor Global. These directors will receive an annual director's fee of $20,000 from Harbor Global. In addition, officers of Pioneer who currently manage Harbor Global's businesses will own and operate Calypso Management, which has agreed to manage the liquidation of Harbor Global and operate its assets until they are liquidated.

     Because Harbor Global's assets are a diverse range of businesses and are generally located in countries in which successfully conducting and selling businesses requires significant experience, Pioneer believes that Harbor Global's success in liquidating its assets and operating its assets pending their liquidation will depend to a significant extent upon the continued efforts of Mr. Kasnet and one other officer of Pioneer. In order to induce Mr. Kasnet and this officer to become officers of Harbor Global and manage its liquidation, Harbor Global determined that they would receive a portion of the net proceeds distributed in connection with the liquidation. Calypso Management was created, in large part, to provide a vehicle for these officers to allocate the incentive compensation they receive among themselves and other employees of Calypso Management who provide valuable assistance in connection with the administration and liquidation of Harbor Global's assets and to establish an independent business that could be owned by them and continue in existence after the liquidation of Harbor Global.

     Pioneer Group and Harbor Global do not believe that the terms of the administration and liquidation agreement negotiated with Calypso Management are more favorable than the terms, if any, on which Harbor Global could have negotiated a similar arrangement with an unaffiliated third party. However, for the reasons stated above, Pioneer Group did not seek to negotiate with any other third party for the administration and liquidation of Harbor Global.

     It is expected that Harbor Global will pay the operating expenses of Calypso Management incurred in connection with the provision of services to Harbor Global. As compensation for its provision of services to Harbor Global, Calypso Management is expected to receive a portion of the net proceeds distributed from the liquidation of the assets of Harbor Global, generally according to the following schedule:

     - with respect to the first $36 million in net proceeds available for distribution, Calypso Management shall receive a payment equal to 10% of such net proceeds;

     - with respect to the next $72 million in net proceeds available for distribution, Calypso Management shall receive a payment equal to 7.5% of such net proceeds; and

     - with respect to any additional net proceeds, Calypso Management shall receive a payment equal to 10% of such net proceeds.

Net proceeds will not include any unexpended portion of the $22.6 million contributed by Pioneer to Harbor Global. The proceeds received by Pioneer Goldfields II in connection with the sale of its Ghanaian gold mine to Ashanti will not be subject to the preceding schedule. Instead, Calypso Management will receive only 5% of the Ashanti proceeds that are distributed, if any. Harbor Global is also obligated to pay Mr. Kasnet a signing and retention bonus of $1.8 million following the second anniversary of the date of distribution of the Harbor Global common shares if Mr. Kasnet has not (i) voluntarily terminated his employment with either Harbor Global or Calypso Management, (ii) committed an act in connection with the performance of his services with Harbor Global or Calypso Management constituting bad faith, fraud or willful misconduct, (iii) wilfully failed to carry out a vote of Harbor Global's board of directors which results in material economic harm to Harbor Global, or (iv) become disabled. See "Certain Relationships and Related Transactions" in the Harbor Global information statement attached as Annex B to this proxy statement.

     Indemnification Arrangements

     Under the merger agreement, UniCredito has agreed, for a period of six years after the effective date of the merger, to continue all rights to indemnification, advancement of expenses, exculpation, limitation of liability, and any similar rights, existing at the time of the merger in favor of the employees, agents, directors or officers of Pioneer. UniCredito has also agreed to provide each individual who served as a director or officer of Pioneer at any time prior to the merger with liability insurance for a period of six years after the merger no less favorable in coverage and amount than was in effect prior to the merger.

REGULATORY APPROVALS

     Foreign Approvals. Under the laws of some foreign countries, the merger and the related transactions may not be consummated unless certain approvals are obtained from these countries' regulatory authorities. In the following countries, the designated agency must approve certain aspects of Pioneer's business and/or the merger and the related transactions; provided that only the approval of the Bank of Italy and the Central Bank of Ireland are conditions to the closing of the merger.

     - In Italy, the Bank of Italy;

     - In Ireland, the Central Bank of Ireland and the Department of Enterprise, Trade and Employment; and

     - In the Czech Republic, the Czech Securities and Exchange Commission.

     Additionally, in some countries, Pioneer and UniCredito are required to notify certain governmental agencies of the transactions contemplated by the merger agreement. In particular, under the laws of each of the following countries, the designated agency has been or will be notified of the merger and the related transactions. However, none of the following regulatory filings is a condition to the closing of the merger.

     - In Taiwan, Securities and Exchange Commission;

     - In Hong Kong, the Futures and Securities Commission;

     - In India, the Securities Exchange Board of India; and

     - In Germany, the German Banking Authorities and Bundesaufsichtsamt fur das v Kreditwesen.

     In addition, the establishment of Harbor Global and the transfers of certain Pioneer businesses to Harbor Global involve various foreign regulatory consents, including approvals of certain Russian authorities. Because the establishment and distribution of interests in Harbor Global are conditions to the closing of the merger, such approvals must be obtained prior to closing the merger.

     Banking and Antitrust Approvals. Under the merger agreement, UniCredito, as a condition to closing, must either (i) qualify as a "financial holding company" under the U.S. Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999 or (ii) obtain the approval of the Board of Governors of the U.S. Federal Reserve System prior to its acquisition of Pioneer. UniCredito has filed an application with the Federal Reserve Board to obtain prior approval of the acquisition, but as of the date of the proxy statement had not received the approval of the Federal Reserve Board. There can be no assurances that such approval will be obtained or that conditions unacceptable to UniCredito will not be imposed in connection with any such approval. Because UniCredito is required to obtain the approval of the Federal Reserve Board to complete the transaction, Pioneer and UniCredito are required only to make a notice filing under the Hart-Scott-Rodino Antitrust Improvements Act.

     In Europe, UniCredito must obtain the approval of the Bank of Italy, its primary regulator, in order to complete the merger. UniCredito has made the necessary filings with the Bank of Italy, but as of the date of this proxy statement had not received the approval of the Bank of Italy. Obtaining such approval is a condition to the closing of the merger. There can be no assurance that the Bank of Italy will approve the transaction.

     The filings and approvals referenced above are still pending. Pioneer cannot predict whether it or UniCredito will obtain all the required regulatory approvals within the time frame contemplated by the merger agreement or without becoming subject to burdensome conditions.

     General. Except as described in this section, we are not aware of any other material filing, approval or other action by any federal or state governmental or administrative authority that Pioneer must obtain in connection with the merger. Should any other similar approval or action be required, Pioneer currently contemplates seeking that approval or taking that action, but such approvals or actions are not conditions to the closing of the merger.

     State Anti-Takeover Statutes. Section 203 of the Delaware General Corporation Law prohibits business combination transactions involving a Delaware corporation, such as Pioneer, and an "interested stockholder" for three years following the time the person became an interested stockholder. Section 203 defines an interested stockholder in general as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation. The prohibitions in Section 203 do not apply if special requirements are met or exceptions apply, including that prior to the time a person became an interested stockholder the board of directors of the subject corporation approved either the business combination or the transaction which resulted in such person being an interested stockholder. The merger is not prohibited by Section 203 of the Delaware General Corporation Law.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial

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

economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting the statute's requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the state of Indiana may, as a matter of corporate law, and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in that state and were incorporated there.

     Pioneer, directly or through our subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted anti-takeover laws. We do not know whether any of these laws will, by their terms, apply to the merger, and we have not necessarily complied with any such laws. Should any person seek to apply any state anti-takeover law to the merger, Pioneer will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state anti-takeover laws is applicable or valid as applied to the merger, Pioneer may be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be delayed in consummating the merger.

MATERIAL ANTICIPATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of material anticipated United States federal income tax consequences to the Pioneer stockholders of the merger, including the receipt of Harbor Global common shares, but does not purport to be a complete analysis of all potential tax considerations relating thereto. No foreign, state or local tax considerations are addressed, nor are federal tax considerations other than income tax considerations. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify these statements. Any such changes or interpretations could be retroactive and could affect the tax consequences to the Pioneer stockholders. This summary applies only to the Pioneer stockholders who hold their shares as capital assets and does not discuss all of the United States federal income tax consequences that may be relevant to particular Pioneer stockholders subject to special treatment, such as:

     - banks;

     - tax-exempt organizations;

     - insurance companies;

     - mutual funds;

     - traders in securities who elect to apply a mark-to-market method of accounting;

     - dealers in securities or foreign currencies;

     - stockholders who received their Pioneer common stock through the exercise of employee stock options or otherwise as compensation;

     - stockholders who are not United States persons, as defined in the Internal Revenue Code;

     - stockholders who hold Pioneer common stock as part of a hedge, straddle or conversion transaction;

     - stockholders who hold Pioneer common stock through a partnership, trust, or other entity that is treated as a pass through entity for United States federal income tax purposes; or

     - stockholders subject to the alternative minimum tax.

     Neither Pioneer nor Harbor Global has sought or will seek a ruling from the Internal Revenue Service or a legal opinion regarding any tax matter discussed in this proxy statement, including any tax consequences relating to the formation of Harbor Global or the tax consequences of the merger and the distribution or the holding of Harbor Global common shares. Neither Pioneer nor Harbor Global can assure you that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

     Receipt of Cash for Pioneer Common Stock

     The exchange of the shares of Pioneer common stock for cash will be a taxable transaction to the holders of such shares for federal income tax purposes. In general, each stockholder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received and, assuming the merger and the receipt of Harbor Global shares are treated as a single integrated transaction, the fair market value of the Harbor Global shares at the time of distribution (see, "Material Anticipated United States Federal Income Tax Consequences -- Receipt of Shares of Harbor Global" below) and (ii) such stockholder's adjusted tax basis in the stockholder's shares. Such gain or loss will be a capital gain or loss if a stockholder has held his, her or its shares as a capital asset. Capital gain or loss will be a long-term capital gain or loss if a stockholder has held his, her or its shares for more than 12 months as of the closing of the merger. There are certain limitations on the deductibility of capital losses. Capital gains of individuals derived in respect of capital assets held for more than 12 months are eligible for reduced rates of taxation. It is the responsibility of each stockholder to determine the adjusted tax basis of his, her or its shares.

     Receipt of Shares of Harbor Global

     The United States federal income tax consequences to you of receiving Harbor Global common shares in the distribution may differ significantly depending on whether the distribution and merger are treated as a single integrated transaction or as two separate transactions for United States federal income tax purposes. Although there is no specific authority directly on point, UniCredito, Pioneer and Harbor Global intend to characterize the merger and the distribution as a single integrated transaction for United States federal income tax purposes. Notwithstanding this intention, because the issue is not free from doubt, you should consult your tax advisor with respect to the proper treatment of the distribution of Harbor Global common shares.

     In general, the receipt by you of Harbor Global common shares in connection with the merger and the distribution will be a taxable event. If the merger and the distribution are treated as a single, integrated transaction, the receipt by you of cash and Harbor Global common shares will be treated as an exchange of shares of Pioneer for both cash and shares of Harbor Global common shares. Under this treatment, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash received plus the fair market value at the time of the distribution of the Harbor Global common shares you receive and (2) the adjusted tax basis in Pioneer common stock you surrender in exchange for the cash and Harbor Global common shares.

     Such gain or loss will be long-term capital gain or loss if your holding period for Pioneer common stock you exchange is more than 12 months as of the closing of the merger. If you own more than one block of shares of Pioneer common stock, the cash and Harbor Global common shares you receive must be allocated ratably among the blocks in the same proportion that the number of shares in a particular block bears to the total number of shares owned by you. Your holding period for the Harbor Global common shares you receive in the distribution will begin on the day following the date of the distribution, and you will have an initial tax basis in the Harbor Global common shares equal to their fair market value on the distribution date.

     If the merger and distribution are not treated as a single integrated transaction for United States federal income tax purposes, the receipt of cash in exchange for shares of Pioneer common stock would result in the recognition of gain or loss as described above, while the receipt of Harbor Global common shares may instead be taxable to you as a distribution from Pioneer under section 301 of the Internal Revenue Code.

     If the receipt of the Harbor Global common shares were treated as a distribution under section 301 of the Internal Revenue Code, the amount of such distribution for United States federal income tax purposes would be the fair market value of the Harbor Global common shares at the time of the distribution. Under section 301 of the Internal Revenue Code, your receipt of the Harbor Global common shares would be taxable to you as a dividend at ordinary income tax rates to the extent of Pioneer's current or accumulated earnings and profits, including earnings and profits arising from the deemed sale by Pioneer of the Harbor Global common shares as a result of the distribution. The value of Harbor Global common shares that exceeds the earnings and profits of Pioneer would first be treated as a non-taxable return of capital to the extent of your basis in your shares of Pioneer common stock, and your adjusted tax basis in such stock would be reduced accordingly (but not below zero). To the extent that the value of Harbor Global common shares you receive were to exceed your adjusted tax basis in your shares of Pioneer common stock, such excess would be treated as long-term or short-term capital gain from the sale or exchange of Pioneer common stock, depending on the period of time you held such stock.

     As discussed above, the amount of income, gain or loss, if any, that you will recognize will depend, in part, on the fair market value of the Harbor Global common shares you receive in the distribution. Harbor Global will undertake to provide you with its determination regarding the fair market value of the Harbor Global common shares you receive in the distribution. However, any such determination will not be binding on the Internal Revenue Service, which may assert a different, and possibly higher, value for the shares of Harbor Global common shares you receive. Accordingly, there can be no assurance as to the exact amount of income, gain or loss you may recognize as a result of the merger and the distribution.

     Bermuda and United States Tax Status of Harbor Global

     Harbor Global believes that it will not be subject to taxation in Bermuda and that interest, dividends and gains distributed by Harbor Global to you will not be subject to taxation in Bermuda.

     For United States federal income tax purposes, Harbor Global will elect to be classified as a partnership. Harbor Global believes that it will not be classified as a "publicly traded partnership" or otherwise classified as a corporation for United States federal income tax purposes. It is anticipated that for United States federal income tax purposes you will be treated as a partner in the Bermuda partnership and your Harbor Global common shares will represent partnership interests.

     United States Federal Income Tax Consequences of Holding Harbor Global Common Shares

     By reason of its classification as a partnership for United States federal income tax purposes, Harbor Global will not itself be subject to United States federal income tax. Instead, items of income, gain, loss, deduction and expense will pass through to you, and you will be treated as a partner in Harbor Global for United States federal income tax purposes.

     As a partner in Harbor Global, you will be required to take into account your allocable share of Harbor Global's items of income, gain, loss, deduction and credit. The amount of your allocable share of Harbor Global's items of income, gain, loss, deduction and credit will be determined in accordance with your interest in Harbor Global. Your adjusted tax basis in the Harbor Global shares generally will be equal to the fair market value of the Harbor Global shares you receive at the time of the distribution and will be (1) increased by your allocable share of Harbor Global's items of income and gain that you are required to take into account as described above and (2) decreased, but not below zero, by the allocable share of Harbor Global's items of deduction and loss and the amount of any cash or other distribution made by

Harbor Global to you. Cash distributions that Harbor Global makes to you generally will not be taxable to you, except to the extent that such distributions exceed your adjusted tax basis in your Harbor Global common shares.

     Because Harbor Global will not be required to make current distributions of its earnings, it is possible that your United States federal income tax liability directly (as described below under the heading "Investments in Foreign Corporations"), or with respect to your allocable share of Harbor Global's items of income, gain, loss, deduction and credit, in a particular taxable year could exceed the cash distributions, if any, to you for that year. In this case, you may have a liability for tax which must be paid by you out of other funds.

     Harbor Global's disposition of businesses or assets may generally give rise to income, gain or loss, which will pass through to you, as described above. Except as described below under the heading "Passive Foreign Investment Company," this gain will be treated as long-term capital gain if Harbor Global's holding period in the stock is more than 12 months at the time of the sale. For this purpose, Harbor Global's holding period will include any period during which the stock was held as a capital asset by Pioneer. Harbor Global expects to distribute proceeds from the sale of its assets, net of its expenses and any contingent liabilities, pro rata to you.

     Investments in Foreign Corporations

     As a result of the structure of Harbor Global, you may be required to recognize a proportionate share of the income earned by any majority or minority owned Harbor Global subsidiary that is classified as a Foreign Personal Holding Company or a Passive Foreign Investment Company. You are urged to consult your tax advisor as to whether making a qualified electing fund election, as described below, with respect to each Passive Foreign Investment Company would be beneficial to you.

     Foreign Personal Holding Company

     Harbor Global believes that one or more of its foreign subsidiaries may be classified as a "foreign personal holding company" (an "FPHC"). In general, a foreign corporation will be classified as an FPHC if in any taxable year if (1) five or fewer individuals who are United States citizens or residents own or are deemed to own more than 50% (measured by the total voting power of all classes entitled to vote or the total value) of the foreign corporation's shares (the "ownership test") and (2) at least 60% (50% in some cases) of the foreign corporation's gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interests, gains from the sale or exchange of shares or securities, rent and royalties (the "income test").

     For purposes of determining whether a foreign corporation meets the ownership test described above, you will be treated as owning your proportionate share of stock in any foreign corporation held by Harbor Global, and the shares that are treated as owned by you will be attributed to all other shareholders of Harbor Global. Therefore, any foreign corporation owned by Harbor Global will generally be treated as owned, through attribution, by each Harbor Global shareholder in the same proportion that such company is owned by Harbor Global, so that the ownership test will be satisfied with respect to any company that is owned more than 50 percent by Harbor Global. As a result, any foreign corporation that is more than 50% owned by Harbor Global will be treated as an FPHC based solely on whether the income test is satisfied. In addition, Harbor Global believes that one or more of the subsidiaries of Harbor Global will have substantial passive income, and as a result may be classified as an FPHC under the income test.

     In the event that any foreign subsidiary of Harbor Global is classified as an FPHC, you will be required to include in income your proportionate share of the subsidiary's undistributed foreign personal holding company income, regardless of whether you receive corresponding distributions of cash.

     Harbor Global will undertake to provide you with information regarding the classification of any Harbor Global subsidiary as an FPHC and your allocable share of the subsidiary's income, as described above. However, Harbor Global cannot assure you that it will be able to provide you with this information.

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

     Passive Foreign Investment Company

     One or more of Harbor Global's subsidiaries could also be classified as a passive foreign investment company (a "PFIC"). In general, a foreign corporation will be a PFIC if, for any taxable year, either (1) 75% or more of its gross income is "passive income," which includes interest, dividends, and some types of rents and royalties, or (2) the average percentage of the corporation's assets that produce or are held for the production of "passive income" is 50% or more. If any of the foreign corporations owned directly or indirectly by Harbor Global is a PFIC during any year in which you own Harbor Global common shares, you will be treated as directly owning your proportionate share of such PFIC. Unless a qualified electing fund election is made, as described below, you will be subject to tax on gains on dispositions of PFIC shares by Harbor Global or a subsidiary of Harbor Global and on certain "excess distributions" by a PFIC to Harbor Global as if the gain or distribution were ordinary income earned ratably over each of the years during the period in which the subsidiary was classified as a PFIC and you are treated as owning an indirect interest in the PFIC. You generally will be liable to pay tax at the ordinary income rates prevailing during each of the years to which the gain or distribution is allocable, except that in the case of gains and distributions allocable to prior years in which the foreign corporation was a PFIC, (1) the tax rate will be the highest in effect for that taxable year and (2) the tax will be payable generally without regard to offsets from deductions, losses and expenses. You will also be subject to an interest charge with respect to any tax described above that is allocated to a prior year.

     Alternatively, you may make an election with respect to each PFIC in which you are treated as owning shares to have the PFIC treated as a "qualified electing fund" ("QEF"). In general, such an election would require you to include in gross income each year your share of the PFIC's ordinary income and net capital gain for the year, even if the PFIC does not distribute cash or other property in respect of such income. You may only make a QEF election if the PFIC satisfies certain reporting requirements with respect to its ordinary income and net capital gains.

     In addition, subject to specific limitations, shareholders treated as owning marketable shares in a PFIC may make an election to mark those shares to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark-to-market election and actual gains and losses realized upon disposition, subject to specific limitations, would be treated as ordinary gains or losses.

     As mentioned above, Harbor Global expects that one or more of its subsidiaries will have substantial passive income. Accordingly, Harbor Global expects that one or more of its subsidiaries will be classified as a PFIC, in which case such company will likely be classified as both a PFIC and an FPHC. In that event, unless a QEF election is made, you will be required to include the portion of the foreign corporation's income that is required to be included under the FPHC rules, described above, and also be subject to tax under the PFIC rules with respect to gains on disposition and excess distributions, including the interest charge, as described above. However, if you have made a QEF election with respect to a company that is treated as both a PFIC and an FPHC, you will include your proportionate share of the foreign corporation's income as provided in the FPHC rules, as described above, and any remaining income under the QEF rules, as described above. Accordingly, you will include your proportionate share of the subsidiary's income, but only once, and you will not be subject to the PFIC rules regarding gains from disposition and excess distributions, including the interest charge described above in the PFIC rules.

     Harbor Global will undertake to obtain from any PFIC, and provide to you, the information necessary to allow you to make, and maintain, a QEF election with respect to any PFIC. However, Harbor Global cannot assure you that it will be able to provide all the necessary information to satisfy the PFIC requirements or that you will be permitted to make and maintain a QEF election.

     YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO HOW THE PASSIVE FOREIGN INVESTMENT COMPANY RULES AFFECT YOUR TAX SITUATION AND WHETHER MAKING A QUALIFIED ELECTING FUND ELECTION WITH RESPECT TO EACH PASSIVE FOREIGN INVESTMENT COMPANY OWNED BY HARBOR GLOBAL WOULD BE BENEFICIAL TO YOU.

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

     Controlled Foreign Corporation

     Any foreign corporation that is held directly or indirectly by Harbor Global could be treated as a "controlled foreign corporation" if more than 50% of the total voting power or value of the shares is owned, directly or indirectly, by shareholders that are citizens or residents of the United States, United States domestic partnerships or corporations or estates or trusts other than foreign estates or trusts, indirectly owning 10% or more of the total combined voting power of all classes of shares in the foreign corporation. This classification would have many complex results, including requiring the shareholders to include in income their pro rata shares of the controlled foreign corporation's "Subpart F Income," as defined by the Internal Revenue Code. In addition, with respect to any such shareholder who is or was a 10% or greater shareholder at any time during the five year period ending with the sale or exchange of shares in a controlled foreign corporation by Harbor Global or any of its subsidiaries, gain from such sale or exchange will be treated as ordinary dividend income to the extent of the controlled foreign corporation's earnings and profits attributable to the shares sold or exchanged.

     Pioneer believes that any foreign corporation that will be held directly or indirectly by Harbor Global immediately following the distribution will not be a controlled foreign corporation. However, we cannot assure you that a foreign corporation owned by Harbor Global will not qualify as a controlled foreign corporation in the future.

     Receipt of Cash on Exercise of Appraisal Rights

     Generally, a Pioneer stockholder who exercises appraisal rights with respect to the stockholder's shares of Pioneer common stock will recognize capital gain (or loss) on the receipt of cash from the exercise of appraisal rights if the stockholder holds his, her or its Pioneer common stock as a capital asset.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the distribution agent may be required to withhold 31% of amounts paid to you. In order to prevent backup federal income tax withholding with respect to amounts paid to you, you will be required to provide the distribution agent with your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute Form W-9 which will be sent to you in a Letter of Transmittal shortly after the distribution is effected and the merger is closed. Some stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If you do not provide your correct taxpayer identification number or fail to provide the certifications described above, the Internal Revenue Service may impose a penalty on you and the payment of cash to you may be subject to backup withholding.

     THE TAX CONSEQUENCES OF THE MERGER AND THE DISTRIBUTION OF HARBOR GLOBAL COMMON SHARES APPLICABLE TO YOU ARE COMPLEX AND WILL DEPEND ON THE FACTS OF YOUR PARTICULAR SITUATION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE DISTRIBUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS. WE ALSO URGE YOU TO READ THE TAX DESCRIPTIONS, INCLUDING THE TAX CONSEQUENCES THAT MAY ARISE FROM HOLDING HARBOR GLOBAL SHARES, DESCRIBED IN HARBOR GLOBAL'S INFORMATION STATEMENT WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B.

DISSENTING STOCKHOLDERS' APPRAISAL RIGHTS

     Section 262 of the Delaware General Corporation Law is attached as Annex E to this proxy statement and incorporated herein by reference. You should read Annex E carefully in its entirety for a complete understanding of its terms. If you wish to exercise statutory appraisal rights or wish to preserve the right to do so, the failure to comply with the procedures set forth under Section 262 will result in the loss of appraisal rights.

     You are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law and may, instead of accepting the merger consideration to be issued in the merger, demand the fair value of your shares as determined by a Delaware court. However, to do so, you must comply with the conditions established by Section 262, which are complex.

     Here are some of the conditions to preserving and exercising appraisal rights:

     - you must own the shares of Pioneer common stock for which you demand appraisal on the date you deliver the demand for appraisal described below;

     - you must continue to own those shares through the closing of the merger;

     - before the vote is taken at the special meeting, you must deliver a properly executed written demand for appraisal of your shares to our secretary. The demand will be sufficient if you sign it, and it reasonably informs us of your identity and your intent to demand an appraisal of your shares. Any written demands should be sent to:

               The Pioneer Group, Inc.
               60 State Street
               Boston, Massachusetts 02109
               Attention: Secretary

     - you must NOT have voted in favor of the proposed merger, either in person, by proxy or by written consent. You can meet this requirement by either not voting or by voting against the merger;

     Important: You must separately comply with each of the last two requirements listed above. Under Delaware law, to not vote in favor of the proposed transaction, or to vote against it, is not considered a written demand for appraisal of your shares.

     - you must file a petition for appraisal of your shares in the Delaware Court of Chancery, as more fully described below, within 120 days after the closing of the merger;

     - within 20 days after you file your petition with the Delaware Court of Chancery, you must send a copy of it to us. Send it to the same address to which your written demand is sent (see the third bullet point above); and

     - you must satisfy the other conditions described more fully below and in Annex E.

     Availability of Information About Other Dissenting Stockholders. Within 10 days after the closing of the proposed merger, we will notify each stockholder who has complied with the procedures described above that the merger has become effective. Within 120 days after the closing of the proposed merger, if you have complied with the conditions for appraisal of your shares, you may request in writing, and we will send you, a statement regarding the number of shares of Pioneer common stock not voted in favor of the transaction, the number of shares for which we have received a written demand for appraisal and the number of stockholders who own those shares. We are required to mail this statement to you within 10 days after receiving your request. You should send any such request to the same address to which your written demand is sent (see the third bullet point above).

     What You Would Receive by Exercising Appraisal Rights. If you intend to demand an appraisal of your shares, keep in mind that the fair value of your shares as determined under Delaware law could be more than, the same, OR LESS THAN the merger consideration you would receive if you did not demand an appraisal of your shares. Section 262 requires the fair value of the shares to be determined exclusive of any element of value arising from the accomplishment or expectation of the acquisition. A discussion of the other factors considered by the Delaware Court of Chancery in appraising your shares is beyond the scope of this summary.

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

     Expenses of the Appraisal Proceeding. The cost of the appraisal proceeding may be determined by the court and allocated among the parties to the proceeding as the court deems equitable. Also, on application by a dissenting stockholder, the court may order that all or a portion of the expenses incurred in the appraisal proceeding by all dissenting stockholders be charged pro rata against the value of all shares of stock entitled to appraisal.

     Termination of Rights as a Stockholder. If you properly demand appraisal of your shares, you will lose your right to vote those shares on any matter or to receive payment of dividends or other distributions on such shares. Keep in mind, however, we do not currently anticipate paying any dividends on Pioneer common stock.

     Withdrawal of a Demand for Appraisal. You may withdraw a demand for appraisal, and accept the consideration received by other stockholders of Pioneer, at any time within 60 days after the closing of the merger. After this 60-day period has passed, you may not withdraw your demand for appraisal unless we consent to the withdrawal. If you take all the other actions required to exercise your appraisal rights but fail to file a petition in the Delaware Court of Chancery within 120 days after the transaction closes, you will lose your appraisal rights. However, you then will be entitled to receive the consideration the other stockholders of Pioneer receive in the transaction.

     The failure to take any step required to preserve or exercise appraisal rights may result in the loss of those rights. In view of the complexity of exercising appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

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

                              THE MERGER AGREEMENT

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference into this summary. The summary description is not complete and is qualified in its entirety by reference to the merger agreement. We urge all Pioneer stockholders to read the merger agreement annexed to this proxy statement in its entirety for a more complete description of the terms and conditions of the merger and related matters.

GENERAL

     Following the adoption of the merger agreement, approval of the merger by the Pioneer stockholders and the satisfaction or waiver of the other conditions to the merger, Pioneer will merge with a wholly-owned subsidiary of UniCredito. Pioneer will survive the merger as a wholly-owned subsidiary of UniCredito. If all conditions to the merger are satisfied or waived, the merger will become effective at the time the surviving corporation files a duly executed certificate of merger with the Secretary of State of the State of Delaware.

TREATMENT OF PIONEER COMMON STOCK

     At the effective time of the merger, each issued and outstanding share of Pioneer common stock, other than shares held by stockholders who perfect appraisal rights, will convert into the right to receive a cash payment of $43.50. In connection with the merger, Pioneer will distribute to its stockholders of record immediately prior to the effective time of the merger all of the equity interest in Harbor Global.

TREATMENT OF UNVESTED RESTRICTED STOCK OF PIONEER

     Prior to the effective time of the merger, each unvested restricted share of Pioneer common stock granted by Pioneer under the 1995 Restricted Stock Plan and the Amended and Restated 1997 Stock Incentive Plan will become fully vested. In the merger, all shares of restricted stock will convert into the right to receive a cash payment of $43.50. Holders of restricted stock also will receive Harbor Global common shares in connection with the distribution.

TREATMENT OF PIONEER STOCK OPTIONS

     Prior to the effective time of the merger, each unvested option granted by Pioneer under Pioneer's Amended and Restated 1997 Stock Incentive Plan and 1988 Stock Option Plan will become fully vested. In the merger, each holder of a stock option will receive from UniCredito, as soon as practicable following the effective time of the merger, a cash payment equal to the excess of $43.50 over the per share exercise price of his or her option, multiplied by the number of shares subject to such option. Thereafter, all options to purchase Pioneer common stock will be of no further force or effect.

     Unless they exercise their options prior to the merger, holders of options will not participate in the distribution of Harbor Global common shares.

EXCHANGE OF CERTIFICATES

     Payment Agent; Payment Procedures; No Further Ownership Rights

     As soon as practicable after the effective time of the merger, UniCredito's payment agent will mail to each record holder of Pioneer common stock a letter of transmittal and instructions for surrendering their certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive a cash payment. Upon the surrender of each certificate with a completed and executed letter of transmittal, UniCredito's payment agent will pay the stockholder $43.50 multiplied by the number of shares represented by each certificate held by such stockholder, without any interest. The surrendered certificates representing shares of Pioneer common stock will then be cancelled.

     HOLDERS OF PIONEER COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE PAYMENT AGENT.

     Lost Certificates

     If any certificate representing shares of Pioneer common stock is lost, stolen or destroyed, the Pioneer stockholder must provide an appropriate affidavit of that fact. UniCredito may require the Pioneer stockholder to deliver a bond as indemnity against any claim that may be made against UniCredito with respect to such certificates alleged to have been lost, stolen or destroyed.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains representations and warranties of Pioneer, UniCredito and UniCredito's wholly-owned subsidiary. These representations and warranties relate to:

     - their organization, existence, good standing, corporate power and similar corporate matters;

     - the authorization, execution, delivery, required filings and consents, performance and the enforceability of the merger agreement and related matters;

     - financing arrangements related to the merger;

     - the absence of conflicts, violations and defaults under their corporate charters and by-laws and other agreements and documents;

     - brokers and related fees;

     - litigation; and

     - the accuracy of information provided in connection with this proxy statement and proxy statements mailed to stockholders of the Pioneer Family of Funds.

     Pioneer also represented and warranted as to:

     - certain of its subsidiaries;

     - its capitalization;

     - filings with the Securities and Exchange Commission;

     - its financial statements;

     - the absence of certain changes in its business;

     - transactions with affiliates;

     - environmental matters;

     - employee benefit plans;

     - owned and leased real properties;

     - liens on its assets;

     - taxes and tax returns;

     - licenses and permits;

     - compliance with laws;

     - intellectual property;

     - the absence of undisclosed liabilities;

     - fairness opinions;

     - material contracts;

     - insurance;

     - investment advisory activities;

     - registered investment companies;

     - non-registered funds;

     - the distribution of Harbor Global common shares;

     - the actions by its board of directors that make Section 203 of the Delaware General Corporation Law inapplicable to this merger;

     - compliance with the regulations of the Bank of Italy;

     - the vote of stockholders required to approve the merger;

     - compliance with state antitakeover laws; and

     - Harbor Global.

CERTAIN COVENANTS

     Except as contemplated by the merger agreement or the distribution agreement relating to the organization of Harbor Global, Pioneer has agreed that it and its subsidiaries will carry on their business in the ordinary course in substantially the same manner as previously conducted. Specifically, Pioneer has agreed that neither it nor certain of its subsidiaries will, without the prior consent of UniCredito:

     - issue, sell, grant, pledge, encumber or dispose of any shares of capital stock or other securities, except pursuant to the exercise of options, pursuant to the employee stock purchase plan or pursuant to deferred compensation arrangements;

     - other than with respect to its subsidiaries, declare, set aside or pay any dividends or other distributions on its shares of capital stock;

     - effect a stock split, combine or reclassify any of its capital stock or authorize the issuance of any other securities in substitution of its shares of capital stock;

     - with certain exceptions, purchase, redeem or otherwise acquire any shares of its capital stock;

     - amend its charter or by-laws;

     - acquire any corporation, partnership or other business organization or division or make any investment in any such entity;

     - sell, lease, pledge or encumber any material assets;

     - enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of its assets or securities;

     - incur or assume any indebtedness, make any loans or advances or issue any debt securities;

     - enter into an agreement with respect to the disposition of a material amount of assets or securities;

     - transfer the stock of any subsidiary to any other subsidiary or any assets or liabilities to any new or existing subsidiary;

     - change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

     - except as required by law or in accordance with generally accepted accounting principles, revalue any of its assets or materially change any existing accounting principle, method or practice;

     - authorize, recommend or propose any material change in its capitalization;

     - make any capital expenditure or commitment for which it is not contractually bound at the date of the merger agreement, except for capital expenditures or commitments not to exceed $2,500,000 per year in the aggregate;

     - enter into any new material contract, or modify in any respect materially adverse to Pioneer or any of its subsidiaries any existing material contract;

     - settle any material actions, suits, proceedings or investigations other than any settlement which involves only the payment of damages in an amount less than $1,000,000 and does not involve injunctive or other equitable relief;

     - adopt or amend any bonus, compensation, deferred compensation or other employee benefit plan, increase the compensation or fringe benefits of any individual or pay any benefit not required by any existing plan, arrangement or agreement;

     - take any action other than in the ordinary course of business with respect to the grant of any severance or termination pay or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date of the merger agreement;

     - make any tax election or settle or compromise any federal, state, local or foreign tax liability; or

     - agree to take any action which would result in Pioneer's representations and warranties in the merger agreement being untrue or incorrect in any material respect or that would result in the conditions of the merger set forth in the merger agreement not being satisfied in a material way.

     Pioneer and UniCredito have also agreed to cooperate in obtaining necessary authorizations and approvals related to the merger from the boards of directors or trustees of Pioneer's registered investment companies and/or their stockholders, as required by applicable law.

PIONEER IS RESTRICTED FROM TRYING TO SELL PIONEER TO ANOTHER PARTY

     Pioneer has agreed that neither it nor any of its subsidiaries will, directly or indirectly through their officers, directors, employees, financial advisors or agents:

     - solicit, initiate, or encourage any proposal that could reasonably be expected to lead to a tender offer for more than 20% of the outstanding shares of Pioneer common stock, an exchange offer, merger, consolidation, or sale of assets representing more than 20% of the total book value of all Pioneer assets;

     - engage or participate in any negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any such acquisition proposal; or

     - recommend any such acquisition proposal to the Pioneer stockholders.

     However, Pioneer and the Pioneer board of directors may comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to such an acquisition proposal. In addition, Pioneer and the Pioneer board of directors may furnish non-public information to, or enter into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal to acquire more than 20% of the outstanding shares of Pioneer common stock or Pioneer assets having a fair market value equal to more than 20% of the total book value of all Pioneer assets, enter into an agreement to consummate any such acquisition and recommend such acquisition to Pioneer stockholders, if and only to the extent that:

     - the Pioneer board of directors believes in good faith, after consultation with its financial advisor(s), that the proposal constitutes a superior proposal to this merger and in the best interests of the stockholders;

     - prior to furnishing non-public information to, or engaging in discussions or negotiations with a person, that person provides to the Pioneer board of directors an executed confidentiality agreement not less favorable than the confidentiality agreement between UniCredito and Pioneer; and

     - prior to recommending a superior proposal, Pioneer gives UniCredito five business days' prior notice of its intent to recommend the superior proposal in order to provide UniCredito an opportunity to make a counterproposal which Pioneer and its advisors will negotiate with UniCredito during this five day period.

     Pioneer has agreed to notify UniCredito promptly in reasonable detail of receipt of any acquisition proposal or request for non-public information. Pioneer has agreed to continue to keep UniCredito informed on a current basis of the status of any discussions or negotiations and all material terms being discussed or negotiated.

DIRECTOR AND OFFICER INDEMNIFICATION

     The merger agreement provides that for a period of six years after the effective time of the merger, UniCredito will continue all rights to indemnification, advancement of expenses, exculpation, limitation of liability, and any similar rights, existing at the time of the merger in favor of the employees, agents, directors or officers of Pioneer. UniCredito has also agreed to provide each individual who served as a director or officer of Pioneer at any time prior to the merger with liability insurance for a period of six years after the merger no less favorable in coverage and amount than was in effect prior to the merger.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     The obligations of UniCredito and Pioneer to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - the Pioneer stockholders must have approved and adopted the merger agreement and the merger;

     - all applicable waiting periods, and any extensions of these periods, under the Hart-Scott-Rodino Antitrust Improvements Act and the EC Regulation must have expired or been terminated;


     - the parties must have obtained certain foreign regulatory authorizations and consents;


     - there must be no order, executive order, stay, decree, judgment or injunction, or statute, rule or regulation in effect that makes the merger illegal;

     - the distribution of Harbor Global shares to the Pioneer stockholders shall have been completed;

     - the merger agreement and the merger shall have been approved by the Bank of Italy; and

     - either UniCredito shall have qualified as a "financial holding company" under the Bank Holding Company Act or the merger shall have been approved under the Bank Holding Company Act by the Board of Governors of the U.S. Federal Reserve System.

     In addition, the obligation of Pioneer to effect the merger is subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of UniCredito and its wholly-owned subsidiary in the merger agreement must be true and correct as of the effective time of the merger, unless made as of another date, in which case they must be true as of such date and except where the failure to be true and correct does not, and is not reasonably likely to, have a material adverse effect on UniCredito; and

     - UniCredito and its wholly-owned subsidiary must have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger.

     In addition, the obligations of UniCredito and its wholly-owned subsidiary to effect the merger are subject to the satisfaction or waiver of the following conditions:

     - the representations and warranties of Pioneer in the merger agreement must be true and correct as of the effective time of the merger, unless made as of another date, in which case they must be true and correct as of such date and except where the failure to be true and correct does not, and is not reasonably likely to have a material adverse effect on Pioneer, provided, however, that any untrue statements are not the result of intentional fraudulent conduct of Pioneer;

     - Pioneer must have performed in all material respects all obligations required to be performed by it under the merger agree-ment at or prior to the effective time of the merger;

     - the number of shares held by stockholders exercising appraisal rights does not exceed 15% of the total of outstanding shares of Pioneer common stock; and

     - the proposals to be acted upon by the stockholders of Pioneer's United States registered investment companies shall have been approved by United States registered investment companies representing at least 92.5% of the assets under management of all such funds.

TERMINATION; EXPENSES AND TERMINATION FEES

     The merger agreement may be terminated by written notice from the terminating party under the following circumstances at any time prior to the effective time of the merger:

     - by mutual written consent of the parties;

     - by either Pioneer or UniCredito if the merger is not completed by February 15, 2001, unless the delay is due to the terminating party's failure to fulfill any obligation under the merger agreement;

     - by either UniCredito or Pioneer if at the special meeting of Pioneer stockholders, Pioneer does not obtain the requisite vote of its stockholders in favor of the merger agreement;

     - by UniCredito, if (1) the Pioneer board of directors fails to recommend approval of the merger to the Pioneer stockholders or withdraws or modifies its recommendation; (2) the Pioneer board of directors recommends to the Pioneer stockholders an alternative transaction with another person or entity meeting the requirements set forth in the merger agreement; or (3) a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of Pioneer common stock and the Pioneer board of directors fails to recommend that the Pioneer stockholders reject the offer or takes no position with respect to the offer; or

     - by either UniCredito or Pioneer, if there has been a breach of the representations, warranties, covenants or agreements by the other party so that the conditions to closing are not being satisfied which is not curable or which is curable but such party does not make reasonable efforts to cure.

     In the event the merger agreement is terminated due to a breach of any representation, warranty, covenant or agreement as described above, the party in breach shall reimburse the other party all reasonable costs and expenses incurred by it in connection with the merger agreement and the merger.

     If either UniCredito or Pioneer terminates the merger agreement because of any of the reasons above, all obligations of the parties under the merger agreement will terminate (with certain exceptions) and there will be no liability, except for any liability for willful breaches of the merger agreement on the part of UniCredito, Pioneer, UniCredito's wholly-owned subsidiary or their respective officers, directors, stockholders or affiliates. The mutual confidentiality agreement dated March 23, 2000 between UniCredito and Pioneer will survive any termination of the merger agreement.

     Except as described below, UniCredito and Pioneer will bear their own expenses incurred in connection with the merger.

     Pioneer has agreed to pay UniCredito a $37,500,000 termination fee if the merger agreement is terminated under the following circumstances:

     - by UniCredito, because (1) the Pioneer board of directors fails to recommend approval of the merger to the Pioneer stockholders or withdraws or modifies its recommendation; (2) the Pioneer board of directors recommends to the Pioneer stockholders an alternative transaction with another person or entity meeting the requirements set forth in the merger agreement; or (3) a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of Pioneer common stock and the Pioneer board of directors fails to recommend that the Pioneer stockholders reject the offer or takes no position with respect to the offer; or

     - by UniCredito or Pioneer because Pioneer fails to obtain the requisite vote of Pioneer stockholders to approve the merger agreement and Pioneer consummates a sale of the company within 18 months of such termination.

RELATED MATTERS AFTER THE MERGER

     At the time of the merger, a subsidiary of UniCredito will be merged with Pioneer. Pioneer will become the surviving corporation in the merger and a wholly-owned subsidiary of UniCredito. Each share of the subsidiary's common stock issued and outstanding immediately prior to the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation. The certificate of incorporation of the subsidiary, in effect immediately prior to the time of the merger, will become the certificate of incorporation of the surviving corporation, except that the name shall be Pioneer Global Asset Management. The by-laws of the subsidiary will become the by-laws of the surviving corporation, except that the name shall be changed to the name of Pioneer Global Asset Management.

     The merger is intended to qualify for the treatment described in Section 15(f) of the U.S. Investment Company Act of 1940, as amended. In this regard, UniCredito shall, (i) use reasonable efforts to assure that, for a period of three years after the effective time of the merger, at least 75% of the board of directors or trustees of each registered investment company are not "interested persons" of Pioneer or UniCredito, as that term is defined under the Investment Company Act; and (ii) refrain from imposing, for a period of two years after the effective time of the merger, any "unfair burden" on any registered investment company, within the meaning of the Investment Company Act.

     UniCredito has agreed for a period of at least 12 months following the effective time of the merger to:

     - provide each continuing employee cash compensation that is no less favorable to the employee than the compensation prior to the effective time; and

     - maintain employee benefit plans and arrangements, other than stock incentive plans, that are no less favorable than the benefit arrangements in effect prior to the effective time.

     The forgoing is not intended to restrict UniCredito from terminating the employment of any employee.

AMENDMENT

     Prior to obtaining approval of the merger agreement from the Pioneer stockholders, Pioneer and UniCredito may agree in writing to amend the merger agreement. Any amendment which would reduce the cash payment to the Pioneer stockholders or which would be materially adverse to the Pioneer stockholders must also be approved by the Pioneer stockholders.

FEES AND EXPENSES

     The estimated aggregate costs and fees of Pioneer in connection with the merger agreement and the merger and Pioneer's costs related to the distribution are as follows:

Investment Banking Fees and Expenses........................  $ 9,500,000
Filing Fees.................................................      245,455
Legal Fees and Expenses.....................................    1,875,000
Accounting Fees and Services................................      220,000
Printing, Mailing and Vote Solicitation Fees................      300,000
Expenses in Connection with Approval of U.S. Registered
  Investment Companies......................................    1,084,000
Miscellaneous Fees..........................................      775,545
                                                              -----------
          Total.............................................  $14,000,000
                                                              ===========


     UniCredito has advised Pioneer that it expects to incur approximately the same amount of expenses as Pioneer in connection with the merger agreement. The merger agreement provides that each party is to pay the fees and expenses incurred by it, except if the merger agreement is terminated under certain circumstances. See "The Merger Agreement -- Termination; Expenses and Termination Fees."

         RELATIONSHIPS AND TRANSACTIONS BETWEEN UNICREDITO AND PIONEER

     Except as described under "The Merger -- Background to the Merger," there have been no negotiations, transactions or material contacts between UniCredito and Pioneer concerning a merger, an acquisition of Pioneer's common stock, a tender offer for Pioneer's common stock, the sale of Pioneer's assets or the election of Pioneer's directors during the past two years.

     There are currently no present or proposed material agreements, arrangements or understandings between UniCredito, or any of its affiliates, and Pioneer, except that Pioneer and EuroPlus have entered into nondiscretionary subadvisory agreements with respect to two funds for which EuroPlus serves as investment advisor. The subadvisory agreements were negotiated on an arms-length basis and Pioneer and UniCredito believe that agreements are no more or less favorable to either party than subadvisory agreements negotiated with unaffiliated third parties. If Pioneer becomes a wholly-owned subsidiary of UniCredito, it is possible that additional agreements, particularly subadvisory arrangements between Pioneer and EuroPlus, may be entered into between Pioneer and UniCredito and its affiliates that may be material to Pioneer.

     Pioneer and Harbor Global have entered into a distribution agreement and tax separation agreement that relate, among other things, to the transfer of assets to Harbor Global, Pioneer's distribution of Harbor Global's common shares to Pioneer stockholders, the allocation of certain tax liabilities between Pioneer and Harbor Global, certain indemnification obligations between Harbor Global and Pioneer and the provision by Pioneer of certain services to Harbor Global on a temporary basis. These arrangements will remain in effect after the effective time of the merger. In addition, Pioneer and Harbor Global may enter into an agreement for the provision of some corporate administrative, information and technology systems, human resources and other support to Harbor Global for a limited transition period. To find out more about these agreements, see Harbor Global's information statement attached as Annex B to this proxy statement.

               COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

PIONEER MARKET PRICE INFORMATION

     Pioneer common stock is traded on The Nasdaq Stock Market(R) under the symbol "PIOG." As of July 31, 2000, there were approximately 4,400 stockholders of record. Pioneer currently does not pay dividends to stockholders.

     The table below sets forth, for the periods indicated, the reported high and low sale prices of Pioneer common stock on The Nasdaq Stock Market(R).


                                                                   PIONEER
                                                                 COMMON STOCK
                                                              ------------------
                                                               HIGH        LOW
                                                              -------    -------
FISCAL 1998
  First Quarter.............................................  $31.25     $25.125
  Second Quarter............................................  $33.875    $24.75
  Third Quarter.............................................  $28.625    $14.906
  Fourth Quarter............................................  $20.625    $ 9.562
FISCAL 1999
  First Quarter.............................................  $21.25     $14.75
  Second Quarter............................................  $19.687    $14.75
  Third Quarter.............................................  $18.875    $14.125
  Fourth Quarter............................................  $18.50     $10.00
FISCAL 2000
  First Quarter.............................................  $24.00     $12.437
  Second Quarter............................................  $42.50     $21.687
  Third Quarter (through August 21, 2000)...................  $43.50     $42.312


RECENT CLOSING PRICES

     The following table sets forth the closing prices per share of Pioneer common stock as reported on The Nasdaq Stock Market(R) on (1) February 10, 2000, the last trading day prior to the public announcement that Pioneer had retained two investment banks to conduct analyses of the company's businesses and to assist the board and management in evaluating strategic alternatives, (2) March 2, 2000, the last trading day prior to the public announcement that we had authorized our investment banks to actively explore strategic alternatives, including a possible sale of the company, (3) May 12, 2000, the last full trading day prior to the public announcement that Pioneer and UniCredito had entered into the merger agreement and (4) August 21, 2000, the last full trading day for which closing prices were available at the time of the printing of this proxy statement.



                                                                PIONEER
                                                                COMMON
DATE                                                          SHARE PRICE
----                                                          -----------
February 10, 2000...........................................    $16.781
March 2, 2000...............................................    $21.871
May 12, 2000................................................    $31.00
August 21, 2000.............................................    $43.50

              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
                             MANAGEMENT OF PIONEER

     The following table sets forth information as to the number of shares of Pioneer common stock beneficially owned as of July 31, 2000, unless otherwise indicated, by:

     - each person that beneficially owns more than 5% of the outstanding shares of Pioneer common stock,

     - each director of Pioneer,

     - the chief executive officer and the four other most highly compensated executive officers of Pioneer and

     - Pioneer executive officers and directors as a group.

                                                                                           PERCENT
                                                                                          OF SHARES
NAME AND ADDRESS OF BENEFICIAL                                          NATURE OF      OF COMMON STOCK
OWNER, EXECUTIVE OFFICER OR DIRECTOR      NUMBER OF SHARES(1)          OWNERSHIP(1)    OUTSTANDING(2)
------------------------------------      -------------------          ------------    ---------------
John F. Cogan, Jr. .....................          1,969,794            Direct                7.19%
  The Pioneer Group, Inc.                         1,697,708(3)           Indirect            6.29%
  60 State Street
  Boston, MA 02109
Gabelli Funds, Inc. ....................          1,857,300(4)         Indirect              6.88%
  One Corporate Center
  Rye, NY 10580
David D. Tripple........................            461,485            Direct                1.69%
John D. Curtin Jr. .....................                 --            --                      --
Alyce J. Lee............................                 --            --                      --
W. Reid Sanders.........................                 --            --                      --
Alan J. Strassman.......................            120,000            Direct                   *
Jaskaran S. Teja........................             53,636            Direct                   *
John H. Valentine.......................              4,000            Direct                   *
Stephen G. Kasnet.......................            159,265            Direct                   *
Alicja K. Malecka.......................            135,155            Direct                   *
William H. Smith, Jr. ..................            411,448            Direct                   *
All directors and executive officers as
  a group (14 persons)..................          3,553,171(5)         Direct               12.40%
                                                  1,697,708(3)(5)        Indirect            6.29%

---------------

*  Denotes ownership of less than 1% of outstanding shares of common stock.

(1) The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed.

(2) For purposes of this table, the number of outstanding shares of common stock of Pioneer is adjusted for each director and executive officer to include the number of shares of common stock into which any options held by such director or executive officer are exercisable due to the full acceleration of vesting in connection with the merger.

(3) Includes an aggregate of 1,167,410 shares of common stock held by family trusts of which Mr. Cogan is the sole trustee and with respect to which he has sole voting and investment power. Includes an aggregate of 74,340 shares of common stock held in trusts with respect to which Mr. Cogan may be deemed to be a beneficial owner by reason of his position as a trustee and/or his interests as a beneficiary, over which shares Mr. Cogan exercises shared voting and investment power. Includes 35,958 shares of common stock held for the benefit of Mr. Cogan in Pioneer's deferred compensation plan, over which shares Mr. Cogan exercises no voting power and sole investment power. Includes 420,000 shares held by a foundation for which Mr. Cogan is a trustee. Mr. Cogan disclaims beneficial ownership of such shares and has no voting or investment power with respect to such shares.

(4) Consists of shares of common stock held by a variety of investment advisory and investment company clients, over which shares Gabelli Funds, Inc., Gabelli Asset Management, Inc. or one of their affiliates exercises sole voting authority and sole investment power. The foregoing is based solely on information provided by the stockholder in Amendment No. 13 to Schedule 13D dated June 16, 2000, with respect to shares held on June 14, 2000.

(5) Of the shares beneficially owned by the directors and executive officers as a group, an aggregate of 3,917,375 shares are subject to a voting agreement that Mr. Cogan, Mr. Tripple, Mr. Nault and Mr. Reckard entered into in connection with the merger agreement and pursuant to which each agreed to vote his shares in favor of the merger agreement and the merger.

                             STOCKHOLDER PROPOSALS

     If the proposed merger is completed, there will be no public stockholders of Pioneer and no public participation in any future meetings of Pioneer stockholders. If the proposed merger is not completed, Pioneer intends to hold its next annual meeting of stockholders in May 2001. In that case, Pioneer's stockholders would continue to be entitled to attend and participate in Pioneer's stockholders meetings.

     Pioneer will consider appropriate stockholder proposals for inclusion on the agenda of its 2001 annual meeting of stockholders. Proposals of stockholders made in accordance with Rule 14a-8 of the Exchange Act, and intended to be presented at the 2001 annual meeting must be submitted in writing to the attention of the chief financial officer of The Pioneer Group, Inc., 60 State Street, Boston, Massachusetts 02109 no later than December 15, 2000 for inclusion in the proxy statement for that meeting. In addition, Pioneer's by-laws require that Pioneer be given advance notice of stockholder nominations for election to the board of directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in Pioneer's proxy statement in accordance with Rule 14a-8). The required notice must be made in writing, include the information required by the by-laws, be delivered or mailed by first class United States mail, postage prepaid, to the chief financial officer of The Pioneer Group, Inc., 60 State Street, Boston, Massachusetts 02109, and be received not less than 60 days nor more than 90 days prior to the 2001 annual meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination or other proposal shall have been mailed or delivered to the chief financial officer of Pioneer not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure made, whichever occurs first. While Pioneer has not set the date of the 2001 annual meeting, assuming it was held on May 16, 2001 (the same day as this year's meeting), notice of a stockholder proposal or director nomination would need to be made no earlier than February 15, 2001 and no later than March 17, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     Pioneer files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that UniCredito or Pioneer files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information into this proxy statement, which means that Pioneer can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the documents set forth below that Pioneer has previously filed with the SEC. These documents contain important information about Pioneer and its finances.

PIONEER SEC FILINGS (FILE NO. 0-8841)                         PERIOD
-------------------------------------      --------------------------------------------
Annual Report on Form 10-K...............  Fiscal year ended December 31, 1999
Quarterly Report on Form 10-Q............  Fiscal quarters ended March 31, 2000 and
                                           June 30, 2000
Current Reports on Form 8-K..............  Report dated May 16, 2000 and Report dated
                                           June 27, 2000
Definitive Proxy Statement on Schedule
  14A....................................  Meeting of Stockholders held on May 16, 2000

     Pioneer is also incorporating by reference additional documents that Pioneer may file with the SEC between the date of this proxy statement and the date of the special meeting of Pioneer stockholders.

     UniCredito has supplied all information contained in this proxy statement relating to UniCredito, and Pioneer has supplied all information contained in this proxy statement relating to Pioneer.

     Documents incorporated by reference are available from Pioneer without charge, excluding all exhibits unless Pioneer has specifically incorporated by reference an exhibit in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the secretary of Pioneer at the following address:

               The Pioneer Group, Inc.
               60 State Street
               Boston, Massachusetts 02109
               Attention: Investor Relations
               Telephone: (617) 742-7825
               Internet address: http://www.pioneerfunds.com

     If you would like to request documents from Pioneer, please do so by September 13, 2000 to receive them before the Pioneer special meeting.


     You should rely only on the information contained or incorporated by reference in this proxy statement to vote on the merger. UniCredito and Pioneer have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 22, 2000. You should not assume that the information contained in this proxy statement is accurate as of any date other than August 22, 2000, and the mailing of the proxy statement to Pioneer stockholders shall not create any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF MAY 14, 2000

                                    BETWEEN

                           UNICREDITO ITALIANO S.P.A.

                                      AND

                            THE PIONEER GROUP, INC.

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE 1 THE MERGER...............................................   A-1
  1.1  The Merger..................................................   A-1
  1.2  Effect of the Merger........................................   A-2
  1.3  Consummation of the Merger..................................   A-2
  1.4  Certificate of Incorporation; By-Laws; Directors and           A-2
       Officers....................................................
  1.5  Conversion of Securities....................................   A-2
  1.6  Company Stock Options and Plans.............................   A-3
  1.7  Exchange of Certificates....................................   A-3
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE
  PURCHASER........................................................   A-5
  2.1  Organization and Qualification..............................   A-5
  2.2  Authority...................................................   A-5
  2.3  Compliance..................................................   A-5
  2.4  Commission Filings..........................................   A-6
  2.5  Broker's Fees...............................................   A-7
  2.6  Financing...................................................   A-7
  2.7  Litigation..................................................   A-7
  2.8  Parent's Knowledge..........................................   A-7
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY............   A-7
  3.1  Organization and Qualification..............................   A-7
  3.2  Subsidiaries................................................   A-8
  3.3  Capitalization..............................................   A-8
  3.4  Authority...................................................   A-9
  3.5  Compliance..................................................   A-9
  3.6  Commission Filings..........................................  A-10
  3.7  Litigation..................................................  A-11
  3.8  Changes.....................................................  A-11
  3.9  Transactions with Affiliates................................  A-11
 3.10  Environmental Matters.......................................  A-11
 3.11  Employee Benefits and Contracts.............................  A-12
 3.12  Real Property and Leases; Liens on Assets...................  A-13
 3.13  Taxes.......................................................  A-14
 3.14  Compliance with Laws; Permits...............................  A-15
 3.15  Intellectual Property.......................................  A-15
 3.16  No Undisclosed Material Liabilities.........................  A-15
 3.17  Fairness Opinion, Brokers...................................  A-15
 3.18  Investment Advisory Activities..............................  A-15
 3.19  Registered Investment Companies.............................  A-16
 3.20  Non-Registered Funds........................................  A-19
 3.21  Material Contracts..........................................  A-20

                                                                     PAGE
                                                                     ----
 3.22  Insurance...................................................  A-21
 3.23  State Takeover Statutes.....................................  A-21
 3.24  Vote Required...............................................  A-21
 3.25  Harbor Global...............................................  A-21
 3.26  Bank of Italy Requirements..................................  A-22
 3.27  Company's Knowledge.........................................  A-22
 3.28  Schedules and Exhibits......................................  A-22
 3.29  No Implied Representation...................................  A-22
ARTICLE 4 CONDUCT OF BUSINESS......................................  A-22
  4.1  Conduct Prior to Effective Time.............................  A-22
  4.2  Commission Filings..........................................  A-24
  4.3  Approval of New Fund Contracts..............................  A-24
ARTICLE 5 ADDITIONAL AGREEMENTS....................................  A-25
  5.1  Preparation of Proxy Statement..............................  A-25
  5.2  Disposition of the Shares...................................  A-25
  5.3  Fees and Expenses...........................................  A-25
  5.4  Additional Agreements.......................................  A-26
  5.5  No Solicitation.............................................  A-26
  5.6  Notification of Certain Matters.............................  A-27
  5.7  Access to Information.......................................  A-28
  5.8  Indemnification and Insurance...............................  A-28
  5.9  Fair Price Structure........................................  A-28
 5.10  Certain Post-Closing Fund Matters...........................  A-28
 5.11  Severance Agreements........................................  A-29
 5.12  Parent Guaranty.............................................  A-29
 5.13  Continuation of Employment..................................  A-29
 5.14  Incorporation of the Purchaser..............................  A-29
ARTICLE 6 CONDITIONS...............................................  A-29
  6.1  Conditions to Obligation of Each Party to Effect the          A-29
       Merger......................................................
  6.2  Conditions to Obligation of the Company to Effect the         A-30
       Merger......................................................
  6.3  Conditions to Obligation of the Parent and the Purchaser to   A-30
       Effect the Merger...........................................
ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER........................  A-31
  7.1  Termination.................................................  A-31
  7.2  Effect of Termination.......................................  A-32
  7.3  Amendment...................................................  A-32
  7.4  Waiver......................................................  A-32
  7.5  Expenses; Termination Fee...................................  A-32
ARTICLE 8 HARBOR GLOBAL............................................  A-33
  8.1  Formation of Harbor Global..................................  A-33
  8.2  Certain Agreements With Respect to Harbor Global............  A-33
  8.3  Distribution of the Harbor Global Interests.................  A-34

                                                                     PAGE
                                                                     ----
ARTICLE 9 GENERAL PROVISIONS.......................................  A-34
  9.1  Closing.....................................................  A-34
  9.2  Publicity...................................................  A-34
  9.3  Notices.....................................................  A-34
  9.4  Interpretation..............................................  A-35
  9.5  Representations and Warranties; etc.........................  A-35
  9.6  Miscellaneous...............................................  A-36
  9.7  Validity....................................................  A-36

Disclosure Schedule

Exhibit A -- Distribution Agreement

Exhibit B -- Tax Separation Agreement

                             TABLE OF DEFINED TERMS

Acquisition Proposals.......................................        5.5
Administration Agreement....................................       3.19
Agreement...................................................    Recital
Applicable Laws.............................................      2.3(b)
Assets......................................................       3.12
Balance Sheet...............................................       3.12
BHCA........................................................        2.3
Business Employees..........................................       5.13
Cash Consideration..........................................        1.5
CERCLA......................................................       3.10
Certificate of Merger.......................................        1.3
Certificates................................................        1.7
Client Contracts............................................       3.18
Closing.....................................................        9.1
Closing Date................................................        9.1
Code........................................................        1.7
Commission..................................................        2.4
Commission Filings..........................................        3.6
Company.....................................................    Recital
Company Material Adverse Effect.............................        3.1
Company Stockholder Approval................................        6.1
Company Stockholders' Meeting...............................        5.1
Continuing Subsidiaries.....................................        3.2
Deferred Compensation Shares................................        1.5
Delaware Law................................................        1.1
Designated Assets...........................................        1.1
Disclosure Schedule.........................................  Article 3
Dissenting Shares...........................................        1.5
Distribution................................................        8.2
Distribution Agreement......................................        8.1
EC Regulation...............................................        2.3
Effective Time..............................................        1.3
Encumbrances................................................       3.12
Environmental Law...........................................       3.10
ERISA.......................................................       3.11
ESPP........................................................        3.3
Exchange Act................................................        2.3
Fee.........................................................        7.5
Financial Advisors..........................................       3.17
Funds.......................................................       3.18
Fund Annual Financial Statements............................       3.19
Fund Approvals..............................................        4.3
Fund Financial Statements...................................       3.19
Fund Interim Financial Statements...........................       3.19
Fund Material Adverse Effect................................       3.19
Fund Stockholders...........................................       3.19
Fund Tax Returns............................................       3.19

Funds.......................................................       3.18
Governmental Entity.........................................       3.10
Harbor Global...............................................        8.1
Harbor Global Entities......................................       3.25
Harbor Global Interests.....................................        8.2
Hart-Scott-Rodino Act.......................................        2.3
Indemnified Parties.........................................        5.8
Intellectual Property.......................................       3.15
Investment Advisers Act.....................................        2.3
Investment Company Act......................................        2.3
Leases......................................................       3.12
Management Stockholders.....................................    Recital
Material Contracts..........................................       3.21
Materials of Environmental Concern..........................       3.10
Merger......................................................    Recital
NASD........................................................        2.3
Non-Fund Clients............................................       3.18
Non-Registered Funds........................................       3.18
Non-Registered Funds Annual Financial Statements............       3.20
Non-Registered Funds Financial Statements...................       3.20
Non-Registered Funds Interim Financial Statements...........       3.20
open taxable years..........................................       3.19
Options.....................................................        3.3
Parent......................................................    Recital
Payment Agent...............................................        1.7
Payment Fund................................................        1.7
PFD.........................................................       3.19
PIM.........................................................       3.18
Plans.......................................................        3.3
Proxy Statement.............................................        2.4
PSC.........................................................       3.19
Purchaser...................................................    Recital
Qualified Acquisition Proposal..............................        5.5
Qualified Commercial Bank...................................        1.7
Reports.....................................................       3.19
Securities Act..............................................        2.3
Services Agreement..........................................       3.19
Shares......................................................        1.5
Stockholders................................................        1.5
Subsequent Action...........................................        5.5
Subsequent Sale.............................................        7.5
Subsidiaries................................................        3.2
Surviving Corporation.......................................        1.1
Tax Returns.................................................       3.14
Tax Separation Agreement....................................        8.1
Terminating Company Breach..................................        7.1
Terminating Parent Breach...................................        7.1
Third Party.................................................        5.5
Trustee Materials...........................................        4.3

Underwriting Agreement......................................       3.19
12b-1 Plan..................................................       3.19
1997 Plan...................................................        3.3
1988 Plan...................................................        3.3

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 14, 2000, is between UniCredito Italiano S.p.A., a corporation organized under the laws of the Republic of Italy (the "Parent"), and The Pioneer Group, Inc., a corporation organized under the laws of the State of Delaware (the "Company").

                                   BACKGROUND

     A. The respective Boards of Directors of the Parent and the Company have each duly approved the merger of a corporation to be organized under the laws of the State of Delaware and to be a wholly owned subsidiary of the Parent (the "Purchaser") with and into the Company on the terms and subject to the conditions of this Agreement (the "Merger") and the Board of Directors of the Company has resolved to recommend approval of the Merger by the Stockholders.

     B. In addition to receiving the Cash Consideration provided for in this Agreement, the Stockholders are receiving Harbor Global Interests in connection with the Merger.

     C. The respective Boards of Directors of the Parent and the Company have each duly approved all of the other transactions contemplated by this Agreement.

     D. In order to induce Parent to enter into this Agreement, certain Stockholders who are executive officers of the Company (the "Management Stockholders") and the Parent have simultaneously herewith entered into voting agreements, whereby such Management Stockholders have agreed, among other things, to vote in favor of this Agreement, the Merger and the other transactions contemplated hereby.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parent, the Purchaser and the Company hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. (a) At the Effective Time (as hereinafter defined), in accordance with this Agreement and the General Corporation Law of the State of Delaware ("Delaware Law"), the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation. Notwithstanding the foregoing, the Parent may elect, prior to the Merger, instead of merging Purchaser with and into the Company, as provided above, to merge the Company with and into the Purchaser; provided, that the Company shall not be deemed to have breached any of its representations, warranties or covenants set forth in this Agreement, and no closing condition contained herein shall be deemed not satisfied, solely by reason of such election. The Company (or in the case of an election by the Parent pursuant to the immediately preceding sentence, the Purchaser) is hereinafter sometimes referred to as the "Surviving Corporation."

     (b) Notwithstanding anything in the Agreement to the contrary, the Parent may identify certain assets owned by the Company (including stock of the Continuing Subsidiaries) or assets owned by the Continuing Subsidiaries (the "Designated Assets") that the Parent desires to purchase directly, or that the Parent desires one of its affiliates to purchase. In such event, the Company and the Parent (or such affiliate of the Parent) shall negotiate in good faith a purchase and sale agreement with respect to the Designated Assets; provided, however, that the Company shall be under no obligation to enter into any such agreement. Any purchase and sale agreement with respect to the Designated Assets shall close simultaneously with the Effective Time, on such terms (including appropriate indemnities provided by the Parent for liabilities arising from such sale) arrived at between the parties in good faith. If the Parent so directs, the net proceeds from such sale of assets shall be used as part of the Cash Consideration and will reduce the other Cash Consideration provided by the Parent such that the Stockholders shall receive the same aggregate Cash Consideration provided for herein as if the Parent had not so directed the use of such net proceeds.

     1.2 Effect of the Merger. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware and the Merger shall have the effects set forth in Section 251 of the Delaware Law.

     1.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 6 hereof, the parties hereto will cause the Merger to be consummated by delivering to the Secretary of State of the State of Delaware a Certificate of Merger (the "Certificate of Merger") in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant provisions of the Delaware Law, and shall make all other filings and recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of the State of the State of Delaware in accordance with the relevant provisions of the Delaware Law (or at such later time, which shall be as soon as reasonably practicable, specified as the effective time in the Certificate of Merger). The term "Effective Time" shall mean the date and time of the filing of the Certificate of Merger with the Secretary of the State of the State of Delaware (or such later time, which shall be as soon as reasonably practicable, as may be specified in the Certificate of Merger).

     1.4 Certificate of Incorporation; By-Laws; Directors and Officers. The Certificate of Incorporation and By-laws of the Purchaser as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided under the Delaware Law, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator set forth in the Certificate of Incorporation shall be deleted. The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until such time as changed in accordance with the provisions of Delaware Law and the By-laws of the Surviving Corporation or until their successors are duly elected and qualified.

     1.5  Conversion of Securities.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

          (i) subject to Section 1.5(b), (A) each share of the Company's common stock, par value $0.10 per share (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to clause (ii) below and any Dissenting Shares (as defined below)) and (B) the 35,958 Shares held in the treasury pursuant to a deferred compensation arrangement (the "Deferred Compensation Shares"), which on or prior to the Effective Time shall for purposes of this Agreement be deemed to be held by the beneficiary of said deferred compensation arrangement, shall in the case of clauses (A) and (B) be cancelled and extinguished or retired and be converted into and become a right to receive $43.50 in cash per Share without any interest thereon (the "Cash Consideration");

          (ii) each Share held in the treasury of the Company (other than as provided in clause (i)(B) above) and each Share that is issued and outstanding immediately prior to the Effective Time and owned by the Parent, the Purchaser or the Company or any direct or indirect subsidiary of the Parent, the Purchaser or the Company, shall be cancelled and retired, and no payment shall be made with respect thereto; and

          (iii) each share of the Purchaser's capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Notwithstanding Section 1.5(a), Shares outstanding immediately prior to the Effective Time and held by a holder who, acting in accordance with Section 262 of Delaware Law, (A) prior to the meeting at which the Company's stockholders (the "Stockholders") vote to approve the Merger, has delivered to the Company written notice of such holder's intention to demand payment for his Shares if the Merger is effectuated and (B) has not voted in favor of the Merger ("Dissenting Shares"), shall not be converted into a right to receive the Cash Consideration, unless such holder withdraws or otherwise loses his right to demand payment for his Shares. If, after the Effective Time, such holder withdraws or loses his right to demand payment for his Shares, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Cash Consideration payable in respect of such Shares pursuant to
Section 1.5(a)(i).

     (c) The Company shall give the Parent and the Purchaser prompt notice of any demands for payment, or notices of intent to demand payment, received by the Company with respect to Shares in accordance with Section 262 of Delaware Law, and the Parent and the Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Parent and the Purchaser or as otherwise required by law or pursuant to a final order of a court of competent jurisdiction, make any payment with respect to, or settle, or offer to settle, any such demands.

     1.6 Company Stock Options and Plans. The Company shall take all actions necessary to ensure that (a) all Options (as defined in Section 3.3 below) outstanding under the Plans (as defined in Section 3.3 below), to the extent not exercised prior to the Effective Time, shall, if not currently vested, be fully vested immediately prior to the Effective Time and shall terminate and be cancelled as of the Effective Time and in consideration thereof each holder shall receive from the Purchaser, as soon as practicable following the Effective Time, a cash payment equal to the excess of the Cash Consideration (if any) over the per share exercise price of such Option, multiplied by the number of shares subject to such Option (as the case may be), and thereafter such Options shall be of no further force or effect, (b) all restricted common stock granted under any Plan shall, if not currently vested, be fully vested immediately prior to the Effective Time and (c) all Plans shall terminate as of the Effective Time. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

     1.7  Exchange of Certificates.

     (a) From and after the Effective Time, a bank or trust company to be designated by the Parent or the Purchaser and consented to by the Company (such consent not to be unreasonably withheld, delayed or conditioned) (the "Payment Agent") shall act as payment agent in effecting the exchange, for the Cash Consideration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 1.5(a)(i). From time to time, the Parent shall, or shall cause the Purchaser to, deposit with the Payment Agent in trust for the benefit of the holders of Certificates, such amount of the Cash Consideration in immediately available funds needed to pay promptly for surrendered Shares as provided in this Section 1.7 (the "Payment Fund"). Promptly after the Effective Time (but in any event within two business days thereof), the Payment Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal (in form and substance reasonably satisfactory to the Parent) and instructions for use in surrendering such Certificates and receiving the Cash Consideration therefor. Upon the surrender of each such Certificate together with a duly completed and executed letter of transmittal, the Payment Agent shall pay the holder of such Certificate the Cash Consideration multiplied by the number of Shares formerly represented by such Certificate, without any interest thereon, in exchange therefor, and such Certificate shall forthwith be cancelled. Delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Payment Agent, and the letter of transmittal shall so reflect. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by the Parent, the Purchaser or the Company or any direct or indirect subsidiary of the Parent, the Purchaser or the Company or Dissenting Shares) shall represent solely the right to receive the Cash Consideration multiplied by the number of Shares represented by such Certificate, without any interest thereon. If any cash is to be paid to a person other than the holder in whose name the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment that the person requesting such payment shall pay to the Payment Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Payment Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Payment Agent nor any party hereto shall be liable to a holder of Shares for any Cash Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

     (b) To the extent not immediately required for payment for surrendered Shares as provided in Section 1.7(a), the Payment Fund shall be invested by the Payment Agent, as directed by the Parent (so long as such directions do not impair the rights of holders of Shares), in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $300,000,000 in assets (a "Qualified Commercial Bank"); and any net earnings with respect thereto shall be paid to the Parent as and when requested by the Parent.

     (c) The Payment Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.5(a)(i) out of the Payment Fund. Promptly following the date that is nine months after the Effective Time, the Payment Agent shall deliver to the Parent all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Payment Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation or the Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Cash Consideration, without any interest thereon but shall have no greater rights against the Surviving Corporation or the Parent than may be accorded to general creditors of the Surviving Corporation or the Parent under applicable law.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Payment Agent, they shall be cancelled and exchanged for the Cash Consideration, as provided in this Article 1, subject to applicable law in the case of Dissenting Shares.

     (e) From and after the Effective Time, holders of certificates theretofore evidencing Shares shall cease to have any rights as Stockholders, except as provided herein or by law. After the Effective Time, the Surviving Corporation shall be entitled to cause the Shares to be delisted from the Nasdaq Stock Market(R).

     (f) Each of the Surviving Corporation and the Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law (other than any such tax that may arise due to the status of the Parent as a non-U.S. corporation). To the extent that amounts are so withheld by the Surviving Corporation or the Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Parent, as the case may be, and shall promptly be paid by the Parent or the Purchaser, as the case may be, to the applicable taxing authority.

     (g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such commercially reasonable amount and on such commercially reasonable terms as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Parent shall issue in exchange for such lost, stolen or destroyed Certificate, the Cash Consideration.

     (h) Except for the distribution of shares of Harbor Global contemplated by
Article 8, the Cash Consideration shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, recapitalization, exchange, subdivision, combination of, or other similar change in the Shares that shall be effective or be authorized after the date of this Agreement and prior to the Effective Time.

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                        OF THE PARENT AND THE PURCHASER

     The Parent represents and warrants to the Company as of the date hereof and, as of the Closing Date, the Parent and the Purchaser each represents and warrants to the Company as follows:

     2.1 Organization and Qualification. The Parent is and the Purchaser on the Closing Date will be an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has or, with respect to the Purchaser, shall have all requisite power to carry on its business as now conducted or contemplated to be conducted. The Parent is and the Purchaser on the Closing Date will be duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, materially impair the ability of the Parent and the Purchaser to perform their obligations hereunder.

     2.2 Authority. The Parent has the requisite corporate power and authority to enter into this Agreement. The Parent has and the Purchaser on the Closing Date will have the requisite corporate power to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been, in the case of the Parent, and will be, in the case of the Purchaser, duly authorized by the respective Boards of Directors of the Parent (including as sole stockholder of the Purchaser) and the Purchaser and no other corporate proceedings on the part of the Parent are or, in the case of the Purchaser will be, necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms.

     2.3  Compliance.

     (a) Neither the execution and delivery of this Agreement by the Parent nor the consummation by the Parent and the Purchaser of the transactions contemplated hereby nor compliance by the Parent and the Purchaser with any of the provisions hereof will (i)(x) violate, conflict with or result in a breach of any provision of the charter documents or by-laws of the Parent or the Purchaser or (y) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Parent or the Purchaser or any other direct or indirect subsidiary of the Parent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Parent or the Purchaser is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to the exceptions and compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Purchaser or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that, individually or in the aggregate, would not materially impair the ability of the Parent and the Purchaser to perform their obligations hereunder.

     (b) Other than in connection with or in compliance with the provisions of Delaware Law, the U.S. Securities Act of 1933, as amended (the "Securities Act"), the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), the U.S. Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), the U.S. Investment Company Act of 1940, as amended (the "Investment Company Act"), the "takeover" or "blue sky" laws of various states, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (the "Hart-Scott-Rodino Act"), Regulation (EC) No. 4054189, as amended, of the Council of the European Union or any other national antitrust regulation applicable in Europe (the "EC Regulation"), the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act of 1999 (the "BHCA"), the rules and regulations of the Board of Governors of the Federal Reserve System, the rules and regulations of the Bank of Italy, and the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD") (each of such laws, rules or regulations being referred to as the "Applicable Laws"), no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority or any governmental or non-governmental self-regulatory organization or agency is necessary for the consummation by the Parent or the Purchaser of the transactions contemplated by this Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would, individually or in the aggregate, not materially impair the ability of the Parent and the Purchaser to perform their obligations hereunder.

     (c) As of the Effective Time, neither the Parent nor the Purchaser nor any other person "associated" (as defined under the Investment Advisers Act) with the Parent or the Purchaser is subject to disqualification pursuant to Section 203(e) of the Investment Advisers Act or to serve as an investment adviser or as an associated person to a registered investment adviser, or subject to disqualification pursuant to Rule 206(4) -- 3 under the Investment Advisers Act or subject to disqualification to serve as a broker-dealer under Section 15 of the Exchange Act or the subject of a rebuttable presumption pursuant to Rule 206(4) -- 4(b) under the Investment Advisers Act unless in each case the Parent has received exemptive relief from the Commission with respect to such disqualification. As of the Effective Time, neither the Parent nor the Purchaser nor any "affiliated person" (as defined under the Investment Company Act) thereof is subject to disqualification as an investment adviser or any other capacity contemplated by the Investment Company Act for any investment company under Section 9(a) of the Investment Company Act unless in each case the Parent has received exemptive relief from the Commission with respect to such disqualification.

     2.4  Commission Filings.

     (a) The information supplied by the Parent or the Purchaser for inclusion in the proxy statement of the Company to be mailed to the Stockholders in connection with their approval of the Merger (the "Proxy Statement"), on the date the Proxy Statement is filed with the Securities and Exchange Commission (the "Commission"), on the date the Proxy Statement is first sent or given to security holders, and on the date of the meeting of the Stockholders, will comply in all material respects with the provisions of applicable U.S. federal securities laws and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Parent agrees to provide in writing all information concerning the Parent and its affiliates required to be included in the Proxy Statement under the Exchange Act and the rules and regulations thereunder. The Parent agrees promptly to correct the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect.

     (b) The information supplied by the Parent or the Purchaser for inclusion in each of the proxy solicitation materials to be distributed to the shareholders of each Fund (as defined in Section 3.18) will include all disclosures of information regarding the Parent and the Purchaser as is necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act, Section 20 of the Investment Company Act and the rules and regulations thereunder and such information shall not contain (at the time such information is distributed) any untrue statements of a material fact or omit to state a material fact necessary in order to make the statement made therein, in light of the circumstances under which they were made, not misleading. The Parent agrees to provide in writing all information concerning the Parent and its affiliates required to be included in a Fund's proxy statement under the Exchange Act, the Investment Company Act or the rules and regulations thereunder. The Parent agrees to promptly correct such information if and to the extent that the information regarding the Parent and its affiliates in a Fund's proxy statement becomes false or misleading in any material respect.

     2.5 Broker's Fees. Except for Morgan Stanley & Co. Incorporated, no agent, broker, person or firm acting on behalf of the Parent or the Purchaser is or will be entitled to any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     2.6 Financing. The Parent has, and at the Effective Time the Parent and the Purchaser will have, funds and financing arrangements available to them sufficient to provide the funds necessary to consummate the Merger and to fulfill their obligations hereunder.

     2.7 Litigation. There is no suit, action or legal, administrative, arbitration or order, proceeding or governmental investigation pending or, to the knowledge of the Parent, threatened, to which the Parent or the Purchaser is a party which, considered individually or in the aggregate, is reasonably likely to materially adversely affect the Parent's or the Purchaser's ability to perform its obligations under this Agreement.

     2.8 Parent's Knowledge. For purposes of this Agreement and all certificates and other documents delivered in connection herewith, the term "Parent's knowledge" or "Parent's best knowledge" or similar phrases shall mean the knowledge of each member of the board of directors of the Parent and Pietro Modiano (Head of Finance of the Parent), which shall be deemed to include the knowledge that such person would have had if he or she had made reasonable inquiry.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Parent and the Purchaser, except as set forth on a disclosure schedule previously delivered to the Parent (the "Disclosure Schedule") with respect to any representation or warranty set forth below, as of the date hereof and as of the Closing Date as follows:

     3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). Copies of the Certificate of Incorporation and By-Laws of the Company have heretofore been delivered to the Parent and the Purchaser and such copies are accurate and complete as of the date hereof. For purposes of this

Agreement, "Company Material Adverse Effect" shall mean any change, effect or circumstance that is materially adverse to the assets, the financial condition, business or operations of the Company and its Subsidiaries (as defined in Section 3.2) taken as a whole (other than changes that result from economic factors affecting the economy as a whole or changes that are the result of factors generally affecting the mutual fund industry); provided, that (i) Company Material Adverse Effect shall not include any adverse change, effect or circumstance arising out of or resulting from actions contemplated by the parties in connection with this Agreement or that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement other than the Distribution and (ii) any adverse change in the Company's stock price shall not be taken into account in determining whether there has been a Company Material Adverse Effect.

     3.2 Subsidiaries. The only direct or indirect subsidiaries of the Company (the "Subsidiaries") are those named in Exhibit 21 to the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1999 as filed with the Commission and heretofore delivered to the Parent or as otherwise set forth in the Disclosure Schedule or the Commission Filings (as defined in Section 3.6). The term "Continuing Subsidiary" shall mean any Subsidiary of the Company that is not being transferred to Harbor Global in accordance with Article 8 of this Agreement and pursuant to the Distribution Agreement.

     No securities of any of the Continuing Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Continuing Subsidiary. There are no contracts, commitments, understandings or arrangements by which any Continuing Subsidiary is bound to issue additional shares or purchase shares of its capital stock (or its equivalent) or securities convertible into or exchangeable for such shares or similar interests and there are no agreements or understandings to which the Company or any of its Continuous Subsidiaries is a party with respect to voting the capital stock (or its equivalent) of any Subsidiary. All of such shares or similar interests so owned by the Company are validly issued, fully paid and non-assessable and are owned by the Company free and clear of any claim, lien, encumbrance or agreement of any kind with respect thereto.

     Each Continuing Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite power and authority to carry on its business as it is now being conducted. Each Continuing Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Copies of the charter documents and by-laws of each Continuing Subsidiary have heretofore been made available to the Parent and are accurate and complete as of the date hereof.

     Except as disclosed in Section 3.2 of the Disclosure Schedule or the Commission Filings filed prior to the date hereof, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any other corporation, partnership, joint venture or other business association or entity.

     3.3 Capitalization. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock, $0.10 par value. As of the date of this
Agreement:

          (i) 26,806,500 Shares were validly issued and outstanding, fully paid and nonassessable;

          (ii) 36,195 Shares were held in the treasury of the Company, which includes the Deferred Compensation Shares;

          (iii) 2,275,000 Shares were reserved for issuance pursuant to outstanding Options heretofore granted under the Company's 1997 Stock Incentive Plan (the "1997 Plan") and 1988 Stock Option Plan (the "1988 Plan"); and

          (iv) 500,000 Shares were reserved for issuance pursuant to the Company's 1995 Employee Stock Purchase Plan (the "ESPP" and collectively with the 1997 Plan, the Company's 1995 Restricted Stock Plan and the 1988 Plan (the "Plans").

     Of the shares of restricted common stock issued by the Company under the 1997 Plan and the 1995 Restricted Stock Plan, 556,982 shares of which remain subject to restrictions as of the date of this Agreement. The options granted under the Plans are hereinafter referred to collectively as the "Options" and individually as an "Option." Accurate and complete copies of all of the Plans have heretofore been made available to the Parent and the Purchaser. Set forth in Section 3.3 of the Disclosure Schedule is a list of all individuals who, as of the date of this Agreement, had Options or restricted common stock pursuant to the Plans. Except as set forth above in this Section 3.3, there are no other shares of capital stock or other securities of the Company outstanding and no other outstanding options, warrants, rights to subscribe to (including any preemptive rights), calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock or other securities of the Company or any securities or rights convertible into or exchangeable or exercisable for any such shares or securities, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Continuing Subsidiaries is or may become bound to issue additional shares of their capital stock or options, warrants or rights to purchase or acquire any additional shares of their capital stock or securities convertible into or exchangeable or exercisable for any such shares. To the best of the Company's knowledge, none of the Shares is subject to any voting trust, transfer restrictions or other similar arrangements, except for vesting arrangements pursuant to agreements with the Company or restrictions on transfer imposed by the Securities Act and state securities laws.

     3.4  Authority.

     (a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and, except for the approval of its Stockholders as set forth in Section 6.1 of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; provided that the Parties recognize that the Board of Directors of the Company has not taken on the date of this Agreement all actions necessary to establish and distribute the interests in Harbor Global as contemplated by Article 8, all of which shall have been taken prior to the Effective Time. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     (b) The Company's Board of Directors have duly adopted resolutions (i) approving the Merger and this Agreement, and the transactions contemplated hereby, (ii) determining that each of the transactions contemplated by this Agreement, including the Merger, are fair to, advisable and in the best interests of the Stockholders, and (iii) recommending adoption and approval of the Merger pursuant to the Delaware Law by holders of Shares.

     3.5  Compliance.

     (a) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (i)(x) violate, conflict with, or result in a breach of any provision of the charter or by-law of the Company or any of its Continuing Subsidiaries, or (y) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Continuing Subsidiaries, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, distribution agreement, joint venture agreement or any other agreement or instrument or obligation to which the Company or any of its Continuing Subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject or (ii) subject to the exceptions and compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or its Continuing Subsidiaries or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and would not materially adversely affect the Company's ability to perform its obligations under this Agreement.

     (b) Other than in connection with or in compliance with the provisions of Applicable Laws, authorizations, consents or approvals necessary in order to effect any deemed assignment of any agreement between the Company or any of its Continuing Subsidiaries and a Fund or other Client, under the Investment Company Act or the Investment Advisers Act, or as set forth in Section 3.5 of the Disclosure Schedule, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority or any governmental or non-governmental self-regulatory organization or agency is necessary for the consummation by the Company of the transactions contemplated by this Agreement, unless the failure to give such notices, make such filings, or obtain such authorizations, consents or approvals would not, individually or in the aggregate, materially impair the ability of the Company to perform its obligations hereunder and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.6  Commission Filings.

     (a) The Company and its Continuing Subsidiaries have filed with the Commission all required reports, schedules, forms, statements and other documents required to be filed under the Securities Act, the Exchange Act, the Investment Company Act and the Investment Advisers Act from January 1, 1998 through the date hereof. All documents (including exhibits) filed by the Company and its Continuing Subsidiaries with the Commission pursuant to the Securities Act, the Exchange Act, the Investment Company Act and/or the Investment Advisers Act since January 1, 1998 are referred to herein as the "Commission Filings." The Commission Filings (i) were prepared, in all material respects, in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Investment Company Act and/or the Investment Advisers Act, as the case may be, and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of material fact, (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (iv) in the event of subsequent modifications of the circumstances or the basis on which they had been made, were, to the extent required by the Securities Act, the Exchange Act, the Investment Company Act or the Investment Advisers Act, as the case may be, timely amended in order to make them not misleading in any material respects in the light of such new circumstances or basis.

     (b) Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, any related notes or schedules) included in the Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes or schedules thereto, and fairly presented in all material respects the consolidated financial position of the Company and Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of complete notes.

     (c) The Proxy Statement and any written information provided by or on behalf of the Company which is included in the Proxy Statement, on the date the Proxy Statement is filed with the Commission, and on the date the Proxy Statement is first published, sent or given to security holders and on the date of the meeting of Stockholders, as the case may be, will comply in all material respects with the provisions of applicable federal securities laws and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no representation or warranty is made pursuant to this
Section 3.6(c) with respect to any written information provided by or on behalf of the Parent or the Purchaser for inclusion in the Proxy Statement. The Company agrees promptly to correct the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect (provided that, with respect to any false or misleading information provided by or on behalf of the Parent or the Purchaser for inclusion in the Proxy Statement, the Parent or the Purchaser shall have provided the Company with correct information) and the Company shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the Commission and mailed to the Stockholders to the extent required by the Exchange Act.

     3.7 Litigation. There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against the Company or any of its Continuing Subsidiaries, nor is the Company or any of its Continuing Subsidiaries subject to any order, judgment, writ, injunction or decree, except in either case for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and would not materially adversely affect the Company's ability to perform its obligations under this Agreement.

     3.8  Changes.  Except as specifically set forth in this Agreement, in
Section 3.8 of the Disclosure Schedule or as disclosed in the Commission Filings filed prior to the date hereof, since December 31, 1999 (a) the Company and its Continuing Subsidiaries, taken as a whole, have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, (b) there has not been any event, change or effect which, individually or in the aggregate, has resulted in a Company Material Adverse Effect, and (c) neither the Company nor any of its Continuing Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.1(b), Section 8.2 or Section 8.3.

     3.9 Transactions with Affiliates. Except as disclosed in the Commission Filings filed prior to the date hereof, since January 1, 1997, neither the Company nor any of its Continuing Subsidiaries has entered into any transaction with any current director or officer of the Company or any Continuing Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K.

     3.10  Environmental Matters.

     (a) The Company and the Continuing Subsidiaries have complied in all material respects with all applicable Environmental Laws (as defined below). There is no civil or criminal litigation, written notice of violation, administrative proceeding or investigation, inquiry or information request by any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") pending or, to the knowledge of the Company, threatened relating to any Environmental Law involving the Company or any of its Continuing Subsidiaries. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

     (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment by the Company or any of its Continuing Subsidiaries, or, to the knowledge of the Company, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or any of its Continuing Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. With respect to any such releases of Materials of Environmental Concern, the Company has given all notices required to be given by the Company or any of its Continuing Subsidiaries to Governmental Entities (copies of which have been provided to the Parent). The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or any of its Continuing Subsidiaries that would, individually or in the aggregate, have a material impact on the real property or facilities owned, operated or controlled by the Company or any of its Subsidiaries. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

     (c) Section 3.10(c) of the Disclosure Schedule describes all environmental reports, investigations and audits conducted by or on behalf of the Company or any of its Continuing Subsidiaries or, to the knowledge of the Company, conducted by or on behalf of a third party (whether done at the initiative of the Company or any of its Continuing Subsidiaries or directed by a Governmental Entity or other third party) issued or conducted during the past five years relating to premises currently or previously owned or operated by the Company or any of its Continuing Subsidiaries. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Parent if in the possession or control of the Company.

     (d) The Parties agree that the only representations and warranties of the Company herein as to any environmental matters are those contained in this
Section 3.10.

     3.11  Employee Benefits and Contracts.

     (a) Neither the Company nor any of its Continuing Subsidiaries is a party to any collective bargaining agreement.

     (b) Section 3.11(b) of the Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Continuing Subsidiary is a party, with respect to which the Company or any Continuing Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Continuing Subsidiary for the benefit of any employee, officer or director or former employee, officer or director of the Company or any Continuing Subsidiary maintained by the Company or any Continuing Subsidiary. Each of such employee benefit plans complies in all material respects with all requirements of applicable law. No "prohibited transaction" (as such term is defined in ERISA) has occurred with respect to any such plan which will result in material liability to the Company.

     (c) Neither the Company nor any affiliate thereof has ever maintained an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA. Each employee benefit plan of the Company or any affiliate intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service confirming such qualification and nothing has occurred that would cause such qualified status to be jeopardized. Neither the Company nor any affiliate has ever had an obligation to contribute to a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. There are no unfunded obligations under any employee benefit plan of the Company or any affiliate providing benefits after termination of employment to any employee, officer or director or former employee, officer or director, including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980(B) of the Code. Each employee benefit plan of the Company or any affiliate may be amended or terminated by the Company or such affiliate without the consent or approval of any other person. Except as set forth herein, there is no employee benefit plan, stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, or severance benefit plan of the Company or any affiliate, any of the benefits of which will be increased or the vesting of the benefits under which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement.

     (d) Except for acceleration of vesting of Options and restricted common stock under the Plans, which the Company represents will not exceed $60,500,000 and $27,500,000, respectively, neither the Company nor any Subsidiary is obligated to make any parachute payment, as defined in Section 280G(b)(2) of the Code but without regard to Section 280G(b)(4) of the Code, nor will any parachute payment be deemed to have occurred as a result of or arising out of any of the transactions contemplated by this Agreement. Except for acceleration of vesting of Options and restricted common stock under the Plans, the Company has no contract, agreement, obligation or arrangement with any employee or other person, any of the benefits of which will be increased or the vesting of the benefits under which will be accelerated by any change of control of the Company or the occurrence of any of the transactions contemplated by this Agreement or the benefits under which will be calculated on the basis of the transactions contemplated by this Agreement.

     3.12  Real Property and Leases; Liens on Assets.

     (a) The Company and its Continuing Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) The assets, including any real property in which the Company or any of its Continuing Subsidiaries has an interest, reflected in the balance sheet of the Company for the fiscal year ended December 31, 1999 included in the Company's Annual Report on Form 10-K (the "Balance Sheet") or acquired in the ordinary course of business since December 31, 1999 (the "Assets") (except those Assets sold or disposed of in the ordinary course of business for full and fair consideration), (i) are free and clear of all mortgages, security interests, pledges, liens and encumbrances (collectively, "Encumbrances") other than (A) as reflected in the Balance Sheet, (B) Encumbrances on assets which, individually or in the aggregate, are not material to the Company and its Continuing Subsidiaries, taken as a whole, and (C) liens for state and local property taxes not in arrears and liens arising by operation of law and (ii) are neither subject to any governmental decree or order to be sold nor are being condemned, expropriated or otherwise taken by any public authority with or without payment or compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (c) Section 3.12(c) of the Disclosure Schedule lists all leases of real property leased for the use or benefit of the Company or any Continuing Subsidiary to which the Company or any Continuing Subsidiary is a party, and all amendments and modifications thereto (the "Leases"). All Leases are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Continuing Subsidiary, nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Continuing Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.13  Taxes.

     (a) The Company and each Subsidiary have timely filed all material tax returns, statements, reports and forms required to be filed with any tax authority having jurisdiction over the Company or any Continuing Subsidiary (collectively, "Tax Returns") and have paid when due all taxes owed by the Company and any Subsidiary (whether or not shown on any such Tax Returns) to any such tax authority. There are no liens on any of the assets of the Company or any Continuing Subsidiary that arose in connection with any failure (or alleged failure) to pay any tax except for liens that would, individually or in the aggregate, not reasonably be expected to have a Company Material Adverse Effect.

     (b) No dispute or claim concerning any tax liability of the Company or any Subsidiary has been claimed or raised by any authority in writing nor to the Company's knowledge, otherwise.

     (c) Neither the Company nor any Continuing Subsidiary has waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     (d) Neither the Company nor any Subsidiary has filed a consent under
Section 341(f) of the Code concerning collapsible corporations. Neither the Company nor any Subsidiary has any liability for the taxes of any person (other than the Company and the Continuing Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

     (e) (i) For United States federal income tax purposes, neither the Company, nor any Subsidiary nor any Fund is expected to have any income reportable for a period ending after the Effective Time but attributable to a transaction, such as an installment sale, occurring in, or a change in method of accounting made for, a period ending on or prior to the Effective Time that resulted in a deferred reporting of income from such transaction or from such change in method of accounting (other than a deferred intercompany transaction); (ii) immediately after the Merger, neither the Company nor any Subsidiary will be a United States real property holding corporation within the meaning of Section 897(c)(3) of the Code; (iii) the Company has provided or made available to the Parent a copy of any tax-sharing or allocation agreement or arrangement involving the Company or any of its Continuing Subsidiaries or between a Harbor Global Entity and the Parent or any Continuing Subsidiary and a description of any such unwritten or informal agreement or arrangement; (iv) all Taxes required to be withheld, collected or deposited by the Company or any Subsidiary or Fund have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority; (v) except for the transaction contemplated by this Agreement, neither the Company nor any Subsidiary has engaged in any "deferred intercompany transactions" within the meaning of Section 1.1502-13 of the regulations under the Code, and all "intercompany transactions" within the meaning of the same Section 1.1502-13 have been made on an arm's-length basis;
(vi) none of the Continuing Subsidiaries has an "excess loss account," as defined in Section 1.1502-19 of the regulations under the Code, in the stock of any other corporation; and (vii) for all open taxable years, the Company and each Continuing Subsidiary and all Funds managed thereby are in compliance with respect to all backup withholding and information reporting requirements in the Code and the regulations thereunder, including, but not limited to all necessary due diligence mailings and the proper and timely filing of Forms W-3, and such Funds are similarly in compliance with all withholding and information reporting requirements of any state, local or foreign jurisdiction to which any of them may be subject, except in the case of clauses (iv) and (vii) for such instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     (f) Notwithstanding anything in this Section 3.13 to the contrary, the Company shall not be deemed to have made any representation or warranty under this Section 3.13 with respect to any liability, obligation, action or failure to act for which the Company or a Continuing Subsidiary is indemnifiable under the Distribution Agreement or the Tax Separation Agreement.

     3.14 Compliance with Laws; Permits. Neither the Company nor any Continuing Subsidiary (a) is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations (including any rules or regulations of any non-governmental self-regulatory organization or agency) or (b) since January 1, 1998, has received any notice from any non-governmental self-regulatory organization or agency, governmental body, agency, official or authority or any other person that either the Company or any Continuing Subsidiary is in violation of, or has violated, any applicable provisions of any material laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b) for violations or alleged violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Continuing Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not reasonably be expected to have a Company Material Adverse Effect.

     3.15 Intellectual Property. The Company, or a Continuing Subsidiary, owns or has all necessary rights to use each patent, patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and other trade secret or proprietary intellectual property (collectively, "Intellectual Property") used in and material to their respective businesses, and none of the previous or current development, manufacture, marketing or distribution of products or services of or by the Company or any Continuing Subsidiary infringes the right of any other person, except for any such infringements that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Commission Filings filed prior to the date hereof, no other person is infringing the rights of the Company or any Continuing Subsidiary in any such Intellectual Property, except for any such infringements that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.16 No Undisclosed Material Liabilities. Except as disclosed in the Commission Filings filed prior to the date hereof and except for liabilities not required by generally accepted accounting principles to be recorded on a balance sheet or liabilities arising since December 31, 1999 in the ordinary course of business as of the date hereof, there are no liabilities of the Company or any Continuing Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     3.17  Fairness Opinion, Brokers.

     (a) The Company has received the oral opinion of Merrill Lynch & Co., Inc. and Salomon Smith Barney, Inc. (the "Financial Advisors") that, as of the date that such opinion was given, the Cash Consideration is fair to the Stockholders from a financial point of view.

     (b) Except for the Financial Advisors, no agent, broker, person or firm acting on behalf of the Company is or will be entitled to any advisory commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein. Accurate and complete copies of all agreements between or among the Company and the Financial Advisors relating to such transactions have been provided to the Parent.

     3.18  Investment Advisory Activities.

     (a) Section 3.18(a) of the Disclosure Schedule contains a list, as of April 30, 2000, of (1) all of the investment companies registered under the Investment Company Act (the "Funds") for which Pioneer

Investment Management, Inc. ("PIM") or any other Continuing Subsidiary acts as investment adviser, (2) each pooled investment fund for which PIM or any other Continuing Subsidiary acts as investment adviser and which is not required to register under the Investment Company Act ("Non-Registered Funds") and (3) any other investment advisory clients ("Non-Fund Clients") of PIM or any other Continuing Subsidiary of the Company, showing the aggregate amount of assets under management with the Company and its Continuing Subsidiaries as of such date.

     (b) The Company has previously made available to the Parent copies of each investment advisory agreement with any of the Funds, Non-Registered Funds or Non-Fund Clients listed in Section 3.18(b) of the Disclosure Schedule (the "Client Contracts").

     (c) Each Client Contract and any subsequent renewal has been duly authorized, executed and delivered by the applicable Continuing Subsidiary or the Company and is a valid and legally binding agreement, enforceable against such Continuing Subsidiary or the Company and, to the knowledge of the Company, each other party thereto, except (with respect to each such other party) as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

     (d) None of the Continuing Subsidiaries is currently in default under any of the terms of any Client Contract other than defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (e) None of the Company, any of its Continuing Subsidiaries that are registered under the Investment Advisers Act or any other person "associated" (as defined under the Investment Advisers Act) with the Company or any of such Continuing Subsidiaries is subject to disqualification pursuant to Section 203(e) of the Investment Advisers Act or to serve as an investment adviser or as an associated person to a registered investment adviser, or subject to disqualification pursuant to Rule 206(4) -- 3 under the Investment Advisers Act or subject to disqualification to serve as a broker-dealer under Section 15 of the Exchange Act or the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) under the Investment Advisers Act. None of the Company, any of its Continuing Subsidiaries or any "affiliated person" (as defined under the Investment Company Act) thereof is subject to disqualification as an investment adviser or any other capacity contemplated by the Investment Company Act for any investment company under Section 9(a) of the Investment Company Act.

     (f) PIM is registered as an investment adviser under the Investment Advisers Act. Pioneer Funds Distributor, Inc. ("PFD") is registered as a broker-dealer under the Exchange Act and is a member in good standing of the NASD. Pioneering Services Corporation ("PSC") is registered as a transfer agent under the Exchange Act. Pioneer Management (Ireland) Limited is registered as a transfer agent under the Exchange Act.

     (g) PIM and each Fund have adopted a written code of ethics and a written policy regarding personal trading. Such code and policy currently comply, and have complied, in all material respects with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder, and Section 204A of the Investment Advisers Act, as the case may be. To the knowledge of the Company, there has been no violation of PIM's code of ethics and personal trading policy that has not been reported to the Board of Trustees of the Funds and would constitute a fraud upon any of the Funds.

     3.19  Registered Investment Companies.

     (a) Each Fund is, and at all times required under the Investment Company Act has been, duly registered with the Commission as an investment company under the Investment Company Act and has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to carry on its business as it is now being conducted.

     (b) The Company has made available to the Parent and the Purchaser copies of the (i) audited financial statements for each of the Funds for each of their respective fiscal years ended in 1999 (the "Fund Annual Financial Statements") and (ii) any audited or unaudited semi-annual financial statements for a Fund for its semi-annual period, if any, ended after the date of the Annual Financial Statements and on or prior to February 29, 2000 (the "Fund Interim Financial Statements" and, together with the Fund Annual Financial Statements, the "Fund Financial Statements"). Each Fund Financial Statement has been prepared in accordance with generally accepted accounting principles consistently applied by the Fund on a consistent basis, except as may be indicated therein or in the notes thereto, and fairly presents in all material respects the financial position and statement of net assets as of the date thereof and the results of operations for the period then ended, subject, in the case of the Fund Interim Financial Statements, to normal year-end adjustments and to the absence of complete notes. None of the Funds has incurred any obligation or liability (contingent or other) that, individually or in the aggregate, is or when accrued, would be, material to the financial condition or results of operations of such Fund, except as reflected in its Fund Financial Statements or as may be incurred in the ordinary course of its investment operations since the date of the Fund Interim Financial Statements and which would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. For purposes of this Agreement, "Fund Material Adverse Effect" shall mean any change, effect or circumstance that is, or is reasonably likely to result in, liability to the Company or any of its Continuing Subsidiaries that would have a Company Material Adverse Effect or which would be materially adverse to the business or operations of the Funds and Non-Registered Funds, taken as a whole, other than changes that result from economic factors affecting the economy as a whole or the industry or geographical region in which the Fund or Non-Registered Fund invests, changes in the net assets of such Funds or Non-Registered Funds due to redemptions, changes in the market value of portfolio securities or changes that are the result of factors generally affecting the mutual fund industry.

     (c) Each Client Contract with a Fund, the Administration Agreement among the Funds and PIM (the "Administration Agreement"), each Underwriting Agreement (the "Underwriting Agreement") between PFD and a Fund, and each agreement (the "Services Agreement") between PSC and a Fund, and any subsequent renewal of any such agreement, has been duly authorized, executed and delivered by PIM, PFD or PSC, as the case may be, and the Fund and is a valid and legally binding agreement, enforceable against PIM, PFD, PSC, as the case may be, and the Fund and, if applicable, has been adopted in compliance with Section 12(b) or Section 15 of the Investment Company Act.

     (d) Each current prospectus (which term, as used in this Agreement, shall include any related statement of additional information), as amended or supplemented, relating to each Fund has been supplied or made available to the Parent and the Purchaser. Each such prospectus, as amended or supplemented, is in substantial compliance with the requirements of the Securities Act and the Investment Company Act, and, where applicable, the rules of the NASD, except for such non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect. Each of the Funds has filed all prospectuses, financial statements, other forms, reports, sales literature, and advertising, and any other documents required to be filed with applicable Governmental Entities, and any amendments thereto (the "Reports"), the failure to file which would not, individually or in the aggregate, have a Fund Material Adverse Effect. The Reports have been prepared in accordance with the requirements of applicable law, except for such non-compliance which would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

     (e) Except as set forth in the Fund Financial Statements or current prospectuses, none of the Client Contracts with a Fund, the Administration Agreement, the Underwriting Agreements or the Services Agreements contains any undertaking by PIM, PFD or PSC, as the case may be, to cap fees or to reimburse any or all fees thereunder.

     (f) A copy of each distribution plan adopted by the Board of any Fund under Rule 12b-1 under the Investment Company Act ("12b-1 Plan") (or form of 12b-1 Plan adopted by similar series or classes of shares offered by a Fund) has been made available to Parent; and all payments due since December 31, 1998 and prior to the most recently ended payment period under each distribution plan or principal underwriting agreement to which any Fund is a party have been made in compliance with the related 12b-1 Plan.

     (g) Each of the proxy solicitation materials to be distributed to the shareholders of each Fund in connection with the approvals described in Section
4.3 will contain all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act,
Section 20 of the Investment Company Act and the rules and regulations thereunder and such materials (except to the extent supplied by or related to Parent or its affiliates) will be complete in all material respects and will not contain (at the time such materials are distributed, filed or provided at the time of the relevant vote of the shareholders of each Fund in connection with the approvals described in Section 4.3) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

     (h) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof will (i) (x) violate, conflict with, or result in a breach of any provision of the charter, by-laws or similar organizational documents of any of the Funds, or (y) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance or payment required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of any of the Funds, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, distribution agreement, or joint venture agreement to which any of the Funds is a party or to which any of them or any of their respective properties or assets may be subject or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to any of the Funds or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Fund Material Adverse Effect.

     (i) Each of the Funds is governed by a board of trustees consisting of at least 50% of trustees who are not "interested persons" (as defined in the Investment Company Act) of such Fund.

     (j) None of the Funds (a) is in violation of, or since January 1, 1998 has violated, any applicable provisions of any laws, statutes, ordinances or regulations (including any rules or regulations of any non-governmental self-regulatory organization or agency) or (b) has received any notice from any non-governmental self-regulatory organization or agency, governmental body, agency, official or authority or any other person that any Fund is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b) for violations or alleged violations which, individually or in the aggregate, would not reasonably be expected to have a Fund Material Adverse Effect. Without limiting the generality of the foregoing, none of the Funds has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Act, the Exchange Act, the Investment Company Act or any similar law of a non-U.S. jurisdiction. The Funds have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

     (k) Each Fund has elected to qualify and, for all taxable years that a Continuing Subsidiary served as investment adviser and with respect to which the applicable statute of limitations (including any extensions) has not expired ("open taxable years"), has continuously qualified to be treated as a "regulated investment company" under Subchapter M of the Code and has continuously been eligible to compute, and has for each such taxable year computed, its federal income tax under Section 852 of the Code and has no earnings and profits accumulated in any taxable year that is not an open taxable year. At the Effective Time, all federal, state, local and foreign tax returns with respect to taxes for any taxable period for which the applicable statute of limitations (including any extensions) has not expired and during which a Continuing Subsidiary has served as investment adviser that were or are required to be filed on or before such date by or on behalf of a Fund ("Fund Tax Returns') were or shall have been timely filed and were or shall be complete and correct in all material respects and all federal and other taxes, including interest, penalties, and additions to tax, shown or required to be shown as due on such returns, shall have been paid or provided for. No such Fund Tax Return or other filing is currently under audit, no assessment has been asserted with respect to such Fund Tax Returns or other filings, and no requests for waivers of the time to make any such assessment are pending. None of the Funds is delinquent in the payment of any material tax, assessment, or governmental charge.

     (l) There are no actions, suits, proceedings or investigations pending or to the best knowledge of the Company, threatened against any of the Funds, nor is any Fund subject to any order, judgment, writ, injunction or decree naming such Fund, except in either case for matters that, individually or in the aggregate, would not reasonably be expected to have a Fund Material Adverse Effect.

     (m) The books and records of each Fund reflecting, among other things, the investment transactions undertaken on behalf of each Fund, the purchase and sale of shares of that Fund by its holders of shares of beneficial interests (collectively, "Fund Stockholders"), the number of issued and outstanding Fund shares owned by each Fund Stockholder, and the state or other jurisdiction in which those Fund shares were offered and sold, are, to the knowledge of the Company, complete and accurate in all respects, except for such omissions or errors which, individually or in the aggregate, would not reasonably be expected to have a Fund Material Adverse Effect.

     (n) Each Fund has in full force and effect such insurance as is required by the Investment Company Act and has directors' and officers' and errors and omissions insurance policies. Copies of all insurance policies of the Funds have been made available to Parent. All premiums that are due and payable under such policies have been paid.

     (o) Since December 31, 1999, there has not been any event, change or effect which, individually or in the aggregate, has resulted in a Fund Material Adverse Effect.

     3.20  Non-Registered Funds.

     (a) Each Non-Registered Fund has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to carry on its business as it is now being conducted.

     (b) The Company has made available to Parent copies of the audited financial statements for each of the Non-Registered Funds for each of their respective fiscal years ending in 1999 (the "Non-Registered Fund Annual Financial Statements") and, to the extent that the Company or any Continuing Subsidiary is contractually obligated to produce such financial statements, the unaudited financial statements for each of the Non-Registered Funds for each of their respective fiscal periods ended after the date of the Non-Registered Funds Annual Financial Statements and on or before February 29, 2000 (the "Non-Registered Fund Interim Financial Statements" and, together with the Non-Registered Fund Annual Financial Statements, the "Non-Registered Fund Financial Statements"). Each Non-Registered Fund Financial Statement has been prepared in accordance with such accounting principles as the Non-Registered Fund purports to comply in any report provided to the holders of the shares or other equity interests in the Non-Registered Funds. None of the Non-Registered Funds has incurred any obligation or liability (contingent or other) that, individually or in the aggregate, is or when accrued, would be, material to the financial condition or results of operations of such Non-Registered Fund, except (i) as reflected in its Non-Registered Fund Financial Statements, (ii) as may be incurred in the ordinary course of its investment operations since the date of the Non-Registered Fund Financial Statements, or (iii) which would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

     (c) There are no actions, suits, proceedings or investigations pending or, to the best knowledge of the Company, threatened against any of the Non-Registered Funds, nor is any Non-Registered Fund subject to any order, judgment, writ, injunction or decree naming such Non-Registered Fund, except in either case for matters that, individually or in the aggregate, would not reasonably be expected to have a Fund Material Adverse Effect.

     (d) None of the Non-Registered Funds (a) is in violation of, or has since January 1, 1998 violated, any applicable provisions of any laws, statutes, ordinances or regulations (including any rules or regulations of any non-governmental self-regulatory organization or agency) or (b) has received any notice from any non-governmental self-regulatory organization or agency, governmental body, agency, official or authority or any other person that any Non-Registered Fund is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b) for violations or alleged violations which, individually or in the aggregate, would not reasonably be expected to have a Fund Material Adverse Effect. Without limiting the generality of the foregoing, none of the Non-Registered Funds has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Act, the Exchange Act, the Investment Company Act or any similar law of a non-U.S. jurisdiction. The Non-Registered Funds have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect.

     3.21 Material Contracts. Except as disclosed in the Commission Filings filed prior to the date hereof, as of the date hereof, neither the Company nor any of its Continuing Subsidiaries is a party to or bound by any written or oral contract:

     (a) with respect to the employment of any directors or officers, other than noncompetition and confidentiality agreements with such persons and other than contracts terminable by the Company upon no more than 60 days' notice without penalty;

     (b) that is a "material contract" of the Company (as is defined in Item 601(b)(10) of Regulation S-K of the Commission) to be performed after the date of this Agreement;

     (c) that, after the Effective Time, will materially restrict the conduct of any line of business by the Company or its Continuing Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which it may lawfully engage;

     (d) with a labor union (including any collective bargaining agreement); or

     (e) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any Stockholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     All of the foregoing, together with the Client Contracts, Administration Agreement, Underwriting Agreements and Service Agreements, are collectively called "Material Contracts." To the extent Material Contracts are evidenced by documents, copies thereof have been delivered or made available to Parent.
Section 3.23 of the Disclosure Schedule sets forth a description of the material terms of each Material Contract that has not been reduced to writing. Each Material Contract is in full force and effect and is enforceable against the Company or the applicable Continuing Subsidiary, as the case may be, in

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

accordance with its terms, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There does not exist under any Material Contract any material default or condition or event that, after notice or lapse of time or both, would constitute a default on the part of the Company or its Continuing Subsidiary or, to the knowledge of the Company, on the part of any other parties to such Material Contracts except for such defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

     3.22 Insurance. The Company and its Continuing Subsidiaries maintain policies of insurance on terms, and in amounts, that have previously been disclosed to the Parent.

     3.23 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that the restrictions on business combinations contained in Section 203 of Delaware Law will not apply to the Merger and the other transactions contemplated by this Agreement. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

     3.24 Vote Required. The affirmative vote of the holders of a majority of the Shares is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Merger.

     3.25  Harbor Global.

     (a) As of the Effective Time, shares of equity, intercompany obligations or similar equity or debt interests in the entities to be transferred to Harbor Global pursuant to the Distribution Agreement (the "Harbor Global Entities") and cash in an amount not to exceed $25 million (or such lesser number that is equal to $25 million minus the aggregate amount of the Company's obligations (but not obligations in connection with Options or restricted stock) to employees of Harbor Global under severance or termination agreements between such employees and the Company to the extent such obligations are not assumed by Harbor Global with the consent of such employees) will be the only assets that are owned, leased or licensed by Harbor Global which were previously owned, leased or licensed by the Company or any Continuing Subsidiary.

     (b) Except as disclosed in Section 3.25(b) of the Disclosure Schedule or as set forth in Schedule 4.2(a) of the Distribution Agreement and except for such other liabilities as shall not exceed $35 million, Harbor Global has no liabilities of any kind whether accrued, contingent, absolute, determined, determinable or otherwise.

     (c) Except as disclosed in Section 3.25(c) of the Disclosure Schedule and except for liabilities (but not in an amount in excess of $7.5 million) with respect to which the Company is indemnifiable by Harbor Global pursuant to the Distribution Agreement or has obtained a release therefrom, none of the Company or any of its Continuing Subsidiaries is liable (whether on a contingent, determinable or other basis) for any liabilities of any kind (whether accrued, contingent, absolute, determined, determinable or otherwise) of the Harbor Global Entities, including, without limitation, pursuant to any indemnification arrangement, capital commitment or guarantee.

     (d) Section 3.25(d) of the Disclosure Schedule sets forth a list of all agreements or arrangements between or among the Company or any of its Continuing Subsidiaries, on the one hand, and any Harbor Global Entity, on the other hand, or to which the Company or any of its Continuing Subsidiaries, on the one hand, and any Harbor Global Entity, on the other hand, are parties. The Parent agrees that the Company shall be entitled, from time to time, to supplement Section 3.25(d) of the Disclosure Schedule to provide for intercompany services and subleases. If the Parent shall reasonably object to any such addition to Section 3.25(d) of the Disclosure Schedule, the Company shall use commercially reasonable efforts to implement alternatives not involving the Company or any Continuing Subsidiary as promptly as reasonably practicable and if such alternative cannot be implemented, the Company shall not implement the proposed arrangement with Harbor Global without the Parent's consent, which consent shall not unreasonably be withheld, conditioned or delayed.

     3.26 Bank of Italy Requirements. As of the Effective Time, the Company and its Continuing Subsidiaries have or will implement prior to the Effective Time the systems necessary to comply with the requirements of the Bank of Italy regarding the activities of the Italian banking groups, a summary of which has previously been provided by the Parent to the Company.

     3.27 Company's Knowledge. For purposes of this Agreement and all certificates and other documents delivered in connection herewith, the term "Company's knowledge" or "Company's best knowledge" or similar phrases shall mean the knowledge of the Chief Executive Officer, President, Chief Financial Officer and General Counsel of the Company, PIM, PFD or PSC, which shall be deemed to include the knowledge that such person would have had if he or she had made reasonable inquiry.

     3.28 Schedules and Exhibits. Disclosure of any fact or item in the Disclosure Schedule (or any update thereto) shall be deemed to modify (a) only the corresponding section of this Agreement and (b) other sections of this Agreement to the extent it is reasonably clear (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that the disclosure is applicable to such other sections.

     3.29 No Implied Representation. Notwithstanding anything contained in this Article 3 or any other provision of this Agreement, it is the explicit intent of the Parent and the Purchaser that the Company is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including, but not limited to, any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose as to any of the properties or assets of the business conducted by the Company and the Subsidiaries and, except as expressly represented in this Agreement, it is understood that the Parent and the Purchaser take such business, properties and assets on an "as is" and "where is" basis. It is understood that any cost estimates, projections, or other predictions contained or referred to in the Confidential Descriptive Memorandum, dated March 2000, distributed by the Financial Advisors, or, unless expressly provided otherwise in this Agreement, otherwise provided by the Company or the Financial Advisors, are not and shall not be deemed to be representations or warranties of the Company.

                                   ARTICLE 4

                              CONDUCT OF BUSINESS

     4.1 Conduct Prior to Effective Time. Except as otherwise specifically set forth herein or as disclosed in the Disclosure Schedule, the Company covenants and agrees that, unless the Parent shall otherwise consent (which consent shall not be unreasonably withheld or delayed), prior to the Effective Time:

     (a) The business of the Company and its Continuing Subsidiaries shall in all material respects be conducted only in, and the Company and its Continuing Subsidiaries shall not take any matter or action except in, the ordinary course of business, and the Company shall use commercially reasonable efforts, to maintain and preserve its and each Continuing Subsidiary's business organization, assets, employees and advantageous business relationships;

     (b) Neither the Company nor any of its Continuing Subsidiaries shall directly or indirectly do any of the following (except as contemplated by this Agreement or the Distribution Agreement):

          (i) other than upon exercise of Options outstanding on the date hereof pursuant to the Plans, the sale of Shares pursuant to the ESPP or the issuance of Shares pursuant to any deferred compensation arrangement, issue, sell, pledge, dispose of or encumber, or authorize, propose or agree to the issuance, sale, pledge, disposition or encumbrance of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable or exercisable for any shares of, capital stock of any class of the Company or any of its Continuing Subsidiaries or any other securities in respect of, in lieu of, or in substitution for Shares outstanding as of the date hereof;

          (ii) sell, lease pledge or encumber any assets material to the Company and its Continuing Subsidiaries taken as a whole, except in the ordinary course of business;

          (iii) amend its charter or by-laws or similar organizational documents;

          (iv) split, combine or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock other than, with respect to dividends or distributions, cash dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or to a Subsidiary all of the capital stock of which (other than directors' qualifying shares) is owned directly or indirectly by the Company;

          (v) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any of its capital stock or rights to acquire capital stock, except the repurchase by the Company of restricted common stock in accordance with the terms of the Plans;

          (vi) except pursuant to Section 5.5, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company;

          (vii) except pursuant to Section 5.5, enter into an agreement with respect to the disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event (including, but not limited to, the sale or other disposition of any treasury stock (other than in connection with the issuance of Shares pursuant to any deferred compensation arrangement));

          (viii) transfer the stock of any Continuing Subsidiary to any other Subsidiary or any assets or liabilities to any new or existing Subsidiary;

          (ix) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other individual or entity (other than providing the initial capital of any investment company sponsored by a Continuing Subsidiary);

          (x) other than in the ordinary course of business, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for, the obligations of any other individual or entity, or make any loans or advances;

          (xi) authorize, recommend or propose any material change in its capitalization;

          (xii) change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (xiii) (A) revalue any assets of the Company or any of its Subsidiaries, other than reevaluations that are required in accordance with generally accepted accounting principles or for purposes of Section 244 of Delaware Law or (B) change or modify in any material respect any existing accounting principle, method or practice other than as required by generally accepted accounting principles;

          (xiv) make any capital expenditure or commitment for which it is not contractually bound at the date hereof, except for capital expenditures or commitments not to exceed $2.5 million per year in the aggregate;

          (xv) enter into any new Material Contract (other than in the ordinary course of business), or modify in any respect materially adverse to the Company or any of its Continuing Subsidiaries any existing Material Contract;

          (xvi) settle any material actions, suits, proceedings or investigations other than any settlement which involves only the payment of damages in an amount less than $1 million and does not involve injunctive or other equitable relief; or

          (xvii) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing.

     (c) Notwithstanding the foregoing, the Company shall be permitted to, and shall use commercially reasonable efforts to, enter into an agreement to sell or otherwise dispose of, and sell or otherwise dispose of, the Company's interest in Pioneer Universal Pension Fund Company prior to the Effective Time. The Company shall consult with the Parent in structuring and carrying out the disposition of Pioneer Universal Pension Fund Company. In addition, notwithstanding the foregoing, the Company and the Parent shall cooperate in good faith regarding the status of Beijing Pioneer Zhong Investment Consulting Co., Ltd. as a Continuing Subsidiary and the Company shall use commercially reasonable efforts to effect any mutually acceptable arrangement regarding Beijing Pioneer Zhong Investment Consulting Co., Ltd.

     (d) Neither the Company nor any of its Continuing Subsidiaries shall adopt or amend (except as may be required by law or under this Agreement) any bonus, profit sharing, compensation, stock option, stock purchase, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or former director, officer or employee or, except in the ordinary course of business, increase the compensation or fringe benefits of any employee or former director, officer or employee or pay any benefit not required by any existing plan, arrangement or agreement;

     (e) Neither the Company nor any of its Continuing Subsidiaries shall take any action other than in the ordinary course of business with respect to the grant of any severance or termination pay or with respect to any increase of benefits payable under its severance or termination pay policies in effect on the date hereof;

     (f) Neither the Company nor any of its Continuing Subsidiaries shall make any tax election or, except in the ordinary course of business, settle or compromise any federal, state, local or foreign tax liability; and

     (g) Neither the Company nor any of its Continuing Subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article 3 hereof untrue or incorrect in any material respect, or would materially impair or prevent the occurrence of any condition in Article 6 hereof.

     4.2 Commission Filings. The Company shall promptly provide the Parent (or its counsel) with copies of all filings made by the Company with the Commission or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby. The Parent and the Purchaser shall promptly provide the Company (or its counsel) with copies of all filings made by them with the Commission or any other state or federal Governmental Entity in connection with the Agreement and the transactions contemplated hereby.

     4.3 Approval of New Fund Contracts. The Parent, Purchaser and the Company recognize that the transactions contemplated by this Agreement shall constitute an assignment and termination of certain of the Client Contracts, the Underwriting Agreement and the Rule 12b-1 Plans under the terms thereof and the Investment Company Act. The Parent, Purchaser and the Company agree to use commercially reasonable efforts and cooperate in obtaining as promptly as practicable such authorizations and approvals of the Boards of Directors or Trustees of the applicable Funds (including any separate approvals of disinterested directors or trustees) and/or the shareholders thereof, as may be required by the Investment Company Act, of new contracts, on substantially the same terms and conditions as the Client Contracts, Underwriting Agreement and the Rule 12b-1 Plans to be terminated (the "Fund Approvals"). The Parent and Purchaser agrees to provide such information, for provision to the Board of Directors or Trustees of one or more Funds ("Trustee Materials") or for inclusion in a proxy statement to the shareholders thereof, as may be required.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1  Preparation of Proxy Statement.

     (a) The Company shall:

          (i) (A) prepare, in cooperation with the Parent, the Proxy Statement and use its commercially reasonable efforts to obtain and furnish the information required to be included by it in the Proxy Statement, and respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its Stockholders at the earliest practicable time following the execution of this Agreement and (B) except and to the extent otherwise permitted pursuant to Section 5.5 below, through its Board of Directors recommend approval and adoption of this Agreement and the Merger and use its commercially reasonable efforts to obtain the necessary approval of the Merger by its Stockholders at a Stockholders' meeting (the "Company Stockholders' Meeting") as promptly as practicable following the execution of this Agreement; and

          (ii) if at any time prior to the Effective Time of the Merger any event shall occur which is required to be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly prepare and mail such an amendment or supplement.

     (b) Notwithstanding any withdrawal, modification or change in any approval or recommendation of the Board of Directors of the Company pursuant to Section 5.5, the Company agrees to hold the Company Stockholders' Meeting to submit the approval of and adoption of this Agreement and the Merger to Stockholders in accordance with the time period specified in Section 5.1.

     5.2 Disposition of the Shares. The Parent and the Purchaser shall not, and they shall cause their direct and indirect subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares beneficially owned by the Parent or the Purchaser or any director or indirect Subsidiary of the Parent or the Purchaser, as of the date of this Agreement, or acquired prior to the meeting of the Stockholders, if any is required, pursuant to which the Shares are voted with respect to the Merger; provided, however, that this
Section 5.2 shall not apply to the sale, transfer, assignment, encumbrance or other disposition of any or all of such Shares in transactions involving solely the Parent, the Purchaser and/or one or more of their direct or indirect subsidiaries or in connection with any Qualified Acquisition Proposal (as defined in Section 5.5).

     5.3  Fees and Expenses.

     (a) Except as otherwise provided in this Section 5.3, Section 7.5 or in the Distribution Agreement, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and neither party may recover any such fees and expenses from the other party upon any termination of this Agreement. The Company agrees to bear all of the fees and expenses incurred by the Funds in connection with the transactions contemplated by the Agreement.

     (b) The provisions contained in this Section 5.3 shall survive any termination of this Agreement.

     5.4 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using commercially reasonable efforts: (A) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts as set forth on Schedule 6.1(b) hereto; (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign laws or regulations as set forth on
Schedule 6.1(b) hereto; (C) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (D) to effect all necessary registrations and filings, including, but not limited to, filings under the Hart-Scott-Rodino Act and the EC Regulation and submissions of information requested by governmental authorities; (E) to obtain the approvals of the Bank of Italy as contemplated by Section 6.1(e) of this Agreement and the Board of Governors of the Federal Reserve System as contemplated by Section 6.1(f); and
(F) to fulfill all conditions to this Agreement. The Company will use such commercially reasonable efforts as the Parent shall request (at the expense of the Parent) to keep available to the Parent and the Surviving Corporation the present key officers and employees of the Company and its Continuing Subsidiaries and to preserve for the Parent and the Surviving Corporation the present relationships and good will of the Company and its Continuing Subsidiaries with their respective lenders, suppliers, customers and other third parties having business relations with them. For purposes of the foregoing, the obligation of the Company, the Parent and the Purchaser to use "commercially reasonable efforts" or "reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a modification of the terms of such documents, except as expressly contemplated hereby or to make any guaranty or monetary payment in consideration of such waiver, consent or approval.

     5.5  No Solicitation.

     (a) None of the Company or any of the Continuing Subsidiaries or any of their respective officers, directors, employees, representatives and agents (including, without limitation the Financial Advisors) shall, directly or indirectly, solicit, initiate, engage or participate in discussions or negotiations with, or provide any non-public information to, any corporation, partnership, person or other entity or group other than the Parent, the Purchaser or another affiliate of the Parent (a "Third Party") and other than in connection with this Agreement, concerning (or concerning the business of the Company or any Continuing Subsidiary in connection with) any tender offer for more than 20% of the Shares on a fully-diluted basis (in calculating the number of fully-diluted Shares for this purpose, only (A) Shares covered by Options, and (B) Shares reserved for issuance pursuant to the ESPP, being considered dilutive), exchange offer, merger, consolidation, sale of assets representing more than 20% of the total book value of all assets outside of the ordinary course of business, recapitalization, accumulation of Shares or proxy solicitation (other than as contemplated by this Agreement) or other business combination involving the Company or any Continuing Subsidiary (any such proposed tender offer, exchange offer, merger, consolidation, sale of material assets, recapitalization, accumulation of Shares or proxy solicitation or other business combination being referred to herein as "Acquisition Proposals"). Notwithstanding the foregoing, the Company, its Continuing Subsidiaries, and their respective officers, directors, employees, representatives and agents (i) may, in the case of a Qualified Acquisition Proposal (as hereinafter defined), furnish or cause to be furnished information concerning the Company's and its Continuing Subsidiaries' businesses, properties or assets to a Third Party (subject to such Third Party executing a confidentiality agreement on terms no less favorable to the Company than those in the Confidentiality Agreement between the Parent and the Company dated March 23, 2000), (ii) may, in the case of a Qualified Acquisition Proposal only, enter into, participate in, conduct or engage in discussions or negotiations with such Third Party, (iii) may take any position with respect to an Acquisition Proposal in accordance with Rules 14a-9 and 14e-2 promulgated under the Exchange Act, and (iv) may, in the case of a Qualified

Acquisition Proposal and in compliance with the provisions of clause (c) of this
Section 5.5, enter into an agreement to consummate a Qualified Acquisition Proposal. As used herein, "Qualified Acquisition Proposal" means a bona fide, written Acquisition Proposal at a price per Share that the Company's Board of Directors (after consultation with a financial advisor of nationally recognized reputation) believes in good faith to be superior to the Cash Consideration and in the best interests of the Stockholders.

     (b) The Company will promptly notify the Parent of, and will disclose to the Parent all material details of any Acquisition Proposal it receives (including, without limitation, the identity of the Third Party making such Acquisition Proposal). In the event that the Company furnishes any nonpublic information to any party other than the Parent, it shall simultaneously provide the Parent with copies of or access to all such information. Nothing in this paragraph (b) shall be construed as interfering with the Company's obligations to its Stockholders under Rule 14e-2 promulgated under the Exchange Act.

     (c) Except as expressly permitted by this Section 5.5(c), neither the Company's Board of Directors nor any committee thereof shall or shall resolve to
(i) not recommend or withdraw its approval or recommendation of the Merger, this Agreement or any of the transactions contemplated hereby, (ii) modify or qualify such approval or recommendation in a manner adverse to the Parent or the Purchaser, (iii) approve or recommend any proposed Acquisition Proposal or (iv) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement relating to an Acquisition Proposal (or publicly propose to do any of the foregoing). Notwithstanding the foregoing, in the event that prior to the Company Stockholders' Meeting the Company's Board of Directors determines in good faith, after it has received a Qualified Acquisition Proposal and after consultation with outside counsel, that it must take such action to comply with its fiduciary duties to the Stockholders under applicable law, then the Company's Board of Directors may (subject to this sentence) take any of the actions contemplated by clauses (i), (ii), (iii) and
(iv) of the preceding sentence (a "Subsequent Action"), but only (i) at a time that is after the fifth business day following delivery by the Company to the Parent of a written notice advising the Parent that the Company's Board of Directors has received a Qualified Acquisition Proposal specifying the material terms and conditions of such Qualified Acquisition Proposal, identifying the person making such Qualified Acquisition Proposal stating that it intends to make or take a Subsequent Action; (ii) if the Parent does not, within such five business days following delivery of such notice, offer to make such adjustments in the terms and conditions of this Agreement such that the Company's Board of Directors by majority vote determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be as favorable to the Stockholders as such Qualified Acquisition Proposal; and
(iii) if the Company has complied with this Section 5.5.

     (d) The Company shall immediately cease and cause to be terminated any activities, discussions, or negotiations, existing on the date hereof, with any person with respect to any Acquisition Proposal, and will promptly request that each such person return or destroy all confidential information previously produced to that person by the Company or its Subsidiaries.

     5.6 Notification of Certain Matters. The Company shall give prompt notice to the Parent, of (i) the obtaining by it of actual knowledge as to the matters set forth in clauses (x) and (y) of clause (ii) of this sentence, or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur causes (x) any representation or warranty made by the Company and contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Company or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of the Company or the conditions to the obligations of the parties hereunder. The Parent shall give prompt notice to the Company of (i) the obtaining by it of actual knowledge as to the matters set forth in clauses (x) and (y) of clause (ii) of this sentence, or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur causes (x) any representation or warranty made by the Parent or the Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (y) any material failure of the Parent or the Purchaser, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations or warranties of the Parent or the Purchaser or the conditions to the obligations of the parties hereunder.

     5.7 Access to Information. Except as prohibited by confidentiality agreements to which the Company is a party or as restricted under applicable law, the Company shall, and shall cause its Continuing Subsidiaries, and the Company's and such Continuing Subsidiaries' respective officers, directors, employees and agents to, afford to the Parent and to the officers, employees and agents of the Parent complete access at all reasonable times, from the date hereof to the Effective Time, to the Company's and any Continuing Subsidiary's officers, employees, agents, properties, books, records and contracts, and shall furnish the Parent all financial, operating and other data and information as the Parent, through its officers, employees or agents, may reasonably request.

     5.8 Indemnification and Insurance. The Parent and the Purchaser agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of the employees, agents, directors or officers of the Company and its Continuing Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws in effect on the date hereof (copies of which have been provided to the Parent), shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims. The Parent agrees to provide each individual who served as a director or officer of the Company or its Continuing Subsidiaries at any time prior to the Effective Time with liability insurance for a period of six years after the Effective Time no less favorable in coverage and amount than any applicable insurance in effect immediately prior to the Effective Time; provided, however, that the Parent may reduce the coverage and amount of liability insurance to the extent that the cost thereof would exceed 200% of the cost of any such insurance in effect immediately prior to the Effective Time. The Indemnified Parties shall be deemed third party beneficiaries of this provision and shall be entitled to bring actions to enforce the obligations of the Parent and the Purchaser under this
Section 5.8.

     5.9 Fair Price Structure. If any "fair price" or "control share acquisition" or "anti-takeover" statute, or other similar statute or regulation or any state "blue sky" statute shall become applicable to the transactions contemplated hereby, the Company and the Company's Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.

     5.10 Certain Post-Closing Fund Matters. The Parent and Purchaser acknowledge that the sale of the Shares is intended to qualify for the treatment described in Section 15(f) of the Investment Company Act. In this regard, the Parent and Purchaser shall, and from and after the Effective Time shall cause the Company and each of its Continuing Subsidiaries to, (i) use all reasonable efforts to assure that, for a period of three years after the Effective Time, at least 75% of the Board of Directors or Trustees of each Fund or any permitted successor thereto are not "interested persons" of the Company, the Parent or the Purchaser, as that term is defined under applicable provisions of the Investment Company Act and interpreted by the Commission; such efforts to include causing any employee, officer, director or agent of the Company, the Parent or any affiliate of the Parent who shall be a director or trustee of any fund to resign when otherwise required to maintain such percentage, (ii) refrain from imposing or seeking to impose, for a period of two years after the Effective Time, any "unfair burden" on any Fund, within the meaning of the Investment Company Act, and (iii) to use all reasonable efforts to ensure that all vacancies in the Board of Directors or Trustees of any Fund shall be filled by a person who is not a

"interested person" of the Parent or the Company and who has been selected and proposed for election by a majority of the Directors or Trustees who are not such interested persons.

     5.11 Severance Agreements. Simultaneously with the Merger, the Parent shall assume and agree to perform the Company's obligations under the severance benefit agreements (complete and accurate copies of which have been provided to the Parent) listed in the Disclosure Schedule.

     5.12 Parent Guaranty. The Parent hereby unconditionally guarantees the Purchaser's obligations under this Agreement and, if the Merger is consummated, the indemnification obligations set forth in Section 5.8, and agrees to be liable for any breach of this Agreement by the Purchaser (or a breach of Section 5.8).

     5.13 Continuation of Employment. The Parent shall give (or cause to be given) credit for past service for all purposes to the employees of the Company and its Continuing Subsidiaries (the "Business Employees"). Starting at the Effective Time, the Parent shall, for a period ending on the date twelve (12) months after the Effective Time, provide (or cause to be provided) to each Business Employee who continues his or her employment after the Effective Time with total cash compensation (including base salary and bonus opportunity at least equal to those in effect on the date hereof) that is no less favorable in the aggregate to such employee's total cash compensation immediately prior to the Effective Time. Starting at the Effective Time, the Parent shall also, for a period ending on the date twelve (12) months after the Effective Time, maintain (or cause to be maintained) employee benefit plans, agreements, programs, policies and arrangements for the benefit of each such Business Employee that are no less favorable in the aggregate than the employee benefit plans in effect with respect to such Employees immediately prior to the Effective Time, other than employee benefit plans, agreements, programs, policies and arrangements providing for stock options, stock purchase rights, restricted stock or other employer stock-based compensation and other than any employer stock provisions of any qualified retirement plan maintained by the Company or any of its Continuing Subsidiaries. Nothing in this Section 5.13 shall prevent the Parent, the Surviving Corporation or its Continuing Subsidiaries from terminating the employment of any of the Business Employees at any time after the Effective Time. The Business Employees shall be deemed to be third party beneficiaries of this provision and shall be entitled to bring action to enforce the obligations of the Parent and the Purchaser under this Section 5.13.

     5.14 Incorporation of the Purchaser. The Parent shall incorporate the Purchaser as a Delaware corporation promptly after the date hereof and cause the Purchaser to make the representations, warranties, covenants and agreements and to assume the obligations hereunder of the Purchaser; provided, however, that if the Parent is prohibited under Applicable Laws from incorporating the Purchaser prior to the Effective Time, then either (i) the Parent may designate in writing to the Company an existing direct or indirect wholly-owned subsidiary of the Parent to be the Purchaser and shall cause such subsidiary to make the representations, warranties, covenants and agreements and to assume the obligations hereunder of the Purchaser or (ii) the Parent shall be deemed to have agreed to have made the representations, warranties, covenants and agreements and to have assumed the obligations hereunder of the Purchaser.

                                   ARTICLE 6

                                   CONDITIONS

     6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

     (a) this Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the Stockholders required by the Delaware Law and the Company's Certificate of Incorporation;

     (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act and the EC Regulation shall have expired or been terminated and the Company or the Parent shall have received the consents or approvals, if any, listed on Section 6.1(b) of the Disclosure Schedule;

     (c) the Distribution (as defined in Section 8.2 below) shall have been completed and the Company and Harbor Global shall have performed all obligations and complied with all covenants set forth in Article 8;

     (d) no preliminary or permanent injunction or other order, decree or ruling issued by (nor shall any proceeding brought by any governmental authority seeking any of the foregoing be pending before) a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect, which would make the acquisition or holding by the Parent or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger; provided, that the party seeking to assert this condition shall have complied with its obligations under Section 5.4 of this Agreement;

     (e) this Agreement and the Merger shall have been approved by the Bank of Italy in compliance with applicable provisions of the Italian Banking Act (Decree of the President of Italy no. 385 of 1993) and the regulations of the Bank of Italy for the implementation thereof; and

     (f) either (i) the Parent shall have qualified as a "Financial Holding Company" under the BHCA or (ii) the Merger shall have been approved by the Board of Governors of the Federal Reserve System under the BHCA.

     6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to fulfillment (or waiver by the Company) of the following conditions:

     (a) The representations and warranties of the Parent and the Purchaser contained herein shall be true and correct in all respects (without giving effect to any references to material adverse effect contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except (x) for changes specifically permitted by the terms of this Agreement, (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (z) where any such failure of the representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have material adverse effect on the Parent or the Purchaser;

     (b) The Parent and the Purchaser shall each have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time; and

     (c) The Parent and the Purchaser shall each have delivered to the Company a certificate, dated the Effective Time and signed by a duly authorized officer to the effect that each of the conditions specified in clauses (a) and (b) of this
Section 6.2 is satisfied in all respects.

     (d) The Purchaser shall have been incorporated and assumed its obligations under this Agreement pursuant to Section 5.14.

     6.3 Conditions to Obligation of the Parent and the Purchaser to Effect the Merger. The obligation of the Parent and the Purchaser to effect the Merger is further subject to the fulfillment (or waiver by the Parent and the Purchaser) of the following conditions:

     (a) (i) The representations and warranties of the Company contained herein (other than in Section 3.25) shall be true and correct in all respects (without giving effect to any references to Company

Material Adverse Effect contained in any specific representation or warranty) and (ii) the representations and warranties of the Company contained in Section
3.25 shall be true and correct in all material respects, in the cases of the clauses (i) and (ii), as of the Effective Time with the same effect as though made as of the Effective Time, except (X) for changes specifically permitted by the terms of this Agreement, (Y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and (Z) only in the case of clause
(i), where any such failure of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, however, that this clause (Z) shall not be applicable if the Parent shall prove, by clear and convincing evidence, that the failure of such representations and warranties to be true and correct in all material respects resulted directly from the intentional fraudulent conduct of the persons to whom the knowledge of the Company is imputed under this Agreement;

     (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

     (c) The Company shall have delivered to the Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer to the effect that each of the conditions specified in clauses (a) and (b) of this Section 6.3 is satisfied in all material respects.

     (d) The number of Dissenting Shares shall not equal more than 15% of the total of the outstanding Shares;

     (e) The proposals to be acted upon at the special meetings of shareholders of the Funds in connection with the approvals described in Section 4.3 shall have received affirmative votes sufficient for their adoption by Funds representing at least 92.5% of the assets of all Funds at the Effective Time; and

     (f) The Company shall have obtained in writing all consents, waivers, or approvals, necessary to provide that the consummation of the Merger does not constitute a default under, or effect of give rise to a right of termination of each of the Material Contracts identified in Section 6.3(f) of the Disclosure Schedule.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the Stockholders, as follows:

     (a) by mutual written consent duly authorized by the Boards of Directors of each of the Purchaser and the Company; or

     (b) by either the Parent or the Company if (i) the Effective Time shall not have occurred on or before February 15, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) if there shall be any order which is final and nonappealable preventing the consummation of the Merger;

     (c) by the Parent if (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Agreement or the transactions contemplated hereby in a manner adverse to the Parent or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the Stockholders an Acquisition Proposal or shall have resolved to do so or (iii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its Stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its Stockholders);

     (d) by either the Parent or the Company if this Agreement shall fail to receive the requisite vote for approval at of the Stockholders at a Company Stockholders' Meeting (or an adjournment thereof);

     (e) by the Parent upon a breach of any representation or warranty or material covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) and
Section 6.3(b) would not be satisfied ("Terminating Company Breach"); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts and for so long as the Company continues to exercise such commercially reasonable efforts, the Parent may not terminate this Agreement under this Section 7.1(e); or

     (f) by the Company upon a breach of any representation or warranty or material covenant or agreement on the part of the Parent and the Purchaser set forth in this Agreement, or if any representation or warranty of the Parent and the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) and Section 6.2(b) would not be satisfied ("Terminating Parent Breach"); provided, however, that, if such Terminating Parent Breach is curable by the Parent and the Purchaser through the exercise of their respective commercially reasonable efforts and for so long as the Parent or the Purchaser continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(f).

     7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, all obligations and agreements of the parties set forth in this Agreement (except as otherwise specifically provided) shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of the Parent, the Purchaser or the Company hereunder; provided that the foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement. Notwithstanding any other provision contained in this Agreement to the contrary, the Confidentiality Agreement shall survive the termination of this Agreement for any reason.

     7.3 Amendment. This Agreement may not be amended except by action of each of the parties hereto set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that if this Agreement and the Merger are subject to Stockholder approval then, after approval of the Merger by the Stockholders, no amendment may be made without the further approval of the Stockholders which would do any of the following: (i) reduce the Cash Consideration or change the form thereof; or (ii) change any other terms and conditions of this Agreement if any of the changes, alone or in the aggregate, would materially adversely affect the Stockholders (other than the Parent and its affiliates).

     7.4 Waiver. At any time prior to the Effective Time, whether before or after any special meeting of the Stockholders to vote on the Merger, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the proviso contained in Section 7.3, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

     7.5  Expenses; Termination Fee.

     (a) If this Agreement is terminated by the Parent pursuant to Section 7.1(e) or by the Company pursuant to Section 7.1(f), then the party terminating this Agreement shall be entitled to reimbursement by the other party of all reasonable costs and expenses (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) incurred by it in connection with this Agreement and the transactions contemplated hereby.

     (b) If this Agreement is terminated by (i) the Parent pursuant to Section 7.1(c) or (ii) either the Company or the Purchaser pursuant to Section 7.1(d) and the Company enters into, prior to the first anniversary of such date of termination, a definitive agreement with respect to the sale of the Company and such sale is consummated prior to the 18-month anniversary of such date of termination (a "Subsequent Sale"), then, in the case of clause (i) or (ii), the Company shall pay the Parent promptly (but in no event later than three business days after the termination of this Agreement in the case of clause (i) the Subsequent Sale in the case of clause (ii)) a fee of $37.5 million (the "Fee"), which amount shall be payable in immediately available funds. In addition, upon the termination of this Agreement pursuant to Section 7.1(c) or upon the closing of a Subsequent Sale, the Company shall reimburse the Parent for all reasonable costs and expenses (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) incurred by the Parent in connection with this Agreement and the transactions contemplated hereby in an amount not to exceed $7.5 million.

     (c) In the event that the Company shall fail to pay the Fee when due, the Company shall reimburse the Parent and the Purchaser for the costs and expenses actually incurred or accrued by each of them (including, without limitation, fees and reasonable expenses of counsel) in connection with the collection under and enforcement of this Section 7.5, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's base rate.

     (d) This Section 7.5 shall survive any termination of this Agreement.

                                   ARTICLE 8

                                 HARBOR GLOBAL

     8.1 Formation of Harbor Global. As promptly as practicable after the date of this Agreement, the Company shall form Harbor Global Company Ltd. as a Bermuda limited duration company ("Harbor Global"). Prior to the Effective Time, the Company and Harbor Global shall have entered into the Distribution Agreement substantially in the form of agreement attached hereto as Exhibit A (the "Distribution Agreement") and the Tax Separation Agreement substantially in the form of agreement attached hereto as Exhibit B (the "Tax Separation Agreement"), or with such other changes thereto as to which the Parent shall consent (such consent not to be unreasonably withheld, conditioned or delayed).

     8.2  Certain Agreements With Respect to Harbor Global.

     (a) Prior to the Effective Time, the Company shall take all actions as are reasonably necessary under the Securities Act, the Exchange Act and the laws of the jurisdiction of Harbor Global's organization to permit the distribution by the Company of the beneficial interests (the "Harbor Global Interests") in Harbor Global to the Stockholders (the "Distribution").

     (b) Prior to the Effective Time, the Company shall cause Pioneer Goldfields II Limited to use its commercially reasonable efforts to obtain the release of the Company from liabilities of any kind (including, without limitation, contingent liabilities under any indemnification arrangements) of Pioneer Goldfields II Limited under the Purchase Agreement dated May 11, 2000 among the Company, Pioneer Goldfields II Limited, Ashanti Goldfields Company Limited and Ashanti Goldfields Teberebie Limited.

     (c) The Company shall consult with the Parent in structuring and carrying out the Distribution and provide the Parent with reasonable opportunity to review and comment on any filings made under the Securities Act, the Exchange Act or any applicable law, and the Company and the Parent will use commercially reasonable efforts to agree on such matters. The Company will, at such times as the Parent shall reasonably request, advise the Parent of the cost incurred or expected to be incurred by the Company in connection with the formation of Harbor Global and the Distribution and will consult with the Parent regarding the amount and nature of such expenses.

     8.3 Distribution of the Harbor Global Interests. Prior to the Effective Time, the Board of Directors of the Company shall declare a distribution to the Stockholders of all of the Company's interest in Harbor Global, such distribution to be payable to the Stockholders pro rata on the basis of the number of Shares held by such Stockholder to the total number of Shares issued and outstanding at the time of such distribution. The record date for such distribution shall be the time immediately prior to the Effective Time. The Parent and the Purchaser acknowledge that this distribution (the "Distribution") will be made to the Stockholders immediately prior to the Effective Time and shall not reduce or otherwise affect the Cash Consideration.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article 7, and subject to the provisions of Article 6 hereof, the closing of the Merger pursuant to this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, as soon as practicable following the meeting of the Stockholders or other Stockholder action referred to in Section 5.1 hereof, or at such other place, time and date as the parties may mutually agree. The date and time of such Closing are hereinafter referred to as the "Closing Date."

     9.2 Publicity. So long as this Agreement is in effect, except as such party required by applicable law or applicable national stock exchange, Commission or NASD requirements, neither the Company nor the Parent shall, nor shall either permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been fully given if (i) delivered personally, (ii) sent by certified or registered mail, return receipt requested,
(iii) sent by overnight courier for delivery on the next business day or (iv) sent by confirmed telecopy, provided that a hard copy of all such telecopied materials is thereafter sent within 24 hours in the manner described in clauses
(i), (ii) or (iii), to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

     (a) If to the Parent or the Purchaser:

                       UniCredito Italianio S.p.A.
                       Piazza Cordusio
                       Milan, Italy

    Attention:         Pietro Modiano, Head of Finance

    Telecopy No.:      (011)(3902) 876-309

    and                EuroPlus SGR S.p.A.
                       Via Turati
                       Milan, Italy

    Attention:         Fabio Innocenzi, Chief Executive Officer,
                       EuroPlus SGR S.p.A.
    Telecopy No.:      (011)(3902) 623-8309

    with copies to:    Shearman & Sterling
                       801 Pennsylvania Avenue, N.W.
                       Washington, D.C. 20004

    Attention:         Barry P. Barbash, Esq.

    Telecopy No.:      (202) 508-8100

    and                NCTM-Negri-Clementi, Toffoletto, Montironi & Soci Studio
                       Legale Associato
                       Via Monte Napoleone, 12
                       20121 Milan, Italy

    Attention:         Avv. Pietro Caliceti

    Telecopy No.:      (011)(3902) 783-091

     (b) If to the Company:

                       The Pioneer Group, Inc.
                       60 State Street
                       Boston, Massachusetts 02109

    Attention:         Robert P. Nault, Esq.

    Telecopy No.:      (617) 422-4293

    with a copy to:    Hale and Dorr LLP
                       60 State Street
                       Boston, MA 02109

    Attention:         Joseph P. Barri, Esq.

    Telecopy No.:      (617) 526-5000

     Notices provided in accordance with this Section 9.3 shall be deemed delivered (i) on the date of personal delivery, (ii) four business days after deposit in the mail, (iii) one business day after delivery to an overnight courier, or (iv) on the date of confirmation of the telecopy transmission, as the case may be.

     9.4 Interpretation. When a reference is made in this Agreement to subsidiaries of the Parent, the Purchaser or the Company, the word "subsidiary" or "subsidiaries" means any corporation more than 50% of whose outstanding voting securities, or partnership, joint venture or other entity more than 50% of whose total equity interests are, directly or indirectly, owned by the Parent or the Company, as the case may be; and the word "affiliates" shall have the meaning assigned to such term under Rule 405 of the Securities Act. For purposes of this Agreement, the Company shall not be deemed to be an affiliate or subsidiary of the Purchaser or the Parent. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Inclusion of information in the Disclosure Schedule does not constitute an admission or acknowledgment of the materiality of such information.

     9.5 Representations and Warranties; etc. The representations and warranties of the Company contained herein (other than the representations or warranties contained in Section 3.25 which shall survive the consummation of the Merger) shall expire with, and be terminated and extinguished upon, consummation of the Merger. This Section 9.5 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     9.6  Miscellaneous.

     (a) This Agreement together with the Confidentiality Agreement between the Parent and the Company dated March 23, 2000 constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement (i) is not intended to confer upon any other person any rights or remedies hereunder, create any agreement of employment with any person or otherwise (except for Section 5.8 and 5.13) create any third-party beneficiary hereto; (ii) shall not be assigned, except that the Purchaser may assign its rights and obligations to one or more direct or indirect wholly-owned subsidiaries of the Parent which in a written instrument shall make all the representations and warranties of the Purchaser set forth herein and shall agree to assume all of the Purchaser's obligations hereunder and be bound by all of the terms and conditions of this Agreement; provided, however, that no such assignment shall relieve the Parent or the Purchaser of its obligations hereunder; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of State of Delaware, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     (b) The Parent and the Purchaser hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of Delaware and the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the Parent and the Purchaser agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by United States registered mail to the respective addresses set forth in Section
9.3 shall be effective service of process for any action, suit or proceeding brought against the Parent or the Purchaser in any such court. The Parent and the Purchaser hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     9.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                 [Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          UNICREDITO ITALIANO S.P.A.

                                          By: /s/ PIETRO MODIANO
                                            ------------------------------------
                                              Name: Pietro Modiano
                                              Title:   Head of Finance

                                          THE PIONEER GROUP, INC.

                                          By: /s/ JOHN F. COGAN, JR.
                                            ------------------------------------
                                              Name: John F. Cogan, Jr.
                                              Title:   Chairman, President and
                                                       Chief
                                                       Executive Officer

                 [Schedule and Exhibits Intentionally Omitted]

                                AMENDMENT NO. 1
                           DATED AS OF AUGUST 1, 2000
                                       TO
                        THE AGREEMENT AND PLAN OF MERGER
                            DATED AS OF MAY 14, 2000
                                    BETWEEN
                             THE PIONEER GROUP, INC
                                      AND
                           UNICREDITO ITALIANO S.P.A.

     This Amendment No. 1 to the Agreement and Plan of Merger (the "Agreement"), dated as of May 14, 2000, between UniCredito Italiano S.p.A. (the "Parent") and The Pioneer Group, Inc (the "Company") is entered into as of the 1st day of August, 2000. The Parent and the Company have agreed to amend the Agreement as set forth herein.

Section 1. Article I of the Agreement is hereby amended by adding a new Section
1.8 as follows:

     Section 1.8 Post Closing Transactions. (a) The Company understands the Parent is reorganizing its investment management businesses as part of its acquisition of the Company. Following the Effective Time of the Merger, the Parent intends to form a holding company ("Pioneer Global Asset Management") that will own directly or indirectly the Company. As a second stage of the reorganization of its investment management business, the Parent will cause its EuroPlus Research and Management and EuroPlus SGA subsidiaries to be transferred to Pioneer Global Asset Management. In connection with such transfer, Parent will cause a portion of the equity ownership of Pioneer Global Asset Management to be transferred to the Parent's affiliate Rolo Banca 1473. Consequently, upon completion of the reorganization the Company will be a direct or indirect wholly owned subsidiary of Pioneer Global Asset Management, which in term will be owned approximately 66.6% by the Parent and 33.4% by Rolo Banca.

     (b) The Parent and the Company agree that the closing of the Merger is not subject to the ability of Parent to complete its reorganization and that nothing in this Section 1.8 shall in any way modify the conditions to closing in Article VI of the Agreement.

Section 2. Exhibit A to the Agreement is replaced with Exhibit A attached hereto.

Section 3. The references to $25 million in Section 3.25(a) of the Agreement are amended to read $22.6 million.

Section 4. The phrase "due to the resignation or removal of a trustee who is not an interested person of the Parent or the Company" be inserted after the word Fund in clause (iii) of Section 5.10.

In witness whereof, Parent and the Company have executed this Agreement as of the date indicated above.



UNICREDITO ITALIANO S.p.A.                         THE PIONEER GROUP, INC.
By /s/ PIETRO MODIANO                              By /s/ JOHN F. COGAN, JR.
   -----------------------------------------       -----------------------------------------
   Name: Pietro Modiano                               Name: John F. Cogan, Jr.
   Title: Head of Finance                             Title: Chairman, President and
                                                          Chief Executive Officer

                                                                         ANNEX B

 Information in this information statement is not complete and may be changed.

                  Subject to completion, dated August 22, 2000

                             INFORMATION STATEMENT

                           HARBOR GLOBAL COMPANY LTD.
                                 COMMON SHARES

     This information statement is being furnished to stockholders of The Pioneer Group, Inc. in connection with the contemplated distribution by Pioneer Group of common shares of its wholly owned subsidiary, Harbor Global Company Ltd., to its stockholders. AT THE TIME OF THE DISTRIBUTION, YOU WILL BE ENTITLED TO RECEIVE ONE HARBOR GLOBAL COMMON SHARE FOR EVERY FIVE SHARES OF PIONEER GROUP COMMON STOCK HELD BY YOU AT THAT TIME. Following the distribution, all of the outstanding Harbor Global common shares will be held pro rata by the stockholders of Pioneer Group.

     Pioneer Group will distribute the shares of Harbor Global in connection with the acquisition of Pioneer Group by UniCredito Italiano S.p.A., a corporation organized under the laws of the Republic of Italy. The acquisition of Pioneer Group will be effected by a merger of a wholly owned subsidiary of UniCredito Italiano with and into Pioneer Group. Pioneer Group will survive the merger as a wholly owned subsidiary of UniCredito Italiano.

     As a condition to closing the merger, Pioneer Group will transfer some of its businesses and assets to Harbor Global and, before closing the merger, distribute Harbor Global common shares to Pioneer Group stockholders of record. At the time of the distribution, the Harbor Global assets will consist primarily of the following businesses and assets currently owned or operated by Pioneer
Group:

     - real estate management and investment management operations in Russia;
     - Polish and Eastern European venture capital investment and management operations;
     - Polish real estate management operations;
     - timber harvesting and sales in Russia;
     - gold exploration operations in Russia;
     - the proceeds from the sale of Pioneer Group's gold mining operations in Ghana; and
     - $22.6 million in cash.

Harbor Global will seek to liquidate its assets in a timely fashion on economically advantageous terms.


     YOU WILL NOT PAY FOR THE HARBOR GLOBAL COMMON SHARES YOU WILL RECEIVE IN THE DISTRIBUTION, BUT THE DISTRIBUTION WILL BE TAXABLE TO YOU. FOR FEDERAL INCOME TAX PURPOSES, PIONEER GROUP CURRENTLY ESTIMATES THAT IT WILL REPORT THAT THE HARBOR GLOBAL COMMON SHARES RECEIVED IN THE DISTRIBUTION HAVE A VALUE OF APPROXIMATELY $7.50 TO $11.25 PER SHARE WHICH REFLECTS AMONG OTHER THINGS, A DISCOUNT FOR ILLIQUIDITY. In addition, Harbor Global intends to be treated as a partnership for United States federal income tax purposes. As a result, Harbor Global expects that for United States federal income tax purposes you will be treated as a partner in Harbor Global, and will recognize a proportionate share of Harbor Global's income, gain, loss and credit, determined in accordance with your interest in Harbor Global.


     The Harbor Global common shares are registered with the Securities and Exchange Commission on a registration statement on Form 10 under the Securities
Exchange Act of 1934, effective as of [            ], 2000, and are
transferable. However, there is no current public trading market for Harbor Global common shares, and Harbor Global common shares will not be listed on a securities exchange or on The Nasdaq Stock Market(R). Furthermore, Harbor Global does not intend to take any action to facilitate the development of an active trading market.

     The distribution record date will be the closing date of the merger. Harbor Global expects the distribution to occur immediately prior to the closing of the merger. The distribution is conditioned on the satisfaction or waiver of all conditions to the obligations of Pioneer Group to consummate the merger provided for in the merger agreement dated as of May 14, 2000 between Pioneer Group and UniCredito Italiano, including approval of the merger by Pioneer Group stockholders. The merger agreement is attached as Annex A to the merger proxy statement to which this information statement is attached as Annex B.

     IN REVIEWING THIS INFORMATION STATEMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS."

     NO SEPARATE VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION.

     WE ARE NOT ASKING YOU FOR A PROXY WITH RESPECT TO THIS DISTRIBUTION, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this information statement is August   , 2000.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT, AND IF GIVEN OR MADE, YOU MUST NOT RELY UPON SUCH INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE PIONEER GROUP, INC. OR HARBOR GLOBAL COMPANY LTD. THIS INFORMATION STATEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE HARBOR GLOBAL COMPANY LTD. COMMON SHARES OR ANY OTHER SECURITIES.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    7
The Distribution............................................   12
Pro Forma Capitalization....................................   21
Pro Forma Condensed Consolidated Financial Statements.......   22
Pro Forma Condensed Consolidated Statement of Financial
  Condition.................................................   23
Pro Forma Condensed Consolidated Statement of Operations....   25
Selected Consolidated Historical Financial Data.............   26
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   27
Business....................................................   31
Management..................................................   41
Beneficial Ownership of Principal Stockholders and
  Management................................................   44
Certain Relationships and Related Transactions..............   46
Description of Harbor Global Share Capital..................   49
Where You Can Find Additional Information...................   55
Harbor Global Company Ltd. Financial Statements.............  F-1

                                    SUMMARY

     This summary does not contain all of the information that may be important to you. You should read this information statement in its entirety, including "Risk Factors" and the financial statements of Harbor Global and the accompanying notes which appear elsewhere in this information statement. References in this information statement to "Harbor Global" refer to Harbor Global Company Ltd., and references to "Pioneer Group" refer to The Pioneer Group, Inc.

                           HARBOR GLOBAL COMPANY LTD.

     Harbor Global Company Ltd. is a newly formed Bermuda limited duration company created to:

     - receive various businesses and assets currently owned or operated by Pioneer Group;

     - liquidate its assets in a timely fashion on economically advantageous terms;

     - operate its assets as going concern businesses until they are liquidated; and

     - after satisfying its liabilities, distribute any remaining proceeds to its shareholders.

     Harbor Global's memorandum of association provides that the liquidation of its assets must be completed no later than the earlier of the fifth anniversary of the distribution by Pioneer Group of Harbor Global common shares to its shareholders or the distribution by Harbor Global of its assets to its shareholders. If Harbor Global has not liquidated all of its assets before the fifth anniversary of the distribution date, the Harbor Global board of directors may authorize the company to continue to operate its assets for up to three additional one year periods.

     At the time of the distribution, Harbor Global's assets will consist primarily of the following businesses and assets, each of which is currently owned or operated by Pioneer Group:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of Pioneer Group's gold mining operations in Ghana; and

     - $22.6 million in cash.

     After the distribution, Stephen G. Kasnet will be the President and Chief Executive Officer, and Donald H. Hunter will be the Chief Operating Officer and Chief Financial Officer of Harbor Global. Mr. Kasnet is currently the President and Mr. Hunter is currently the Chief Operating Officer and Senior Vice President of Pioneer Global Investments, a division of Pioneer Group. As officers of Pioneer Global Investments, Mr. Kasnet and Mr. Hunter currently operate substantially all of the businesses that Harbor Global will own or operate following the distribution. Harbor Global is expected to enter into an administration and liquidation agreement with Calypso Management LLC under which Calypso Management will manage the liquidation of Harbor Global and operate its assets as going concern businesses pending their liquidation. Calypso Management is owned and operated by Mr. Kasnet and Mr. Hunter. Mr. Kasnet is the President and Chief Executive Officer, and Mr. Hunter is the Chief Operating Officer and Chief Financial Officer of Calypso Management.

     Because Harbor Global's assets are a diverse range of businesses and are generally located in countries in which successfully conducting and selling businesses requires significant experience, Harbor Global believes that its success in liquidating its assets and operating its assets pending their liquidation will depend to a significant extent upon the continued efforts of Mr. Kasnet and Mr. Hunter. In order to induce Mr. Kasnet and Mr. Hunter to become officers of Harbor Global and manage its liquidation,

Harbor Global determined that Mr. Kasnet and Mr. Hunter would receive a portion of the net proceeds distributed in connection with the liquidation. Calypso Management was created, in large part, to provide a vehicle for Mr. Kasnet and Mr. Hunter to allocate the incentive compensation they receive among themselves and other employees of Calypso Management who provide valuable assistance in connection with the administration and liquidation of Harbor Global's assets and to establish an independent business that could be owned by Mr. Kasnet and Mr. Hunter and continue in existence after the liquidation of Harbor Global. Harbor Global will pay the operating expenses of Calypso Management and, in general, as compensation for Calypso Management's services, Harbor Global will pay Calypso Management up to 10% of the net proceeds distributed from the liquidation of Harbor Global's assets. See "Certain Relationships and Related Transactions" in this information statement for more information about the administration and liquidation agreement.

     The principal executive offices of Harbor Global are located at 60 State Street, 16th Floor, Boston, Massachusetts 02109-1820, and its telephone number is (617) 422-4804.

                                THE TRANSACTIONS

     The Merger. Harbor Global is currently a wholly owned subsidiary of Pioneer Group. On May 14, 2000, Pioneer Group entered into a merger agreement with UniCredito Italiano under which a wholly owned subsidiary of UniCredito Italiano will merge with and into Pioneer Group. Pioneer Group will survive the merger as a wholly owned subsidiary of UniCredito Italiano. As a condition to closing the merger, Pioneer Group has agreed to transfer some of its businesses and assets to Harbor Global and distribute Harbor Global common shares to Pioneer Group stockholders immediately prior to closing the merger.

     For more information about the merger, the merger agreement and related matters, you should refer to the merger proxy statement to which this information statement is attached as Annex B. The merger agreement is attached as Annex A to the merger proxy statement.

     The Distribution. Immediately prior to closing the merger, Pioneer Group will distribute Harbor Global common shares pro rata to its stockholders. Following the distribution, all of the outstanding Harbor Global common shares will be held by the stockholders of Pioneer Group. You will not pay for the Harbor Global common shares you will receive in the distribution, but the distribution will be taxable to you. The distribution is summarized below.

Distributing Corporation......   The Pioneer Group, Inc.

Distributed Corporation.......   Harbor Global Company Ltd., a Bermuda limited
                                 duration company and currently a wholly owned subsidiary of Pioneer Group

Securities to be
Distributed...................   Approximately 5,397,918 Harbor Global common
                                 shares, based on the number of shares of Pioneer Group common stock outstanding on July
                                 31, 2000. This amount may increase prior to the distribution date due to the issuance of shares of Pioneer Group common stock upon the exercise of outstanding options. The shares to be distributed will constitute all of the common shares of Harbor Global outstanding on the distribution date.

Distribution Ratio............   You will receive one Harbor Global common share
                                 for every five shares of Pioneer Group common stock you own on the distribution date.

Fractional Shares Interests...   Fractional Harbor Global common shares will not
                                 be distributed. The distribution agent will aggregate and seek to sell the fractional shares. The aggregate net cash proceeds, if any, will be distributed pro rata to you, if you are entitled to a fractional interest.

Trading Market................   There is no current public trading market for
                                 Harbor Global common shares. The Harbor Global common shares are registered with the Securities and Exchange Commission and are transferable. However, Harbor Global common shares will not be listed on a securities exchange or on The Nasdaq Stock Market(R).
                                 Furthermore, Harbor Global does not intend to take any action to facilitate the development of an active trading market. Harbor Global cannot assure you that you will be able to sell your Harbor Global common shares, and if a trading market does develop, Harbor Global cannot assure you as to the prices at which Harbor Global common shares will trade.

Distribution Record Date......   The distribution record date will be the
                                 closing date of the merger.

Distribution Date.............   The distribution is expected to occur
                                 immediately prior to the closing of the merger.
                                 The merger is expected to close in September
                                 2000.

Conditions to the
Distribution..................   The distribution will only occur if:

                                      - the stockholders of Pioneer Group
                                        approve and adopt the merger agreement
                                        between Pioneer Group and UniCredito
                                        Italiano S.p.A. and the merger;

                                      - Pioneer Group transfers the businesses
                                        and assets specified in the distribution agreement to Harbor Global;

                                      - all of the conditions to the obligation
                                        of Pioneer Group to close the merger,
                                        other than the condition that the
                                        distribution be completed, are satisfied or waived by Pioneer Group; and

                                      - no order, injunction or other legal
                                        restraint preventing or prohibiting the
                                        distribution is in effect.

Distribution Agent............   EquiServe Limited Partnership

Dividend Policy...............   Harbor Global will distribute the proceeds it
                                 receives from the liquidation of its assets, net of its expenses, including amounts payable to Calypso Management under the administration and liquidation agreement, and net of other liabilities. The timing and amount of any distribution will also depend on the financial position and capital requirements of Harbor
                                 Global and other factors that the Harbor Global board of directors deems relevant.

Tax Consequences..............   Your receipt of cash and Harbor Global common
                                 shares in connection with the merger and the distribution will be a taxable transaction or transactions for United States federal income tax purposes and may also be subject to tax under applicable state, local and foreign tax laws.

                                 For federal income tax purposes, Pioneer Group currently estimates that it will report that the Harbor Global common shares received in the distribution have a value of approximately $1.50 to $2.25 with respect to each share of Pioneer Group common stock held at the time of the merger (equating to a value of the Harbor Global common shares of approximately $7.50 to $11.25 per share), which reflects, among other things, a discount for illiquidity. However, the actual value ascribed to the Harbor Global common shares for federal income tax purposes may differ from this estimate due to, among other things, changes in the value of Harbor Global's assets between December 31, 1999 and the date of the distribution and the number of shares of Pioneer Group common stock outstanding at the closing date of the merger. Pioneer Group and Harbor Global will provide you with their determination of the value of the Harbor Global common shares you will receive in the distribution. However, this determination will not be binding on the Internal Revenue Service, which may assert a different and possibly higher value for the Harbor Global common shares you receive. Accordingly, Harbor Global cannot assure you as to the exact amount of income or gain you may recognize as a result of the merger and the distribution. THE VALUE ESTIMATED FOR TAX PURPOSES IS NOT NECESSARILY INDICATIVE OF THE PRICE AT WHICH YOU MAY BE ABLE TO SELL HARBOR GLOBAL COMMON SHARES OR THE AMOUNT ULTIMATELY DISTRIBUTED BY HARBOR GLOBAL TO YOU.


                                 In addition, because Harbor Global intends to be treated as a partnership for United States federal income tax purposes, in general, you will recognize a proportionate share of Harbor Global's income, gain, loss and credits, including gain or loss from the sale of Harbor Global assets, determined in accordance with your interest in Harbor Global. You may also be required to recognize a proportionate share of the income earned by any Harbor Global subsidiary that is classified as a foreign personal holding company or a passive foreign investment company. You are urged to consider whether making a qualified electing fund election with respect to each passive foreign investment company would be beneficial to you.

                                 THE TAX CONSEQUENCES TO YOU OF THE DISTRIBUTION AND THE MERGER ARE COMPLEX AND WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER AND THE DISTRIBUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS. For a discussion of United States federal income tax consequences of the merger and the distribution, including the qualified electing fund election, see the discussion under "The Distribution -- Material Anticipated United States Federal Income Tax Consequences" in this information statement.

Relationship with Pioneer
Group After the
  Distribution................   Following the distribution and the merger,
                                 Pioneer Group will not own any Harbor Global common shares. Harbor Global will operate as an independent public company, and Pioneer Group will operate as a wholly owned subsidiary of UniCredito Italiano.

                                 However, in connection with the distribution, Pioneer Group and Harbor Global entered into the following agreements:

                                   - Distribution agreement, under which:

                                     -- Pioneer Group will transfer some of its
                                        businesses and assets to Harbor Global;

                                     -- Pioneer Group will distribute Harbor
                                        Global common shares to its stockholders on a pro rata basis;

                                     -- Harbor Global will indemnify Pioneer
                                        Group for liabilities, other than tax
                                        liabilities, incurred by Pioneer Group
                                        relating to the businesses or operations of the Harbor Global assets; and

                                     -- Pioneer Group will indemnify Harbor
                                        Global for liabilities, other than tax
                                        liabilities, incurred by Harbor Global
                                        relating to the businesses or operations of the Pioneer Group assets, excluding the Harbor Global assets.

                                   - Tax separation agreement, under which
                                     Pioneer Group and Harbor Global will
                                     allocate tax liabilities that relate to
                                     periods before and after the distribution date.

                                 In addition, Pioneer Group and Harbor Global may enter into an agreement under which Pioneer Group may agree to provide corporate administrative, information and technology systems and other support to Harbor Global for a limited transition period.

Risk Factors..................   You should carefully read the section entitled
                                 "Risk Factors" in this information statement which describes risks and uncertainties associated with the Harbor Global common shares to be distributed to you.

                      SUMMARY PRO FORMA FINANCIAL DATA(1)

     The following table presents summary unaudited pro forma financial information for Harbor Global. The summary pro forma financial data has been derived from Harbor Global's pro forma condensed consolidated financial statements for the six months ended June 30, 2000 and the year ended December 31, 1999, which are included elsewhere in this information statement. The unaudited pro forma condensed consolidated statement of operations data sets forth Harbor Global's results of operations for the year ended December 31, 1999, and the six months ended June 30, 2000, and assumes the distribution was completed on January 1, 1999 or January 1, 2000, as applicable. The pro forma condensed consolidated balance sheet data sets forth Harbor Global's financial position at June 30, 2000, and assumes the distribution was completed on June 30, 2000.

     The pro forma adjustments are based upon available information and upon certain assumptions that Harbor Global and Pioneer Group believe are reasonable and which are described in the notes to the Pro Forma Condensed Consolidated Financial Statements included in this information statement. The pro forma condensed consolidated financial data is presented for informational purposes only and may not be indicative of the results of operations or financial position that would have occurred had the distribution occurred on the dates indicated, or which may be obtained in the future, particularly in light of Harbor Global's intent to liquidate its assets within a limited period of time. You should read the pro forma condensed consolidated financial data presented below in connection with the Pro Forma Condensed Consolidated Financial Statements and the Consolidated Historical Financial Statements of Harbor Global and the related notes included in this information statement.

                                                          AS OF AND FOR THE
                                                             SIX MONTHS
                                                                ENDED                 YEAR ENDED
                                                            JUNE 30, 2000        DECEMBER 31, 1999(2)
                                                          -----------------      --------------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Income Statement Data
  Revenues..............................................      $ 10,790                 $ 28,107
  Operating Expenses....................................       (17,548)                 (58,020)
  Other Income..........................................         3,272                    4,464
  Loss from Continuing Operations.......................        (4,355)                 (28,325)
  Loss from Continuing Operations Per Share.............          (.81)                   (5.25)
  Weighted Average Shares Outstanding...................         5,398                    5,398
Balance Sheet Data
  Working Capital.......................................      $ 27,040
  Total Assets..........................................       149,847
  Shareholders' Equity..................................        74,042

---------------
(1) See Note 1 to the Consolidated Financial Statements of Harbor Global included elsewhere in this information statement.

(2) The 1999 amounts exclude a loss associated with the cumulative effect of a change in accounting principle related to start-up costs of approximately $11,371,000.

                                  RISK FACTORS

HARBOR GLOBAL DOES NOT HAVE AN OPERATING HISTORY AS AN INDEPENDENT COMPANY.

     After the distribution, Pioneer Group will not own any Harbor Global common shares, and Harbor Global will be an independent public company. Although Harbor Global will be operated by the same senior management who operated its assets prior to the distribution date, Harbor Global does not have an operating history as an independent company. The financial statements included in this information statement may not necessarily reflect the results of operations, financial condition and cash flows that would have been achieved had Harbor Global and its subsidiaries operated as an independent company during the periods presented, particularly in light of Harbor Global's intent to liquidate its assets within a limited period of time. In addition, as an independent company, Harbor Global will not be able to rely on Pioneer Group for financial support or corporate administrative support. After the distribution date, Harbor Global's operating businesses will be responsible for obtaining their own financing, and Harbor Global will be responsible for providing corporate administrative services, including legal, human resources, information and technology systems and tax and accounting services.

THERE IS NOT, NOR CAN YOU EXPECT THERE TO BE, AN ACTIVE PUBLIC TRADING MARKET FOR HARBOR GLOBAL COMMON SHARES.

     Prior to the distribution, there has been no public trading market for Harbor Global common shares. In addition, Harbor Global cannot assure you that an active public trading market will develop after the distribution because Harbor Global common shares will not be listed on any securities exchange or on The Nasdaq Stock Market(R).

     Furthermore, Harbor Global does not intend to:

     - engage the services of any market maker;

     - facilitate the development of an active public trading market in Harbor Global common shares, or encourage others to do so;

     - place any advertisements in the media promoting an investment in Harbor Global; or

     - except as required by the Securities Exchange Act of 1934, collect or publish information about prices at which Harbor Global common shares may be traded.

     Harbor Global cannot assure you that you will be able to sell the Harbor Global common shares you will receive in the distribution. If a trading market does develop, Harbor Global cannot assure you as to the prices at which Harbor Global common shares will trade.

THE POTENTIAL VALUES TO BE REALIZED UPON THE SALE OR LIQUIDATION OF MOST OF HARBOR GLOBAL'S ASSETS, IF ANY, ARE SPECULATIVE.

     The potential values to be realized upon the sale or liquidation of Harbor Global's gold exploration operations, Polish real estate management operations, Russian real estate management and investment management operations and Russian timber business, if any, are speculative. Although Harbor Global and its majority owned subsidiary Tas-Yurjah have conducted gold exploration activities on Tas-Yurjah's concession land, Harbor Global does not have sufficient information to estimate the value of any proven or probable gold reserves pursuant to United States reserves standards, and therefore Harbor Global has not been able to evaluate the economic feasibility of, or begin, extraction operations. Accordingly, the gold exploration business is not producing a revenue stream and the value to be realized upon its disposition, if any, is dependent upon the success of additional development efforts. See
"Business -- Russian Gold Exploration" for more information about Harbor Global's gold exploration operations.

     Harbor Global's real estate management business consists principally of the management of a pooled investment fund, the Polish Real Estate Fund, S.A. Although Harbor Global believes that the Polish Real Estate Fund could enhance the future value of its real estate management business, the Polish Real Estate Fund committed capital is not yet invested in portfolio companies. Accordingly, the value to be realized upon the disposition of this business, if any, is dependent to a significant extent upon the success of its future investments, if any. In addition, changes in real estate values in Poland may also significantly affect the value of this business. See "Business -- Polish Real Estate" for more information about Harbor Global's real estate management business.

     A significant portion of Harbor Global's Russian real estate management and investment management operations consists of its approximately 52% interest in Pioneer First Investment Fund, a company that invests in Russian real estate and, to a lesser extent, securities of Russian companies. Generally, the Russian real estate and securities markets are significantly smaller and less liquid than the markets in the United States, and as a result, a portion of the assets held by Pioneer First Investment Fund are illiquid. There is also limited liquidity in the publicly traded securities of Pioneer First Investment Fund. Consequently, Harbor Global may have difficulty selling its investment in Pioneer First Investment Fund or causing Pioneer First Investment Fund to liquidate its underlying assets, and may only be able to do so at prices which may not reflect the long-term value of its investments. See "Business -- Russian Real Estate and Investment Management" for more information about Harbor Global's Russian real estate management and investment management operations.

     Harbor Global sells the timber it harvests primarily to markets in the Pacific Rim. During 1998, timber prices were significantly depressed and, although prices increased in the last quarter of 1998 and in 1999, Harbor Global cannot assure you that this trend will continue. The value of Harbor Global's timber harvesting and sales operations to be realized upon its sale or liquidation, if any, is and will continue to be affected by changes in market demand and prices for timber and the stability of the economies in the Pacific Rim.

HARBOR GLOBAL'S BUSINESSES, PARTICULARLY THOSE CONDUCTED IN EMERGING MARKETS, ARE SUSCEPTIBLE TO NUMEROUS RISKS AND UNCERTAINTIES ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     Harbor Global conducts business in countries outside of the United States, primarily in Russia and Poland. In the year ended December 31, 1999, nearly all of Harbor Global's revenues were derived from operations outside of the United States. Harbor Global will continue to operate its international businesses until those businesses are liquidated and will continue to be subject to the risks of doing business internationally, including:

     - unexpected changes in regulatory requirements and underdeveloped legal systems in some countries;

     - export controls relating to timber;

     - tariffs and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - political and economic instability;

     - fluctuations in currency exchange rates;

     - restrictions on currency exchange and repatriation;

     - restrictions on foreign investment in its businesses;

     - seasonal reductions in timber harvesting and gold exploration operations; and

     - potentially adverse tax consequences.

For example, in recent years Russia has undergone substantial political, economic and social change. The economic conditions in Russia, together with actions of the Russian government, led to a severe devaluation of the ruble, a sharp increase in the rate of inflation, the near collapse of the banking system, significant defaults on foreign currency obligations and a dramatic decline in the prices of Russian debt and equity securities. In addition, as is typical of an emerging market, Russia does not possess a well-developed business, legal and regulatory infrastructure that would generally exist in the United States or in a more mature free market economy. Accordingly, Harbor Global's Russian timber harvesting and sales operations, gold exploration operations and real estate management and investment management businesses involve significant risks, such as those listed above, that are not typically associated with developed markets. The liquidation of these businesses and the businesses Harbor Global operates in other emerging markets, as well as the successful operation of these businesses pending their liquidation, will depend on the stability of, and economic conditions in, these emerging markets.

THE LOSS OF KEY OFFICERS AND MANAGERS COULD IMPAIR THE ABILITY OF HARBOR GLOBAL TO SUCCESSFULLY OPERATE AND MANAGE ITS ASSETS PRIOR TO THEIR LIQUIDATION.

     Mr. Kasnet will be the President and Chief Executive Officer, and Mr. Hunter will be the Chief Operating Officer and Chief Financial Officer of Harbor Global. Mr. Kasnet is currently the President, and Mr. Hunter is currently the Chief Operating Officer and Senior Vice President of Pioneer Global Investments, a division of Pioneer Group. As executive officers of Pioneer Global Investments, Mr. Kasnet and Mr. Hunter currently operate substantially all the businesses that Harbor Global will own following the distribution. In addition, Harbor Global is expected to enter into an administration and liquidation agreement with Calypso Management, an entity owned and operated by Mr. Kasnet and Mr. Hunter, under which Calypso Management will manage the liquidation of Harbor Global and operate its assets as going concern businesses until they are liquidated.

     Because Harbor Global's assets are a diverse range of businesses and are generally located in countries in which successfully conducting and selling businesses requires significant experience, Harbor Global believes that its success in liquidating its assets and operating its assets pending their liquidation will depend to a significant extent upon the continued efforts of Mr. Kasnet and Mr. Hunter. The loss of the services of either Mr. Kasnet or Mr. Hunter could have a material adverse effect upon Harbor Global's results of operations and financial condition. The services of Mr. Kasnet and Mr. Hunter may also be critical to Harbor Global's ability to liquidate its assets at prices which will enable Harbor Global to make meaningful distributions to its shareholders.

     Mr. Kasnet and Mr. Hunter are both expected to enter into employment agreements with Calypso Management on or before the distribution date. Mr. Kasnet's employment agreement is expected to provide for a minimum term of two years and may be terminated by Mr. Kasnet upon 120 days prior written notice following the second anniversary of the distribution date. Mr. Hunter's employment agreement is expected to provide that Mr. Hunter's employment with Calypso Management will be at will, subject to termination by either Calypso Management or Mr. Hunter upon 60 days prior written notice. If either Mr. Kasnet's or Mr. Hunter's employment with Calypso Management is terminated, he will cease to be an officer of Harbor Global. In addition, if either Mr. Kasnet or Mr. Hunter terminates his employment before the second anniversary of the distribution date, he will forfeit his right to receive incentive compensation under the administration and liquidation agreement and his employment agreement. See "Certain Relationships and Related Transactions" in this information statement for more information about the administration and liquidation agreement and the employment agreements. Harbor Global currently does not intend to obtain key man life insurance policies with benefits payable to Harbor Global for Mr. Kasnet or Mr. Hunter.

HARBOR GLOBAL WILL INDEMNIFY PIONEER GROUP FOR SOME LIABILITIES ACCRUING AFTER THE DISTRIBUTION DATE.

     Harbor Global and Pioneer Group have entered into a distribution agreement under which Harbor Global agrees to indemnify Pioneer Group for liabilities, other than tax liabilities, incurred by Pioneer Group relating to the businesses or operations of the Harbor Global assets. For example, in connection with the sale of its gold mining operations in Ghana to Ashanti Goldfields Teberebie Limited, Pioneer Group has agreed to indemnify Ashanti for claims arising under the purchase agreement before June 19, 2005 relating to its Ghanaian gold mining operations. Under the distribution agreement, Pioneer Group has agreed to transfer Pioneer Goldfields II Limited, the Pioneer Group subsidiary through which Pioneer Group's gold mining operations in Ghana were conducted, to Harbor Global. As a result of the transfer of Pioneer Goldfields II to Harbor Global, Harbor Global is obligated to reimburse Pioneer Group in the event that Ashanti seeks indemnification for any claim. Harbor Global's indemnification obligations to

Pioneer Group in connection with the Ashanti purchase agreement are capped at the amount of the total purchase price paid by Ashanti to Pioneer Goldfields II under the purchase agreement.


     Additionally, under a tax separation agreement between Harbor Global and Pioneer Group, generally, Harbor Global has agreed to indemnify Pioneer Group for tax liabilities relating to the Harbor Global businesses. Currently, there are no suits pending which would require payment by Harbor Global to Pioneer Group under the indemnification provisions of the distribution agreement or tax separation agreement. However, Harbor Global cannot assure you that no legal proceeding or other claim will occur that would require Harbor Global to indemnify Pioneer Group. Furthermore, Harbor Global and its subsidiaries may be subject to legal proceedings or other claims arising in the ordinary course of business, including employment related claims, environmental claims and regulatory fees or fines associated with its international operations.

PIONEER FIRST INVESTMENT FUND IS CONSTRAINED IN DISTRIBUTING DIVIDENDS TO HARBOR GLOBAL BECAUSE OF COST AND ADMINISTRATIVE BURDEN.

     Harbor Global holds approximately a 52% interest in Pioneer First Investment Fund. Under Russian law, before paying a dividend to its shareholders, Pioneer First Investment Fund must notify each shareholder by mail. Currently, Pioneer First Investment Fund has over two million shareholders. The administrative and postage expenses associated with notifying its shareholders would consume a significant portion of any dividend. Pioneer First Investment Fund established a share repurchase program to reduce the number of its shareholders, but the program has had little success. Until its efforts to lessen these burdens are successful, the large number of shareholders constrains Pioneer First Investment Fund from paying dividends to its shareholders, including Harbor Global.

THE AMOUNT OF INCOME, GAIN OR LOSS YOU MAY RECOGNIZE AS A RESULT OF THE MERGER AND DISTRIBUTION CANNOT BE PRECISELY DETERMINED.

     Your receipt of cash and Harbor Global common shares in connection with the merger and the distribution will be a taxable transaction or transactions. The amount of income, gain or loss, if any, that you will recognize will depend, in part, on the fair market value of the Harbor Global common shares you receive in the distribution. Harbor Global will undertake to provide you with its determination regarding the fair market value of the Harbor Global common shares you receive in the distribution. However, any determination will not be binding on the Internal Revenue Service, which may assert a different and possibly higher value for the Harbor Global common shares you receive. Accordingly, there can be no assurance as to the exact amount of income, gain or loss you may recognize as a result of the merger and the distribution.

AS A RESULT OF HOLDING HARBOR GLOBAL COMMON SHARES, YOU MAY RECOGNIZE TAXABLE INCOME AND BE REQUIRED TO PAY TAX WITHOUT A CORRESPONDING DISTRIBUTION OF CASH FROM HARBOR GLOBAL TO YOU.


     For United States federal income tax purposes, Harbor Global intends to be treated as a partnership. For United States federal income tax purposes, it is anticipated that you will be treated as a partner in a Bermuda partnership and your Harbor Global common shares will represent partnership interests. Because of its classification as a partnership for United States federal income tax purposes, Harbor Global will not itself be subject to United States federal income tax. Instead, items of income, gain, loss, deduction and expense will flow through to you, and you will include your allocable share of these items in computing your own United States federal income tax for each taxable year of Harbor Global. Cash distributions made by Harbor Global to you generally will not be taxable, except to the extent that those distributions exceed your adjusted tax basis in the Harbor Global common shares. For a general discussion of the rules regarding certain tax consequences of holding Harbor Global common shares, see the discussion under the heading "The Distribution -- Material Anticipated United States Federal Income Tax Consequences -- United States Federal Income Tax Consequences of Holding Harbor Global Common Shares" in this information statement.


     Harbor Global believes that one or more of the majority or minority owned foreign subsidiaries of Harbor Global may be classified as a foreign personal holding company or passive foreign investment company for United States federal income tax purposes. If any such subsidiary is classified as a foreign personal holding company or passive foreign investment company, you may be required to recognize taxable income and pay tax with respect to a portion of the subsidiary's income, even in the absence of the receipt of any payment of cash or other property from the subsidiary. The tax rules regarding foreign partnerships, foreign personal holding companies and passive foreign investment companies are complicated. You should consult your tax advisor to determine the tax consequences to you of holding Harbor Global common shares. For a general discussion of the rules regarding foreign personal holding companies and passive foreign investment companies, see "The Distribution -- Material Anticipated United States Federal Income Tax Consequences -- Investments in Foreign Corporations."

HARBOR GLOBAL AND THE BUSINESSES IT OPERATES MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL OR OBTAIN DEBT FINANCING.

     Based on budget projections, Harbor Global Company Ltd. currently has sufficient capital, without liquidating any of its assets, to continue to operate its assets for approximately three years. As such, it may be necessary for Harbor Global to liquidate some of its assets within three years of the distribution date to continue to operate its remaining assets pending their liquidation. If Harbor Global is unable to liquidate some of its assets, it will require additional funding. Harbor Global may not be able to obtain additional funding, either in the form of additional capital or debt financing, because of the nature of its operations, namely its intent to hold its assets for liquidation and its limited duration. In addition, after the distribution and the merger, Pioneer Group will not own any Harbor Global common shares, and Pioneer Group and Harbor Global will operate as two wholly independent companies. As an independent company, Harbor Global will not be able to obtain additional funding from Pioneer Group. If adequate funding is not available, Harbor Global may be forced to liquidate its assets prematurely for a discounted sale price or on other less favorable terms than those that may otherwise be available if Harbor Global could obtain additional funding.

HARBOR GLOBAL WILL BE SUBJECT TO SIGNIFICANT RESTRICTIONS IF IT BECOMES AN INVESTMENT COMPANY.

     Harbor Global is currently not an investment company. Because a portion of Harbor Global's assets consists of investment securities, Harbor Global could, in some circumstances in the future, be deemed to be an investment company under the Investment Company Act of 1940. The determination of whether Harbor Global is an investment company is based on facts and circumstances that exist at various times.

     Harbor Global intends to conduct itself in the future so as to avoid becoming an investment company. If, nevertheless, Harbor Global were in the future to become an investment company, because Harbor Global is a foreign company, the Investment Company Act would prohibit Harbor Global and any person deemed to be an underwriter of Harbor Global's securities from offering for sale, selling or delivering after sale, in connection with a public offering, any security issued by Harbor Global in the United States.

                                THE DISTRIBUTION

REASONS FOR THE DISTRIBUTION

     On May 14, 2000, Pioneer Group and UniCredito Italiano entered into a merger agreement under which a wholly owned subsidiary of UniCredito Italiano will merge with and into Pioneer Group. Pioneer Group will survive the merger as a wholly owned subsidiary of UniCredito Italiano. Prior to closing the merger, Pioneer Group will transfer some of its businesses and assets to Harbor Global, a wholly owned subsidiary of Pioneer Group, and distribute Harbor Global common shares to its stockholders. The Pioneer Group board of directors believes the distribution will enable Pioneer Group stockholders to participate in the value of all of Pioneer Group's assets through the acquisition of Pioneer Group by UniCredito Italiano and the realization of any potential value of the businesses and assets transferred to Harbor Global through the liquidation of those assets within a limited period of time. Pioneer Group's board of directors believes the distribution and the merger are in the best interests of Pioneer Group's stockholders.

DISTRIBUTION AGREEMENT

     Pioneer Group and Harbor Global have agreed to enter into a distribution agreement which, in general, provides that:

     - Pioneer Group will transfer some of its businesses and assets to Harbor Global;

     - Pioneer Group will distribute Harbor Global common shares to its stockholders on a pro rata basis;

     - Harbor Global will indemnify Pioneer Group for liabilities, other than tax liabilities, incurred by Pioneer Group relating to the business or operations of Harbor Global or its subsidiaries; and

     - Pioneer Group will indemnify Harbor Global for liabilities, other than tax liabilities, incurred by Harbor Global relating to the business or operations of Pioneer Group or its subsidiaries, excluding Harbor Global and its subsidiaries.

The form of distribution agreement is attached as Exhibit A to this information statement.

     Transfer of Assets. Under the distribution agreement, Pioneer Group will transfer the capital stock of several of its subsidiaries and an amount in cash of $22.6 million to Harbor Global before the distribution date. As a result of these transfers, at the time of the distribution Harbor Global's assets will consist primarily of the following businesses and assets currently owned or operated by Pioneer Group:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of Pioneer Group's gold mining operations in Ghana; and

     - $22.6 million in cash.

Harbor Global will own and operate all of its assets through a direct majority owned subsidiary, Harbor Global II Ltd. See "Business -- Holding Company Structure" in this information statement for more information about Harbor Global's structure.

     Indemnification. In connection with the transfer of the Pioneer Group businesses and assets described above to Harbor Global, Harbor Global will indemnify Pioneer Group and its subsidiaries and their officers, directors, agents and employees for liabilities, other than tax liabilities, incurred by Pioneer Group relating to the businesses or operations of Harbor Global or its subsidiaries. For example, in connection with the sale of its gold mining operations in Ghana to Ashanti Goldfields Teberebie Limited,

Pioneer Group has agreed to indemnify Ashanti for claims arising under the purchase agreement before June 19, 2005 relating to its Ghanaian gold mining operations. Pioneer Group's indemnification obligations to Ashanti under the purchase agreement are capped at the amount of the total purchase price paid by Ashanti to Pioneer Goldfields II under the purchase agreement. Under the distribution agreement, Pioneer Group has agreed to transfer Pioneer Goldfields II Limited, the Pioneer Group subsidiary through which Pioneer Group's gold mining operations in Ghana were conducted, to Harbor Global. As a result of the transfer of Pioneer Goldfields II to Harbor Global, Harbor Global is obligated to reimburse Pioneer Group in the event that Pioneer Group indemnifies Ashanti for any claim under the purchase agreement.


     Similarly, under the distribution agreement, Pioneer Group has agreed to indemnify Harbor Global and its subsidiaries and their directors, officers, agents and employees for liabilities, other than tax liabilities, incurred by Harbor Global relating to the businesses or operations of Pioneer Group or its subsidiaries, other than Harbor Global and its subsidiaries.


     The liability of each of Harbor Global and Pioneer Group for taxes is exclusively governed by the tax separation agreement which is described below.


     Additional Liabilities. Under the purchase agreement in connection with the sale by Pioneer Group of its gold mining operations in Ghana to Ashanti, Pioneer Goldfields II is entitled to receive an $18.8 million base purchase price plus additional payments up to $5 million contingent upon the market price of gold and productivity of the Ghanaian gold mine. On June 19, 2000, $5 million of the base purchase price was paid to Pioneer Goldfields II in cash and $13.8 million of the base purchase price was paid in the form of a five year non-interest bearing promissory note. Under the distribution agreement, Harbor Global has agreed that promptly after June 19, 2005, the fifth anniversary of the closing of the sale, it will pay to Pioneer Group the lesser of $5 million or the proceeds received by Pioneer Goldfields II from Ashanti under the purchase agreement less any indemnification claims paid under the purchase agreement for breach of any representation or warranty of Pioneer Goldfields II. The indemnification obligation to Ashanti will not exceed the total purchase price paid by Ashanti under the purchase agreement. If any indemnification claim under the purchase agreement is pending on June 19, 2005, Harbor Global will pay the appropriate amount described above promptly upon resolution of the pending claim or claims. For more information about the transaction with Ashanti, see "Business -- Other Assets -- Ashanti Proceeds" in this information statement.

     Harbor Global will make payments to Mr. Hunter, Catherine V. Mannick and some other employees of Calypso Management or subsidiaries of Harbor Global who are currently officers or employees of Pioneer Group or its subsidiaries and who, as a result of the merger, will be entitled to receive payments from Pioneer Group upon termination of their employment with Pioneer Group. In addition, under the administration and liquidation agreement, Harbor Global is obligated to pay a $1.8 million signing and retention bonus to Mr. Kasnet following the second anniversary of the distribution date if Mr. Kasnet has not:

     - voluntarily terminated his employment with either Harbor Global or Calypso Management;

     - committed an act, in connection with the performance of his services with Calypso Management or Harbor Global constituting bad faith, fraud or willful misconduct;

     - willfully failed to carry out a vote of Harbor Global's board of directors which results in material economic harm to Harbor Global; or

     - become disabled.

     Harbor Global expects that these payments, including Mr. Kasnet's $1.8 million signing and retention bonus, will be approximately $3.6 million in the aggregate. See "Management -- Compensation of Executive Officers" in this information statement for more information regarding these payments.

     In addition, Harbor Global has commitments to invest an additional approximately $5.4 million in the Polish Real Estate Fund. See
"Business -- Polish Real Estate" in this information statement for more information regarding the Polish Real Estate Fund.

     Intercompany Indebtedness. Prior to the distribution, any intercompany indebtedness, receivable or other intercompany obligation between Harbor Global or its subsidiaries on one hand, and Pioneer Group or its subsidiaries on the other hand, other than Pioneer Group's right to receive up to $5 million under the distribution agreement in connection with the Ashanti purchase agreement, will be contributed by Pioneer Group to the capital of either Harbor Global or one of its subsidiaries. Following the distribution, except as described above and except for any amounts payable by Harbor Global to Pioneer Group in connection with any transitional services provided to Harbor Global, there will be no outstanding indebtedness or accounts payable or receivable between Harbor Global and its subsidiaries and Pioneer Group and its subsidiaries.

     Mutual Release. Under the distribution agreement each of Harbor Global and Pioneer Group releases and forever discharges the other and its subsidiaries for all obligations, liabilities and claims which the releasing party has against the other relating to events or circumstances existing before the distribution date. This mutual release does not affect either party's ability to enforce the distribution agreement or any other agreement contemplated by the distribution agreement, including the tax separation agreement.

     Names. Following the distribution, the name "Pioneer" and all similar related names, marks and logos will be the property of UniCredito Italiano, Pioneer Group or a subsidiary of Pioneer Group. Harbor Global intends to change the names of its subsidiaries that currently contain the "Pioneer" name before the distribution. Accordingly, the names of some of the Harbor Global subsidiaries used in this information statement will be changed. In the event that these name changes cannot be completed before the distribution date, Pioneer Group and Harbor Global have agreed to use their good faith efforts to enter into a licence agreement to permit Harbor Global and its subsidiaries to use the "Pioneer" name in connection with the continued operation of Harbor Global's assets and businesses for a reasonable period of time after the closing of the merger.

     Distribution of Harbor Global Common Shares. The distribution agreement provides that the distribution record date and the distribution date will be the closing date of the merger and that the distribution will occur immediately prior to the closing of the merger.

     The distribution will occur only if the following conditions are satisfied:

     - the stockholders of Pioneer Group approve and adopt the merger agreement between Pioneer Group and UniCredito Italiano;

     - Pioneer Group transfers some of its businesses and assets to Harbor
       Global;

     - all of the conditions to the obligation of Pioneer Group to close the merger, other than the condition that the distribution be completed, are satisfied or waived by Pioneer Group; and

     - no order, injunction or other legal restraint preventing or prohibiting the distribution is in effect.

     Pioneer Group will deliver to EquiServe Limited Partnership, the distribution agent, certificates representing all of the outstanding Harbor Global common shares. At the time of distribution, Pioneer Group will notify the distribution agent that the distribution is effective, and you will be entitled to receive one Harbor Global common share for every five shares of Pioneer Group common stock held by you on the distribution date. No certificates or scrip representing fractional Harbor Global common shares will be issued to you as part of the distribution. The distribution agent will aggregate fractional shares into whole shares and seek to sell them at then prevailing prices on behalf of you and other holders who would be entitled to receive fractional share interests. Instead of a fractional share, you will receive a cash payment in the amount of your pro rata share of the total sale proceeds, net of any commissions incurred in connection with the sale of fractional shares. The aggregated fractional shares will be sold on, or as soon as practicable after, the distribution date.

     The total number of Harbor Global common shares to be distributed will depend on the number of shares of common stock of Pioneer Group outstanding on the distribution date. Based upon the number of shares of Pioneer Group outstanding on July 31, 2000, approximately 5,397,918 Harbor Global common shares will be distributed to Pioneer Group stockholders. This amount may increase prior to the distribution date due to the issuance of shares of Pioneer Group common stock upon the exercise of outstanding options. The certificate representing your Harbor Global common shares will be mailed to you approximately one to two weeks after the distribution date.

     You will not be required to pay any cash or other consideration for the Harbor Global common shares you receive in the distribution.

TAX SEPARATION AGREEMENT

     Pioneer Group and Harbor Global have entered into a tax separation agreement, which will govern each party's rights and obligations with respect to payments, deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the distribution. Under the tax separation agreement, Harbor Global has agreed to pay any tax arising in connection with the transfer of businesses and assets from Pioneer Group to Harbor Global and the subsequent distribution. The tax separation agreement also governs each party's obligations with respect to the filing of tax returns and conduct of tax audits. The form of the tax separation agreement is attached as Exhibit B to this information statement.

MATERIAL ANTICIPATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a general description of material anticipated United States federal income tax consequences that are applicable to you by virtue of your receipt of cash and Harbor Global common shares in the merger and distribution. This description is not a comprehensive description of all of the tax consequences that may be relevant to you. This description does not discuss the tax consequences that may be applicable to you in light of your individual circumstances or if you are subject to special treatment under some United States federal income tax laws, such as laws pertaining to:

     - banks;

     - tax-exempt organizations;

     - insurance companies;

     - mutual funds;

     - traders in securities who elect to apply a mark-to-market method of accounting;

     - dealers in securities or foreign currencies;

     - stockholders who received their Pioneer Group common stock through the exercise of employee stock options or otherwise as compensation;

     - stockholders who are not United States persons, as defined in the Internal Revenue Code;

     - stockholders who hold Pioneer Group common stock as part of a hedge, straddle or conversion transaction;

     - stockholders who hold Pioneer Group common stock through a partnership, trust or other entity that is treated as a pass-through entity for United States federal income tax purposes; or

     - stockholders subject to the alternative minimum tax.


     This description is based upon the Internal Revenue Code of 1986, the regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this information statement, all of which are subject to change, possibly retroactively, which may alter the tax consequences described below.


     Neither Harbor Global nor Pioneer Group has sought or will seek a ruling from the Internal Revenue Service or a legal opinion regarding any tax matter discussed in this information statement, including any tax consequences relating to the formation of Harbor Global, or the tax consequences of the merger and distribution or holding Harbor Global common shares. Neither Pioneer Group nor Harbor Global can assure you that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

     Tax matters are complicated. The tax consequences of the merger and the distribution to you are complex and will depend on your particular facts and circumstances. Harbor Global urges you to consult your own tax advisor regarding your specific tax consequences of the merger and distribution, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

     U.S. Federal Income Tax Consequences to Pioneer Group Stockholders of the Receipt of Cash and Harbor Global Common Shares. The United States federal income tax consequences to you of receiving Harbor Global common shares in the distribution may differ significantly depending on whether the distribution and merger are treated as a single integrated transaction or as two separate transactions for United States federal income tax purposes. Although there is no specific authority directly on point, UniCredito Italiano, Pioneer Group and Harbor Global intend to characterize the merger and the distribution as a single integrated transaction for United States federal income tax purposes. However, because the issue is not free from doubt, you should consult your tax advisor with respect to the proper treatment of the distribution of Harbor Global common shares.

     In general, your receipt of cash and Harbor Global common shares in connection with the merger and the distribution will be a taxable event. If the merger and the distribution are treated as a single, integrated transaction, your receipt of cash and Harbor Global common shares will be treated as an exchange of shares of Pioneer Group common stock for both cash and Harbor Global common shares. Under this treatment, you will generally recognize capital gain or loss for United States federal income tax purposes equal to the difference between (1) the amount of cash you receive plus the fair market value at the time of the distribution of the Harbor Global common shares you receive and (2) the adjusted tax basis in the shares of Pioneer Group common stock you surrender in exchange for the cash and Harbor Global common shares.

     The gain or loss will be long-term capital gain or loss if your holding period for the Pioneer Group common stock you exchange is more than 12 months at the closing of the merger. If you own more than one block of shares of Pioneer Group common stock, the cash and Harbor Global common shares you receive must be allocated ratably among the blocks you own. Your holding period for the Harbor Global common shares you receive in the distribution will begin on the day following the date of the distribution, and you will have an initial tax basis in the Harbor Global common shares equal to their fair market value on the distribution date.

     If the merger and distribution are not treated as a single integrated transaction for United States federal income tax purposes, the receipt of cash in exchange for shares of Pioneer Group common stock would result in the recognition of gain or loss as described above, while your receipt of Harbor Global common shares may instead be a taxable distribution from Pioneer Group.

     If the receipt of the Harbor Global common shares were treated as a taxable distribution, the fair market value of your Harbor Global common shares at the time of the distribution would be taxable to you as a dividend to the extent of Pioneer Group's current or accumulated earnings and profits, including earnings and profits arising from the deemed sale by Pioneer Group of the Harbor Global common shares as a result of the distribution. That portion of the value of Harbor Global common shares that exceeds the earnings and profits of Pioneer Group would first be treated as a non-taxable return of capital to the extent of your basis in your shares of Pioneer Group common stock, and your adjusted tax basis in this stock would be reduced accordingly (but not below zero). To the extent that the remaining portion of the value of Harbor Global common shares you receive were to exceed your adjusted tax basis in your shares of Pioneer Group common stock, the excess would be treated as long-term or short-term capital gain from the sale or exchange of Pioneer Group common stock, depending on the period of time you held the Pioneer Group stock.

     As discussed above, the amount of income, gain or loss, if any, that you will recognize will depend, in part, on the fair market value of the Harbor Global common shares you receive in the distribution. Harbor Global will undertake to provide you with its determination regarding the fair market value of the Harbor Global common shares you receive in the distribution. However, any determination will not be binding on the Internal Revenue Service, which may assert a different, and possibly higher, value for the Harbor Global common shares you receive. Accordingly, there can be no assurance as to the exact amount of income, gain or loss you may recognize as a result of the merger and the distribution.

     Backup Withholding. Under the "backup withholding" provisions of United States federal income tax law, the distribution agent may be required to withhold 31% of amounts paid to you. In order to prevent backup federal income tax withholding with respect to amounts paid to you, you will be required to provide the distribution agent with your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute Form W-9 which will be sent to you in a Letter of Transmittal shortly after the distribution is effected and the merger is closed. Some stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If you do not provide your correct taxpayer identification number or fail to provide the certifications described above, the Internal Revenue Service may impose a penalty on you and the payment of cash to you may be subject to backup withholding.

     Bermuda and United States Tax Status of Harbor Global. Harbor Global believes that it will not be subject to taxation in Bermuda and that interest, dividends and gains distributed by Harbor Global to you will not be subject to taxation in Bermuda.

     For United States federal income tax purposes, Harbor Global will elect to be classified as a partnership. Harbor Global believes that it will not be classified as a "publicly traded partnership" or otherwise classified as a corporation for United States federal income tax purposes. It is anticipated that, for United States federal income tax purposes, you will be treated as a partner in the Bermuda partnership and your Harbor Global common shares will represent partnership interests.

     United States Federal Income Tax Consequences of Holding Harbor Global Common Shares. By reason of its classification as a partnership for United States federal income tax purposes, Harbor Global itself will not be subject to United States federal income tax. Instead, items of income, gain, loss, deduction and expense will pass through to you, and you will be treated as a partner in Harbor Global for United States federal income tax purposes.

     As a partner in Harbor Global, you will be required to take into account your allocable share of Harbor Global's items of income, gain, loss, deduction and credit. The amount of your allocable share of Harbor Global's items of income, gain, loss, deduction and credit will be determined in accordance with your interest in Harbor Global. Your adjusted tax basis in the Harbor Global shares generally will be equal to the fair market value of the Harbor Global shares you receive at the time of the distribution and will be (1) increased by your allocable share of Harbor Global's items of income and gain that you are required to take into account as described above and (2) decreased, but not below zero, by the allocable share of Harbor Global's items of deduction and loss and the amount of any cash or other distribution made by Harbor Global to you. Cash distributions that Harbor Global makes to you generally will not be taxable to you, except to the extent that these distributions exceed your adjusted tax basis in your Harbor Global common shares.

     Because Harbor Global will not be required to make current distributions of its earnings, it is possible that your United States federal income tax liability directly (as described below under the heading "Investments in Foreign Corporations"), or with respect to your allocable share of Harbor Global's items of income, gain, loss, deduction and credit, in a particular taxable year could exceed the cash distributions, if any, to you for that year. In this case, you may have a liability for tax which must be paid by you out of other funds.

     Harbor Global's disposition of businesses or assets may generally give rise to income, gain or loss, which will pass through to you, as described above. Except as described below under the heading "Passive

Foreign Investment Company," this gain will be treated as long-term capital gain if Harbor Global's holding period in the stock is more than 12 months at the time of the sale. For this purpose, Harbor Global's holding period will include any period during which the stock was held as a capital asset by Pioneer Group. Harbor Global expects to distribute proceeds from the liquidation of its assets, net of its expenses and other liabilities, pro rata to its shareholders.

     Investments in Foreign Corporations. As a result of the structure of Harbor Global, you may be required to recognize a proportionate share of the income earned by any majority or minority owned Harbor Global subsidiary that is classified as a Foreign Personal Holding Company or a Passive Foreign Investment Company. You are urged to consult your tax advisor as to whether making a qualified electing fund election, as described below, with respect to each Passive Foreign Investment Company would be beneficial to you.

     Foreign Personal Holding Company. Harbor Global believes that one or more of its foreign subsidiaries may be classified as a "foreign personal holding company" (an "FPHC"). In general, a foreign corporation will be classified as an FPHC if in any taxable year (1) five or fewer individuals who are United States citizens or residents own or are deemed to own more than 50% (measured by the total voting power of all classes entitled to vote or the total value) of the foreign corporation's shares (the "ownership test") and (2) at least 60% (50% in some cases) of the foreign corporation's gross income consists of "foreign personal holding company income," which generally includes passive income such as dividends, interests, gains from the sale or exchange of shares or securities, rent and royalties (the "income test").

     For purposes of determining whether a foreign corporation meets the ownership test described above, you will be treated as owning your proportionate share of stock in any foreign corporation held by Harbor Global, and the shares that are treated as owned by you will be attributed to all other shareholders of Harbor Global. Therefore, any foreign corporation owned by Harbor Global will generally be treated as owned, through attribution, by each Harbor Global shareholder in the same proportion that the company is owned by Harbor Global, so that the ownership test will be satisfied with respect to any company that is owned more than 50 percent by Harbor Global. As a result, any foreign corporation that is more than 50% owned by Harbor Global will be treated as an FPHC based solely on whether the income test is satisfied. In addition, Harbor Global believes that one or more of the subsidiaries of Harbor Global will have substantial passive income, and as a result may be classified as an FPHC under the income test.

     In the event that any foreign subsidiary of Harbor Global is classified as an FPHC, you will be required to include your proportionate share of the subsidiary's undistributed foreign personal holding company income, regardless of whether you receive corresponding distributions of cash.

     Harbor Global will undertake to provide you with information regarding the classification of any Harbor Global subsidiary as an FPHC and your allocable share of the subsidiary's income, as described above. However, Harbor Global cannot assure you that it will be able to provide you with this information.

     Passive Foreign Investment Company. One or more of Harbor Global's subsidiaries could also be classified as a passive foreign investment company (a "PFIC"). In general, a foreign corporation will be a PFIC if, for any taxable year, either (1) 75% or more of its gross income is "passive income," which includes interest, dividends, and some types of rents and royalties, or (2) the average percentage of the corporation's assets that produce or are held for the production of "passive income" is 50% or more. If any of the foreign corporations owned directly or indirectly by Harbor Global is a PFIC during any year in which you own an interest in Harbor Global, you will be treated as directly owning your proportionate share of such PFIC. Unless you make a qualified electing fund election, as described below, you will be subject to tax on gains on dispositions of PFIC shares by Harbor Global or a subsidiary of Harbor Global and on certain "excess distributions" by a PFIC to Harbor Global as if the gain or distribution were ordinary income earned ratably over each of the years during the period in which the subsidiary was classified as a PFIC, and you will be treated as owning an indirect interest in the PFIC. You generally will be liable to pay tax at the ordinary income rates prevailing during each of the years to which the gain or distribution is allocated, except that in the case of gains and distributions allocated to prior years in which the foreign corporation was a PFIC, (1) the tax rate will be the highest in effect for that taxable year and (2) the tax will be payable generally without regard to offsets from deductions, losses and expenses. You will also be subject to an interest charge with respect to any tax described above that is allocated to a prior year.

     Alternatively, you may make an election with respect to each PFIC in which you are treated as owning shares to have the PFIC treated as a "qualified electing fund" ("QEF"). In general, a QEF election would require you to include in gross income each year your share of the PFIC's ordinary income and net capital gain for the year, even if the PFIC does not distribute cash or other property in respect of such income. You may only make a QEF election if the PFIC satisfies certain reporting requirements with respect to its ordinary income and net capital gains.

     In addition, subject to specific limitations, shareholders treated as owning marketable shares in a PFIC may make an election to mark those shares to market annually, rather than being subject to the above-described rules. Amounts included in or deducted from income under this mark-to-market election and actual gains and losses realized upon disposition, subject to specific limitations, would be treated as ordinary gains or losses.

     As mentioned above, Harbor Global expects that one or more of its subsidiaries will have substantial passive income. Accordingly, Harbor Global expects that one or more of its subsidiaries will be classified as a PFIC, in which case each such subsidiary will likely be classified as both a PFIC and an FPHC. In that event, unless you make a QEF election, you will include in your income the portion of the foreign corporation's income that is required to be included under the FPHC rules, described above, and also be subject to tax under the PFIC rules with respect to gains on dispositions and excess distributions, including the interest charge, as described above. However, if you have made a QEF election with respect to a company that is treated as both a PFIC and an FPHC, you will include in your income your proportionate share of the foreign corporation's income as provided in the FPHC rules, as described above, and any remaining income under the QEF rules, as described above. Accordingly, you will include your proportionate share of the subsidiary's income, but only once, and you will not be subject to the PFIC rules regarding gains on dispositions and excess distributions, including the interest charge described above in the PFIC rules.

     Harbor Global will undertake to obtain from any PFIC, and provide to you, the information necessary to allow you to make, and maintain, a QEF election with respect to any PFIC. However, Harbor Global cannot assure you that it will be able to provide all the necessary information to satisfy the PFIC requirements and that you will be permitted to make and maintain a QEF election.

     YOU ARE STRONGLY URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO HOW THE PASSIVE FOREIGN INVESTMENT COMPANY RULES AFFECT YOUR TAX SITUATION AND WHETHER MAKING A QUALIFIED ELECTING FUND ELECTION WITH RESPECT TO EACH PASSIVE FOREIGN INVESTMENT COMPANY OWNED BY HARBOR GLOBAL WOULD BE BENEFICIAL TO YOU.

     Controlled Foreign Corporation. Any foreign corporation that is held directly or indirectly by Harbor Global could be treated as a "controlled foreign corporation" if more than 50% of the total voting power or value of the shares is owned, directly or indirectly, by shareholders that are citizens or residents of the United States, United States domestic partnerships or corporations or estates or trusts other than foreign estates or trusts, indirectly owning 10% or more of the total combined voting power of all classes of shares in the foreign corporation. This classification would have many complex results, including requiring the shareholders to include in income their pro rata shares of the controlled foreign corporation's "Subpart F Income," as defined by the Internal Revenue Code. In addition, with respect to any such shareholder who is or was a 10% or greater shareholder at any time during the five year period ending with the sale or exchange of shares in a controlled foreign corporation by Harbor Global or any of its subsidiaries, gain from such sale or exchange will be treated as a dividend taxable at ordinary income tax rates to the extent of the controlled foreign corporation's earnings and profits attributable to the shares sold or exchanged.

     Pioneer Group does not believe that any foreign corporation that will be held directly or indirectly by Harbor Global immediately following the distribution will be a controlled foreign corporation. However, we cannot assure you that a foreign corporation owned by Harbor Global will not qualify as a controlled foreign corporation in the future.

TRADING OF HARBOR GLOBAL COMMON SHARES


     Harbor Global has registered its common shares with the Securities and Exchange Commission on a registration statement on Form 10 under the Securities
Exchange Act of 1934, effective as of [            ], 2000. The Harbor Global
common shares you receive in the distribution will be freely transferable, unless you are an "affiliate" of Harbor Global under the Securities Act of 1933. However, there is no current public trading market for Harbor Global common shares, and Harbor Global common shares will not be listed on a securities exchange or on The Nasdaq Stock Market(R). Furthermore, Harbor Global does not intend to take any action to facilitate the development of an active trading market. Harbor Global cannot assure you that you will be able to sell your Harbor Global common shares, and if a trading market does develop, Harbor Global cannot assure you as to the prices at which Harbor Global common shares will trade.


     Persons who may be deemed to be affiliates of Harbor Global generally include individuals or entities that control, are controlled by or are under common control with Harbor Global and may include the directors and officers of Harbor Global or any principal shareholder of Harbor Global. Persons who are affiliates of Harbor Global will be permitted to sell their Harbor Global common shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded under Rule 144 under the Securities Act.

                            PRO FORMA CAPITALIZATION


     The following table presents the consolidated historical capitalization of Harbor Global as of June 30, 2000, adjusted to reflect capital contributions to be made by Pioneer Group to Harbor Global prior to the distribution and the distribution of Harbor Global common shares to you. This information should be read in conjunction with the Condensed Consolidated Financial Statements and the related notes thereto of Harbor Global included elsewhere in this information statement.


                                                                        JUNE 30, 2000
                                                           ----------------------------------------
                                                                        (IN THOUSANDS)
                                                                                 PRO FORMA
                                                                         --------------------------
                                                           HISTORICAL    ADJUSTMENTS    AS ADJUSTED
                                                           ----------    -----------    -----------
Cash(1)..................................................   $  5,684      $  19,000       $24,684
Restricted Cash(1)(2)....................................      2,551          6,049         8,600
Current Notes Payable(2).................................      1,240         (1,240)           --
Amounts Due to Affiliates(3).............................    100,422       (100,422)           --
Notes Payable(2).........................................      3,100         (3,100)           --
Minority Interest........................................     62,476             --        62,476
Preferred Shares (1,000,000 shares authorized and none
  outstanding on a pro forma basis)......................         --             --            --
Common Shares (48,000,000 shares authorized and 5,397,918
  shares outstanding on a pro forma basis, par value
  $.0025)(3).............................................         --             13            13
Additional Paid In Capital(3)............................         --         74,029        74,029
Parent Company (Deficit)(3)..............................    (58,888)        58,888            --
Total Shareholders' (Deficit) Equity.....................   $(58,888)     $ 132,930       $74,042

---------------
(1) Reflects the contribution of cash by Pioneer Group of approximately $24,629,000 which includes: (1) $22,600,000 to fund the expenses to be incurred by Harbor Global for the administration and liquidation of its assets, including capital commitments to the Polish Real Estate Fund, Mr. Kasnet's signing and retention bonus and certain other compensation liabilities payable to current employees of Pioneer Group or its subsidiaries who will become employees of Harbor Global or its subsidiaries or Calypso Management; and (2) $2,029,000 to fund the repayment of a note payable of Closed Joint-Stock Company "Forest-Starma" prior to the distribution. Also reflects $5,000,000 of cash received by Pioneer Goldfields II in connection with the sale of its Ghanaian gold mining operations. Pioneer Goldfields II will be transferred to, and become a wholly owned subsidiary of, Harbor Global prior to the distribution. Approximately $8,600,000, of the cash is reflected in short and long term restricted cash.

(2) Reflects the repayment of $4,340,000 of notes payable to occur prior to the distribution. Pioneer Group will contribute $4,580,000 to the repayment, including interest and other costs. As of June 30, 2000, $2,551,000, had been advanced to Harbor Global.

(3) Reflects the capitalization of Harbor Global at the time of the distribution, including the issuance to Pioneer Group stockholders of one common share of Harbor Global for every five shares of Pioneer Group common stock held on the distribution date, based on the number of shares of Pioneer Group common stock outstanding on July 31, 2000, and the forgiveness of indebtedness of Harbor Global subsidiaries to Pioneer Group. In addition, the number of common shares authorized assumes that Harbor Global will effect a four-for-one stock split prior to the distribution date.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     Set forth on the following pages are a historical and pro forma condensed consolidated statement of financial condition of Harbor Global at June 30, 2000 and historical and pro forma condensed consolidated statements of operations of Harbor Global for the six month period ended June 30, 2000 and the year ended December 31, 1999.



     The pro forma condensed consolidated statement of financial condition includes condensed consolidated historical amounts for Harbor Global at June 30, 2000, as adjusted to reflect the effect of capital contributions to be made by Pioneer Group to Harbor Global prior to the distribution date, as well as the distribution, as if the distribution was completed on June 30, 2000. The pro forma condensed consolidated statements of operations sets forth Harbor Global's results of operations for the six months ended June 30, 2000, and for the year ended December 31, 1999, and assumes the distribution was completed on January 1, 2000 or January 1, 1999, respectively.



     The pro forma condensed consolidated financial statements should be read together with the other financial information presented elsewhere in this information statement. The pro forma condensed consolidated information is presented for illustrative purposes only and is not necessarily indicative of either (1) the operating or financial results that would have occurred had the distribution occurred on January 1, 2000 or January 1, 1999, in the case of the pro forma condensed consolidated statements of operations, or on June 30, 2000, in the case of the pro forma condensed consolidated statement of financial condition, or (2) Harbor Global's future operating or financial results, particularly in light of Harbor Global's intent to liquidate its assets within a limited period of time.

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                                                       JUNE 30, 2000
                                                           --------------------------------------
                                                                       (IN THOUSANDS)
                                                           HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                           ----------    -----------    ---------
ASSETS
Cash(1)(4)...............................................  $   5,684      $  19,000     $ 24,684
Restricted Cash(1)(2)....................................      2,551           (751)       1,800
Timber Inventory.........................................      3,449             --        3,449
Other Current Assets.....................................      4,042             --        4,042
Net Current Assets of Discontinued Operations............      1,394             --        1,394
                                                           ---------      ---------     --------
          Total Current Assets...........................     17,120         18,249       35,369
Long Term Restricted Cash(1).............................         --          6,800        6,800
Goodwill.................................................      1,383             --        1,383
Venture Capital Investments(3)...........................     50,839             --       50,839
Long Term Investments(4).................................      8,617             --        8,617
Building(4)..............................................     24,518             --       24,518
Timber Equipment.........................................     10,701             --       10,701
Other Long Term Assets...................................      1,941             --        1,941
Notes Receivable(5)......................................         --          9,679        9,679
                                                           ---------      ---------     --------
          Total Assets...................................  $ 115,119      $  34,728     $149,847
                                                           =========      =========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts Payable.........................................  $   1,637      $      --     $  1,637
Accrued Expenses(6)......................................      5,132          1,560        6,692
Current Portion of Notes Payable(2)......................      1,240         (1,240)          --
                                                           ---------      ---------     --------
          Total Current Liabilities......................      8,009            320        8,329
Other Liabilities(6).....................................         --          5,000        5,000
Notes Payable(2).........................................      3,100         (3,100)          --
Amounts Due Affiliates(7)................................    100,422       (100,422)          --
                                                           ---------      ---------     --------
Total Debt...............................................    103,522       (103,522)          --
                                                           ---------      ---------     --------
          Total Liabilities..............................    111,531        (98,202)      13,329
Minority Interest(3)(4)..................................     62,476             --       62,476
Preferred Shares (1,000,000 shares authorized and none
  outstanding on a pro forma basis)......................         --             --           --
Common Shares (48,000,000 shares authorized and 5,397,918
  shares outstanding on a pro forma basis, par value
  $.0025)(7).............................................         --             13           13
Additional Paid In Capital(7)............................         --         74,029       74,029
Parent Company (Deficit) Investment(7)...................    (58,888)        58,888           --
                                                           ---------      ---------     --------
          Total (Deficit) Equity.........................    (58,888)       132,930       74,042
                                                           ---------      ---------     --------
          Total Liabilities and Equity...................  $ 115,119      $  34,728     $149,847
                                                           =========      =========     ========

---------------

(1) Reflects the contribution of cash by Pioneer Group of approximately $24,629,000 which includes: (1) $22,600,000 to fund the expenses to be incurred by Harbor Global for the administration and management of its assets, including capital commitments to the Polish Real Estate Fund, Mr. Kasnet's signing and retention bonus and certain other compensation liabilities payable to current employees of Pioneer Group who will become employees of Harbor Global or its subsidiaries or Calypso Management; and
    (2) $2,029,000 to fund the repayment of a note payable of Closed Joint-

    Stock Company "Forest-Starma" prior to the distribution. Also reflects $5,000,000 of cash received by Pioneer Goldfields II in connection with the sale of its Ghanaian gold mining operations. Pioneer Goldfields II will be transferred to, and become a wholly owned subsidiary of, Harbor Global prior to the distribution. Approximately $8,600,000 of the cash contribution is reflected in short and long term restricted cash.

(2) Reflects the repayment of $4,340,000 of notes payable to occur prior to the distribution. Pioneer Group will contribute $4,580,000 including interest and other costs. As of June 30, 2000, $2,551,000, had been advanced to Harbor Global.

(3) Harbor Global has consolidated 100% of the net assets of Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P., although Harbor Global's ownership interests are 7.2% and 9.2%, respectively. Harbor Global's Polish and Eastern European venture capital investments are made through these consolidated partnerships which comprise the Pioneer Poland Fund. Harbor Global's interest in the Pioneer Poland Fund totals $5,301,000. The difference between the assets listed under "Venture Capital Investments" and Harbor Global's interest is included under "Minority Interest" and represents the interest of other shareholders in the fund.

(4) Harbor Global owns approximately 52% of the equity in Pioneer First Investment Fund. Pioneer First Investment Fund invests directly in real estate, and to a lesser extent, securities of Russian companies. The building represents the Meridian Commercial Tower, which comprises a significant portion of the assets of Pioneer First Investment Fund. The long-term investments and approximately $2,347,000 in cash comprise the balance of Pioneer First Investment Fund's assets. The 48% interest held by the other shareholders of Pioneer First Investment Fund is recorded under "Minority Interest" and totals $14,650,000.

(5) Reflects a note receivable of Pioneer Goldfields II. Pioneer Goldfields II received the note from Ashanti Goldfields Teberebie Limited in connection with the sale of its Ghanaian gold mining operations. The note receivable has the following repayment schedule: $2,500,000 in March 2001, $2,500,000 in March 2002, $3,000,000 in March 2003, $3,750,000 in March 2004 and
    $2,050,000 in March 2005. The note has a net present value of $9,679,000, when discounted at a rate of 13%.

(6) Reflects the obligation of Harbor Global under the distribution agreement to pay Pioneer Group up to $5 million of the proceeds received by Pioneer Goldfields II from Ashanti Goldfields Teberebie Limited in connection with the sale of Pioneer Group's Ghanaian gold mining operations to Ashanti. Harbor Global has also assumed approximately $1,800,000 of compensation obligations payable immediately following the merger and distribution, including amounts payable to current employees of Pioneer Group or its subsidiaries who will become employees of Harbor Global or its subsidiaries or Calypso Management.

(7) Reflects the capitalization on June 30, 2000 of Harbor Global at the time of the distribution, including the issuance to Pioneer Group stockholders of 5,397,918 Harbor Global common shares. This represents a distribution ratio of one Harbor Global common share for every five shares of Pioneer Group common stock held on the distribution date and is based on the 26,989,593 shares of Pioneer Group common stock outstanding as of July 31, 2000. The capitalization also reflects the forgiveness of the indebtedness of Harbor Global subsidiaries to Pioneer Group. In addition, the 48,000,000 common shares authorized assumes that Harbor Global will effect a four-for-one stock split prior to the distribution date.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                     SIX MONTHS ENDED              YEAR ENDED
                                                       JUNE 30, 2000            DECEMBER 31, 1999
                                                  -----------------------    -----------------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                  HISTORICAL    PRO FORMA    HISTORICAL    PRO FORMA
                                                  ----------    ---------    ----------    ---------
Revenues
  Timber Sales..................................   $  5,325     $  5,325      $ 14,383     $ 14,383
  Real Estate Rental Revenue....................      4,046        4,046         9,495        9,495
  Other.........................................      1,419        1,419         4,229        4,229
                                                   --------     --------      --------     --------
Total Revenues..................................     10,790       10,790        28,107       28,107

Operating Expenses
  Timber Cost of Goods Sold.....................     (5,978)      (5,978)      (15,252)     (15,252)
  Salary and Benefit Expenses...................     (1,404)      (1,404)       (6,052)      (6,052)
  Facility Expenses.............................       (659)        (659)       (1,489)      (1,489)
  Building and Property Management Expenses.....     (1,016)      (1,016)       (2,350)      (2,350)
  Other Expenses................................     (3,788)      (3,788)       (5,461)      (5,461)
  Write-down of Natural Resource Projects.......         --           --          (685)        (685)
  Reduction in Carrying Value of Timber
     Assets.....................................         --           --       (15,300)     (15,300)
  Allocation of Corporate Costs.................     (4,703)      (4,703)      (11,431)     (11,431)
                                                   --------     --------      --------     --------
Total Operating Expenses........................    (17,548)     (17,548)      (58,020)     (58,020)

Operating Income (Loss).........................     (6,758)      (6,758)      (29,913)     (29,913)

Other Income (Expense)
  Unrealized and Realized Gains/Losses on
     Securities.................................      2,084        2,084         2,095        2,095
  Interest (Expense)/Income(1)..................       (250)       1,188          (593)       2,369
                                                   --------     --------      --------     --------
Total Other Income..............................      1,834        3,272         1,502        4,464
                                                   --------     --------      --------     --------

Loss from Continuing Operations before Provision
  for Income Taxes and Minority Interest........     (4,924)      (3,486)      (28,411)     (25,449)
Provision for Income Taxes......................       (595)        (595)       (1,438)      (1,438)
                                                   --------     --------      --------     --------

Loss from Continuing Operations before Minority
  Interest......................................     (5,519)      (4,081)      (29,849)     (26,887)

Minority Interest...............................       (274)        (274)       (1,438)      (1,438)
                                                   --------     --------      --------     --------

Loss from Continuing Operations before Change in
  Accounting Principle..........................   $ (5,793)    $ (4,355)     $(31,287)    $(28,325)

Basic and Diluted Loss from Continuing
  Operations before Change in Accounting
  Principle Per Share...........................   $  (1.07)    $  (0.81)     $  (5.80)    $  (5.25)
Weighted Average Shares Outstanding.............      5,398        5,398         5,398        5,398

---------------
(1) Reflects assumed interest income earnings of approximately $559,000 for the six months ended June 30, 2000 and $1,118,000 for the year ended December 31, 1999, on a $19,000,000 contribution of cash (net of compensation payments owed to some employees of Harbor Global and Calypso Management) at a weighted average commercial paper rate of 6.5%. Also reflects the accretion of interest income totaling $629,000 for the six months ended June 30, 2000 and $1,258,000 for the year ended December 31, 1999 on the Ashanti note at a discount rate of 13%. No local tax provision will be required as the income will be earned in jurisdictions with no income taxes. Also reflects a reduction in interest expense of approximately $250,000 for the six months ended June 30, 2000 and $586,000 for the year ended December 31, 1999 associated with the repayment of $4,340,000 of notes payable.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table presents summary consolidated historical financial data for Harbor Global for each of the periods indicated. The summary consolidated historical financial data for the five fiscal years ended December 31 have been derived from the audited consolidated financial statements of Harbor Global for these periods. The summary consolidated historical financial data for the six months ended June 30, 2000 and June 30, 1999 have been derived from unaudited consolidated historical financial statements of Harbor Global, which in the opinion of management include all normal recurring adjustments necessary to present fairly the information required to be contained in the consolidated historical financial statements for the periods indicated.


     You should read the summary consolidated historical financial data presented below in conjunction with the audited Consolidated Historical Financial Statements of Harbor Global and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this information statement. The summary consolidated historical financial data presented below and the consolidated historical financial statements of Harbor Global contained in this information statement are presented as if Harbor Global were a stand-alone independent company for the periods presented. However, the historical financial information presented below may not be indicative of (1) the results of operations or financial condition that would have been attained if Harbor Global had been a stand-alone independent company during the periods shown or (2) Harbor Global's future performance as an independent company, particularly in light of its intent to liquidate its assets within a limited period of time. Historical per share data for earnings and dividends are not presented because Harbor Global was not a publicly held company during the periods presented below.


                                       SIX MONTHS ENDED
                                           JUNE 30,
                                          (UNAUDITED)                 YEAR ENDED DECEMBER 31,
                                       -----------------   ----------------------------------------------
                                                              AMOUNTS IN THOUSANDS
                                       ------------------------------------------------------------------
                                        2000      1999      1999      1998      1997      1996      1995
                                       -------   -------   -------   -------   -------   -------   ------
Income Statement Data
  Revenue............................   10,790    11,596    28,107    21,460    20,916     6,073    4,196
  Operating Expenses.................  (17,548)  (17,616)  (58,020)  (68,131)  (41,299)  (10,162)  (3,755)
  Other Income (Expense).............    1,834      (273)    1,502   (11,989)    8,698      (709)  (3,489)
  Income (Loss) from Continuing
    Operations(1)....................   (5,793)  (18,667)  (42,658)  (45,387)  (13,634)   (2,784)   1,484
Balance Sheet Data
  Total Assets.......................  115,119   135,582   118,951   148,628   152,239   111,095   76,839
  Total Amounts Due to Affiliates....  100,422   105,015   102,019    93,994    38,496    47,081   36,148
  Total Long-term Obligations........    3,100     4,340     3,720     4,960    11,337    12,680    6,000
  Total Equity (Deficit).............  (58,888)  (38,509)  (58,190)  (28,752)    7,088     9,128   15,812

---------------
(1) Includes the cumulative effect of change in accounting principle totalling approximately $11,371,000 in 1999.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The consolidated financial statements of Harbor Global include its real estate management and investment management operations in Russia, Polish and Eastern European venture capital investment and management operations, Polish real estate management operations, timber harvesting and sales operations in Russia and gold exploration operations in Russia.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     Consolidated Operations. For fiscal year 1999, Harbor Global reported a net loss from continuing operations of $31.3 million as compared to $45.4 million for fiscal year 1998, reflecting a decrease in net losses of $14.1 million. The decrease was attributable, in large part, to increased profitability of the Meridian Commercial Tower in 1999 and the adverse consequences of the Russian financial crisis in 1998. For fiscal year 1999, losses from discontinued brokerage operations were $1.4 million, and as a result of a required change in accounting principle, Harbor Global reported the impact of the write-off of unamortized capitalized start-up costs of $11.4 million.

     For fiscal year 1998, Harbor Global reported a net loss from continuing operations of $45.4 million as compared to $13.6 million for fiscal year 1997, reflecting an increase of $31.8 million. The increase was attributable principally to losses incurred as a result of the Russian financial crisis and a fire disruption at the timber operation. For fiscal year 1998, Harbor Global reported losses from discontinued Russian brokerage and banking operations of $10.1 million as compared to income of $6.0 million in fiscal year 1997, reflecting a decrease in income of $16.1 million.

     Real Estate Management and Investment Management Operations in
Russia. Revenues from the Russian real estate management and investment management operations increased by $1.8 million in 1999 to $10.4 million. This was principally a result of increased rental revenues at the Meridian Commercial Tower. The net loss from continuing operations declined by $13.9 million to $1.6 million as certain costs and write-downs incurred in 1998 as a result of the Russian financial crisis were non-recurring in 1999. The increased profitability of the Meridian Commercial Tower also contributed to the reduction in the net loss. In 1998, Harbor Global had losses of $6.3 million associated with cost basis adjustments of certain securities in the Pioneer First Investment Fund. Additionally, Harbor Global incurred increased bad debt expense and foreign currency losses in connection with the Russian financial crisis in 1998. In 1997, the net loss from continuing operations was approximately $3.8 million, which was related to losses at the management and stockholder services companies that were partially offset by security gains in the Pioneer First Investment Fund.

     Losses from the discontinued Russian banking and brokerage operations totaled approximately $1.4 million and $10.1 million in 1999 and 1998, respectively. In 1997, the discontinued Russian banking and brokerage operations reported income of approximately $6.0 million.

     Polish and Eastern European Venture Capital. Harbor Global had losses from its Polish and Eastern European venture capital operations of $0.7 million in 1999, $0.9 million in 1998 and $0.1 million in 1997. Losses in 1999 reflect a $0.4 million write-off of start-up costs associated with the cumulative effect of a change in accounting principle as well as costs associated with the development of the venture capital funds. The 1998 losses relate to write-downs to certain portfolio investments.

     Polish Real Estate Management. Harbor Global's Polish real estate management operations reported losses of $4.0 million in 1999, $4.5 million in 1998 and $3.4 million in 1997. Most of the losses were attributable to costs associated with the development of Harbor Global's Polish real estate investments and related management operations.

     Timber Business. The results of the timber business are substantially attributable to the operations of Closed Joint-Stock Company "Forest-Starma", which commenced in January 1997. Forest-Starma has developed a modern logging camp, including a harbor, from which it exports timber to markets in the Pacific Rim. In 1995, Closed Joint-Stock Company "Amgun-Forest" and Closed Joint-Stock Company "Udinskoye," Harbor Global's other Russian timber ventures, each executed 49-year leases relating to timber harvesting.

     While Forest-Starma harvests timber and incurs the resulting operating expenses throughout the year, it ships timber only from mid-April through December. As a result, Forest-Starma has incurred, and expects to continue to incur, seasonal operating losses from fixed costs in the first quarter of Harbor Global's fiscal year.

     In 1999, the timber business reported a net loss, prior to the cumulative effect of a change in accounting principle, of $24.7 million, compared to a net loss of $21.8 million in 1998. The 1999 net loss includes a reduction in the carrying value of timber equipment and deferred development costs of approximately $15.3 million. The $15.3 million adjustment to the cost basis of the project was recorded in connection with Pioneer Group's realization of certain United States federal income tax benefits. Prior to the cost basis adjustment, the timber business' net loss was $9.4 million. The reduction in net loss from 1998 to 1999 was principally associated with increased production and prices in 1999. Also, in 1998 Harbor Global wrote-off certain costs incurred in connection with the Amgun-Forest and Udinskoye projects. In 1997, the timber business reported a net loss of $4.4 million.

     Timber Production and Sales. Harbor Global had timber shipments of 336,000 cubic meters in 1999, compared to 280,000 cubic meters in 1998 and 194,000 cubic meters in 1997. Production amounted to 313,000 cubic meters in 1999, compared to 248,000 cubic meters in 1998 and 257,000 cubic meters in 1997. Revenue increased to $14.4 million in 1999, up from $10.5 million in 1998 and $11.9 million in 1997. The average realized price of timber was $43 per cubic meter in 1999, compared to $37 in 1998 and $61 in 1997. Forest-Starma expects to produce approximately 325,000 cubic meters in 2000.

     Production in 1998 was hindered by a fire disruption, which required the redeployment of logging crews and equipment to contain the fire. There was damage to approximately 7.8 million cubic meters of standing timber on 76,000 hectares, as well as 5,500 cubic meters of decked logs. Harbor Global does not believe the fire damage will have a material impact on production over the next several years. Harbor Global is continuing negotiations with the territorial government for both replacement and additional cutting rights.

     Cost of Goods Sold. Forest-Starma values its inventory at the lower of cost or market under the full absorption accounting method and accordingly, includes operating costs such as payroll, fuel, spare parts, site related general and administrative expenses, depreciation and amortization and other taxes in the cost of goods sold.

     Third-Party Debt. Forest-Starma had $5.0 million of external debt outstanding at December 31, 1999. Scheduled principal and interest payments for 2000 are expected to aggregate $1.7 million. Pioneer Group elected to prepay this third-party financing obligation in the second quarter of 2000 and expects that it will be repaid in full prior to the distribution.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

     Consolidated Operations. For the six months ended June 30, 2000, Harbor Global reported a net loss of $4.5 million, consisting of a loss from continuing operations of $5.8 million and income from discontinued operations of $1.3 million. For the same period in 1999, Harbor Global reported a net loss of $20.3 million, consisting of a loss from continuing operations of $7.3 million and a loss from discontinued operations of $1.7 million, and the cumulative effect of a change in accounting principle of $11.3 million to write-off capitalized start-up costs.

     Real Estate Management and Investment Management Operations in
Russia. Revenues from Russian real estate management and investment management operations for the six months ended June 30, 2000 were $4.1 million in 2000, compared to revenues of $5.7 million for the same period in 1999. The decrease is attributable to a decrease in rental revenues at the Meridian Commercial Tower. The decrease in rental revenue was attributable to the restructuring of certain leases, which increased the term of these leases in exchange for lower current lease rates. The net loss from continuing operations was $0.1 million for the six months ended June 30, 2000, compared to net income from continuing operations of $0.3 million for the corresponding period in 1999. The decrease was largely attributable to the lower revenues at the Meridian Commercial Tower, coupled with a non-recurring tax credit recorded in 1999. These decreases were partially offset by increased gains on sales of securities in 2000.

     Polish and Eastern European Venture Capital. The Polish and Eastern European venture capital operations reported net losses from continuing operations of $0.1 million for the six months ended June 30, 2000, compared to net losses of $0.3 million in the comparable period in 1999. The improvement was largely attributable to operating cost reductions.

     Polish Real Estate Management. The Polish real estate management operations reported losses of $1.7 million in the first six months of 2000, compared to losses of $2.1 million in the same period in 1999. The improvement principally represents management fees and cost reductions associated with the closing of the Polish Real Estate Fund in late 1999.

     Timber Business. The results of the timber business are substantially attributable to the operations of Forest-Starma. The timber business reported losses of $3.8 million in the six months ended June 30, 2000, compared to a loss from continuing operations of $3.3 million in the comparable period in 1999. Production during the six months ended June 30, 2000 was approximately 125,000 cubic meters, which represents a decrease of 21% compared to the corresponding period in 1999. Forest-Starma recorded a $0.8 million lower of cost or market write-down of inventory at the end of the second quarter of 2000 due to unusually adverse weather conditions, which resulted in lower production and insect damage to approximately 5,000 cubic meters of timber inventory in June of 2000.


     During the six months ended June 30, 2000, Forest-Starma shipped 107,000 cubic meters of timber at an average realized price of $50 per cubic meter, compared to 99,000 cubic meters at $43 per cubic meter in the second quarter of 1999. While Forest-Starma harvests timber and incurs the resulting operating expenses throughout the year, it typically ships timber only from mid-April through December. Accordingly, there were no shipments in the first quarters of 2000 and 1999.


LIQUIDITY AND CAPITAL RESOURCES


     Harbor Global's liquidity needs have historically been satisfied through advances and capital contributions made by Pioneer Group. Other than the $22.6 million to be contributed by Pioneer Group to Harbor Global prior to the distribution, Harbor Global's cash is generally held by its wholly or majority owned subsidiaries, and accordingly, it is not available for general corporate purposes. The $22.6 million that Pioneer Group will contribute to Harbor Global prior to the distribution will be used to manage the administration and liquidation of Harbor Global's assets and to discharge certain other obligations. Based upon budget projections, Harbor Global currently has sufficient cash, without liquidating any of its assets, to continue to operate its assets for approximately three years. As such, it may be necessary for Harbor Global to liquidate some of its assets within three years of the distribution date to continue to operate its remaining assets pending their liquidation. If Harbor Global is unable to liquidate some of its assets, it will require additional funding. Harbor Global may not be able to obtain additional funding, either in the form of additional capital or debt financing, because of the nature of its operations, namely its intent to hold its assets for liquidation and its limited duration. In addition, after the distribution and the merger, Pioneer Group will not own any Harbor Global common shares, and Pioneer Group and Harbor Global will operate as two wholly independent companies. As an independent company, Harbor Global will not be able to obtain additional funding from Pioneer Group.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Harbor Global monitors its exposure to adverse changes in interest rates, foreign currency exchange rates and the market price paid for timber.

     Harbor Global is exposed to certain changes in foreign currency exchange rates, primarily as a result of its operations in Russia and Poland. The functional currency of its Russian operations is the United States dollar, while the functional currency of its Polish operations is the local currency. All of these operations have some costs denominated in the local currency, which acts as a natural hedge to the revenues denominated in local currencies.

     In addition, Harbor Global conducts timber operations in Russia. The prices it receives for its timber products are denominated in United States dollars. However, as most of the timber produced is sold to the Asian markets, the United States dollar prices have been influenced by changes in the foreign currency exchange rates. The revenues of this business are also subject to changes in the market price paid for timber.

                                    BUSINESS

     Harbor Global is a Bermuda limited duration company organized in May 2000 to receive various businesses and assets currently owned or operated by Pioneer Group. Currently, Harbor Global is a wholly owned subsidiary of Pioneer Group. Following the distribution, all of the outstanding Harbor Global common shares will be held pro rata by the stockholders of Pioneer Group.

     At the time of the distribution, Harbor Global's assets will consist primarily of the following businesses and assets, each of which is currently owned or operated by Pioneer Group:

     - real estate management and investment management operations in Russia;

     - Polish and Eastern European venture capital investment and management operations;

     - Polish real estate management operations;

     - timber harvesting and sales in Russia;

     - gold exploration operations in Russia;

     - the proceeds from the sale of Pioneer Group's gold mining operations in Ghana; and

     - $22.6 million in cash.

     Harbor Global will seek to liquidate its assets in a timely fashion on economically advantageous terms. Harbor Global will operate its assets as going concern businesses until they are liquidated. Harbor Global's memorandum of association provides that the liquidation of its assets must be completed upon the earlier of the fifth anniversary of the date of the distribution of Harbor Global common shares to its shareholders or the distribution by Harbor Global of all its assets to its shareholders. If Harbor Global has not liquidated all its assets before the fifth anniversary of the distribution date, the Harbor Global board of directors, in its discretion, may authorize Harbor Global to continue to operate its assets for up to three additional one year periods.

     Stephen G. Kasnet will be the President and Chief Executive Officer, and Donald H. Hunter will be the Chief Operating Officer of Harbor Global. Mr. Kasnet is currently the President, and Mr. Hunter is currently the Chief Operating Officer and Senior Vice President of Pioneer Global Investments, a division of Pioneer Group. As officers of Pioneer Global Investments, Mr. Kasnet and Mr. Hunter operate substantially all of the businesses that will be owned or operated by Harbor Global following the distribution. Prior to the distribution, Harbor Global will enter into an administration and liquidation agreement with Calypso Management LLC under which Calypso Management will manage the liquidation of Harbor Global and operate Harbor Global's assets as going concern businesses pending their liquidation. Calypso Management is owned and operated by Mr. Kasnet and Mr. Hunter. Mr. Kasnet is the President and Chief Executive Officer, and Mr. Hunter is the Chief Operating Officer and Chief Financial Officer of Calypso Management.

     Because Harbor Global's assets are a diverse range of businesses and are generally located in countries in which successfully conducting and selling businesses requires significant experience, Harbor Global believes that its success in liquidating its assets and operating its assets pending their liquidation will depend to a significant extent upon the continued efforts of Mr. Kasnet and Mr. Hunter. In order to induce Mr. Kasnet and Mr. Hunter to become officers of Harbor Global and manage its liquidation, Harbor Global determined that Mr. Kasnet and Mr. Hunter would receive a portion of the net proceeds distributed in connection with the liquidation. Calypso Management was created, in large part, to provide a vehicle for Mr. Kasnet and Mr. Hunter to allocate the incentive compensation they receive among themselves and other employees of Calypso Management who provide valuable assistance in connection with the administration and liquidation of Harbor Global's assets and to establish an independent business that could be owned by Mr. Kasnet and Mr. Hunter and continue in existence after the liquidation of Harbor Global.

     Pioneer Group and Harbor Global do not believe that the terms of the administration and liquidation agreement negotiated with Calypso Management are more favorable than the terms, if any, on which Harbor Global could have negotiated a similar arrangement with an unaffiliated third party. However, for the reasons stated above, Pioneer Group did not seek to negotiate with any other third party for the administration and liquidation of Harbor Global. See "Certain Relationships and Related Transactions" in this information statement for more information about the administration and liquidation agreement.

     Harbor Global does business in countries outside of the United States, primarily in Russia and Poland. In the year ended December 31, 1999, nearly all of Harbor Global's revenues were derived from operations outside of the United States. Harbor Global's businesses and assets are described below, together with the principal strategies that Harbor Global currently intends to employ to sell or liquidate the assets.

     Harbor Global intends to change the names of its subsidiaries that currently contain the "Pioneer" name before the distribution. Accordingly, the names of some of the Harbor Global subsidiaries used in this information statement will be changed. For more information see "The Distribution -- The Distribution Agreement -- Names" in this information statement.

RUSSIAN REAL ESTATE AND INVESTMENT MANAGEMENT

     Ownership Structure. Harbor Global's Russian real estate management and investment management operations will be consolidated under its wholly owned Delaware subsidiary, Pioneer Omega, Inc. Pioneer Omega owns an approximately 82% interest in Pioneer First Russia, Inc., a Delaware corporation, and the International Finance Corporation, a member of the World Bank Group, owns an approximately 18% interest in Pioneer First Russia. Pioneer First Russia in turn operates through two wholly owned subsidiaries, Closed Joint-Stock Company "Pioneer First," an investment management company (JSC Pioneer First), and Closed Joint-Stock Company "Pioneer Services," a stockholder services company (JSC Pioneer Services). Both JSC Pioneer First and JSC Pioneer Services are Russian joint-stock companies.

     In addition, Pioneer Omega, through its two wholly owned Delaware subsidiaries, Lucinia, Inc. and Theta Enterprises, Inc., holds an approximately 52% interest in Pioneer First Investment Fund, a Russian joint-stock company managed by JSC Pioneer First.

     Currently, approximately two million Russian stockholders hold the remaining approximately 48% interest in Pioneer First Investment Fund.

     Pioneer First Investment Fund. Pioneer First Investment Fund invests directly in real estate and, to a lesser extent, securities of Russian companies. A significant portion of the assets of Pioneer First Investment Fund consists of its ownership of the Meridian Commercial Tower, an 18-story, 22,600 square meter office building in Moscow, Russia. The Meridian Commercial Tower is primarily occupied by American and European corporate tenants and is managed by PREA, LLC (formerly Pioneer Real Estate Advisors, Inc.), Harbor Global's real estate management subsidiary. Pioneer First Investment Fund has agreed to pay PREA a property management fee of 5% of gross revenues less any value added taxes or similar taxes. In 1999, Pioneer First Investment Fund paid PREA approximately $433,000 in property management fees.

     PREA leases the Meridian Commercial Tower from Pioneer First Investment Fund under a master lease agreement and, in turn, subleases the premises to tenants. The initial term of the master lease agreement between Pioneer First Investment Fund and PREA will expire in July 2001, but may be extended at the option of PREA for two additional five-year periods. Under the master lease agreement PREA pays Pioneer First Investment Fund an amount equal to gross revenues less building operating expenses, the PREA property management fee described above and any value added taxes or similar taxes. In 1999, Meridian Commercial Tower net lease revenues were approximately $8.6 million and accounted for approximately 90% of the revenues of Pioneer First Investment Fund.

     The remaining assets of Pioneer First Investment Fund primarily consist of real estate related securities, including a 25% interest in the Cosmos Hotel, located in Moscow, Russia, and securities in Russian companies, some of which are illiquid.

     JSC Pioneer First. Under a management agreement between JSC Pioneer First and Pioneer First Investment Fund, JSC Pioneer First has agreed to provide management services to Pioneer First Investment Fund for an annual fee of 5% of gross assets less any value added taxes or similar taxes. In 1999, Pioneer First Investment Fund paid JSC Pioneer First an aggregate management fee of approximately $3.1 million.

     JSC Pioneer First also serves as an investment manager to two Russian open-end unit investment funds having an aggregate market value of $1.9 million at June 30, 2000. Pioneer First Unit Investment Fund was organized by Pioneer Group in 1996 and is one of Russia's first open-end unit investment funds. Pioneer First Unit Investment Fund invests primarily in Russian government bonds. Pioneer First Liquid Shares was organized by Pioneer Group in 1997 and invests primarily in Russian securities and government bonds.

     As compensation for its investment management services to Pioneer First Unit Investment Fund and Pioneer First Liquid Shares, JSC Pioneer First receives annual management fees equal to three percent of the annual net asset value of the Pioneer First Unit Investment Fund and three and one-half percent of the annual net asset value of Pioneer First Liquid Shares. In 1999, Pioneer First Unit Investment Fund and Pioneer First Liquid Shares paid JSC Pioneer First aggregate management fees of approximately $30,000.

     JSC Pioneer Services. Through December 1999, JSC Pioneer Services was the transfer agent to Pioneer First Investment Fund and Pioneer First Unit Investment Fund. JSC Pioneer Services maintained the funds' shareholder registers and provided customer service and technical support to the funds. As a result of new legislation enacted by the Russian Federal Securities Commission, Russian funds are currently prohibited from using a registrar which is directly related to the fund's management company and requires a Russian registrar to have at least five stockholders and maintain at least 50 registers. Because JSC Pioneer Services does not meet these three Russian registrar requirements, as of December 23, 1999, JSC Pioneer Services was no longer licensed to act as a registrar within the Russian Federation.

     As a result, Pioneer First Investment Fund entered into a service contract with the National Registry Company (NRC) whereby Pioneer First Investment Fund agreed to pay NRC an annual fee of $50,200 for registrar services. In addition, JSC Pioneer Services executed an employment agreement with NRC to provide employees for NRC to service Pioneer First Investment Fund, Pioneer First Unit Investment Fund and Pioneer First Liquid Shares. Currently JSC Pioneer Services provides NRC with six employees, and these employees are compensated by JSC Pioneer Services. JSC Pioneer Services also provides information technology services to Pioneer First Investment Fund and the two unit funds.

     JSC Pioneer Services' operations are supported solely by a transfer agent fee from Pioneer First Investment Fund. In 1999, Pioneer First Investment Fund paid JSC Pioneer Services a transfer agent fee of approximately $950,000.

     In 1999, 1998 and 1997, Harbor Global's Russian real estate management and investment management operations had revenues and net income (loss) from continuing operations as shown in the table below:

                                                             1999      1998     1997
                                                             -----    ------    -----
                                                                  (IN MILLIONS)
Revenues...................................................  $10.4    $  8.6    $ 8.0
Net Income (Loss)..........................................  $(1.6)   $(15.5)   $(3.8)

     Minority Interest in Pioneer First Russia. In connection with the investment by the International Finance Corporation in Pioneer First Russia, the International Finance Corporation, Pioneer Omega, Inc. and Pioneer First Russia entered into a stockholders agreement and a put and call agreement. Under the stockholders agreement, Pioneer Omega may not transfer or pledge its shares of Pioneer First Russia common stock without the consent of the International Finance Corporation if, as a result of the transfer or pledge, Pioneer Omega would cease to own at least 51% of the outstanding shares of Pioneer First Russia. In addition, under the stockholders agreement, as long as the International Finance Corporation is a stockholder of Pioneer First Russia, the International Finance Corporation is entitled to nominate one person to the Pioneer First Russia board of directors. The approval of the International Finance Corporation nominated director is required to take actions that may materially affect the business of Pioneer First Russia.

     Under the put and call agreement, from October 2000 to October 2004, upon written notice to Pioneer Omega, the International Finance Corporation will have the right to cause Pioneer Omega to purchase all of its shares of Pioneer First Russia common stock. From October 2004 to October 2006, upon written notice to the International Finance Corporation, Pioneer Omega will have the right to buy all of the International Finance Corporation's shares of Pioneer First Russia common stock. In each case, the purchase price to be paid by Pioneer Omega is equal to the greater of the International Finance Corporation's pro rata share, calculated on a fully diluted basis, of Pioneer First Russia's net asset value on a specified date not more than 30 or less than 60 days from the date of the notice or 12 times the three year average of the product of net income divided by the weighted average of the number of shares outstanding during this period multiplied by the weighted average of shares held by the International Finance Corporation during this period.

     Under the put and call agreement, if the International Finance Corporation proposes to transfer any of its shares to any party, Pioneer Omega has a right of first refusal to purchase the shares proposed to be transferred. In addition, if Pioneer First Russia proposes to issue any of its common stock, or a security convertible into shares of its common stock, the International Finance Corporation has a preemptive right to purchase its pro rata portion of the securities to be issued.

     Insurance. Harbor Global currently intends to maintain Overseas Private Insurance Corporation (OPIC) political risk insurance in an amount that would protect up to 90% of its equity investment in the Pioneer First Investment Fund and loans as reduced by cumulative losses.

     Asset Realization Strategy. JSC Pioneer First is seeking to increase the value of the Pioneer First Investment Fund through a process of restructuring the Pioneer First Investment Fund portfolio by:

     - selling securities which are considered illiquid;

     - increasing the value of its real estate holdings through the redevelopment of the Cosmos Hotel;

     - investing in real estate and in more liquid securities;

     - improving the value of its investments in portfolio companies through active board representation; and

     - exploring alternatives to reduce the number of Pioneer First Investment Fund stockholders.

     PREA is managing, on behalf of Pioneer First Investment Fund, the redevelopment of the Cosmos Hotel, a moderately priced hotel with approximately 1,770 rooms. PREA currently plans to convert a portion of the hotel into commercial office space and corporate apartments and upgrade the remaining hotel facilities. Harbor Global believes that restructuring the Pioneer First Investment Fund portfolio as described above will maximize the value of Pioneer First Investment Fund in a sale.

     In addition, JSC Pioneer First is seeking to increase the asset level of the two Russian unit investment funds it manages. Harbor Global believes that by increasing JSC Pioneer First's assets under management, it will be more likely to realize economies of scale and to attract additional institutional investors, which Harbor Global believes will, in turn, maximize the value of Pioneer First Russia in a sale.

     Competition. JSC Pioneer First is seeking to increase its assets under management by competing for institutional investors for the two Russian unit investment funds it manages. However, many of its competitors have substantially greater resources to attract institutional investors.

     Employees. At August 1, 2000, Pioneer First Russia and its subsidiaries together with Pioneer First Investment Fund employed 44 persons.

POLISH REAL ESTATE

     Ownership Structure. Harbor Global's Polish real estate investment and management operations will be conducted by PREA. PREA provides real estate investment opportunities in Poland to institutional investors through a pooled investment fund, the Polish Real Estate Fund. PREA is based in Boston and conducts its operations in Russia through a representative office in Moscow, and in Poland through its wholly owned subsidiary, Pioneer Real Estate Advisors Poland Sp. z o.o., a Polish limited liability company.

     Polish Real Estate Fund. In October 1999, PREA established the Polish Real Estate Fund, a Polish real property fund with committed capital of $33.5 million created to invest in a diversified portfolio of commercial real estate in Poland, including office space, warehouse/distribution centers and retail centers. PREA has committed to invest $5.7 million and other Polish and non-United States institutional investors have committed to invest $27.8 million. As of August 1, 2000, PREA had invested approximately $285,000 in the Polish Real Estate Fund and the other investors had invested a total of $1.57 million. Currently, none of the Polish Real Estate Fund's committed capital has been invested. After October 20, 2001, the Polish Real Estate Fund may be liquidated by a vote of stockholders representing three-fourths of the fund's capital if less than one-third of the fund's capital is invested or committed to be invested as of October 20, 2001, or if less than two-thirds of the fund's capital is invested or committed to be invested as of October 21, 2002.

     Pioneer Real Estate Advisors Poland has agreed to act as the investment advisor of the Polish Real Estate Fund for an annual base advisory fee equal to 2% of the Polish Real Estate Fund's net capital and after October 2002, equal to 1 1/2% of net capital, as defined in the investment advisory agreement. In addition, after the Polish Real Estate Fund stockholders have received a return of their original capital contributions plus a 10% cumulative annual return, Pioneer Real Estate Advisors Poland is entitled to an additional annual incentive advisory fee. In 1999, the Polish Real Estate Fund paid Pioneer Real Estate Advisors Poland approximately $110,000 in advisory fees.

     Under its investment advisory agreement with Pioneer Real Estate Advisors Poland, the Polish Real Estate Fund may terminate the agreement upon the written resolution of its stockholders holding two-thirds of its voting shares, excluding the voting shares held by PREA and its affiliates, if Pioneer Real Estate Advisors Poland ceases to be directly or indirectly controlled by Pioneer Group. As a result of the distribution by Pioneer Group of Harbor Global common shares to Pioneer Group stockholders, the Polish Real Estate Fund stockholders will have the right to terminate the investment advisory agreement because Pioneer Group will cease to directly or indirectly control Pioneer Real Estate Advisors Poland. An investor holding approximately 48% of the voting shares, excluding the voting shares held by PREA and its affiliates, has indicated its desire to terminate the investment advisory agreement in connection with the distribution. If the agreement is terminated, Pioneer Real Estate Advisors Poland will not be entitled to receive the advisory fee described above.

     PREA also provides advisory services to third parties. The scope of its advisory services includes property management, facilities management, development management, feasibility and valuation analysis, fund management and corporate advisory services.

     Asset Realization Strategy. PREA is currently negotiating with new American and Polish investors in an effort to increase the capital commitments in the Polish Real Estate Fund to approximately $55 million to maximize its value in a sale.

     Competition. PREA is actively competing for institutional investors for its Polish Real Estate Fund. However, PREA must compete with a large number of real estate firms, many of which have substantially more resources than those available to PREA.

     Employees. At August 1, 2000, PREA and its subsidiaries had 36 employees, including two expatriate employees provided by PIOGlobal Corporation, a Delaware corporation and wholly owned subsidiary of Harbor Global, and 12 employees of the Meridian Commercial Tower.

POLISH VENTURE CAPITAL

     Ownership Structure. Harbor Global will hold minority interests in two venture capital partnerships, Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P. Together, Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P. constitute the Pioneer Poland Fund. Pioneer Poland U.S. (Jersey) Limited, an entity which will be a wholly owned subsidiary of Harbor Global, holds approximately a 7.2% interest in Pioneer Poland U.S., L.P. and approximately a 9.2% interest in Pioneer Poland UK, L.P. In addition, Pioneer Poland U.S. Limited holds a 59.5% interest in the general partner of the Pioneer Poland Fund.

     Pioneer Poland Fund. At June 30, 2000, the Pioneer Poland Fund had approximately $60.6 million in committed capital of which approximately $47.1 million has been invested in 10 privately held Polish companies engaged in:

     - computer distribution;

     - stainless steel distribution;

     - the restaurant business;

     - food distribution;

     - wood products manufacturing;

     - automotive parts distribution;

     - book distribution;

     - the video rental business; and

     - disposable diaper manufacturing.

     Pioneering Management Limited, an entity which will be an indirect wholly owned subsidiary of Harbor Global, manages the Pioneer Poland Fund. Pioneering Management Limited entered into a sub-advisory contract with Pioneer Investments Poland Sp. z o.o. by which Pioneer Investments Poland manages the investments and makes investment decisions on behalf of the Pioneer Poland Fund. Under its joint management agreement with the Pioneer Poland Fund, Pioneering Management is entitled to a management fee equal to 2% of the carried capital of the fund. In 1999, the Pioneer Poland Fund paid Pioneering Management Limited a management fee of $1.2 million.

     Asset Realization Strategy. The Pioneer Poland Fund currently intends to maximize stockholder value by selling its investments in its portfolio companies. Harbor Global expects the Pioneer Poland Fund to be sold or fully liquidated by the end of 2003.

     Competition. The Pioneer Poland Fund currently does not intend to seek new investments.

     Employees. At August 1, 2000, the Polish venture capital business had 13 employees.

RUSSIAN TIMBER

     Ownership Structure. Harbor Global's Russian timber operations will be conducted through its indirect subsidiaries Closed Joint-Stock Company "Forest-Starma," Closed Joint-Stock Company "Udinskoye" and Closed Joint-Stock Company "Amgun-Forest". These three companies will be consolidated under Pioneer Forest, LLC, a wholly owned Delaware subsidiary of Harbor Global. Udinskoye is a wholly owned subsidiary, and Amgun-Forest is an approximately 99.5% owned subsidiary of Pioneer Forest. Of the three companies, Forest-Starma is the only company currently engaged in timber operations. Forest-Starma, which is located on Siziman Bay in the Vanino district of the Khabarovsk Territory of the Russian Far East, owns and operates a modern logging camp, including a harbor facility, from which it exports timber to markets in the Pacific Rim, primarily Japan and South Korea.

     Leasehold and Cutting Rights. Forest-Starma, Amgun-Forest and Udinskoye have each been granted long-term leases that provide significant leasehold acreage and annual cutting rights. In the aggregate, the three subsidiaries have been granted long-term leasehold rights comprising 1,076,500 hectares (approximately 2.7 million acres), with annual cutting rights of approximately
1.2 million cubic meters. Each of the leases has a 49-year term with expiration dates ranging from 2046 to 2047. The current leasehold rights of each of the subsidiaries appear in the table below:

                                                 FOREST-STARMA    AMGUN-FOREST    UDINSKOYE
                                                 -------------    ------------    ---------
Hectares (Acres)...............................     390,100           485,400      201,000
                                                   (964,000)       (1,200,000)    (497,000)
Annual Cutting Rights (m(3))...................     555,000           350,000      300,000

     Currently, the local timber authorities are reviewing the cutting rights for Forest-Starma and Udinskoye. Because of losses due to natural drying and other causes, Harbor Global expects that its annual cutting rights in those areas where Forest-Starma and Udinskoye currently has leasehold rights will be reduced. However, Harbor Global is currently negotiating with the territorial government to obtain replacement cutting rights in the surrounding area.

     In addition, Harbor Global has commenced the process of unifying the Udinskoye and Forest-Starma leaseholds. This process requires that Udinskoye tender its leasehold rights back to the Russian state in order for the Russian state to tender these rights to Forest-Starma.

     Timber Operations. Forest-Starma seeks to harvest timber according to international sustainable development standards using advanced planning and implementation of the management practices as defined in the United States Forest Service stewardship guidelines and the United Nations Conference on Environment and Development principles. Production crews consisting, in the aggregate, of four harvesters, eight skidders, and five processors form the nucleus of the logging operation. The harvesters cut the trees, which are then skidded to processors that delimb the timber. The logs are hauled on company constructed roads by log trucks approximately 50 kilometers to a lower landing log yard for sorting and scaling prior to shipment. The lower landing is equipped with log loaders and other equipment necessary for maintaining the log yard and delivering sorted logs to the self-constructed harbor for shipment. Sorted logs are delivered to the Siziman Bay harbor based upon a manifest received from Forest-Starma's marketing and sales agent, Rayonier, Inc. The logs are then delivered to the dock and placed on ships by crane. Forest-Starma has constructed and maintains a self-contained camp with living quarters for between 250 and 300 workers, a modern maintenance and parts facility, on-site offices and sophisticated communications equipment.

     During the period between January and mid-April, the Siziman Bay harbor typically is frozen, which prevents the delivery of harvested timber. In January 2000, Forest-Starma entered into an agreement with Rayonier, Inc. to receive prepayment for timber production during this period. This arrangement allows Forest-Starma to cover ongoing expenditures prior to commencement of the shipping season. Forest-Starma has already shipped sufficient amounts of logs to Rayonier to repay all advances made to Forest-Starma under this agreement.

     In 1999, Forest-Starma shipped 56% of its timber to ten customers in South Korea, 35% of its timber to six customers in Japan and 9% of its timber to three customers in China. The following chart shows Forest-Starma's total production and shipments of timber during the last three years.

                                                         1999       1998       1997
                                                        -------    -------    -------
Timber Produced (m(3))................................  313,000    248,000    257,000
Timber Shipped (m(3)).................................  336,000    280,000    194,000

     A three-year financial summary for the timber business is shown below:

                                                             1999      1998     1997
                                                            ------    ------    -----
                                                                  (IN MILLIONS)
Revenues..................................................  $ 14.4    $ 10.5    $11.9
Net Income (Loss).........................................  $(35.3)   $(21.8)   $(4.4)
Total Assets..............................................  $ 19.8    $ 48.3    $55.2

     Insurance. In connection with Harbor Global's investment in Forest-Starma, it currently intends to maintain OPIC political risk insurance in an amount that would protect up to 90% of its equity investment in Forest-Starma and loans as reduced by cumulative losses. In addition, Harbor Global intends to maintain business income loss insurance of up to $5 million for Forest-Starma.

     Asset Realization Strategy. Harbor Global is actively exploring strategic alternatives with respect to its timber operations, including joint venture opportunities and the sale of Pioneer Forest or its subsidiaries. Harbor Global is also currently pursuing the potential sale of Amgun-Forest.

     Employees. At August 1, 2000, Forest-Starma had 476 employees, including 11 expatriate employees provided by PIOGlobal Corporation, a Delaware corporation and wholly owned subsidiary of Harbor Global.

RUSSIAN GOLD EXPLORATION

     Ownership Structure. Harbor Global's Russian gold exploration operations will be conducted through its indirect majority owned Russian subsidiary, Closed Joint-Stock Company "Tas-Yurjah" Mining Company. Harbor Far East Exploration, LLC, an entity which will be a wholly owned subsidiary of Harbor Global, will own a 94.5% direct interest and a 0.6% indirect interest in Tas-Yurjah.

     Gold Exploration. Tas-Yurjah conducts the exploration of potential gold mining properties over concession areas in the Ayano-Maysky district of the Khabarovsk Territory. Tas-Yurjah has secured four licenses which permit it to conduct geological exploration activities over aggregate concession areas totaling 909.7 square kilometers. Two of these licenses also allow for mining in their respective concession areas and require that production commence at specified levels in 2001 to maintain their validity. In addition, Tas-Yurjah will forfeit its exploration and mining licenses if it fails to comply with other covenants, which include:

     - meeting Russian environmental standards;

     - meeting Russian health and safety standards for its employees;

     - taking part in the social and economic development of the Ayano-Maysky district of the Khabarovsk Territory; and

     - preferential hiring of the Ayano-Maysky population.

Tas-Yurjah has completed a number of feasibility studies on the Red Zone and has conducted preliminary studies of the mineral deposits in the Malyutka Zone but has not developed any part of the concession area for extraction operations. In addition, Tas-Yurjah is presently exploring other zones in the concession area.

     As of December 31, 1999, Pioneer Group had spent a total of approximately $6.4 million for exploration work related to Tas-Yurjah, $1.0 million of which was spent in 1999.

     Asset Realization Strategy. Harbor Global is actively exploring strategic alternatives with respect to Tas-Yurjah, including the sale of its interest in Tas-Yurjah.

     Employees. At August 1, 2000, Tas-Yurjah had 38 employees, including 26 seasonal employees.

OTHER ASSETS

     Cash. Under the distribution agreement, prior to the distribution date, Pioneer Group will contribute $22.6 million to Harbor Global. Harbor Global believes that this cash contribution will be sufficient to pay the expenses, capital commitments and liabilities, if any, associated with the operation of its assets for a period of approximately three years.

     Ashanti Proceeds. In May 2000, Pioneer Goldfields II Limited, a wholly owned subsidiary of Harbor Global, sold its gold mining operations in Ghana to Ashanti Goldfields Teberebie Limited for an $18.8 million base purchase price plus additional payments of up to $5 million contingent upon the market price of gold and productivity of the Ghanaian goldmine. On June 19, 2000, $5 million of the base purchase price was paid to Pioneer Goldfields II in cash and $13.8 million of the base purchase price was paid in the form of a non-interest bearing promissory note. Under the promissory note, Ashanti is obligated to pay the purchase price over five years, with principal amounts of between $2.0 million and $3.75 million due annually, as specified in the purchase agreement.

     In connection with the sale to Ashanti, each of Pioneer Goldfields II and Pioneer Group agreed to indemnify Ashanti for the breach of any representation or warranty of Pioneer Goldfields II contained in the purchase agreement for an amount not to exceed the total purchase price paid by Ashanti to Pioneer Goldfields II under the purchase agreement. The representations and warranties contained in the purchase agreement, other than those relating to tax and environmental issues, survive until June 19, 2002. The tax and environmental representations and warranties survive the closing of the purchase agreement until June 19, 2005. Under the distribution agreement, Harbor Global has agreed to reimburse Pioneer Group for any liability it incurs in connection with any claim brought by Ashanti for indemnification under the purchase agreement. See "The Distribution -- The Distribution Agreement -- Indemnification" in this information statement for more information about Harbor Global's obligation to indemnify Pioneer Group.

     In addition, under the distribution agreement, Harbor Global has agreed that promptly after the fifth anniversary of the closing of the purchase agreement it will pay to Pioneer Group the lesser of $5 million or the proceeds received by Pioneer Goldfields II from Ashanti under the purchase agreement less any indemnification claims paid under the purchase agreement. If any indemnification claim under the purchase agreement is pending on June 19, 2005, Harbor Global will pay the appropriate amount described above promptly upon resolution of the pending claim or claims.

     Metals. Harbor Global will own a 25% interest in Pioneer Metals and Technology. Pioneer Metals and Technology is engaged in the production and sale of powdered metals, in particular neodymium-iron-boron permanent magnet powders, as well as the production of permanent magnets and permanent magnet assemblies. Pioneer Metals and Technology is also engaged in the production and distribution of titanium powders, titanium-vanadium-aluminum powders and nickel powders and powdered alloys for aerospace and industrial applications.

     These activities are largely carried out in Russia through Pioneer Metals International, Pioneer Metals and Technology's wholly owned Russian subsidiary, and through Gradient, a joint venture located in Moscow, 50% of which is owned by Pioneer Metals International and 50% of which is owned by Kompozit, a leading Russian materials company.

     Pioneer Metals and Technology is involved in the commercial development of the "lean neo" line of neodymium-iron-boron magnetic powders and magnets.

EMPLOYEES

     At August 1, 2000, Harbor Global and its subsidiaries employed a total of 607 employees worldwide, including employees of its businesses described in this information statement. Harbor Global employs three of these employees at its principal executive offices in Boston, Massachusetts. None of the employees of Harbor Global or its subsidiaries are unionized or parties to any collective bargaining agreement.

PROPERTIES

     Harbor Global's principal properties, other than its timber production and gold exploration properties, consist of its leased principal executive offices in Boston, Massachusetts, and its leased offices in Warsaw, Poland and Moscow, Russia.

     Harbor Global and some of its subsidiaries currently conduct their operations from a portion of the space leased by Pioneer Group at 60 State Street, Boston, Massachusetts. Harbor Global expects to enter into a lease agreement to lease space independent of Pioneer Group at 60 State Street, Boston, Massachusetts prior to the distribution.

     PREA and its subsidiaries conduct some of their Polish real estate management and advisory services operations in Warsaw, Poland and Moscow, Russia. Pioneer Real Estate Advisors Poland Sp. z o.o. leases 1,930 square feet of office space in Warsaw, Poland for an annual rent of approximately $62,900. PREA also leases 1,840 square feet of office space in Moscow, Russia for an annual rent of approximately $42,400. The Warsaw lease will expire in January 2001, and the Moscow lease will expire in 2011.

HOLDING COMPANY STRUCTURE

     Harbor Global will own and operate all of its assets through a direct majority owned subsidiary, Harbor Global II Ltd. Harbor Global owns 99% of the share capital of Harbor Global II, and HGC Ltd., a wholly owned subsidiary of Harbor Global, owns the remaining 1% of the share capital of Harbor Global II. Some of Harbor Global's assets will be held directly by Harbor Global II, and some assets will be held indirectly by Harbor Global II through HGCL Ltd., a wholly owned subsidiary of Harbor Global II. Each of Harbor Global II, HGCL and HGC are Bermuda limited duration companies. Under their memorandums of association, each of Harbor Global II, HGCL and HGC will liquidate concurrently with the liquidation of Harbor Global.

LEGAL PROCEEDINGS

     Neither Harbor Global nor its subsidiaries are a party to, and their property is not the subject of, any material legal proceedings.

                                   MANAGEMENT

DIRECTORS

     As of the distribution date, Harbor Global's board of directors will consist of three persons, each of whom is currently a director of Pioneer Group. Each of the following individuals has been elected for a five year term expiring at the annual general meeting immediately following the fifth anniversary of the date of the distribution of Harbor Global common shares to Pioneer Group stockholders:

NAME                                                          AGE
----                                                          ---
John D. Curtin Jr...........................................  67
W. Reid Sanders.............................................  50
John H. Valentine...........................................  75

     JOHN D. CURTIN JR. has been a Director of Pioneer Group since February 2000. From 1995 to 1998, Mr. Curtin was the Chairman, President and Chief Executive Officer of Aearo Corporation, a provider of personal safety equipment. Prior to 1995, Mr. Curtin was the Executive Vice President and Chief Financial Officer of Cabot Corporation, a global specialty chemicals and materials company. Mr. Curtin serves as a Director of Aearo Corporation, Eastern Enterprises, the parent company of Boston Gas Company, and Imperial Sugar Company, a refined sugar supplier.

     W. REID SANDERS has been a Director of Pioneer Group since February 2000. Prior to retiring in 1999, Mr. Sanders was a Director and Executive Vice President of Southeastern Asset Management, Inc., an investment management firm that he co-founded in 1975. In addition, Mr. Sanders serves as a Trustee of The Hugo Dixon Foundation and Rhodes College, Trustee and member of the Executive Committee of the Dixon Gallery and Gardens and Vice Chairman and member of the Board of Trustees of the Hutchinson School.

     JOHN H. VALENTINE has been a Director of Pioneer Group since 1985. Mr. Valentine is the Vice Chairman of the Board of Directors and Treasurer of Boston Medical Center and serves as the Chairman of the Board of Directors of Cypress Hill Associates, an outpatient addiction treatment facility. He is also Director of Entrepreneurial Management at Boston University Health Policy Institute. From 1980 to 1990, Mr. Valentine was a consultant to T.A. Associates, a manager of venture capital. From 1972 to 1975, Mr. Valentine was a partner of Tucker Anthony & R.L. Day, a member of the New York Stock Exchange. Mr. Valentine also serves as a Director of Visualization Technology, Inc., is a member of the Advisory Committees of the Hurricane Island Outward Bound School and the Thompson Island Outward Bound Education Center and was a Trustee of both institutions.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Harbor Global board of directors intends to establish an audit committee, which will oversee Harbor Global's financial reporting process, including the scope and approach of the annual audit and recommendations of the audit performed by the independent accountants, and consider procedures for internal controls.

COMPENSATION OF DIRECTORS

     Each Harbor Global director will be entitled to receive $20,000 annually as compensation for serving on the Harbor Global board of directors. This annual compensation assumes the board of directors will meet four times annually and may be increased in the event of more frequent meetings. In addition, directors of Harbor Global will be entitled to be reimbursed for out of pocket expenses incurred in connection with attendance at any meeting of the board of directors or any committee meeting of the board of directors.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information concerning the individuals who will serve as executive officers or key employees of Harbor Global following the distribution. Each individual has been elected to the office indicated and serves at the discretion of the Harbor Global board of directors.

NAME                                         AGE                  POSITION
----                                         ---    -------------------------------------
Stephen G. Kasnet..........................  54     President and Chief Executive Officer
Donald H. Hunter...........................  43     Chief Operating Officer and Chief
                                                      Financial Officer
Catherine V. Mannick.......................  45     Senior Vice President and General
                                                      Counsel

     STEPHEN G. KASNET has been the Executive Vice President of Pioneer Group and the President of Pioneer Global Investments, a division of Pioneer Group, since 1998. From 1995 to 1998, Mr. Kasnet was a Vice President of Pioneer Group and has been the President of PREA, LLC since 1996. From 1991 to 1995, Mr. Kasnet served as a Managing Director of First Winthrop Corporation and Winthrop Financial Associates. Mr. Kasnet serves as a Director of PREA, Pioneer Forest, Inc. and Forest-Starma. In addition, Mr. Kasnet serves as Chairman of the Board of Directors of Warren Bancorp and Warren Five Cents Savings Bank and a Director of Bradley Real Estate, Inc.

     DONALD H. HUNTER has been the Senior Vice President and Chief Operating Officer of Pioneer Global Investments, a division of Pioneer Group, since 1998. From 1992 to 1998, Mr. Hunter was the Manager of International Finance. Prior to 1992, Mr. Hunter served in various high-profile finance roles at Pioneer Group and General Electric Company. In addition, Mr. Hunter has served as Chairman of the Audit Committee of Pioneer First Polish Trust Fund Company, Treasurer of Pioneer Forest, Inc. and a director of several international foreign subsidiaries of Pioneer Group.

     CATHERINE V. MANNICK has been Assistant General Counsel of Pioneer Group since 1996 and a Vice President of Pioneer Group since 1998, during which time she has overseen Pioneer Group's Russian legal matters. From 1991 to 1996, Ms. Mannick was Of Counsel at Hale and Dorr LLP in the firm's corporate department. Ms. Mannick is currently a member of the Board of Directors of the U.S.-Russia Chamber of Commerce of Boston.

COMPENSATION OF EXECUTIVE OFFICERS

     Currently, Harbor Global has not paid any compensation to, and no compensation has been earned by, the executive officers of Harbor Global. Although Mr. Kasnet, Mr. Hunter and Ms. Mannick will be executive officers of Harbor Global, Harbor Global will not directly pay compensation to these individuals. Instead, the administration and liquidation agreement between Harbor Global and Calypso Management LLC is expected to provide that, after the distribution date, Harbor Global will pay the operating expenses of Calypso Management, including compensation payable to Mr. Kasnet in the amount of $325,000 as an annual base salary for his services as President and Chief Executive Officer of Harbor Global, and Mr. Hunter in the amount of $250,000 as an annual base salary for his services as Chief Operating Officer and Chief Financial Officer of Harbor Global. In addition, each of Mr. Kasnet and Mr. Hunter are expected to be eligible to receive annual bonus payments of up to 100% of their respective salaries. The annual bonus payments will be based upon the achievement of performance goals which will be established by the Harbor Global board of directors.

     Ms. Mannick will also be compensated by Calypso Management for her services as Senior Vice President and General Counsel to Harbor Global. Ms. Mannick's annual base salary is expected to be $171,000, and she is expected to be eligible to receive an annual bonus payment of 50% of her salary. The funds Calypso Management will use to compensate Ms. Mannick, as well as other employees of Calypso Management, will be included in the operating expenses of Calypso Management payable by Harbor Global under the administration and liquidation agreement. For more information about the administration and liquidation agreement with Calypso Management, see "Certain Relationships and Related Transactions" in this information statement.

     Mr. Hunter and Ms. Mannick have entered into agreements with Pioneer Group which provide for payments of approximately $751,250 and $164,400, respectively, upon termination of their employment with Pioneer Group. Harbor Global has agreed to make these payments to Mr. Hunter and Ms. Mannick immediately following the distribution. Harbor Global will also make severance and retention payments immediately following the distribution to other employees of Calypso Management or subsidiaries of Harbor Global who are currently officers or employees of Pioneer Group or its subsidiaries and who, as a result of the merger, will be entitled to receive severance and retention payments. In addition, Harbor Global will pay a $1.8 million signing and retention bonus to Mr. Kasnet following the second anniversary of the distribution date if Mr. Kasnet has not:

     - voluntarily terminated his employment with either Harbor Global or Calypso Management;

     - committed an act, in connection with the performance of his services with Calypso Management or Harbor Global constituting bad faith, fraud or willful misconduct;

     - willfully failed to carry out a vote of Harbor Global's board of directors which results in material economic harm to Harbor Global; or

     - become disabled.

     Calypso Management will undertake to provide Mr. Kasnet with life insurance in the amount of $1.8 million from the distribution date through the second anniversary of the distribution date, and Harbor Global will reimburse Calypso Management for the cost of this insurance.

     Following the distribution date, Harbor Global will deposit $1.8 million in an escrow account. Mr. Kasnet's $1.8 million signing and retention bonus will be held in the escrow account and be payable to Mr. Kasnet in accordance with the escrow agreement in the circumstances described above.

     Harbor Global expects that these payments, including Mr. Kasnet's $1.8 million signing and retention bonus and the payments to Mr. Hunter and Ms. Mannick described above, will be approximately $3.6 million in the aggregate.

                              BENEFICIAL OWNERSHIP
                    OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     All of the outstanding Harbor Global common shares are currently beneficially owned by Pioneer Group. The following table presents the number of shares of Pioneer Group common stock beneficially owned as of July 31, 2000, unless otherwise indicated, by:

     - each person or entity known by Harbor Global to own more than five percent of Pioneer Group common stock;

     - each director of Pioneer Group and Harbor Global;

     - each of the named executive officers of Pioneer Group and Harbor Global; and

     - all directors and officers of Pioneer Group as a group and all directors and officers of Harbor Global as a group.

The table below also presents the number of shares of Harbor Global that each listed person or entity will own immediately after the distribution, on a pro forma basis, assuming no changes in the ownership of Pioneer Group common stock. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to the shares listed opposite the person's or entity's name.

                                                                                HARBOR GLOBAL
                                            PIONEER GROUP                       PRO FORMA(4)
                              ------------------------------------------   -----------------------
                                              NUMBER OF      PERCENT OF                PERCENT OF
                              NUMBER OF     SHARES SUBJECT   OUTSTANDING   NUMBER OF   OUTSTANDING    NATURE OF
BENEFICIAL OWNER              SHARES(1)     TO OPTIONS(2)     SHARES(3)    SHARES(1)    SHARES(4)    OWNERSHIP(1)
----------------              ---------     --------------   -----------   ---------   -----------   ------------
John F. Cogan, Jr...........  1,969,794         510,000          7.19%      291,958        5.41%         Direct
  The Pioneer Group, Inc.     1,697,708(5)                       6.29%      339,541        6.29%       Indirect
  60 State Street
  Boston, MA 02109
Gabelli Funds, Inc..........  1,857,300(6)                       6.88%      371,460        6.88%       Indirect
  One Corporate Center
  Rye, NY 10580
David D. Tripple............    461,485         292,500          1.69%       33,797           *          Direct
John D. Curtin Jr.+.........         --              --            --            --          --              --
Alyce J. Lee................         --              --            --            --          --              --
W. Reid Sanders+............         --              --            --            --          --              --
Alan J. Strassman...........    120,000         120,000             *            --           *          Direct
Jaskaran S. Teja............     53,636          48,500             *         1,027           *          Direct
John H. Valentine+..........      4,000              --             *           800           *          Direct
Stephen G. Kasnet+..........    159,265         142,500             *         3,353           *          Direct
Alicja K. Malecka...........    135,155         102,500             *         6,531           *          Direct
William H. Smith, Jr........    411,448         240,000          1.52%       34,289           *          Direct

All directors and executive
  officers of Pioneer Group
  as a group (14 persons)...  3,553,171(7)    1,661,000         12.40%      378,434        7.01%         Direct
                              1,697,708(5)(7)                    6.29%      339,541        6.29%       Indirect
Donald H. Hunter+...........      3,661              --             *           732           *          Direct
Catherine V. Mannick+.......      1,473              --             *           294           *          Direct
All directors and officers
  of Harbor Global as a
  group (6 persons).........    168,399         142,500             *         5,179           *          Direct

---------------
 * Denotes ownership of less than 1% of outstanding shares of either Pioneer Group common stock or Harbor Global common shares, as applicable.

 +  Denotes a director or executive officer of Harbor Global.

(1) The inclusion of shares of common stock listed as beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2) Includes options that will be exercisable on the distribution date due to the full acceleration of vesting of these options in connection with the merger.

(3) For purposes of this table, the percentage of outstanding shares of common stock is adjusted for each director and executive officer to include the number of shares of Pioneer Group common stock into which the listed options held by such director or executive officer will be exercisable.

(4) The Harbor Global pro forma ownership calculations assume that directors or officers will not exercise any of their currently exercisable options prior to closing the merger, and therefore, that these persons will not receive Harbor Global common shares for the shares of Pioneer Group common stock underlying their options.

(5) Includes 1,167,410 shares of Pioneer Group common stock held by family trusts of which Mr. Cogan is the sole trustee and with respect to which he has sole voting and investment power; an aggregate of 74,340 shares of Pioneer Group common stock held in trusts with respect to which Mr. Cogan may be deemed to be a beneficial owner by reason of his position as a trustee and/or his interests as beneficiary, over which shares Mr. Cogan exercises shared voting and investment power; and 35,958 shares of Pioneer Group common stock held for the benefit of Mr. Cogan in Pioneer Group's deferred compensation plan, over which shares Mr. Cogan exercises no voting power and sole investment power. Also includes, 420,000 shares of Pioneer Group common stock held by a foundation of which Mr. Cogan is a trustee. Mr. Cogan disclaims beneficial ownership of such shares and has no voting or investment power with respect to such shares.

(6) Consists of shares of Pioneer Group common stock held by a variety of investment advisory and investment company clients, over which shares Gabelli Funds, Inc., Gabelli Asset Management, Inc. or one of their affiliates exercises sole voting authority and sole investment power. This information is based solely on information provided by Gabelli Funds, Inc. in Amendment No. 13 to Schedule 13D dated June 16, 2000, with respect to shares held on June 14, 2000.

(7) Of the shares beneficially owned by the directors and executive officers of Pioneer Group as a group, an aggregate of 3,917,375 shares are subject to a voting agreement that Mr. Cogan, Mr. Tripple, Robert P. Nault and Eric W. Reckard entered into in connection with the merger agreement and pursuant to which each agreed to vote his shares in favor of the merger agreement and the merger.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The businesses that Harbor Global will conduct have engaged in transactions with Pioneer Group in the past, some of which included various types of financial support by Pioneer Group. These transactions were often on terms more favorable to the businesses conducted by Harbor Global than would otherwise have been attainable in similar transactions with unaffiliated third parties. Following the distribution, Harbor Global will continue to have a relationship with Pioneer Group only as a result of the distribution agreement and the tax separation agreement entered into in connection with the distribution. The transactions contemplated between Harbor Global and Pioneer Group by the distribution agreement and the tax separation agreement are described in "The Distribution" in this information statement. In addition, Harbor Global and Pioneer Group may enter into an agreement under which Pioneer Group may agree to provide corporate administrative, information and technology and other support to Harbor Global for a limited transition period.

     Other than as contemplated by the distribution agreement and tax separation agreement, following the distribution, Harbor Global and Pioneer Group will not have any material contractual or other material relationships with each other, and transactions between Harbor Global and Pioneer Group will be conducted on an arms-length basis.

     Harbor Global is expected to enter into an administration and liquidation agreement with Calypso Management LLC pursuant to which Calypso Management will manage the liquidation of Harbor Global and operate Harbor Global's assets pending their liquidation. Calypso Management LLC is owned and operated by Mr. Kasnet and Mr. Hunter. Mr. Kasnet is the President and Chief Executive Officer and Mr. Hunter is the Chief Operating Officer and Chief Financial Officer of Calypso Management. Calypso Management will perform its services pursuant to operating plans and budgets approved by the Harbor Global board of directors in accordance with the administration and liquidation agreement. In addition, key employees of Calypso Management will perform their services as officers of Harbor Global under the supervision of the Harbor Global board of directors.

     The administration and liquidation agreement is expected to provide that Harbor Global will pay the operating expenses of Calypso Management incurred in connection with the provision of services to Harbor Global. These operating expenses are expected to include annual salaries for Mr. Kasnet and Mr. Hunter of $325,000 and $250,000, respectively, plus annual bonuses of up to 100% of such base salary, depending upon the achievement of performance goals to be established by the Harbor Global board of directors. The operating expenses are also expected to include the annual salaries of Ms. Mannick and other employees of Calypso Management. Calypso Management will provide the services of Mr. Kasnet, Mr. Hunter and Ms. Mannick and other employees to act as officers and employees of Harbor Global. The provision of services to Harbor Global by Calypso Management, Mr. Kasnet and Mr. Hunter will be exclusive, and Calypso Management, Mr. Kasnet and Mr. Hunter will not render services to other persons or entities without the prior written consent of the Harbor Global board of directors.

     As compensation for its provision of services to Harbor Global, Calypso Management is expected to receive a portion of the net proceeds distributed from the liquidation of Harbor Global's assets, generally according to the following schedule:

     - with respect to the first $36 million in net proceeds available for distribution, Calypso Management shall receive a payment equal to 10% of such net proceeds;

     - with respect to the next $72 million in net proceeds available for distribution, Calypso Management shall receive a payment equal to 7.5% of such net proceeds; and

     - with respect to any additional net proceeds, Calypso Management shall receive a payment equal to 10% of such net proceeds.

Net proceeds will not include any unexpended portion of the $22.6 million contributed by Pioneer Group to Harbor Global. In addition, the proceeds received by Pioneer Goldfields II in connection with the sale of its Ghanaian gold mine to Ashanti will not be subject to the preceding schedule. Instead, Calypso Management will receive only 5% of the Ashanti proceeds that are distributed, if any. Any portion of the net proceeds from the liquidation of Harbor Global's assets prior to the second anniversary of the distribution date to which Calypso Management is entitled will be aggregated and paid to Calypso Management on the second anniversary of the distribution date.

     The administration and liquidation agreement is expected to have a term ending upon the liquidation of Harbor Global, but may be terminated by either Calypso Management or Harbor Global upon 120 days prior written notice to the other following the second anniversary of the distribution date. If Harbor Global elects to terminate the agreement in accordance with the preceding sentence, Mr. Kasnet may commit, in a manner reasonably satisfactory to the Harbor Global board of directors, to continue his employment with Harbor Global pursuant to the administration and liquidation agreement and with Calypso Management pursuant to his employment agreement (which is described below) for an additional minimum period of one year, or a longer period as determined by Mr. Kasnet and the Harbor Global board of directors. In addition, Harbor Global may terminate the agreement in the event of:

     - Mr. Kasnet's death or disability or other termination of his employment with Calypso Management;

     - an uncured failure by Calypso Management to follow a reasonable direction of the Harbor Global board of directors;

     - a material breach by Mr. Kasnet of his employment agreement with Calypso Management; or

     - an act by Calypso Management in connection with its services to Harbor Global constituting bad faith, fraud or willful misconduct.

     Calypso Management will not be entitled to the payments described above following a termination of the agreement. However, in the event of Mr. Kasnet's death or disability prior to the second anniversary of the distribution date, Calypso Management will remain entitled to receive its deferred allocation of any net proceeds distributed prior to such event. As part of the administration and liquidation agreement, Calypso Management will agree to customary confidentiality and noncompetition covenants with respect to Harbor Global.

     In addition, under the administration and liquidation agreement Harbor Global is obligated to pay a $1.8 million signing and retention bonus to Mr. Kasnet following the second anniversary of the distribution date if Mr. Kasnet has not:

     - voluntarily terminated his employment with either Harbor Global or Calypso Management;

     - committed an act, in connection with the performance of his services with Calypso Management or Harbor Global constituting bad faith, fraud or willful misconduct;

     - willfully failed to carry out a vote of Harbor Global's board of directors which results in material economic harm to Harbor Global; or

     - become disabled.

     Calypso Management will undertake to provide Mr. Kasnet with life insurance in the amount of $1.8 million from the distribution date through the second anniversary of the distribution date, and Harbor Global will reimburse Calypso Management for the cost of this insurance.

     Following the distribution date, Harbor Global will deposit $1.8 million in an escrow account. Mr. Kasnet's $1.8 million signing and retention bonus will be held in the escrow account and be payable to Mr. Kasnet in accordance with the escrow agreement as described above.

     Mr. Kasnet and Mr. Hunter are each expected to enter into employment agreements with Calypso Management. The employment agreements will provide for salaries and bonuses as described above in connection with the administration and liquidation agreement. Mr. Kasnet's employment agreement is expected to have a term ending upon the liquidation of Harbor Global, but may be terminated by Mr. Kasnet upon 120 days prior written notice to Calypso Management and Harbor Global following the second anniversary of the distribution date. The employment agreement is expected to provide that Mr. Kasnet will be entitled to receive 50% of the amounts paid by Harbor Global to Calypso Management from the liquidation of Harbor Global's assets. If Mr. Kasnet is paid the $1.8 million signing and retention bonus as described above, his allocation percentage will be reduced to 33 1/3% of amounts paid by Harbor Global to Calypso Management with respect to distributions of more than $36 million in the aggregate and less than $108 million in the aggregate. Calypso Management, at the direction of the Harbor Global board of directors, may terminate Mr. Kasnet in the event he:

     - materially breaches the employment agreement or the administration and liquidation agreement;

     - is convicted of a felony;

     - fails to follow a reasonable direction of the Harbor Global board of directors; or

     - becomes disabled.

     Mr. Hunter's employment agreement is expected to provide that Mr. Hunter's employment with Calypso Management will be at will, subject to termination by either Calypso Management or Mr. Hunter upon 60 days prior written notice. If Calypso Management terminates Mr. Hunter other than for cause prior to the second anniversary of the distribution date, Calypso Management will be obligated to pay Mr. Hunter $300,000. The employment agreement is also expected to provide that Mr. Hunter will be entitled to receive 30% of the amounts paid by Harbor Global to Calypso Management from the liquidation of Harbor Global's assets. If Mr. Hunter remains employed by Calypso Management on the second anniversary of the distribution date, Calypso Management is obligated to pay Mr. Hunter a retention payment of $300,000, which amount will be reduced dollar for dollar by any deferred amounts payable to him on that date from the liquidation of Harbor Global's assets.

                   DESCRIPTION OF HARBOR GLOBAL SHARE CAPITAL

     Your rights as a holder of Harbor Global common shares will be governed by Bermuda law and Harbor Global's memorandum of association and bye-laws. The following is a summary of certain provisions of Bermuda law and Harbor Global's memorandum of association and bye-laws. This summary may not contain all of the information that may be important to you. You should carefully read the memorandum of association and bye-laws of Harbor Global, copies of which have been filed with the Securities and Exchange Commission as exhibits to Harbor Global's registration statement on Form 10, of which this information statement is a part. For information on how you may obtain a copy of Harbor Global's memorandum of association and bye-laws, see "Where You Can Find Additional Information" in this information statement.

     Under Harbor Global's memorandum of association, Harbor Global's authorized share capital consists of 12,000,000 common shares, par value $.01 per share, and 1,000,000 preferred shares, par value $.01 per share. Pioneer Group currently owns 1,200,000 Harbor Global common shares. No Harbor Global preferred shares have been issued. Prior to the distribution, Harbor Global will effect a four-for-one stock split of its common shares and Pioneer Group will purchase enough additional Harbor Global common shares so that it may distribute one Harbor Global common share for every five shares of Pioneer Group common stock held by you immediately before closing the merger. After giving effect to the four-for-one stock split, Harbor Global's authorized common share capital will consist of 48,000,000 common shares, par value $.0025, of which Pioneer Group will own 4,800,000 shares. Based on the number of shares of Pioneer Group common stock outstanding on July 31, 2000, immediately following the distribution approximately 5,397,918 million Harbor Global common shares will be outstanding. This amount may increase prior to the distribution date due to the issuance of shares of Pioneer Group common stock upon the exercise of outstanding options. All of the Harbor Global common shares to be distributed to you in the distribution will be fully paid and nonassessable.

COMMON SHARES

     Each outstanding Harbor Global common share is entitled to one vote on all matters submitted to a vote of Harbor Global shareholders, including the election of directors. There are no cumulative voting rights. As a holder of Harbor Global common shares you are entitled to receive dividends if, when and as declared by the board of directors out of assets legally available for the payment of dividends. In the event of a liquidation, dissolution, or winding up of Harbor Global, Harbor Global's assets will be distributed pro rata among the holders of Harbor Global common shares after satisfaction in full of its debts and liabilities. The holders of Harbor Global common shares have no preemptive, redemption, conversion or subscription rights and there are no sinking fund provisions. The rights, powers, preferences and privileges of holders of Harbor Global common shares are subject to, and may be impaired by, the rights of any preferred shares that Harbor Global may designate and issue in the future.

PREFERRED SHARES

     Under Harbor Global's bye-laws, the Harbor Global board of directors is authorized, without further shareholder approval, to issue an aggregate of 1,000,000 preferred shares in one or more classes or series and to fix the voting powers, if any, and the preferences, privileges and restrictions of the preferred shares, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices and liquidation preferences of any class or series of preferred shares. Although the board of directors does not presently intend to do so, it could issue preferred shares with rights that could adversely affect the voting power and other rights of holders of Harbor Global common shares without obtaining the approval of its shareholders. In addition, the issuance of preferred shares could delay or prevent a change in control of Harbor Global without further action by its shareholders.

BERMUDA LAW AND ADDITIONAL PROVISIONS OF HARBOR GLOBAL'S MEMORANDUM OF ASSOCIATION AND BYE-LAWS

     Meetings of Shareholders. Under Bermuda law, a company is required to convene at least one general shareholders' meeting per calendar year. Bermuda law provides that a special general meeting must be convened by the board of directors upon the request of shareholders holding not less than 10% of the paid-up capital of the company having the right to vote. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting. Harbor Global's bye-laws provide that the accidental omission of notice to any person does not invalidate the proceedings at the meeting. Harbor Global's bye-laws require that at least five days' advance notice of an annual general meeting or a special general meeting be given to each shareholder.

     Shareholder Action. Under Bermuda law, the number of shareholders constituting a quorum at any general meeting of shareholders is determined by the bye-laws of the company. Harbor Global's bye-laws provide that a minimum of two persons present in person and representing in person or by proxy in excess of 50% of the total issued voting shares of Harbor Global constitutes a quorum. Any action to be taken by Harbor Global shareholders at a general meeting or special general meeting may be taken by unanimous written consent of the shareholders without a meeting and without previous notice being given.

     Election or Removal of Directors. Under Harbor Global's bye-laws, the initial directors are elected for a term expiring at the annual general meeting immediately following the fifth anniversary of the date of the distribution of Harbor Global common shares to Pioneer Group stockholders or until their successors are elected or appointed, unless they resign or are earlier removed. Subsequent directors are elected at the annual general meeting for a term of three years or until their successors are elected or appointed, unless they resign or are earlier removed.

     Harbor Global's bye-laws provide that a director may only be removed for cause at a special general meeting of shareholders specifically called for that purpose. The director whose removal is sought must be served with at least 14 days' notice of the meeting, and the director has a right to be heard at the meeting. Any vacancy created by the removal of a director at a special general meeting may be filled by the shareholders and, in the absence of an election or appointment by the shareholders, by the board.

     Advance Notice Requirements for Shareholder Nominations and
Proposals. Under Harbor Global's bye-laws, a shareholder seeking (1) to bring business before an annual general meeting or special general meeting or (2) to nominate candidates for election as directors must provide Harbor Global with timely written notice of the nomination or proposal. To be timely, notice in connection with a special meeting must be received by Harbor Global not less than 60 nor more than 90 days before the meeting, and notice before an annual general meeting must be received by Harbor Global not less than 60 nor more than 90 days before the anniversary date of the prior year's annual general meeting, excluding, in each case, the meeting date and the date the notice is received by Harbor Global. The notice must contain the name and business background of the person to be nominated as director and all material information on any proposal and any additional information the board of directors may specify from time to time.

     Shareholder Proposals. Under The Companies Act 1981 of Bermuda, Harbor Global must circulate notice of a properly supported shareholder requisition proposing a resolution to be passed on at the next annual general meeting of the company, together with a statement of up to 1,000 words in response to the proposed resolution. The resolution must be supported by the lesser of 100 shareholders or shareholders representing 5% of the total voting power eligible to vote at the meeting at which the resolution is proposed to be passed. Unless Harbor Global determines otherwise, the resolution and notice will be circulated at the expense of the shareholders making the requisition. The requisition proposing a resolution must be deposited at the registered office of the company not less than six weeks before the annual general meeting.

     Access to Books and Records and Dissemination of Information. Members of the general public have the right to inspect the public documents of a Bermuda company which are available at the office of the Registrar of Companies in Bermuda. These documents include:

     - Harbor Global's memorandum of association; and

     - any amendment of Harbor Global's memorandum of association.

     In addition, under Bermuda law Harbor Global's shareholders have the right to inspect:

     - Harbor Global's bye-laws;

     - minutes of Harbor Global's general meetings; and

     - audited financial statements of Harbor Global, which must be presented to shareholders at the annual general meeting.

     Additionally, Harbor Global's register of shareholders is open to inspection by its shareholders free of charge and to members of the general public upon the payment of a fee. Harbor Global is required to maintain its share register in Bermuda. Harbor Global is required to keep at its registered office a register of its directors and officers which is open for inspection for not less than two hours each day by members of the public without charge. Other than as described above, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

     Amendment of Memorandum of Association and Bye-laws. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders after due notice has been given. An amendment to the objects set out in Harbor Global's memorandum of association may require the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Under Bermuda law, the directors may amend the bye-laws with the approval of the shareholders representing a majority of Harbor Global's outstanding voting shares at a general meeting.

     Under Bermuda law, the holders of at least 20% of any class of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment to the company's memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda courts. An application for annulment of any amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum is passed and may be made on behalf of the persons entitled to make the application by one or more of shareholders as they may appoint in writing for that purpose. Persons voting in favor of an amendment may not make an application for its annulment.

     Duties of Directors and Officers. The Companies Act 1981 imposes a duty to act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances upon each director and officer of a Bermuda company. A Bermuda court is unlikely to interfere with decision of directors unless one of these two duties is breached. The court must find that the director acted in bad faith or that no reasonable board of directors could have come to the decision that was reached.

     Interested Directors. Harbor Global's bye-laws provide that any director, or a firm, partner or company associated with a director, may act in a professional capacity for Harbor Global, and will be entitled to remuneration for those services. However, a director or a firm, partner or company associated with a director, may not act as auditor of Harbor Global's accounts.

     The bye-laws also provide that a director who has a direct or indirect material interest, in a contract or other arrangement with Harbor Global must disclose the nature of his or her interest as required by the Companies Act. Following this disclosure, unless the chairman of the board of directors disqualifies the interested director, the interested director may be counted in the quorum and vote in respect of any contract or other arrangement in which he or she is interested and will not be liable for any profit realized in connection with the contract or other arrangement.

     Appraisal Rights and Shareholder Suits. Under Bermuda law, in the event of a consolidation, amalgamation or merger with one or more companies, if a shareholder is not satisfied that fair value has been offered for his or her shares, he or she may apply to the Bermuda courts to appraise the fair value of the shares.

     Except as described below, class actions and derivative actions against a Bermuda company are not available to shareholders under Bermuda law. Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of a company to remedy a wrong done to the company where the act complained of is alleged to be an act that cannot be confirmed by a majority of shareholders because the act:

     - is beyond the corporate power of the company;

     - is illegal;

     - is a fraud on the minority shareholders and the wrongdoers are in control of the company; or

     - infringes personal rights of an individual shareholder.

     When the affairs of a company are being conducted in a manner oppressive or prejudicial to the interests of one or more of the shareholders, a shareholder may apply to the Bermuda courts for an order to regulate the company's conduct of affairs in the future or order the purchase of the shares held by the shareholder by other shareholders or by the company.

     Mergers and Similar Arrangements. Harbor Global may acquire the business of another Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carry on the acquired company's business when it is within the corporate powers specified in its memorandum of association. Harbor Global may also consolidate, amalgamate or merge with another Bermuda company or with a body incorporated outside Bermuda upon the approval of the board of directors and the holders of a majority of the outstanding shares of the company, including any shares that would otherwise be non-voting shares.

     Takeovers. Bermuda law provides that where an offer is made for shares of another company and within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept the offer, the offeror may give notice to the non-tendering shareholders requiring them to transfer their shares to the offeror on the same terms as the initial offer. Dissenting shareholders may object to the transfer by applying to the Bermuda courts for relief within one month of the offeror's notice. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which a Bermuda court will be unlikely to do unless there is evidence of fraud, bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing minority shareholders out of the company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Harbor Global's bye-laws provide that it will indemnify its directors, officers and any liquidator or trustee acting in relation to any of Harbor Global's affairs, including the heirs, executors or administrators of these indemnified persons, from all expenses incurred as a result of any act done, concurred in or omitted in execution of their duty, so long as the action or inaction does not involve fraud or dishonesty. In addition, Harbor Global's bye-laws also provide that each shareholder agrees to waive any claim or right of action, whether individually or by right of Harbor Global, against any director or officer as a result of any action taken or omitted in execution of his or her duty, so long as the action or inaction does not involve fraud or dishonesty or the recovery of any gain, personal profit or advantage to which the director or officer is not legally entitled.

     Currently, there is no pending litigation or proceeding involving any director, officer, liquidator or trustee of Harbor Global in which indemnification will be required or permitted. Harbor Global is not aware of any threatened or pending litigation or proceeding which may result in a claim for indemnification.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Harbor Global's common shares is EquiServe Limited Partnership.

MATERIAL FOREIGN ISSUER CONSIDERATIONS

     Foreign Exchange Control Regulations. Harbor Global has obtained the permission of the Bermuda Monetary Authority for the distribution of its common shares to you and has been designated by the Bermuda Monetary Authority as a non-resident exempted company for exchange control purposes. As such, Harbor Global is exempted from the provisions of Bermuda law that require at least 60% of a Bermuda company's equity to be owned by Bermudians. This designation allows Harbor Global to engage in transactions, or to pay dividends to non-residents of Bermuda who are holders of Harbor Global common shares in currencies other than the Bermuda Dollar.

     The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of shares after the completion of distribution to or by non-resident persons may take place without specific consent under the Exchange Control Act 1972. The issuance or transfer of shares involving any person regarded as resident in Bermuda for exchange control purposes requires specific prior approval of the Bermuda Monetary Authority under the Exchange Control Act 1972.

     Harbor Global shareholders who are not Bermuda residents are not restricted in the exercise of the rights to hold or vote their shares. Because Harbor Global has been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of Harbor Global common shares, as long as the transactions are not effected in the Bermuda Dollar.

     Under Bermuda law, registration of share ownership is only required to be in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), the register may, at the request of the applicant, record the capacity in which the applicant is acting, but Harbor Global is not bound to investigate or incur any responsibility in respect of the proper administration of the trust. Harbor Global will take no notice of any trust applicable to any of its shares whether or not it has notice of the trust.

     As an exempted company, Harbor Global may not participate in certain business transactions, including:

     - acquiring or leasing land in Bermuda, except as required for Harbor Global's business and then for a term of not more than 50 years, without the express authorization of the Bermuda legislature;

     - taking mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Bermuda Minister of Finance;

     - the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities; or

     - carrying on business of any kind in Bermuda, except in furtherance of Harbor Global's business carried on outside Bermuda or under a license granted by the Bermuda Minister of Finance.

     The Bermuda government actively encourages foreign investment in exempted entities which, like Harbor Global, are based in Bermuda but do not operate in competition with local business.

     Reciprocal Recognition and Enforcement of Civil Judgements. Harbor Global has been advised by its legal counsel in Bermuda that the United States and Bermuda currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. A final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal securities laws, would therefore not be automatically enforceable in Bermuda.

     Nevertheless, a final and conclusive judgment obtained in a state court or federal court of the United States based upon a contractual obligation under which a sum of money is payable could be enforced by an action in the Supreme Court of Bermuda, without reexamination of the merits, under the common law doctrine of obligation. A final opinion as to the availability of this remedy could only be given when the facts surrounding the judgment were known but, generally, based on advise from its legal counsel in Bermuda, Harbor Global would expect an application to be successful if the judgment:

     - was final and conclusive;

     - was not obtained by fraud;

     - was not, and its enforcement would not be, contrary to the public policy of Bermuda;

     - was not obtained in circumstances where the proceedings were contrary to the rules of natural justice;

     - complied with procedures under Bermuda law for its enforcement; and

     - no new evidence is submitted to the Bermuda courts.

     A Bermuda court may impose civil liability on Harbor Global or its directors or officers in a suit brought in the Supreme Court of Bermuda against Harbor Global or those persons with respect to a violation of United States securities if the facts surrounding the violation would constitute or give rise to a cause of action under Bermuda law.

     Bermuda Taxation. Under current Bermuda law, there is no Bermuda income tax, withholding tax, capital gains tax or capital transfer tax levied on Harbor Global or its shareholders. The United States and Bermuda do not currently have a reciprocal treaty regarding withholding taxes that is applicable to Harbor Global.

     Harbor Global, Harbor Global II and HGC have each received a written assurance from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act, 1966, as amended, that, in the event any legislation imposing tax computed on profits or income, or on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax is enacted in Bermuda, the tax will not be applicable to Harbor Global or any of its operations, or to the shares, debentures or other obligations of Harbor Global until 2016, except insofar as the tax is applied to Bermuda residents holding shares, debentures or other obligations of Harbor Global or to any Bermuda land leased by Harbor Global. HGCL will apply for, and is expected to receive, a similar written assurance.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     Harbor Global has filed with the Securities and Exchange Commission a registration statement on Form 10 under the Securities Exchange Act of 1934 with respect to the Harbor Global common shares to be distributed to you. This information statement, which is a part of the registration statement on Form 10, does not contain all of the information in the registration statement or the exhibits and schedules which are part of the registration statement.

     For further information about Harbor Global and the Harbor Global common shares to be distributed to you, please refer to the registration statement and the exhibits and schedules which are part of the registration statement. Statements in this information statement regarding the contents of any contract or any other document to which Harbor Global refers are not necessarily complete, and in each instance where a copy of the contract or other document has been filed as an exhibit to the registration statement, Harbor Global refers to the filed copy. Each statement in this information statement regarding the contents of the referenced contract or other document is qualified in all respects by the filed copy.

     You may read a copy of the registration statement on Form 10, or any contract or other document filed as an exhibit to the registration statement or any other information from our Securities and Exchange Commission filings at the following public reference rooms maintained by the Securities and Exchange
Commission:

Public Reference Room 1024         Citicorp Center                    7 World Trade Center
Judiciary Plaza                    500 West Madison Street            Suite 1300
450 Fifth Street, N.W.             Suite 1400                         New York, NY 10048
Washington, D.C. 20549             Chicago, IL 60661

     In addition, you can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at the address listed above. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Harbor Global's Securities and Exchange Commission filings are also available to you on the Securities and Exchange Commission Web site (http://www.sec.gov).

     As a result of registering Harbor Global's common shares with the Securities and Exchange Commission, Harbor Global will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, including annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information, proxy statements and other information with the Securities and Exchange Commission. You may request copies of or view Harbor Global's future periodic reports filed with the Securities and Exchange Commission as described above.

                           HARBOR GLOBAL COMPANY LTD.
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................   F-2
Consolidated Statements of Operations.......................   F-3
Consolidated Balance Sheets.................................   F-4
Consolidated Statements of Changes in Net Parent Company
  Investment (Deficit)......................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7
Unaudited Consolidated Interim Statements of Operations.....  F-22
Unaudited Consolidated Interim Balance Sheet................  F-23
Unaudited Consolidated Statements of Interim Cash Flows.....  F-24
Unaudited Notes to Consolidated Interim Financial
  Statements................................................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


     We have audited the accompanying consolidated balance sheets of Harbor Global Company Ltd. (a Bermuda limited duration company) as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in net parent company investment (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbor Global Company Ltd. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2 to the consolidated financial statements, effective January 1, 1999, the Company changed its method of accounting for start-up costs.


Boston, Massachusetts             /s/ Arthur Andersen LLP


June 9, 2000


(except with respect to the matters


  discussed in Note 14, as to which


  the date is August 21, 2000)

                           HARBOR GLOBAL COMPANY LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                 1999           1998           1997
                                                              -----------    -----------    ----------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues:
  Timber Sales..............................................   $ 14,383       $ 10,450       $11,879
  Real Estate Rental Revenue................................      9,495          8,589         7,013
  Other.....................................................      4,229          2,421         2,024
                                                               --------       --------       -------
          Total Revenues....................................     28,107         21,460        20,916
Operating Expenses:
  Timber Cost of Goods Sold.................................    (15,252)       (18,918)      (13,469)
  Salary and Benefit Expenses...............................     (6,052)        (6,882)       (6,048)
  Facility Expenses.........................................     (1,489)        (2,620)       (1,775)
  Building and Property Management Expenses.................     (2,350)        (4,965)       (3,958)
  Other Expenses............................................     (5,461)       (18,686)       (8,585)
  Write-down of Natural Resource Projects...................       (685)        (6,103)           --
  Reduction in the Carrying Value of Timber Assets..........    (15,300)            --            --
  Allocation of Corporate Costs.............................    (11,431)        (9,957)       (7,464)
                                                               --------       --------       -------
          Total Operating Expenses..........................    (58,020)       (68,131)      (41,299)
                                                               --------       --------       -------
          Operating Loss....................................    (29,913)       (46,671)      (20,383)
Other Income (Expense):
  Unrealized and Realized Gains (Losses) on Securities......      2,095        (11,255)        9,551
  Interest Expense..........................................       (593)          (734)         (853)
                                                               --------       --------       -------
          Total Other Income (Expense)......................      1,502        (11,989)        8,698
          Loss from Continuing Operations before Provision
            for Income Taxes and Minority Interest..........    (28,411)       (58,660)      (11,685)
Provision for Income Taxes..................................     (1,438)          (183)       (1,517)
                                                               --------       --------       -------
          Loss from Continuing Operations before Minority
            Interest........................................    (29,849)       (58,843)      (13,202)
Minority Interest (Expense) Income..........................     (1,438)        13,456          (432)
                                                               --------       --------       -------
          Net Loss from Continuing Operations before
            Cumulative Effect of a Change in Accounting
            Principle.......................................    (31,287)       (45,387)      (13,634)
Net (Loss) Income from Discontinued Operations..............     (1,413)       (10,142)        6,015
Cumulative Effect of Change in Accounting Principle.........    (11,371)            --            --
                                                               --------       --------       -------
          Net Loss..........................................   $(44,071)      $(55,529)      $(7,619)
                                                               ========       ========       =======
Basic and Diluted Net Loss Per Share........................   $  (8.16)      $ (10.29)      $ (1.41)
                                                               ========       ========       =======
Weighted Average Shares Outstanding.........................      5,398          5,398         5,398
                                                               ========       ========       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                                                1999        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
ASSETS
Cash and Cash Equivalents...................................  $  5,177    $  5,473
Restricted Cash.............................................       880       1,513
Timber Inventory............................................     2,482       3,585
Other Current Assets........................................     3,938       5,592
Net Current Assets of Discontinued Operations...............     6,004       4,793
                                                              --------    --------
          Total Current Assets..............................    18,481      20,956
Deferred Development Costs..................................        --      19,561
Goodwill....................................................     1,524       1,810
Venture Capital Investments.................................    51,093      50,085
Long-term Investments.......................................     6,712       7,006
Building....................................................    24,559      24,700
Timber Equipment............................................    12,566      18,800
Other Long-term Assets......................................     2,687       4,876
Net Noncurrent Assets of Discontinued Operations............     1,329         834
                                                              --------    --------
          Total Assets......................................  $118,951    $148,628
                                                              ========    ========
LIABILITIES AND PARENT COMPANY DEFICIT
Accounts Payable............................................  $  2,628    $  3,194
Accrued Expenses............................................     5,902      13,816
Current Portion of Notes Payable............................     1,240       1,696
                                                              --------    --------
          Total Current Liabilities.........................     9,770      18,706
Amounts Due to Affiliates...................................   102,019      93,994
Notes Payable, Net of Current Portion.......................     3,720       4,960
                                                              --------    --------
          Total Liabilities.................................   115,509     117,660
Minority Interest...........................................    61,632      59,720
Parent Company Deficit......................................   (58,190)    (28,752)
                                                              --------    --------
          Total Liabilities and Parent Company Deficit......  $118,951    $148,628
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

 CONSOLIDATED STATEMENTS OF CHANGES IN NET PARENT COMPANY INVESTMENT (DEFICIT)
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                              (IN THOUSANDS)
Balance, December 31, 1996..................................     $  9,128
(Deduct) Add:
  Net Loss..................................................       (7,619)
  Net Parent Company Investment.............................        5,579
                                                                 --------
Balance, December 31, 1997..................................        7,088
(Deduct) Add:
  Net Loss..................................................      (55,529)
  Net Parent Company Investment.............................       19,689
                                                                 --------
Balance, December 31, 1998..................................      (28,752)
(Deduct) Add:
  Net Loss..................................................      (44,071)
  Net Parent Company Investment.............................       14,633
                                                                 --------
Balance, December 31, 1999..................................     $(58,190)
                                                                 ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                                                                1999        1998        1997
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Loss..................................................  $(44,071)   $(55,529)   $ (7,619)
  Net Loss of Discontinued Operations.......................    (1,413)    (10,142)      6,015
  Cumulative Effect of Change in Accounting Principle.......   (11,371)         --          --
                                                              --------    --------    --------
        Net Loss from Continuing Operations.................   (31,287)    (45,387)    (13,634)
  Adjustments to Reconcile Net Loss to Net Cash Used in
    Operating Activities --
    Bad Debt Expense........................................        --       2,559         651
    Depreciation and Amortization...........................     4,272       7,543       4,508
    Write-down of Natural Resource Projects.................       685       6,103          --
    Reduction in the Carrying Value of Timber Assets........    15,300          --          --
    Unrealized and Realized (Gains) Losses on Venture
      Capital, Marketable Securities, and Long-term
      Investments, Net......................................    (2,095)     11,665      (9,551)
    Provision on Other Investments..........................        81         420         962
    Minority Interest.......................................     1,438     (13,456)        432
  Changes in Operating Assets and Liabilities --
    Timber Inventory........................................     1,103       2,312      (4,491)
    Other Current Assets....................................     1,655       2,937       5,734
    Other Long-term Assets..................................     1,099      (1,336)     (8,589)
    Accrued Expenses and Accounts Payable...................    (8,513)      5,677       4,631
                                                              --------    --------    --------
        Total Adjustments and Changes in Operating Assets
          and Liabilities...................................    15,025      24,424      (5,713)
                                                              --------    --------    --------
        Net Cash Used in Continuing Operating Activities....   (16,262)    (20,963)    (19,347)
                                                              --------    --------    --------
        Net Cash (Used in) Provided by Discontinued
          Operations........................................    (3,119)     (6,976)      1,277
                                                              --------    --------    --------
Cash Flows from Investing Activities:
  Building..................................................      (556)       (832)     (2,865)
  Purchase of Long-term Venture Capital Investments.........      (201)    (29,652)    (14,889)
  Proceeds from Sale of Long-term Venture Capital
    Investments.............................................     1,003         492          --
  Deferred Timber Development Costs.........................      (695)         --        (354)
  Purchase of Timber Equipment..............................    (3,127)     (4,988)     (5,206)
  Purchase of Long-term Investments.........................      (189)     (2,245)     (4,026)
  Proceeds from Sale of Long-term Investments...............       768       5,007      13,884
                                                              --------    --------    --------
        Net Cash Used in Investing Activities...............    (2,997)    (32,218)    (13,456)
                                                              --------    --------    --------
Cash Flows from Financing Activities:
  Capital Contributions.....................................    14,633      19,689       5,579
  Due to Affiliates, Net....................................     8,025      18,579       4,667
  Amounts Invested by Limited Partners of Venture Capital
    Subsidiary..............................................       475      27,169      24,004
  Repayment of Short-term Borrowings........................        --        (738)        741
  Repayments of Notes Payable...............................    (1,696)     (4,680)     (3,968)
  Borrowing of Notes Payable................................        --          --       2,625
  Reclassification of Restricted Cash.......................       633          39      (1,552)
                                                              --------    --------    --------
        Net Cash Provided by Financing Activities...........    22,070      60,058      32,096
                                                              --------    --------    --------
Effect of Foreign Currency Exchange Rate Changes on Cash and
  Cash Equivalents..........................................        12        (104)        (11)
Net (Decrease) Increase in Cash and Cash Equivalents........      (296)       (203)        559
                                                              --------    --------    --------
Cash and Cash Equivalents, Beginning of Period..............     5,473       5,676       5,117
                                                              --------    --------    --------
Cash and Cash Equivalents, End of Period....................  $  5,177    $  5,473    $  5,676
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1999

(1) BACKGROUND AND BASIS OF PRESENTATION

BACKGROUND

     On May 14, 2000, The Pioneer Group, Inc. (Pioneer) entered into a merger agreement with UniCredito Italiano S.p.A., an Italian Corporation (UniCredito) under which a wholly owned subsidiary of UniCredito will merge with and into Pioneer, with Pioneer surviving the merger as a wholly owned subsidiary of UniCredito. As a condition to closing the merger, Pioneer has agreed to transfer some of its assets to Harbor Global Company Ltd. (the Separation), a newly formed wholly owned Bermuda limited duration company (the Company), and, before closing the merger, to distribute all the outstanding common shares of the Company to stockholders of Pioneer (the Distribution).

     At the time of the Distribution, the Company's assets will primarily consist of: real estate management and investment management operations in Russia; Polish and Eastern European venture capital investment and management operations; Polish real estate management operations; timber harvesting and sales in Russia; gold exploration operations in Russia; approximately $30 million in cash, of which $5 million is restricted to satisfy liabilities associated with Pioneer's former gold mining operations; approximately $3.6 million of liabilities related to certain compensation liabilities payable to current employees of Pioneer who will become employees of Harbor Global or Calypso Management; and a non-interest-bearing promissory note with a face value of $13.8 million, payable to Pioneer Goldfields II, a wholly owned subsidiary of the Company.

     The Russian real estate and investment management operations consist of an 81% owned Russian investment management company (JSC Pioneer First), an 81% owned Russian stockholder services company (JSC Pioneer Services), and on approximately 52% interest held in the Pioneer First Investment Fund, a Russian joint stock company managed by JSC Pioneer First. Pioneer First Investment Fund invests directly in real estate and securities of Russian companies. A significant portion of the assets of Pioneer First Investment Fund consists of its ownership of the Meridian Commercial Tower, an 18-story, 22,600 square-meter office building in Moscow, Russia. Under a management agreement between JSC Pioneer First and Pioneer First Investment Fund, JSC Pioneer First has agreed to provide management services to Pioneer First Investment Fund for an annual fee of five percent of gross assets less any value-added taxes or similar taxes. Through December 31, 1999, JSC Pioneer Services provided shareholder services to Pioneer First Investment Fund and two Russian open-end unit investment funds managed by JSC Pioneer First.

     The Polish and Eastern European venture capital investment and management operations consist primarily of the Pioneer Poland Fund. At December 31, 1999, the Pioneer Poland Fund had approximately $60 million in commitments from U.S. and European investors, of which approximately $40 million had been invested in privately held Polish companies.

     The Polish real estate management operations are conducted by PREA, LLC (formerly, Pioneer Real Estate Advisors, Inc.) (PREA). PREA provides real estate investment opportunities in Poland to institutional investors through the Polish Real Estate Fund. PREA also provides management services for the Meridian Commercial Tower.

     The Russian timber harvesting and sales operations consist of Closed Joint-Stock Company "Forest-Starma's" operations. Forest-Starma, which is located on the Siziman Bay in the Vanino district of the Khabarovsk Territory of the Russian Far East, owns and operates a modern logging camp, including a harbor facility, from which it exports timber to markets in the Pacific Rim, primarily Japan and South Korea. Two other entities in this segment, JSC Udinskoye and JSC Amgun-Forest, are both in the development stage. All of these entities have signed long-term leases relating to timber harvesting in the Russian Far East.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

     The Russian gold exploration operations consist of Tas-Yurjah's operations. Tas-Yurjah conducts the exploration of potential gold mining properties over concession areas in the Ayano-Maysky district of the Khabarovsk Territory. Tas-Yurjah is included in the Company's "Other" segment (see Note 14).

     Pioneer is in the final stages of closing its Russian brokerage operations and, as such, has reported the results of those operations as discontinued operations. Additionally, Pioneer sold its Russian banking operations in 1999 and the historical results are reflected as a discontinued operation. These companies will not be included as part of the legal separation due to a prior liquidation or sale. However, as they were subsidiaries of Pioneer First Russia, the 81% owned subsidiary of the Company, the results of these operations have been included in these consolidated financial statements.

BASIS OF PRESENTATION

     The consolidated financial statements reflect the results of operations, financial position, changes in net parent company investment (deficit), and cash flows of the businesses that will be transferred to the Company from Pioneer in the Separation (the Company Businesses) as if the Company were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company Businesses. Changes in net parent company investment (deficit) represent the net losses of the Company plus net cash transfers to or from Pioneer and noncash transfers to or from Pioneer. Additionally, the consolidated financial statements include allocations of certain Pioneer expenses relating to the Company Businesses that will be transferred to the Company from Pioneer. All material intercompany transactions and balances between the Company Businesses have been eliminated.

     Certain costs historically have been incurred on the Company's behalf by Pioneer. These costs relate to shared activities, such as executive, legal, finance, human resources, and information technology support. The shared activities costs are allocated to all Pioneer business units and the Company based upon estimated time spent and the actual compensation costs of the departments performing shared activities. Additionally, certain other costs that are directly attributable to the operations of the Company, such as salary and benefits costs of Pioneer employees who have worked exclusively for the Company, and other direct costs, including travel, entertainment, gold exploration costs and political risk insurance, are allocated to the Company. The costs of the shared services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions as a stand-alone entity. Subsequent to the Distribution, the Company will perform these shared functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of an independent public corporation. Additionally, income taxes are calculated using the separate-tax-return method.

     The Company is expected to enter into an administration and liquidation agreement with Calypso Management LLC (the Manager) under which the Manager will manage the liquidation of the Company and operate the Company's assets pending liquidation in exchange for a fee (see Note 10).

     The consolidated financial information included herein may not necessarily reflect the consolidated results of operations, financial position, changes in net parent company investment (deficit), and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

RUSSIAN ENVIRONMENT

     In recent years, Russia has undergone substantial political, economic, and social change. As an emerging market, Russia does not possess a well developed business, legal, and regulatory infrastructure

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

that would generally exist in a more mature free-market economy. As a result, operations carried out in Russia involve significant risks that are not typically associated with those in developed markets. Such risks have been evidenced by the government's inability to meet its obligations under its short-term ruble denominated treasury bills (GKOs) and certain other ruble and foreign currency denominated securities. The government also announced a widening of the ruble-trading corridor, which was soon abandoned, and a moratorium on certain foreign currency payments.

     The economic conditions in Russia, together with actions of the Russian government, led to a severe devaluation of the ruble, a sharp increase in the rate of inflation, the near collapse of the banking system, significant defaults on foreign currency obligations, a dramatic decline in the prices of Russian debt and equity securities, and an inability to raise funds in the international capital markets during 1998 and 1999. Although recent performance has improved, the Russian economy since August 1998 generally has been characterized by rising unemployment and underemployment, high government debt relative to gross domestic product, high levels of trade credit, high levels of corporate insolvency, highly volatile foreign currency exchange and interest rates, and an unstable stock market.

ASIAN CRISIS

     The Company has been and for the foreseeable future will continue to be affected by the unstable economies in the Asian-Pacific region. The Company's timber sales are primarily made to this region. During 1998, timber sales prices were significantly depressed and, although prices increased in the last quarter of 1998 and in 1999, there is uncertainty as to whether this trend will continue. This will be dependent upon the recovery in the economies of countries in this region.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, PRINCIPLES OF CONSOLIDATION

CONSOLIDATION

     The accompanying consolidated financial statements include the Company's wholly owned and majority-owned subsidiaries and certain partnerships that it controls. Intercompany transactions and balances have been eliminated. The Company has consolidated the Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P. in which the Company's ownership interests are 7.2% and 9.2%, respectively. Control is defined by several factors, including, but not limited to, the fact that the Company is the general partner of both Pioneer Poland U.S., L.P. and Pioneer Poland UK, L.P., the general partner has absolute and unilateral authority to make investment decisions, the limited partners may not remove the general partner, and the general partner has absolute and unilateral authority to declare, or not to declare, distributions of partnership income to the partners. Investments in which the Company exercises significant influence but which it does not control (generally a 20% to 50% ownership interest) are accounted for under the equity method of accounting. Investments in which the Company has less than a 20% ownership interest are generally accounted for under the cost method of accounting.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these consolidated financial statements relate to the valuation of investments of the Pioneer First Investment Fund and venture capital investments and the estimated future cash flows of the Company's timber operations, as discussed herein.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

CONSOLIDATED STATEMENT OF CASH FLOWS

     Cash and cash equivalents consist primarily of cash on deposit in banks. The Company had approximately $880,000 and $1,513,000 of restricted cash as of December 31, 1999 and 1998, respectively. The cash is restricted due to certain provisions of the loan agreement between Forest Starma and the Overseas Private Investment Corporation (OPIC) (see Note 4). Pioneer, as required under the agreement with UniCredito, intends to repay the OPIC debt prior to the Distribution.

INVENTORIES

     Inventories are stated at the lower of average cost or net realizable value.

DEFERRED TIMBER DEVELOPMENT COSTS

     Deferred timber development costs consist of construction and engineering expenditures and infrastructure costs incurred in developing the site and the roads, as well as capitalized interest. These costs are amortized on a units-of-production basis, which anticipates recovery principally over 10 years. Certain other deferred timber development costs, including legal, organizational, and other preoperating costs, were expensed in connection with the adoption of an American Institute of Certified Public Accountants Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities,effective January 1, 1999.

GOODWILL

     Pioneer acquired its Russian real estate management and investment management operations in 1995 for approximately $20,000,000. At inception, the excess of the purchase price over the estimated fair value of the assets approximated $2,858,000. As of December 31, 1999 and 1998, goodwill totaled approximately $1,524,000 and $1,810,000, respectively, and is being amortized over 10 years. Amortization expense was approximately $286,000 for both 1999 and 1998. At December 31, 1999 and 1998, the accumulated amortization of goodwill was approximately $1,334,000 and $1,048,000, respectively.

TIMBER EQUIPMENT

     Timber equipment and facilities consist of a jetty, logging machinery, and building and housing units. These costs are principally depreciated on a units-of-production basis, which anticipates recovery over 5 to 20 years. Major renewals and improvements are capitalized, while maintenance and repairs are expensed when incurred. In the event of retirement or other disposition of a fixed asset, the cost of the asset and the related accumulated depreciation or amortization amount is removed from the accounts and any resulting gain or loss is reflected in earnings.

BUILDING

     The building represents the Meridian Commercial Tower in Russia. The Meridian Commercial Tower is an office building that is wholly owned by the Pioneer First Investment Fund. The building is being

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

depreciated on a straight-line basis over 40 years. The cost and the accumulated depreciation for the building is as follows:

                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Building Cost...............................................   $26,550      $25,994
Accumulated Depreciation....................................    (1,991)      (1,294)
                                                               -------      -------
                                                               $24,559      $24,700
                                                               =======      =======

LONG-TERM VENTURE CAPITAL INVESTMENTS

     The Company's long-term venture capital investments consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Cash Restricted for Future Investment Purposes..............   $11,232      $22,586
Venture Capital Investments.................................    39,861       27,499
                                                               -------      -------
                                                               $51,093      $50,085
                                                               =======      =======

     The Company's venture capital investments are made through certain of its consolidated partnerships. The venture capital investments are in companies that are domiciled in Poland and are primarily engaged in bringing new technology to market, as well as more mature companies in need of capital for expansion, acquisitions, management buyouts, or recapitalizations. At the time the investments are made, the investments are primarily in the form of unregistered common and preferred stock, warrants, and promissory notes. No market quotes are available for the venture capital investments.

     Most of the Company's venture capital investments are valued at fair value, as determined in good faith by management. In determining fair value, investments are initially stated at cost until significant subsequent events require a change in valuation. The Company considers the financial condition and operating results of the investee, prices paid in subsequent private offerings of the same or similar securities, the amount that the Company can reasonably expect to realize upon the sale of these securities, and other factors deemed relevant.

LONG-TERM INVESTMENTS

     Long-term investments consist of Russian investments of the Pioneer First Investment Fund. These securities are carried at cost with adjustments made for any other-than-temporary impairment in value until such time as the breadth and scope of the Russian securities markets develop to certain quantifiable levels. The carrying value of these securities was approximately $6,712,000 and $7,006,000 at December 31, 1999 and 1998, respectively. Management estimated the approximate fair value of these securities was $20,600,000 and $13,400,000 at December 31, 1999 and 1998, respectively, (based upon available market quotations and appraisals).

VALUATION OF FINANCIAL INSTRUMENTS

     The Company considers the available market quotations when estimating fair value of financial instruments. As stated in the accompanying consolidated balance sheets, the carrying values of the Company's financial instruments approximate fair value, except for the long-term investments of Pioneer First Investment Fund, as discussed above.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

LOSS PER SHARE

     On the date of Distribution, shareholders of Pioneer will receive one share of the Company for every five Pioneer shares they own. The loss per share has been computed assuming that the shares expected to be issued on the distribution date were outstanding for all periods presented.

     The following table provides a reconciliation of the numerators and denominators of the basic and diluted loss per share calculation:

                                                         1999           1998           1997
                                                      -----------    -----------    ----------
                                                      (SHARE AND DOLLAR AMOUNTS IN THOUSANDS,
                                                             EXCEPT PER SHARE AMOUNTS)
Net Loss............................................   $(44,071)      $(55,529)      $(7,619)
Weighted Average Shares.............................      5,398          5,398         5,398
Basic and Diluted Loss Per Share....................      (8.16)        (10.29)        (1.41)

     The Company had no stock options or other common stock equivalents outstanding during the periods presented.

COMPREHENSIVE LOSS

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for the reporting of comprehensive income and its components. Comprehensive Loss, as defined, includes all changes in equity during a period from nonowner sources. The comprehensive loss is equal to the Company's net loss in all periods.

FOREIGN CURRENCY TRANSLATION

     In accordance with SFAS No. 52, Foreign Currency Translation, the functional currency of the Company's timber operation is the U.S. dollar, as the revenues, costs of capital equipment, and financing costs are principally denominated in U.S. dollars. The functional currency of the Company's financial services operations is generally the currency of the country in which those operations are conducted. However, some of those operations are conducted in countries having highly inflationary economies and, as a result, the functional currency is currently the U.S. dollar. For those entities, the gains and losses that result from remeasuring into the U.S. dollar for reporting purposes are included in the accompanying consolidated statements of operations. The net foreign currency losses were approximately $135,000 in 1999, $1,705,000 in 1998, and $515,000 in 1997.

LONG-LIVED ASSETS

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of, the Company uses an estimate of the future undiscounted cash flows of the related asset or asset grouping in measuring whether the assets are impaired. If any impairment is identified, an impairment charge is recorded to write down the assets by the excess of the carrying value over fair value. The Company periodically reviews its long-lived assets and assesses the future useful life of these assets whenever events or changes in circumstances indicate that the current useful life has diminished.

CONCENTRATION OF RISK

     The Company's operations are concentrated in Russia and Eastern Europe. Additionally, the Company's timber project sells its timber primarily in the Asian markets. The Company performs ongoing

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

evaluations of its subsidiaries and investments and obtains political risk insurance, which mitigates its exposure in foreign countries (see Note 14).

CHANGE OF ACCOUNTING PRINCIPLE

     On January 1, 1999, the Company adopted SOP 98-5. This standard requires that entities expense costs of start-up activities as those costs are incurred. The Company previously capitalized certain preoperating costs in connection with its natural resource operations and certain organizational costs associated with its financial services operations. In the first quarter of 1999, the Company recorded the cumulative effect of a change in accounting principle and wrote off unamortized capitalized start-up costs, net of tax, of approximately $11,371,000. The amount of pro forma net income in 1998 giving effect to the change in accounting principle did not differ materially from the amount reported in 1998.

(3) TIMBER INVENTORY AND EQUIPMENT

     Timber inventory comprises the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
                                                              (DOLLARS IN THOUSANDS)
Log Inventory...............................................   $  842        $1,887
Spare Parts, Supplies, and Other............................    1,045         1,553
Fuel........................................................      595           145
                                                               ------        ------
                                                               $2,482        $3,585
                                                               ======        ======

     Timber equipment comprises the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
                                                              (DOLLARS IN THOUSANDS)
Production Equipment........................................   $ 12,618      $11,747
Buildings and Construction..................................      7,260        7,225
Roads.......................................................      2,513        2,177
Vehicles....................................................      1,463        1,409
Other.......................................................      1,083           42
                                                               --------      -------
          Total Cost........................................     24,937       22,600
Less -- Accumulated Depreciation............................    (12,371)      (3,800)
                                                               --------      -------
                                                               $ 12,566      $18,800
                                                               ========      =======

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

(4)  NOTES PAYABLE

     Notes payable of the Company consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Forest Starma financing, guaranteed by OPIC, payable in
  semiannual installments of $620,000 through December 15,
  2003, interest payable at 9.95%...........................   $ 4,960      $ 6,200
Note payable to a bank, interest payable quarterly at the
  three month LIBOR plus 6%, principal due in eight
  quarterly installments through January 1999, secured by
  lease rental payments and proceeds from insurance
  policies..................................................        --          456
Less -- Current Portion.....................................    (1,240)      (1,696)
                                                               -------      -------
                                                               $ 3,720      $ 4,960
                                                               =======      =======

     Pioneer has guaranteed the repayment of the loan to OPIC.

(5)  AMOUNTS DUE TO AFFILIATES

     The consolidated financial statements include approximately $102,019,000 and $93,994,000 of amounts due to affiliates at December 31, 1999 and 1998, respectively. These amounts primarily consist of costs paid for services, costs that arose when Pioneer made payments on behalf of the Company as well as advances made in connection with the construction of the timber project. In connection with the Distribution, the outstanding balance at the date of distribution will be contributed to capital of the Company.

(6)  OTHER EXPENSES

     Other expenses consist of the following:

                                                                 DECEMBER 31,
                                                          ---------------------------
                                                           1999      1998       1997
                                                          ------    -------    ------
                                                            (DOLLARS IN THOUSANDS)
Insurance and Other Tax.................................  $1,772    $ 3,396    $  784
Professional Services...................................   1,137      2,589     1,113
Bad-debt Expense........................................      --      2,559       651
Foreign Currency Transaction Losses.....................     135      1,705       515
Travel, Subscriptions, and Dues.........................     471        889       759
Amortization Expense....................................     451        718       421
Telephone and Data Processing...........................     242        481       404
Selling Expense.........................................     136        253       204
Other...................................................   1,117      6,096     3,734
                                                          ------    -------    ------
          Total Other Expenses..........................  $5,461    $18,686    $8,585
                                                          ======    =======    ======

(7)  INCOME TAXES

     The results of operations of certain subsidiaries of the Company were previously included in the U.S. federal consolidated tax returns of Pioneer. In the Company's consolidated financial statements, the

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

provision for income taxes includes a provision calculated on the separate-return basis in accordance with the requirements of SFAS No. 109, Accounting for Income Taxes. The separate return method allocates current and deferred taxes to members of a group by applying the provisions of SFAS No. 109 to each member as if it were a separate tax payer.

     The following is a summary of the components of loss from continuing operations before provision for income taxes and minority interest for financial reporting purposes:

                                                       1999        1998        1997
                                                     --------    --------    --------
                                                          (DOLLARS IN THOUSANDS)
Domestic...........................................  $(20,722)   $(12,446)   $ (7,223)
Foreign............................................    (7,689)    (46,214)     (4,462)
                                                     --------    --------    --------
                                                     $(28,411)   $(58,660)   $(11,685)
                                                     ========    ========    ========

     The Company is a Bermuda limited duration company and will not be subject to taxation in Bermuda. The Company currently has subsidiaries located in the United States. Prior to the Separation, the results of these subsidiaries have been included in the U.S. federal consolidated tax returns of Pioneer. Under the separate-return method, the losses incurred in the United States have not been benefited. However, Pioneer has made capital contributions to the Company in exchange for the tax benefits that Pioneer realized. In connection with the Separation, the U.S. subsidiaries will be recharacterized as partnerships for U.S. tax purposes. The income tax provisions and the deferred taxes included in the accompanying consolidated financial statements relate to the Company's corporate subsidiaries that are located primarily in Russia and Poland.

     The components of the provision for foreign income taxes on continuing operations consist of:

                                                              1999     1998     1997
                                                             ------    ----    ------
                                                              (DOLLARS IN THOUSANDS)
Current Foreign............................................  $1,438    $183    $1,517
Deferred Foreign...........................................      --      --        --
                                                             ------    ----    ------
                                                             $1,438    $183    $1,517
                                                             ======    ====    ======

     Income taxes, as stated as a percentage of loss from continuing operations before provision for income taxes, are comprised of the following:

                                                              1999     1998     1997
                                                              -----    -----    -----
Federal Statutory Rate:.....................................  (35.0)%  (35.0)%  (35.0)%
Losses Not Benefited........................................   39.5     35.0     50.6
Foreign Taxes...............................................    1.7      0.3     (0.8)
Other.......................................................   (1.1)     0.0      0.2
                                                              -----    -----    -----
     Effective Tax Rate.....................................    5.1%     0.3%    15.0%
                                                              =====    =====    =====

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

     The total income tax provision (benefit) included in the accompanying consolidated statements of operations is as follows:

                                                           1999      1998       1997
                                                          ------    -------    ------
                                                            (DOLLARS IN THOUSANDS)
Continuing Operations...................................  $1,438    $   183    $1,517
Discontinued Operations.................................    (365)    (1,615)    5,128
Change in Accounting Principle..........................    (249)        --        --
                                                          ------    -------    ------
                                                          $  824    $(1,432)   $6,645
                                                          ======    =======    ======

     The tax effects of significant temporary differences are as follows:

                                                                1998          1999
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
Net Operating Loss Carryforwards of Foreign Subsidiaries....   $9,733       $12,726
Valuation Allowance.........................................    9,733        12,726
                                                               ------       -------
                                                               $    0       $     0
                                                               ======       =======

     The net operating loss carryforward is primarily related to Forest-Starma. There are a number of restrictions on the utilization of loss carryforwards in Russia. The net operating loss carryforward approximated 876,000,000 Russian Rubles at both December 31, 1999 and 1998.

     Pioneer, the Company and Harbor Global II Ltd., a wholly owned subsidiary of the Company, will enter into a tax separation agreement before consummation of the Distribution. Under the tax separation agreement, the Company will agree to indemnify Pioneer for any income tax obligations arising from the Separation and Distribution.

(8)  MINORITY INTEREST

     The Company's minority interest liability includes the interests of the other equity holders of the Company's consolidated entities. The liability for each entity is recorded based upon the net book value of that entity at the balance sheet date, except for those instances in which agreements could result in the Company redeeming those interests at amounts greater than their share of the net book value. In those instances, adjustments are made to the liability to reflect the minority equity holders' economic interests under those agreements. As of December 31, 1999 and 1998, the Company's minority interest liability consisted of the following:

                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Pioneer First Investment Fund...............................   $13,816      $13,433
Pioneer First Russia........................................     1,330          638
The Poland Fund -- Venture Capital..........................    46,486       45,649
                                                               -------      -------
                                                               $61,632      $59,720
                                                               =======      =======

(9)  BENEFIT PLANS

     Prior to the Distribution, the Company's employees participated in a retirement benefit plan and a savings and investment plan (the Benefit Plans) qualified under Section 401(k) of the Internal Revenue Code. Pioneer makes contributions to a trustee, on behalf of eligible employees to fund both Benefit Plans. The contributions allocable to the Company's employees have been included in the costs and expenses in

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

the accompanying consolidated financial statements. In 1999, 1998, and 1997, these costs were approximately $164,000, $157,000 and $125,000 respectively.

(10)  RELATED PARTY TRANSACTIONS

     The Company is expected to enter into an administration and liquidation agreement with the Manager, under which the Manager will manage the liquidation of the Company and operate the Company's assets as going concern businesses until they are liquidated. The principal executive officers of the Company will also serve as the principal executive officers of the Manager. These officers are currently officers of Pioneer. Under the administration & liquidation agreement, the Company has agreed to pay certain expenses of the Manager incurred in connection with its provision of services and a percentage of the net proceeds realized from the liquidation of its assets.

(11) COMMITMENTS

     The Company has committed to contribute up to $5,700,000 for Class B shares of the Pioneer Poland Real Estate Fund, of which approximately $300,000 has been contributed as of December 31, 1999. The Company also provides management and advisory services to this fund.

     Pioneer First Russia (PFR), a subsidiary of the Company, is part of the Russian real estate and investment management operations and is the parent of JSC Pioneer First and JSC Pioneer Services. In 1996, PFR issued approximately 18% of its common stock in exchange for $4,000,000. At the same time, PFR entered into a put and call agreement with respect to the common stock. The put allows the holder to put the shares to PFR for the greater of a defined book value or 12 times the holder's share of PFR's average earnings, as further defined in the agreement. This put is effective from October of 2000 through October of 2004. The liability recorded in connection with the put was approximately $1,900,000 and $2,000,000 at December 31, 1999 and 1998,
respectively, and is included in both the minority interest liability and the net noncurrent assets of discontinued operations in the accompanying consolidated balance sheet.

(12) DISCONTINUED OPERATIONS

     Pioneer Securities and UKS Securities Ltd. previously traded in various Russian securities on behalf of customers and, to a lesser extent, on their own account. In 1999, the decision was made by management of the Company to close the operations of these two companies after all transfers of customers' positions were complete. No loss was realized in connection with the closure.

     In the third quarter of 1998, the Company decided to liquidate its Russian banking operations. The 1998 loss included a provision of approximately $3,600,000 for costs and certain losses associated with liquidating the bank. In December 1998, the Company sold its stock in the bank to an unrelated third party.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

     Accordingly, the operating results for the Russian brokerage and banking have been segregated from the results from continuing operations and reported separately on the consolidated statements of operations for all periods presented. The following is a summary of the results of discontinued operations for the years ended December 31, 1999, 1998, and 1997, respectively.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1999        1998       1997
                                                              -------    --------    -------
                                                                  (DOLLARS IN THOUSANDS)
Revenues from Brokerage and Banking.........................  $   728    $  6,581    $46,629
                                                              -------    --------    -------
  Income (Loss) before Income Taxes and Minority Interest...   (2,096)    (15,265)    11,410
Income Tax Benefit (Expense)................................      365       1,615     (5,128)
                                                              -------    --------    -------
  (Loss) Income from Discontinued Operations before Minority
     Interest...............................................   (1,731)    (13,650)     6,282
Minority Interest Income (Expense)..........................      318       3,508       (267)
                                                              -------    --------    -------
  Net (Loss) Income from Discontinued Operations............  $(1,413)   $(10,142)   $ 6,015
                                                              =======    ========    =======

(13) TIMBER OPERATIONS

     In connection with the filing of its 1999 income tax return, Pioneer realized approximately $15,300,000 of income tax benefits associated with the timber operations. In connection with the realization of the income tax benefits, Pioneer recorded an equal offsetting reduction in the carrying value of its timber project. The reduction in the carrying value of the timber project has been reflected in the accompanying consolidated statement of operations. As the Company utilizes the separate return method for providing income taxes (see
Note 7), the income tax benefits have not been reflected in the accompanying consolidated statement of operations.


(14) SUBSEQUENT EVENTS



     On August 21, 2000, Pioneer completed the Separation, by entering into a Contribution Agreement with the Company. The Contribution Agreement effects the transfer of all of Pioneer's interests in the real estate management and investment management operations in Russia, the Polish and Eastern European venture capital investment and management operations, the Polish real estate management operations, the timber harvesting and sales business in Russia and the gold exploration operations in Russia. All of these transfers are effective on the date of the contribution, with the exception of the contribution of the gold exploration operations in Russia, which will be effective as of the date a notation is made on the Russian shareholders' register. Management expects that the contribution of the Russian gold exploration operations will be completed by mid-September 2000. The carrying value of the gold exploration operations in Russia is approximately $950,000, at December 31, 1999, and is included in Other Long-term Assets in the accompanying consolidated balance sheet.



(15) FINANCIAL INFORMATION BY BUSINESS SEGMENT


     The Company presents its segment information for continuing operations using the management approach. The management approach is based on the way that management organizes the segments within a Company for making operating decisions and assessing performance. The Company's operating segments are organized around services and products provided, as well as geographic regions.

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

     The following details selected financial information by business segment and geographic region (dollars in thousands):

                              SEGMENT DISCLOSURES

                                                             INTER-
                                                 RUSSIAN    NATIONAL
                                                FINANCIAL   VENTURE     REAL
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999  SERVICES    CAPITAL    ESTATE     TIMBER     OTHER     TOTAL
----------------------------------------------  ---------   --------   -------   --------   -------   --------
Net Revenues and Sales....................       $10,386    $ 1,221    $ 1,737   $ 14,383   $   380   $ 28,107
                                                 -------    -------    -------   --------   -------   --------
  Income (Loss) before Income Taxes, Minority
     Interest, and Cumulative Effect of
     Accounting Change....................           839        481     (3,937)   (24,681)   (1,113)   (28,411)
Income Taxes..............................        (1,352)       (17)       (68)        (1)       --     (1,438)
Minority Interest Expense.................          (600)      (838)        --         --        --     (1,438)
                                                 -------    -------    -------   --------   -------   --------
  Net Loss from Continuing Operations before
     Change in Accounting Principle.......        (1,113)      (374)    (4,005)   (24,682)   (1,113)   (31,287)
Cumulative Effect of Change in Accounting
  Principle...............................          (450)      (294)        --    (10,627)       --    (11,371)
                                                 -------    -------    -------   --------   -------   --------
  Net Loss from Continuing Operations.....       $(1,563)   $  (668)   $(4,005)  $(35,309)  $(1,113)  $(42,658)
                                                 =======    =======    =======   ========   =======   ========
Depreciation and Amortization.............       $(1,073)   $   (12)   $  (119)  $ (3,064)  $    (4)  $ (4,272)
                                                 =======    =======    =======   ========   =======   ========
Interest Expense..........................       $    --    $    --    $    (7)  $   (586)  $    --   $   (593)
                                                 =======    =======    =======   ========   =======   ========
Capital Expenditures......................       $   652    $     4    $    --   $  3,127   $    --   $  3,783
                                                 =======    =======    =======   ========   =======   ========
Total Assets..............................       $37,795    $51,794    $ 1,317   $ 19,761   $   951   $111,618
                                                 =======    =======    =======   ========   =======   ========

                          ENTERPRISE-WIDE DISCLOSURES

1999
----
Revenues from External Customers --
  Russia....................................................  $24,769
  Poland....................................................    2,958
  Other.....................................................      380
                                                              -------
          Total.............................................  $28,107
                                                              =======
Long-lived Assets
  Russia....................................................  $38,301
  Poland....................................................      263
  Other.....................................................    2,445
                                                              -------
          Total.............................................  $41,009
                                                              =======

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

                              SEGMENT DISCLOSURES

                                                             INTER-
                                                 RUSSIAN    NATIONAL
                                                FINANCIAL   VENTURE     REAL
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998  SERVICES    CAPITAL    ESTATE     TIMBER     OTHER     TOTAL
----------------------------------------------  ---------   --------   -------   --------   -------   --------
Net Revenues and Sales....................      $  8,599    $   949    $ 1,208   $ 10,450   $   254   $ 21,460
                                                --------    -------    -------   --------   -------   --------
  Loss before Income Taxes and Minority
     Interest.............................       (22,515)    (7,193)    (4,452)   (21,821)   (2,679)   (58,660)
Income Taxes..............................          (176)        21        (28)        --        --       (183)
Minority Interest Income..................         7,219      6,237         --         --        --     13,456
                                                --------    -------    -------   --------   -------   --------
  Net Loss from Continuing Operations.....      $(15,472)   $  (935)   $(4,480)  $(21,821)  $(2,679)  $(45,387)
                                                ========    =======    =======   ========   =======   ========
Depreciation and Amortization.............      $ (1,920)   $   (18)   $  (108)  $ (5,481)  $   (16)  $ (7,543)
                                                ========    =======    =======   ========   =======   ========
Interest Expense..........................      $     --    $    --    $   (24)  $   (710)  $    --   $   (734)
                                                ========    =======    =======   ========   =======   ========
Capital Expenditures......................      $  1,076    $    23    $    --   $  4,988   $    --   $  6,087
                                                ========    =======    =======   ========   =======   ========
Total Assets..............................      $ 37,591    $50,774    $ 4,482   $ 48,308   $ 1,846   $143,001
                                                ========    =======    =======   ========   =======   ========

                          ENTERPRISE-WIDE DISCLOSURES

1998
----
Revenues from External Customers --
  Russia....................................................  $19,049
  Poland....................................................    2,157
  Other.....................................................      254
                                                              -------
          Total.............................................  $21,460
                                                              =======
Long-lived Assets
  Russia....................................................  $44,107
  Poland....................................................      502
  Other.....................................................    2,184
                                                              -------
          Total.............................................  $46,793
                                                              =======

                           HARBOR GLOBAL COMPANY LTD.

                               December 31, 1999

                              SEGMENT DISCLOSURES

                                                             INTER-
                                                 RUSSIAN    NATIONAL
                                                FINANCIAL   VENTURE     REAL
AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997  SERVICES    CAPITAL    ESTATE    TIMBER     OTHER     TOTAL
----------------------------------------------  ---------   --------   -------   -------   -------   --------
Net Revenues and Sales.....................      $ 7,972    $   522    $   543   $11,879   $    --   $ 20,916
                                                 -------    -------    -------   -------   -------   --------
  Loss before Income Taxes and Minority
     Interest..............................       (1,311)      (669)    (3,397)   (4,367)   (1,941)   (11,685)
Income Taxes...............................       (1,508)        (8)        (1)       --        --     (1,517)
Minority (Expense) Interest Income.........         (998)       566         --        --        --       (432)
                                                 -------    -------    -------   -------   -------   --------
  Net Loss from Continuing Operations......      $(3,817)   $  (111)   $(3,398)  $(4,367)  $(1,941)  $(13,634)
                                                 =======    =======    =======   =======   =======   ========
Depreciation and Amortization..............      $(1,571)   $    (9)   $   (54)  $(2,871)  $    (3)  $ (4,508)
                                                 =======    =======    =======   =======   =======   ========
Interest Expense...........................      $    --    $    --    $   (20)  $  (833)  $    --   $   (853)
                                                 =======    =======    =======   =======   =======   ========
Capital Expenditures.......................      $ 3,561    $    29    $   344   $ 5,206   $    48   $  9,188
                                                 =======    =======    =======   =======   =======   ========
Total Assets...............................      $53,226    $27,105    $ 5,327   $55,241   $   504   $141,403
                                                 =======    =======    =======   =======   =======   ========

                          ENTERPRISE-WIDE DISCLOSURES

1997
----
Revenues from External Customers --
  Russia....................................................  $19,851
  Poland....................................................    1,065
  Other.....................................................       --
                                                              -------
          Total.............................................  $20,916
                                                              =======
Long-lived Assets
  Russia....................................................  $41,829
  Poland....................................................    1,878
  Other.....................................................    1,399
                                                              -------
          Total.............................................  $45,106
                                                              =======

                           HARBOR GLOBAL COMPANY LTD.

            UNAUDITED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

                                                           THREE MONTHS           SIX MONTHS
                                                          ENDED JUNE 30,        ENDED JUNE 30,
                                                        -------------------   -------------------
                                                          2000       1999       2000       1999
                                                        --------   --------   --------   --------
                                                                       (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Timber Sales........................................  $  5,325   $  4,276   $  5,325   $  4,276
  Real Estate Rental Revenue..........................     2,106      2,640      4,046      5,350
  Other...............................................       540      1,182      1,419      1,970
                                                        --------   --------   --------   --------
          Total Revenues..............................     7,971      8,098     10,790     11,596
Operating Expenses:
  Timber Cost of Goods Sold...........................    (5,978)    (4,461)    (5,978)    (4,461)
  Salary and Benefit Expenses.........................      (746)      (730)    (1,404)    (1,440)
  Facility Expenses...................................      (309)      (417)      (659)      (782)
  Building and Property Management Expenses...........      (576)      (800)    (1,016)    (1,259)
  Other Expenses......................................    (1,332)    (3,771)    (3,788)    (5,071)
  Allocation of Corporate Costs.......................    (2,563)    (2,619)    (4,703)    (4,603)
                                                        --------   --------   --------   --------
          Total Operating Expenses....................   (11,504)   (12,798)   (17,548)   (17,616)
                                                        --------   --------   --------   --------
          Operating Loss..............................    (3,533)    (4,700)    (6,758)    (6,020)
Other Income:
  Unrealized and Realized Gains on Securities.........       605        277      2,084        412
  Interest Expense....................................      (150)      (575)      (250)      (685)
                                                        --------   --------   --------   --------
          Total Other Income..........................       455       (298)     1,834       (273)
          Loss from Continuing Operations before
            Provision for Income Taxes and Minority
            Interest..................................    (3,078)    (4,998)    (4,924)    (6,293)
Provision for Income Taxes............................      (273)      (342)      (595)      (975)
                                                        --------   --------   --------   --------
          Loss from Continuing Operations before
            Minority Interest.........................    (3,351)    (5,340)    (5,519)    (7,268)
Minority Interest (Expense) Income....................      (118)      (148)      (274)       (28)
                                                        --------   --------   --------   --------
          Net Loss from Continuing Operations before
            Cumulative Effect of a Change in
            Accounting Principle......................    (3,469)    (5,488)    (5,793)    (7,296)
Net Income (Loss) from Discontinued Operations........     1,134        (14)     1,326     (1,668)
Cumulative Effect of Change in Accounting Principle...        --         --         --    (11,371)
                                                        --------   --------   --------   --------
          Net Loss....................................  $ (2,335)  $ (5,502)  $ (4,467)  $(20,335)
                                                        ========   ========   ========   ========
Basic and Diluted Net Loss Per Share..................  $  (0.43)  $  (1.02)  $  (0.83)  $  (3.77)
                                                        ========   ========   ========   ========
Weighted Average Shares Outstanding...................     5,398      5,398      5,398      5,398
                                                        ========   ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                  UNAUDITED CONSOLIDATED INTERIM BALANCE SHEET
                                 JUNE 30, 2000

                                                                  UNAUDITED
                                                                --------------
                                                                (IN THOUSANDS)
ASSETS
Cash and Cash Equivalents...................................       $  5,684
Restricted Cash.............................................          2,551
Timber Inventory............................................          3,449
Other Current Assets........................................          4,042
Net Current Assets of Discontinued Operations...............          1,394
                                                                   --------
          Total Current Assets..............................         17,120
Deferred Development Costs..................................             --
Goodwill....................................................          1,383
Venture Capital Investments.................................         50,839
Long-term Investments.......................................          8,617
Building....................................................         24,518
Timber Equipment............................................         10,701
Other Long-term Assets......................................          1,941
                                                                   --------
          Total Assets......................................       $115,119
                                                                   ========
LIABILITIES AND PARENT COMPANY DEFICIT
Accounts Payable............................................       $  1,637
Accrued Expenses............................................          5,132
Current Portion of Notes Payable............................          1,240
                                                                   --------
          Total Current Liabilities.........................          8,009
Amounts Due to Affiliates...................................        100,422
Notes Payable, Less Current Portion.........................          3,100
                                                                   --------
          Total Liabilities.................................        111,531
Minority Interest...........................................         62,476
Parent Company Deficit......................................        (58,888)
                                                                   --------
          Total Liabilities and Parent Company Deficit......       $115,119
                                                                   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                                               2000        1999
                                                              -------    --------
                                                                (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Loss..................................................  $(4,467)   $(20,335)
  Net Income (Loss) of Discontinued Operations..............    1,326      (1,668)
  Cumulative Effect of Change in Accounting Principle.......       --     (11,371)
                                                              -------    --------
        Net Loss from Continuing Operations.................   (5,793)     (7,296)
  Adjustments to Reconcile Net Loss to Net Cash Used in
    Operating Activities --
    Depreciation and Amortization...........................    2,365       3,105
    Unrealized and Realized (Gains) Losses on Venture
     Capital, Marketable Securities, and Long-term
     Investments, Net.......................................   (2,084)       (412)
    Minority Interest.......................................      274          28
  Changes in Operating Assets and Liabilities --
    Timber Inventory........................................     (967)     (2,390)
    Other Current Assets....................................     (104)      2,773
    Other Long-term Assets..................................      857         451
    Accrued Expenses and Accounts Payable...................   (1,761)      4,857
                                                              -------    --------
        Total Adjustments and Changes in Operating Assets
        and Liabilities.....................................   (1,420)      8,412
                                                              -------    --------
        Net Cash (Used in) Provided by Continuing Operating
        Activities..........................................   (7,213)      1,116
                                                              -------    --------
        Net Cash (Used in) Provided by Discontinued
        Operations..........................................    7,265      (2,215)
                                                              -------    --------
Cash Flows from Investing Activities:
  Proceeds from Sale of Long-term Venture Capital
    Investments.............................................      254         336
  Purchase of Timber Equipment..............................     (429)     (1,597)
  Purchase of Long-term Investments.........................   (2,411)         --
  Proceeds from Sale of Long-term Investments...............    2,589         342
                                                              -------    --------
        Net Cash (Used in) Provided by Investing
        Activities..........................................        3        (919)
                                                              -------    --------
Cash Flows from Financing Activities:
  Capital Contributions.....................................    3,769         777
  Due to Affiliates, Net....................................   (1,597)        309
  Amounts Invested by Limited Partners of Venture Capital
    Subsidiary..............................................      571         387
  Repayments of Notes Payable...............................     (620)       (770)
  Reclassification of Restricted Cash.......................   (1,671)        633
                                                              -------    --------
        Net Cash Provided by Financing Activities...........      452       1,336
                                                              -------    --------
Effect of Foreign Currency Exchange Rate Changes on Cash and
  Cash Equivalents..........................................       --          --
Net (Decrease) Increase in Cash and Cash Equivalents........      507        (682)
                                                              -------    --------
Cash and Cash Equivalents, Beginning of Period..............    5,177       5,473
                                                              -------    --------
Cash and Cash Equivalents, End of Period....................  $ 5,684    $  4,791
                                                              =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           HARBOR GLOBAL COMPANY LTD.

          UNAUDITED NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                As of and for the Six Months Ended June 30, 2000

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of the Company conform to generally accepted accounting principles. The Company has not changed any of its principal accounting policies from those stated in the consolidated financial statements for the year ended December 31, 1999, included elsewhere in this information statement.

     During the first quarter of 1999, the Company adopted the provisions of the American Institute of Certified Public Accountants (the AICPA) SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that costs of start-up activities be expensed as incurred. The Company had capitalized certain pre-operating costs in connection with capitalized organizational costs associated with its financial services operations and its natural resource operations. Adoption of SOP 98-5 resulted in write-offs of $11.3 million, which is reflected in the accompanying consolidated financial statements as a change in accounting principle.

(2) FINANCIAL INFORMATION BY BUSINESS SEGMENT

     In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company presents segment information using the management approach. The management approach is based on the way that management organizes the segments within a Company for making operating decisions and assessing performance. The Company's operating segments are organized around services and products provided, as well as geographic regions.

     The following details selected financial information by business segment (dollars in thousands):

  As of and for the six months ended June 30, 2000 (unaudited)

                                RUSSIAN     INTERNATIONAL
                               FINANCIAL       VENTURE        REAL
                               SERVICES        CAPITAL       ESTATE     TIMBER     OTHER     TOTAL
                               ---------    -------------    -------    -------    -----    --------
Net Revenues and Sales.......   $ 4,112        $   446       $   907    $ 5,325    $  --    $ 10,790
                                -------        -------       -------    -------    -----    --------
  Income (Loss) before Income
     Taxes and Minority
     Interest................     1,371           (683)       (1,683)    (3,801)    (128)     (4,924)
Income Taxes.................      (562)            --           (33)        --       --        (595)
Minority Interest............      (866)           592            --         --       --        (274)
                                -------        -------       -------    -------    -----    --------
  Net Loss from Continuing
     Operations..............   $   (57)       $   (91)      $(1,716)   $(3,801)   $(128)   $ (5,793)
                                =======        =======       =======    =======    =====    ========
Depreciation and
  Amortization...............   $   465        $     7       $    61    $ 1,832    $  --    $  2,365
                                =======        =======       =======    =======    =====    ========
Interest Expense.............   $    --        $    --       $    --    $   250    $  --    $    250
                                =======        =======       =======    =======    =====    ========
Capital Expenditures.........   $    40        $    --       $    --    $   429    $  --    $    469
                                =======        =======       =======    =======    =====    ========
Total Assets.................   $39,682        $51,484       $ 1,157    $20,450    $ 952    $113,725
                                =======        =======       =======    =======    =====    ========

                           HARBOR GLOBAL COMPANY LTD.

                        UNAUDITED NOTES TO CONSOLIDATED
                  INTERIM FINANCIAL STATEMENTS -- (Continued)
                As of and for the Six Months Ended June 30, 2000

  As of and for the six months ended June 30, 1999 (unaudited)

                                                      INTER-
                                          RUSSIAN    NATIONAL
                                         FINANCIAL   VENTURE     REAL
                                         SERVICES    CAPITAL    ESTATE     TIMBER     OTHER     TOTAL
                                         ---------   --------   -------   --------   -------   --------
Net Revenues and Sales.................   $ 5,742    $   537    $   811   $  4,276   $   230   $ 11,596
                                          -------    -------    -------   --------   -------   --------
  Income (Loss) before Income Taxes,
  Minority Interest and Change in
  Accounting Principle.................     1,660       (779)    (2,069)    (3,306)   (1,799)    (6,293)
Income Taxes...........................      (915)        --        (60)        --        --       (975)
Minority Interest......................      (485)       457         --         --        --        (28)
                                          -------    -------    -------   --------   -------   --------
Net Income (Loss) from Continuing
  Operations before the Change in
  Accounting Principle.................       260       (322)    (2,129)    (3,306)   (1,799)    (7,296)
Change in Accounting Principle.........      (297)      (382)        --    (10,692)       --    (11,371)
                                          =======    =======    =======   ========   =======   ========
  Net Loss from Continuing
  Operations...........................   $   (37)   $  (704)   $(2,129)  $(13,998)  $(1,799)  $(18,667)
                                          =======    =======    =======   ========   =======   ========
Depreciation and Amortization..........   $ 1,397    $   148    $    66   $  1,494   $    --   $  3,105
                                          =======    =======    =======   ========   =======   ========
Interest Expense.......................   $    --    $    --    $    --   $    685   $    --   $    685
                                          =======    =======    =======   ========   =======   ========
Capital Expenditures...................   $    70    $     3    $    --   $  1,597   $    --   $  1,670
                                          =======    =======    =======   ========   =======   ========
Total Assets...........................   $44,230    $50,377    $ 1,407   $ 38,087   $   950   $135,051
                                          =======    =======    =======   ========   =======   ========

                                                                       EXHIBIT A

                             DISTRIBUTION AGREEMENT

                                  BY AND AMONG

                            THE PIONEER GROUP, INC.,

                           HARBOR GLOBAL COMPANY LTD.

                                      AND

                             HARBOR GLOBAL II LTD.

                              [            ], 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
DISTRIBUTION AGREEMENT......................................    1
  ARTICLE I  Definitions....................................    1
     Section 1.1   "Assumed Liabilities"....................    1
     Section 1.2   "DGCL"...................................    1
     Section 1.3   "Distribution"...........................    1
     Section 1.4   "Distribution Agreement".................    1
     Section 1.5   "Effective Time".........................    1
     Section 1.6   "Exchange Act"...........................    1
     Section 1.7   "Harbor Far East Exploration"............    1
     Section 1.8   "Harbor Far East Ventures"...............    1
     Section 1.9   "Harbor Global"..........................    1
     Section 1.10  "Harbor Global II".......................    2
     Section 1.11  "Harbor Global Common Stock".............    2
     Section 1.12  "Harbor Global Group"....................    2
     Section 1.13  "Harbor Global Indemnitees"..............    2
     Section 1.14  "Harbor Global Preferred Stock"..........    2
     Section 1.15  "Indemnified Claim"......................    2
     Section 1.16  "Indemnitee".............................    2
     Section 1.17  "Indemnifying Party".....................    2
     Section 1.18  "Information"............................    2
     Section 1.19  "Liabilities"............................    2
     Section 1.20  "Losses".................................    2
     Section 1.21  "Merger".................................    2
     Section 1.22  "Merger Agreement".......................    3
     Section 1.23  "OPIC Loan"..............................    3
     Section 1.24  "Parent".................................    3
     Section 1.25  "Parent Common Stock"....................    3
     Section 1.26  "Parent Group"...........................    3
     Section 1.27  "Parent Indemnitees".....................    3
     Section 1.28  "Pioneer Forest".........................    3
     Section 1.29  "PIOGlobal"..............................    3
     Section 1.30  "Pioneer Goldfields II"..................    3
     Section 1.31  "Pioneer International"..................    3
     Section 1.32  "Pioneer Omega"..........................    3
     Section 1.33  "Pioneer Poland Fund Holding Company"....    3
     Section 1.34  "Record Date"............................    3
     Section 1.35  "PREA"...................................    3
     Section 1.36  "Representatives"........................    3
     Section 1.37  "Restructuring"..........................    3
     Section 1.38  "Retained Liabilities"...................    3
     Section 1.39  "SEC"....................................    3
     Section 1.40  "Taxes"..................................    3
     Section 1.41  "Tax Separation Agreement"...............    3
     Section 1.42  "Time of Distribution"...................    3
     Section 1.43  "Transfer Agent".........................    3

                                                              PAGE
                                                              ----
  ARTICLE II  Capitalization of Harbor Global; Mechanics of
     the Distribution.......................................    4
     Section 2.1   Capitalization of Harbor Global..........    4
     Section 2.2   Mechanics of the Distribution............    4
     Section 2.3   Timing of Distribution...................    4
  ARTICLE III  Representations and Warranties of Harbor
     Global.................................................    4
     Section 3.1   Organization and Qualification...........    4
     Section 3.2   Authorization............................    4
     Section 3.3   Compliance...............................    4
  ARTICLE IV  Tax Matters...................................    5
     Section 4.1   Tax Separation Agreement.................    5
     Section 4.2   Tax Matters..............................    5
  ARTICLE V  Restructuring and Assumed Liabilities..........    5
     Section 5.1   Restructuring............................    5
     Section 5.2   Assumed Liabilities......................    7
     Section 5.3   Further Assurances.......................    7
     Section 5.4   Intercompany Balances....................    7
  ARTICLE VI  Covenants.....................................    8
     Section 6.1   Books and Records........................    8
     Section 6.2   Access...................................    8
     Section 6.3   Retention of Records.....................    8
     Section 6.4   Confidentiality..........................    8
     Section 6.5   Cooperation..............................    9
     Section 6.6   Mutual Release, Etc......................    9
     Section 6.7   Transaction Expenses.....................    9
     Section 6.8   Ashanti..................................   10
     Section 6.9   Names....................................   10
  ARTICLE VII  Indemnification..............................   10
     Section 7.1   Indemnification by Harbor Global.........   10
     Section 7.2   Indemnification by Parent................   10
     Section 7.3   Indemnification Procedures...............   11
     Section 7.4   Certain Limitations......................   11
     Section 7.5   Exclusivity of Tax Separation
      Agreement.............................................   11
  ARTICLE VIII  Conditions..................................   12
     Section 8.1   Tax Separation Agreement.................   12
     Section 8.2   Certain Transactions.....................   12
     Section 8.3   Registration of Harbor Global Common
      Stock.................................................   12
     Section 8.4   Conditions to Merger Satisfied...........   12
     Section 8.5   No Injunctions or Restraints.............   12

                                                              PAGE
                                                              ----
  ARTICLE IX  Miscellaneous and General.....................   12
     Section 9.1   Modification or Amendment................   12
     Section 9.2   Counterparts.............................   12
     Section 9.3   Governing Law............................   12
     Section 9.4   Notices..................................   12
     Section 9.5   Captions.................................   13
     Section 9.6   Assignment...............................   13
     Section 9.7   Certain Obligations......................   13
     Section 9.8   Specific Performance.....................   13
     Section 9.9   Severability.............................   13
     Section 9.10  Entire Agreement.........................   13
     Section 9.11  Jurisdiction.............................   13
SCHEDULE 5.2A...............................................   16
SCHEDULE 5.2B...............................................   18
SCHEDULE 5.2C...............................................   18
EXHIBIT A...................................................   19

                             DISTRIBUTION AGREEMENT

     DISTRIBUTION AGREEMENT dated as of [            ], 2000 (the "Distribution
Agreement") by and among The Pioneer Group, Inc., a Delaware corporation ("Parent"), Harbor Global Company Ltd., a Bermuda limited duration company and direct wholly owned subsidiary of Parent ("Harbor Global"), and Harbor Global II Ltd., a Bermuda limited duration company and indirect majority owned subsidiary of Harbor Global ("Harbor Global II").

     WHEREAS, Parent and UniCredito Italiano S.p.A., an Italian corporation, have entered into an Agreement and Plan of Merger dated as of May 14, 2000 (the "Merger Agreement"), providing for the merger of a wholly owned subsidiary of UniCredito Italiano S.p.A. with and into Parent (the "Merger") as described therein; and

     WHEREAS, immediately prior to the Effective Time (as defined in Section 1.3 of the Merger Agreement), subject to the satisfaction or waiver of the conditions set forth in Article VIII of this Distribution Agreement, the Board of Directors of Parent expects to distribute to holders of Parent common stock, par value $.10 per share ("Parent Common Stock"), all of the outstanding shares of Harbor Global common stock, par value $.0025 per share (the "Harbor Global Common Stock"), on a pro rata basis as described in Section 2.2 of this Distribution Agreement (the "Distribution"); and

     WHEREAS, it is intended by the parties to this Distribution Agreement that the Distribution will be preceded by a transfer by Parent of certain of its assets to Harbor Global and that such transfers, as described in Section 4.1 hereof shall qualify as tax-free contributions under Section 721 of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, the Board of Directors of Parent has approved this Distribution Agreement, and the Board of Directors of Parent believes this Distribution Agreement is in the best interests of the Parent stockholders. This Distribution Agreement sets forth and provides for certain agreements among Parent, Harbor Global and Harbor Global II in consideration of the separation of their ownership.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     Section 1.1  "Assumed Liabilities" shall have the meaning set forth in
Section 4.2 hereof.

     Section 1.2 "DGCL" shall mean the Delaware General Corporation Law, as amended.

     Section 1.3 "Distribution" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.4 "Distribution Agreement" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.5  "Effective Time" shall have the meaning set forth in Section
1.3 of the Merger Agreement.

     Section 1.6 "Exchange Act" shall have the meaning set forth in Section 8.3 hereof.

     Section 1.7 "Harbor Far East Exploration" shall have the meaning set forth in Section 5.1 hereof.

     Section 1.8  "Harbor Far East Ventures" shall have the meaning set forth in
Section 5.1 hereof.

     Section 1.9 "Harbor Global" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.10 "Harbor Global II" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.11 "Harbor Global Common Stock" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.12 "Harbor Global Group" shall mean Harbor Global and its direct and indirect subsidiaries (determined after giving effect to the transfers and transactions contemplated by Sections 5.1 and 5.2 of this Distribution Agreement), including any predecessor or successor entities.

     Section 1.13 "Harbor Global Indemnitees" shall have the meaning set forth in Section 7.2 hereof.

     Section 1.14 "Harbor Global Preferred Stock" shall mean the preferred stock, $.01 par value per share, of Harbor Global.

     Section 1.15 "Indemnified Claim" shall mean any demand, claim, action or proceeding subject to indemnification by either Parent or Harbor Global under
Section 7.1 or Section 7.2 of this Distribution Agreement, as applicable.

     Section 1.16 "Indemnitee" shall mean either any Parent Indemnitee or any Harbor Global Indemnitee, as applicable.

     Section 1.17  "Indemnifying Party" shall have the meaning set forth in
Section 7.3 of this Distribution Agreement.

     Section 1.18 "Information" of a party shall mean any and all information that such party or any of its Representatives furnish or have furnished to the receiving party or any of its Representatives and any information in the possession of a party or its Representatives which relates to the business or operations of the other party, whether furnished orally or in writing or by any other means or gathered by inspection or otherwise in one's possession and regardless of whether the same is specifically marked or designated as "confidential" or "proprietary," together with any and all notes, memoranda, analyses, compilations, studies or other documents (whether in hard copy or electronic media) prepared by the receiving party or any of its Representatives which contain or otherwise reflect such Information, together with any and all copies, extracts or other reproductions of any of the same; provided, however, that "Information" does not include information that:

          (a) is or becomes generally available to the public through no wrongful act of the receiving party or its Representatives;

          (b) is or becomes available to the receiving party on a non-confidential basis from a source other than the providing party or its Representatives, provided, that, such source is not known by the receiving party to be subject to a confidentiality obligation to the providing party; or

          (c) has been independently acquired or developed by the receiving party without violation of any of the obligations of the receiving party or its Representatives under this Distribution Agreement or otherwise.

     Section 1.19 "Liabilities" shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, mature or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

     Section 1.20 "Losses" shall mean any and all costs or expenses, including interest, penalties, costs of preparation and investigation and reasonable attorney's fees and disbursements imposed on or incurred, directly or indirectly, by any Indemnitee resulting from or arising out of any Indemnified Claim, net of any tax benefit actually realized by such Indemnitee in connection with any such Loss.

     Section 1.21 "Merger" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.22 "Merger Agreement" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.23 "OPIC Loan" shall mean the loan made by Overseas Private Investment Corporation to Closed Joint-Stock Company "Forest-Starma" under the Finance Agreement dated as of December 21, 1995 by and between Closed Joint-Stock Company "Forest-Starma" , a Russian joint stock company and indirect wholly owned subsidiary of Parent, and Overseas Private Investment Corporation, and guaranteed by Parent pursuant to the Project Completion Agreement dated as of December 21, 1995 by and among Overseas Private Investment Corporation, Parent, Closed Joint-Stock Company "Forest-Starma" and International Joint-Stock Company "Starma-Holding."

     Section 1.24 "Parent" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.25 "Parent Common Stock" shall have the meaning set forth in the preamble to this Distribution Agreement.

     Section 1.26 "Parent Group" shall mean Parent and its direct and indirect subsidiaries, other than Harbor Global and its direct and indirect subsidiaries (determined after giving effect to the transfers and transactions contemplated by Sections 5.1 and 5.2 of this Distribution Agreement), including any predecessor or successor entities.

     Section 1.27  "Parent Indemnitees" shall have the meaning set forth in
Section 7.1 hereof.

     Section 1.28  "Pioneer Forest" shall have the meaning set forth in Section
5.1 hereof.

     Section 1.29 "PIOGlobal" shall have the meaning set forth in Section 5.1 hereof.

     Section 1.30  "Pioneer Goldfields II" shall have the meaning set forth in
Section 5.1 hereof.

     Section 1.31  "Pioneer International" shall have the meaning set forth in
Section 5.1 hereof.

     Section 1.32  "Pioneer Omega" shall have the meaning set forth in Section
5.1 hereof.

     Section 1.33 "Pioneer Poland Fund Holding Company" shall have the meaning set forth in Section 5.1 hereof.

     Section 1.34 "Record Date" shall mean the date designated by or pursuant to the authorization of the Board of Directors of Parent for the purpose of determining the stockholders of Parent entitled to participate in the Distribution.

     Section 1.35 "PREA" shall have the meaning set forth in Section 5.1 hereof.

     Section 1.36 "Representatives" of a party shall mean such party's affiliates, directors, officers, employees, agents or other representatives, including attorneys, accountants and financial advisors.

     Section 1.37  "Restructuring" shall have the meaning set forth in Section
5.1 hereof.

     Section 1.38  "Retained Liabilities" shall have the meaning set forth in
Section 5.2 hereof.

     Section 1.39  "SEC" shall have the meaning set forth in Section 8.3 hereof.

     Section 1.40 "Taxes" shall have the meaning set forth in Section 1.19 of the Tax Separation Agreement.

     Section 1.41 "Tax Separation Agreement" shall have the meaning set forth in Section 4.1 hereof.

     Section 1.42 "Time of Distribution" shall mean the time as of which the Distribution is effective pursuant to Section 2.3 hereof.

     Section 1.43 "Transfer Agent" shall mean Equiserve Limited Partnership as transfer agent for Harbor Global Common Stock.

                                   ARTICLE II

         CAPITALIZATION OF HARBOR GLOBAL; MECHANICS OF THE DISTRIBUTION

     Section 2.1 Capitalization of Harbor Global. The authorized capital stock of Harbor Global consists of 12 million shares of Harbor Global Common Stock of which a number of shares equal to one-fifth of the shares of Parent Common Stock issued and outstanding at the Time of Distribution are issued and outstanding and owned beneficially and of record by Parent and one million shares of Harbor Global Preferred Stock, none of which are issued and outstanding.

     Section 2.2 Mechanics of the Distribution. The Distribution will be effected by the declaration of the Distribution by the Board of Directors of Parent and the distribution to each holder of record of shares of Parent Common Stock as of the Record Date of certificates representing one share of Harbor Global Common Stock for every five shares of Parent Common Stock held by such holder on the Record Date multiplied by the number of shares of Parent Common Stock held by such holder. Fractional shares of Harbor Global Common Stock will be distributed to holders entitled thereto.

     Section 2.3 Timing of Distribution. Immediately prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in
Article VII of this Distribution Agreement, the Board of Directors of Parent shall declare the Distribution and shall authorize Parent to effect the Distribution by delivering certificates representing all of the issued and outstanding Harbor Global Common Stock to the Transfer Agent for delivery to the holders entitled thereto as described in Section 2.2 above. The Distribution will be deemed to be effective upon notification by Parent to the Transfer Agent that the Distribution has been declared and that the Transfer Agent is authorized to proceed with the Distribution.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF HARBOR GLOBAL

     Harbor Global represents and warrants to Parent as follows, each of which representations and warranties are true and correct as of the date hereof. The representations and warranties set forth herein constitute the sole representations and warranties made by or on behalf of Harbor Global in connection with the transactions contemplated in this Distribution Agreement, notwithstanding delivery or disclosure of other information prior to the date hereof.

     Section 3.1 Organization and Qualification. Harbor Global is a company limited by shares, duly organized and validly existing under the laws of Bermuda and has all requisite corporate power to own properties and to carry on its business as now conducted and as presently contemplated. Harbor Global is in good standing or licensed as a foreign corporation and is duly authorized to do business in each jurisdiction in which its property or business, as presently conducted or contemplated, makes such qualification necessary, except where a failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, materially impair the ability of Harbor Global to perform its obligations hereunder.

     Section 3.2 Authorization. Harbor Global has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution and delivery of this Distribution Agreement and for the performance by Harbor Global of its obligations under this Distribution Agreement. This Distribution Agreement has been duly executed and delivered by Harbor Global and constitutes a valid and binding obligation of Harbor Global, enforceable against Harbor Global in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors rights and general principles of equity.

     Section 3.3 Compliance. The execution and delivery of this Distribution Agreement and the consummation of the transactions contemplated hereby will not result in a violation of Harbor Global's memorandum of association, by-laws or any of its material agreements, except where such violation, individually or in the aggregate, would not materially impair the ability of Harbor Global to perform its obligations hereunder.

                                   ARTICLE IV

                                  TAX MATTERS

     Section 4.1 Tax Separation Agreement. Prior to the Time of Distribution, Harbor Global, Harbor Global II and Parent shall enter into an agreement relating to past and future tax sharing and certain issues associated therewith in the form attached hereto as Exhibit A (the "Tax Separation Agreement").

     Section 4.2 Tax Matters. Notwithstanding anything to the contrary in this Distribution Agreement, Liabilities of the parties for Taxes are governed by the terms of the Tax Separation Agreement.

                                   ARTICLE V

                     RESTRUCTURING AND ASSUMED LIABILITIES

     Section 5.1 Restructuring. Prior to the Time of Distribution, Parent, Harbor Global and Harbor Global II shall cause the following transactions to occur as set forth below (the "Restructuring"):

          (a) Parent shall effect the following transactions:

             (i) organize Harbor Global and cause it to make any elections or take any other actions necessary to cause it to be treated as a disregarded entity for United States federal income tax purposes;

             (ii) transfer, assign and convey all of the capital stock of Closed Joint-Stock Company "Tas-Yurjah" Mining Company, a Russian joint-stock company, owned by Parent to Harbor Far East Exploration, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent ("Harbor Far East Exploration");

             (iii) transfer, assign and convey all of the capital stock of JSL Co. Dalplaz, a Russian joint-stock company, owned by parent to Harbor Far East Exploration;

             (iv) transfer, assign and convey all of the capital stock of Closed Joint-Stock Company "Pioneer-Starma-Equipment," a Russian joint-stock company, owned by Parent to Harbor Far East Ventures, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent ("Harbor Far East Ventures");

             (v) transfer, assign and convey all of the capital stock of International Joint-Stock Company "Starma-Holding," a Russian joint-stock company, owned by Parent to certain employees and directors of International Joint-Stock Company "Starma-Holding";

             (vi) transfer, assign and convey all of the capital stock of Closed Joint-Stock Company "Starma-Port," a Russian joint-stock company, owned by Parent to certain employees and directors of Closed Joint-Stock Company "Starma-Port";

             (vii) transfer, assign and convey all of the assets of Pioneer Forest, Inc., a Delaware corporation and wholly owned subsidiary of Parent, to Pioneer Forest, LLC, a Delaware limited liability company and wholly owned subsidiary of Pioneer Forest, Inc. ("Pioneer Forest"), and liquidate Pioneer Forest, Inc.;

             (viii) cause Pioneer Real Estate Advisors, Inc., a Delaware corporation and wholly owned subsidiary of Parent, to convert to a Delaware limited liability company, PREA, LLC ("PREA"), pursuant to
        Section 266(b) of the DGCL;

             (ix) cause Pioneer First Polish Investment Fund, S.A., a Polish joint stock company and indirect wholly owned subsidiary of Parent, to sell, transfer, assign and convey its interest in Polish Real Estate Fund, S.A., a Polish joint stock company, to PREA;

             (x) cause PREA to transfer, assign and convey its membership interests in PBO Property Capital, L.L.C. to Parent;

             (xi) cause Pioneer Goldfields II Limited, a corporation dually incorporated in Delaware and Guernsey, Channel Islands and wholly owned subsidiary of Parent ("Pioneer Goldfields II"), to revoke its Delaware charter pursuant to Section 390 of the DGCL;

             (xii) cause Pioneer Omega, Inc., a Delaware corporation and wholly owned subsidiary of Parent, to convert into a Delaware limited liability company, Pioneer Omega, LLC (" Pioneer Omega"), pursuant to Section 266(b) of the DGCL;

             (xiii) cause Luscinia, Inc., a wholly owned subsidiary of Pioneer Omega, Theta Enterprises, Inc., a wholly owned subsidiary of Pioneer Omega, and Pioneer First Russia, Inc., a majority owned subsidiary of Pioneer Omega, each a Delaware corporation, to be converted into Delaware limited liability companies pursuant to Section 266(b) of the DGCL;

             (xiv) cause Pioneer Poland U.S. (Jersey) Limited, a corporation dually incorporated in Delaware and Jersey, Channel Islands and direct wholly owned subsidiary of Pioneer International Corporation, which is a direct wholly owned subsidiary of Parent ("Pioneer International") ("Pioneer Poland Fund Holding Company"), to revoke its Delaware charter pursuant to Section 390 of the DGCL;

          (b) Parent shall contribute, or cause Pioneer International to contribute, as a capital contribution to Harbor Global:

             (i) $22.6 million in cash;

             (ii) 100% of the issued and outstanding membership interests of Harbor Far East Exploration;

             (iii) 100% of the issued and outstanding membership interests of Harbor Far East Ventures;

             (iv) 100% of the issued and outstanding capital stock of Pioneer Forest;

             (v) 100% of the issued and outstanding membership interests in PREA;

             (vi) 100% of the issued and outstanding membership interests of Pioneer Goldfields II;

             (vii) 250 of the issued and outstanding shares of common stock, par value $.10 per share, of Pioneer Metals and Technology, Inc., a Delaware corporation, such shares representing Parent's entire interest in Pioneer Metals and Technology, Inc.;

             (viii) 100% of the issued and outstanding capital stock of Pioneer Omega;

             (ix) 100% of the issued and outstanding capital stock of PIOGlobal Corporation, a Delaware corporation and wholly owned subsidiary of Parent;

             (x) 100% of the issued and outstanding share capital of Pioneering Management, Ltd., a Polish joint-stock company and wholly owned subsidiary of Pioneer International;

             (xi) 100% of the issued and outstanding capital stock of Pioneer Investments Poland Limited, a Jersey, Channel Islands corporation and direct wholly owned subsidiary of Pioneer International;

             (xii) 100% of the issued and outstanding share capital of Pioneer Polish Fund Holding Company;

             (xiii) all of the capital stock of Anabasis Enterprises Ltd., a Cypriot company, owned by Parent, such shares representing 99% of the issued and outstanding capital stock of Anabasis Enterprises Ltd.;

             (xiv) all of the capital stock of Pioneer Omega (Cyprus) Ltd., a Cypriot company, owned by Parent;

             (xv) all of the capital stock of PT Pioneer Ongko, an Indonesian corporation, owned by Parent;

          (c) Parent shall pay the outstanding balance of the OPIC Loan, including any and all interest and other amounts payable in respect thereof;

          (d) Harbor Global shall (i) organize HGC Ltd., a Bermuda limited duration company and wholly owned subsidiary of Harbor Global ("HGC"), (ii) contribute an amount of cash to HGC as a contribution to capital necessary to permit HGC to purchase a 1% equity interest in Harbor Global II and
     (iii) cause HGC to make any elections or take any other actions necessary to cause it to be treated as a corporation for United States federal income tax purposes;

          (e) Harbor Global shall (i) organize Harbor Global II, (ii) cause HGC to purchase a 1% equity interest in Harbor Global II, (iii) transfer, assign and convey all of its assets to Harbor Global II as a contribution to capital and (iii) cause Harbor Global II to make any elections or take any other actions necessary to cause it to be treated as a partnership for United States federal income tax purposes; and

          (f) Harbor Global shall (i) cause Harbor Global II to organize HGCL Ltd., a Bermuda limited duration company and wholly owned subsidiary of Harbor Global II ("HGCL"), (ii) cause HGCL to make any elections or take any other actions necessary to cause it to be treated as a corporation for United States federal income tax purposes and (iii) cause Harbor Global II to transfer, assign and convey all of the issued and outstanding equity of Pioneer Forest, PREA and Pioneer Omega to HGCL as a contribution to capital.

     Section 5.2 Assumed Liabilities. Except as otherwise specifically set forth in the Merger Agreement or the Tax Separation Agreement, at or prior to the Time of Distribution, Harbor Global shall, or shall cause the appropriate member of the Harbor Global Group to, unconditionally assume and undertake to pay, satisfy and discharge when due and in accordance with their terms all Liabilities (whether arising before or after the Time of Distribution) to the extent arising out of, based upon or resulting from the operation of the business of, or to the extent relating to, any member of the Harbor Global Group, other than the Retained Liabilities and the Liabilities listed on Schedules 5.2A, 5.2B and 5.2C hereof (collectively, the "Assumed Liabilities"), and Parent shall retain, or shall cause the appropriate member of the Parent Group to retain, and undertake to pay, satisfy and discharge when due in accordance with their terms all Liabilities (whether arising before or after the Time of Distribution) of Parent to the extent arising out of, based upon or resulting from the operation of the business of, or to the extent relating to
(i) any member of the Parent Group (the "Retained Liabilities") or (ii) the Liabilities set forth on Schedules 5.2A, 5.2B and 5.2C hereof; provided, however, that the parties hereto will use their reasonable efforts to cause the Liabilities described in Items 1 and 2 of Schedule 5.2A to this Distribution Agreement to be assigned to and assumed by Pioneer Forest with a mutual release of liability.

     Section 5.3 Further Assurances. If after the Time of Distribution, either party holds assets which by the terms hereof or of the Merger Agreement were intended to be assigned and transferred to, or retained by, the other party, such party shall promptly assign and transfer or cause to be assigned or transferred such assets to the other party, and the parties agree that the transferring party will hold such assets as trustee of the transferee party and all income and risk of loss of the transferred assets after the Time of Distribution shall be for the account of the intended owner. Each of the parties hereto, at its own cost and expense, shall promptly execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Distribution Agreement and to consummate the transactions contemplated hereby.

     Section 5.4 Intercompany Balances. Any indebtedness, accounts receivable or other intercompany obligations of another nature accrued prior to the Time of Distribution between Parent and any member of the Harbor Global Group shall either be contributed as a capital contribution or otherwise contributed by Parent to a member of the Harbor Global Group. At the Time of the Distribution, there shall not be

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

outstanding any indebtedness or accounts payable or receivable between the Parent Group and the Harbor Global Group.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1 Books and Records. Prior to or as promptly as practicable after completion of the Restructuring, Parent shall deliver to Harbor Global all corporate books and records of the members of the Harbor Global Group in the possession of the Parent Group and the relevant portions (or copies thereof) of all corporate books and records of the Parent Group relating directly and primarily to the members of the Harbor Global Group, the Assumed Liabilities or the Liabilities listed on Schedule 5.2A and 5.2C hereof, including, in each case, all active agreements, active litigation files and government filings. From and after the completion of the Restructuring, all such books, records and copies shall be the property of Harbor Global. Parent may retain copies of all such corporate books and records. Prior to or as promptly as practicable after the completion of the Restructuring, Harbor Global shall deliver to Parent all corporate books and records of the members of the Parent Group in the possession of any member of the Harbor Global Group and relevant portions (or copies thereof) of all corporate books and records of the Harbor Global Group relating directly and primarily to the members of the Parent Group, the Retained Liabilities or the Liabilities listed on Schedule 5.2B hereof, including, in each case, all active agreements, active litigation files and government filings. From and after the completion of the Restructuring, all such books, records and copies shall be the property of Parent. Harbor Global may retain copies of all such corporate books and records.

     Section 6.2 Access. From and after the Time of Distribution, each of Parent and Harbor Global shall afford the other and the other's Representatives reasonable access and duplicating rights without cost or expense to the requesting party during normal business hours and upon reasonable advance notice, to all information within the possession or control of the Parent Group or the Harbor Global Group, as the case may be, to the extent relating to the business, assets or Liabilities of the other as they existed prior to the completion of the Restructuring or to the extent relating to or arising in connection with the relationship between the Parent Group or the Harbor Global Group, as the case may be, prior to the Restructuring. Without limiting the foregoing, information may be requested under this Section 6.2 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     Section 6.3 Retention of Records. If any information relating to the businesses, assets or Liabilities of the Parent Group or the Harbor Global Group is retained by the Harbor Global Group or the Parent Group, respectively, each of Parent and Harbor Global shall, and shall cause each member of the Parent Group and the Harbor Global Group, respectively, to retain all such information in the Parent Group's or the Harbor Global Group's possession or under its control until such information is at least ten years old except that if prior to the expiration of such period Parent or Harbor Global wishes to destroy or dispose of any such information that is at least three years old, prior to destroying or disposing of any of such information (a) Parent or Harbor Global shall provide no less than 45 days' prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if prior to the scheduled date of such destruction or disposal, the other party requests in writing that any of the information proposed to be destroyed or disposed of be delivered to such other party, Parent or Harbor Global, as applicable, promptly shall arrange for the delivery of the requested information to a location specified by, and at the expense of, the requesting party.

     Section 6.4  Confidentiality.

     (a) Each party hereto shall keep, and shall cause its Representatives to keep, the other party's Information strictly confidential and will disclose such Information only to such of its Representatives who need to know such Information and who agree to be bound by this Section 6.4 and not to disclose such Information to any other person or entity. Without the prior written consent of the other party, each party and its Representatives shall not disclose the other party's Information to any person or entity except as may be required by (i) federal securities laws or (ii) a judicial process; provided, that disclosure required by a judicial process shall be made in accordance with Section 6.4(b).

     (b) In the event that either party or any of its Representatives receives a request or is required by law or judicial process to disclose to a court or other tribunal all or any part of the other party's Information, the receiving party or its Representatives shall promptly notify the other party of the request in writing, and consult with and assist the other party in seeking a protective order or request for other appropriate remedy. In the event that such protective order or other remedy is not obtained or the other party waives compliance with the terms hereof, such receiving party or its Representatives, as the case may be, shall disclose only that portion of the Information or facts which, in the written opinion of the receiving party's outside counsel, is legally required to be disclosed, and will exercise its respective reasonable best efforts to assure that confidential treatment will be accorded such Information or facts by the persons or entities receiving the same. The providing party will be given an opportunity to review the Information or facts prior to disclosure.

     Section 6.5 Cooperation. The parties shall cooperate with each other in all reasonable respects to ensure (a) that the Restructuring and the assumption of the Retained Liabilities and the Assumed Liabilities are consummated in accordance with the terms hereof, (b) the retention by Parent of the Parent Group, including allocating rights and obligations under any contract, agreement, undertaking or other commitment, if any, of the Parent Group or of the Harbor Global Group that relate to the business or operations of any member of the Parent Group and the Liabilities listed on Schedules 5.2A, 5.2B and 5.2C hereof, and (c) the retention by Harbor Global of the Harbor Global Group, including allocating rights and obligations under any contract, agreement, undertaking or other commitment, if any, of the Harbor Global Group or of the Parent Group that relate to the business or operations of any member of the Harbor Global Group, other than the Liabilities listed on Schedules 5.2A, 5.2B and 5.2C hereof. In addition, Harbor Global shall use reasonable efforts to take all steps necessary to release Parent from its Liabilities relating to Items 12 through 16 listed on Schedule 5.2A hereof.

     Section 6.6 Mutual Release, Etc. Effective upon the Time of Distribution and except as otherwise specifically set forth in this Distribution Agreement, each member of the Parent Group on one hand and each member of the Harbor Global Group on the other hand releases and forever discharges each member of the other of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, undertakings, commitments, damages and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against such other party or any of its assigns, which the releasing party has or ever had, which arise out of or relate to events, circumstances or actions taken by such other party prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to any demands, actions, causes of action, suits, accounts, covenants, agreements, undertakings, commitments, damages and any and all claims, demands and liabilities arising out of or relating to this Distribution Agreement, the Merger Agreement or the Tax Separation Agreement or the transactions contemplated hereby or thereby and shall not affect either party's right to enforce this Distribution Agreement or any other agreement contemplated hereby or thereby in accordance with its terms. Each party understands and agrees that, except as otherwise specifically provided herein, neither the other party nor any of its subsidiaries is, in this Distribution Agreement or any other agreement (other than the Merger Agreement), or document, representing or warranting to such party in any way as to the assets, business or liabilities transferred or assumed as contemplated hereby or thereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Distribution Agreement, it being agreed and understood that each party shall take each of the assets transferred, retained or assumed by it pursuant to this Distribution Agreement "as is" and that such party shall bear the economic and legal risk that the title to any such asset shall be other than good and marketable and free from encumbrances.

     Section 6.7 Transaction Expenses. For purposes of this Distribution Agreement, all reasonable expenses in connection with this Distribution Agreement and the Tax Separation Agreement and the transactions contemplated hereby and thereby, including all fees and expenses of Parent's investment bankers and counsel, shall be paid by Parent; it being understood that all expenses under $5 million shall be considered reasonable and that the reasonableness of expenses of $5 million and over are to be determined in light of the facts and circumstances.

     Section 6.8 Ashanti. Harbor Global agrees that promptly upon the fifth anniversary of the closing of the Purchase Agreement dated May 11, 2000 by and among Pioneer Goldfield II Limited ("Goldfield II"), Goldfields Teberebie Limited, and Ashanti Goldfields Company Limited (the "Purchase Agreement") or, if there is any indemnification claim pending under the Purchase Agreement as of the fifth anniversary, promptly after resolution of all such claims, it will pay to Parent the lesser of (i) $5 million or (ii) the proceeds received by Goldfield II under the Purchase Agreement less any indemnification claims paid under the Purchase Agreement.

     Section 6.9 Names. Harbor Global and Harbor Global II agree that from and after the Effective Time, the name "Pioneer" and all similar related names, marks and logos (all such names, marks and logos being the "Parent Names") shall be owned by Parent or a Continuing Subsidiary (as defined in the Merger Agreement), that no member of the Harbor Global Group shall have any rights in, and shall not use, any Parent Name, and that no member of the Harbor Global Group shall contest the ownership or validity of any rights of Parent or any of its Continuing Subsidiaries in or to the Parent Names; provided, however, Parent, Harbor Global and Harbor Global II shall use good faith efforts to enter into a mutually agreeable right and license to use the Parent Names effective for a reasonable period of time after the Effective Time in connection with the conduct by the members of the Harbor Global Group of their respective businesses as such businesses were conducted prior to the Effective Time.

                                  ARTICLE VII

                                INDEMNIFICATION

     Section 7.1 Indemnification by Harbor Global. Subject to the provisions of this Article VII, Harbor Global shall indemnify, defend and hold harmless the members of the Parent Group and the respective officers, directors, employees, agents, successors and assigns of the members of the Parent Group (collectively, the "Parent Indemnitees") from and against, and pay or reimburse members of the Parent Group for all Losses, as incurred:

          (a) relating to or arising from the business or operations of any member of the Harbor Global Group, the assets of any member of the Harbor Global Group, the Assumed Liabilities or, notwithstanding anything to the contrary contained herein, the Liabilities listed on Schedule 5.2A hereof and the Liabilities, if any, listed on Schedule 5.2C hereto, whether such Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Time of Distribution;

          (b) relating to or arising from the breach by any member of the Harbor Global Group of any agreement or covenant contained in this Distribution Agreement; or

          (c) relating to or arising from the breach by Harbor Global of any representation or warranty contained in Article III herein.

     Section 7.2  Indemnification by Parent.  Subject to the provisions of this
Article VII, Parent shall indemnify, defend and hold harmless the members of the Harbor Global Group and the respective officers, directors, employees, agents, successors and assigns of the members of the Harbor Global Group (collectively, the "Harbor Global Indemnitees") from and against, and pay or reimburse members of the Harbor Global Group for all Losses, as incurred:

          (a) relating to or arising from the business or operations of any member of the Parent Group, the assets of any member of the Parent Group, the Retained Liabilities or, notwithstanding anything to the contrary contained herein, the Liabilities listed on Schedule 5.2B hereof, whether such Losses relate to or arise from events, occurrences, actions, omissions, facts or circumstances occurring, existing or asserted before, at or after the Time of Distribution; or

          (b) relating to or arising from the breach by any member of the Parent Group of any agreement or covenant contained in this Distribution Agreement which by its express terms is to be performed or complied with after the Time of Distribution.

     Section 7.3  Indemnification Procedures.

     (a) Any Indemnitee shall give written notice to the party who may become obligated to provide indemnification hereunder (the "Indemnifying Party") in reasonable detail and promptly, and in any event within 30 days after receipt by such Indemnitee of written notice of the Indemnified Claim; provided, that, failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. After any required notification pursuant to this Section 7.3, the Indemnitee shall promptly deliver to the Indemnifying Party copies of all notices, court documents or other documents received by the Indemnitee relating to the Indemnified Claim.

     (b) If an Indemnified Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. If the Indemnifying Party elects to assume the defense of an Indemnified Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal expenses incurred by the Indemnitee in connection with the defense thereof. The Indemnitee shall have the right to employ, at its own expense, one separate counsel in any suit , action or proceeding and to participate in the defense thereof; provided, that, the Indemnifying Party shall control such defense. The Indemnifying Party shall pay the fees and expenses of counsel employed by the Indemnitee during any period which the Indemnifying Party has not assumed the defense thereof, other than any period in which the Indemnitee shall have failed to give notice of the Indemnified Claim as provided above. The Indemnifying Party shall not, without the Indemnitee's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, settle or compromise any Indemnified Claim or consent to the entry of any judgement with respect to any Indemnified Claim if such settlement, compromise or judgment provides for injunctive or other nonmonetary relief affecting the Indemnitee or does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Indemnified Claim. If the Indemnifying Party shall have assumed the defense of an Indemnified Claim, the Indemnitee shall not admit any liability with respect to, or settle, compromise or discharge, such Indemnified Claim without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

     Section 7.4  Certain Limitations.

     (a) The amount of any Loss or other liability for which indemnification is provided under this Distribution Agreement or any other amounts payable or reimbursable by one party to another under this Distribution Agreement shall be net of any amounts actually recovered by the Indemnitee from third parties, including amounts actually recovered under insurance policies, with respect to such Losses.

     (b) Neither Harbor Global nor Parent shall have any liability for any Losses, whether pursuant to this Article VII or otherwise pursuant to this Distribution Agreement, unless the aggregate amount of all Losses for which Harbor Global or Parent, respectively, would be liable, but for this Section 7.4(b), exceeds on a cumulative basis an amount equal to $250,000. If aggregate Losses for which Harbor Global or Parent, respectively, would be liable exceeds $250,000, Harbor Global or Parent, respectively, shall be liable under Section
7.1 or Section 7.2, respectively, only for the aggregate amount of Losses that exceeds $250,000.

     Section 7.5 Exclusivity of Tax Separation Agreement. Notwithstanding anything in this Distribution Agreement to the contrary, the Tax Separation Agreement shall be the exclusive agreement among the parties with respect to all tax matters, including indemnification with respect to tax matters.

                                  ARTICLE VIII

                                   CONDITIONS

     The obligations of Parent and Harbor Global to consummate the Distribution shall be subject to the fulfillment of each of the following conditions:

          Section 8.1 Tax Separation Agreement. The Tax Separation Agreement, in the form attached as Exhibit A hereto, shall have been executed and delivered by each of Parent, Harbor Global and Harbor Global II.

          Section 8.2 Certain Transactions. The Restructuring shall have been consummated in accordance with Article V in all material respects.

          Section 8.3 Registration of Harbor Global Common Stock. Any registration statement filed by Harbor Global with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to Harbor Global Common Stock shall be effective under the Exchange Act.

          Section 8.4 Conditions to Merger Satisfied. The obligation of Parent to consummate the Distribution shall be subject to the satisfaction (or waiver by Parent) of the conditions to the obligations of Parent to consummate the Merger set forth in Sections 6.1 and 6.2 of the Merger Agreement, other than the condition as to the consummation of the transactions contemplated by this Distribution Agreement.

          Section 8.5 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and if such order or injunction exists, each party agrees to use reasonable efforts to have any such order reversed or injunction lifted.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     Section 9.1 Modification or Amendment. The parties hereto may modify or amend this Distribution Agreement by written agreement executed and delivered by authorized officers of the respective parties.

     Section 9.2 Counterparts. For the convenience of the parties hereto, this Distribution Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

     Section 9.3 Governing Law. This Distribution Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of law principles.

     Section 9.4 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally or (ii) on the date as of which delivery to the receiving party is confirmed if delivered by Federal Express or other next-day courier service or by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party receiving such notice:

         If to Parent:

         The Pioneer Group, Inc.
         60 State Street
         18th Floor
         Boston, MA 02109-1820
         Attn: Robert P. Nault, General Counsel

         If to Harbor Global or Harbor Global II

         Harbor Global Company Ltd.
         60 State Street
         18th Floor
         Boston, MA 02109-1820
         Attn: Stephen G. Kasnet, Chief Executive Officer

     Section 9.5 Captions. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Distribution Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     Section 9.6 Assignment. No party to this Distribution Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Distribution Agreement without the express written consent of the other party hereto in its sole and absolute discretion, except that either party hereto may assign any of its rights hereunder to a successor to all or any part of its business or to any of its wholly owned subsidiaries. Except as aforesaid, any such conveyance, assignment or transfer without the express written consent of the other party shall be void ab initio. No assignment of this Distribution Agreement or any rights hereunder shall relieve the assigning party of its obligations hereunder.

     Section 9.7 Certain Obligations. Whenever this Distribution Agreement requires any of the subsidiaries of any party to take any action, this Distribution Agreement will be deemed to include an undertaking on the part of such party to cause such subsidiary to take such action.

     Section 9.8 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Distribution Agreement, the party or parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Distribution Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

     Section 9.9 Severability. If any provision of this Distribution Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the application of such provision to any other persons or circumstances. In the event that the terms and conditions of this Distribution Agreement are materially altered as a result of this Section, the parties shall negotiate in good faith to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     Section 9.10 Entire Agreement. This Distribution Agreement, the Tax Separation Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     Section 9.11 Jurisdiction. Each of Parent and Harbor Global hereby (i) consents to be subject to the jurisdiction of the United States District Court for the District of Delaware and the jurisdiction of the courts of the State of Delaware in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Distribution Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Distribution Agreement or the transactions contemplated hereby in any court other than the Untied States District Court for the District of Delaware or the courts of the State of Delaware, (iv) irrevocably waives (x) any objection that it may have or hereafter have to the changing of venue of any such suit, action or proceeding in such court and (y) any claim that any such suit, action or proceeding in any such court has been brought in an inconvenient forum and (v) irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 9.4 hereof.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Distribution Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                          THE PIONEER GROUP, INC.

                                          By:
                                            ------------------------------------
                                              Name: John F. Cogan, Jr.
                                              Title:  Chairman, President and
                                                      Chief
                                                      Executive Officer

                                          HARBOR GLOBAL COMPANY LTD.

                                          By:
                                            ------------------------------------
                                              Name: Stephen G. Kasnet
                                              Title:  President and Chief
                                                      Executive
                                                      Officer

                                          HARBOR GLOBAL II LTD.

                                          By:
                                            ------------------------------------
                                              Name: Stephen G. Kasnet
                                              Title:  President and Chief
                                                      Executive
                                                      Officer

                    Signature Page to Distribution Agreement

                                 SCHEDULE 5.2A

     The following Liabilities shall remain Liabilities of Parent after the Time of the Distribution; provided, however, that Harbor Global will indemnify, defend and hold harmless the Parent Indemnitees for all Losses incurred in connection with the Liabilities listed on this Schedule 5.2A pursuant to Article VII hereof; and provided, further, that Items 1 and 2 shall remain Liabilities of Parent only until such Items are assigned to and assumed by Pioneer Forest:

          1. All Liabilities of Parent under the Loan Agreement dated as of January 30, 1996, as amended by the First Amendment to the Loan Agreement dated as of January 1, 1999, by and between State Street Bank and Trust Company and Closed Joint-Stock Company "Forest-Starma," the Master Short-Term Credit Agreement dated as of March 19, 1996 by and between State Street Bank and Trust Company and Closed Joint-Stock Company "Forest-Starma" and the Loan Agreement dated as of September 18, 1997 by and between State Street Bank and Trust Company and Closed Joint-Stock Company "Forest-Starma" each as assigned by State Street Bank and Trust Company to Parent pursuant to the Assignment Agreement dated as of January 20, 1999 by and among Parent, State Street Bank and Trust Company and Closed Joint-Stock Company "Forest-Starma."

          2. All Liabilities of Parent under the Agreement on Assignment of Rights Under Promissory Note dated as of January 25, 2000, as amended as of April 25, 2000, by and between Parent and Closed Joint-Stock Company "Forest-Starma."

          3. All Liabilities of Parent under the Assignment Agreement dated as of May 10, 2000 by and among Pioneer Forest, LLC, Parent and State Street Bank and Trust Company under which State Street Bank and Trust Company assigned to Parent all of its rights, title and interest in, and Parent assigned to Pioneer Forest, LLC all of its rights, title and interest in, the Participation Agreement dated as of March 18, 1996, as amended by the First Amendment to the Participation Agreement dated as of December 6, 1996, by and between Parent and State Street Bank and Trust Company and the Participation Agreement dated as of September 17, 1997 by and between Parent and State Street Bank and Trust Company (relating to certain loans to Closed Joint-Stock Company "Forest-Starma").

          4. All Liabilities of Parent under the Assignment Agreement dated as of May 10, 2000 by and among Pioneer Forest, LLC, Parent and State Street Bank and Trust Company under which Parent assigned to Pioneer Forest, LLC all of its rights, title and interest in the Participation Agreement dated as of January 30, 1996 by and between Parent and State Street Bank and Trust Company (relating to a loan to Closed Joint-Stock Company "Forest-Starma.").

          5. All Liabilities of Parent under the Assignment Agreement dated as of May 12, 2000 by and among Pioneer Forest, LLC, Parent and State Street Bank and Trust Company under which State Street Bank and Trust Company assigned to Parent all of its rights, title and interest in the Participation Agreement dated as of January 30, 1996 by and between Parent and State Street Bank and Trust Company (relating to a loan to Closed Joint-Stock Company "Forest-Starma.").

          6. All Liabilities of Parent under the Assignment Agreement dated as of May 2, 2000 by and among Harbor Far East Ventures, LLC, Parent and State Street Bank and Trust Company under which Parent assigned to Harbor Far East Ventures, LLC all of its rights, title and interest in the Participation Agreement dated as of September 17, 1997, as amended by the First Amendment to the Participation Agreement dated as of March 19, 1998, by and between Parent and State Street Bank and Trust Company (relating to a loan to Closed Joint-Stock Company "Pioneer-Starma-Equipment").

          7. All Liabilities of Parent under the Assignment Agreement dated as of May 2, 2000 by and among Harbor Far East Exploration, LLC, Parent and State Street Bank and Trust Company under which Parent assigned to Harbor Far East Exploration, LLC all of its rights, title and interest in the Participation Agreement dated as of February 14, 1997, as amended by the First Amendment to the

     Participation Agreement dated as of March 19, 1998 and the Second Amendment to the Participation Agreement dated as of June 30, 1999, by and between Parent and State Street Bank and Trust Company (relating to a loan to Closed Joint-Stock Company "Tas-Yurjah Mining Company").

          8. All Liabilities of Parent under the Assignment Agreement dated as of May 2, 2000 by and among Pioneer Forest, LLC, Parent and State Street Bank and Trust Company under which Parent assigned to Pioneer Forest, LLC all of its rights, title and interest in the Participation Agreement dated as of September 17, 1997, as amended by the First Amendment to the Participation Agreement dated as of March 19, 1998, by and between Parent and State Street Bank and Trust Company (relating to a loan to Closed Joint-Stock Company "Udinskoye").

          9. All Liabilities of Parent under the Assignment Agreement dated as of May 2, 2000 by and among Pioneer Forest, LLC, Parent and State Street Bank and Trust Company under which Parent assigned to Pioneer Forest, LLC all of its rights, title and interest in the Participation Agreement dated as of September 17, 1997, as amended by a First Amendment to the Participation Agreement dated as of January 22, 1998 and a Second Amendment to the Participation Agreement dated as of July 17, 1998, by and between Parent and State Street Bank and Trust Company (relating to a loan to Closed Joint-Stock Company "Amgun-Forest").

          10. All Liabilities of Parent under the Assignment Agreement dated as of May 2, 2000 by and among Harbor Far East Ventures, LLC, Parent and State Street Bank and Trust Company under which Parent assigned to Harbor Far East Ventures, LLC all of its rights, title and interest in the Participation Agreement dated as of November 25, 1997 and the Second Participation Agreement dated as of May 20, 1998, each by and between Parent and State Street Bank and Trust Company (relating to a loan to International Closed Joint-Stock Company "Starma-Holding").

          11. All Liabilities of Parent under the Assignment Agreement dated as of November 29, 1999 by and among Pioneer Metals and Technology, Inc., Parent and State Street Bank and Trust Company under which Parent assigned to Pioneer Metals and Technology, Inc. all of its rights, title and interest in the Second Participation Agreement dated as of May 20, 1998, as amended by the First Amendment to the Second Participation Agreement dated as of October 9, 1998 and the Second Amendment to the Second Participation Agreement dated as of February 26, 1999, by and between Parent and State Street Bank and Trust Company.

          12. All Liabilities of Parent under the Letter of Agreement and Indemnity dated as of January 12, 1995 by and between Pioneer Poland UK Limited, Parent and Richard Phillips.

          13. All Liabilities of Parent under the Letter of Agreement and Indemnity dated as of January 12, 1995 by and between Pioneer Poland UK Limited, Parent and Godfrey Whitehead.

          14. All Liabilities of Parent under the Letter Agreement dated as of January 10, 1995 by and between Parent and the European Bank for Reconstruction and Development.

          15. All Liabilities of Parent under the Side Letter Agreement dated as of October 27, 1999 by and between Pioneer Real Estate Advisors Poland, S.A., Parent and the European Bank for Reconstruction and Development.

          16. All Liabilities of Parent under the Side Letter Agreement dated as of October 27, 1999 by and between Pioneer Real Estate Advisors Poland, S.A., Pioneer Real Estate Advisors, Inc., Parent and Cadim Servotech B.V.

                                 SCHEDULE 5.2B

     1. All rights and obligations of Parent under the Settlement Agreement dated as of March 29, 2000 by and between Caterpillar Financial Services Corporation, Teberebie Goldfields Limited and Parent.

Note: If the Distribution Agreement is executed before Closed Joint-Stock Company "Forest-Starma" fully performs its log delivery obligations to Rayonier, Inc., also include all rights and obligations of Parent under the Guaranty dated as of January 7, 2000 by and between Parent and Rayonier, Inc. with respect to certain obligations of Closed Joint-Stock Company "Forest-Starma." under the Log Sales Contract No. 00-01-07 by and between Rayonier, Inc. and Closed Joint-Stock Company "Forest-Starma."

                                 SCHEDULE 5.2C

Note: If the consent of Ashanti Goldfields Company Limited to release Parent of its obligations under the Purchase Agreement dated as of May 11, 2000 by and among Pioneer Goldfields II Limited, Ashanti Goldfields Company Limited and Goldfields Teberebie Limited cannot be obtained, this agreement and the related guaranty will be included on this Schedule 5.2C.

                                                                       EXHIBIT B

     TAX SEPARATION AGREEMENT dated as of [            ], 2000 (the "Tax
Separation Agreement") by and among The Pioneer Group, Inc., a Delaware corporation ("Parent"), Harbor Global Company Ltd., a Bermuda limited duration company and direct wholly owned subsidiary of Parent ("Harbor Global"), and Harbor Global II Ltd., a Bermuda limited duration company and indirect wholly owned subsidiary of Harbor Global ("Harbor Global II").

                                    RECITALS

     WHEREAS:

     A. As of the date hereof, Parent is the common parent of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), which together with the members of the affiliated group files a consolidated United States federal income tax return.

     B. As of the date hereof, Parent and UniCredito Italiano S.p.A., an Italian corporation, have entered into an Agreement and Plan of Merger dated as of May 14, 2000 (the "Merger Agreement"), providing for the merger of a subsidiary of UniCredito Italiano S.p.A. with and into Parent (the "Merger"), as described therein.

     C. Immediately prior to the Effective Time (as defined in Section 1.3 of the Merger Agreement), subject to the satisfaction or waiver of the conditions set forth in Article VII of the Distribution Agreement dated as of
[            ], 2000 (the "Distribution Agreement") by and among Parent, Harbor
Global and Harbor Global II, the Board of Directors of Parent expects to distribute to holders of Parent common stock, par value $.10 per share (the "Parent Common Stock"), all of the outstanding shares of Harbor Global common stock, par value $.01 per share (the "Harbor Global Common Stock"), on a pro rata basis as described in Article II of the Distribution Agreement (the "Distribution"). In connection with the Distribution, Parent will effect the Restructuring (as defined in Section 4.1 of the Distribution Agreement) and assume certain liabilities as described in Article IV of the Distribution Agreement.

     D. The parties hereto have determined to enter into this Tax Separation Agreement, setting forth their agreement with respect to certain Tax matters.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     For the purposes of this Agreement,

     1.1 "Code" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.2 "Distribution" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.3 "Distribution Agreement" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.4 "Distribution Date" shall mean the day on which the Distribution is deemed effective in accordance with Section 2.3 of the Distribution Agreement.

     1.5 "Effective Time" shall have the meaning set forth in Section 1.3 of the Merger Agreement.

     1.6 "Final Determination" shall mean with respect to any issue (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and is not subject to further appeal, (ii) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement (whether or not with the Internal Revenue Service) entered into in connection with or in contemplation of an administrative or judicial proceeding or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

     1.7 "Harbor Global" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.8 "Harbor Global Common Stock" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.9 "Harbor Global II" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.10 "Harbor Global Group" shall mean, for any period, Harbor Global and its direct and indirect subsidiaries (determined after giving effect to the transfers and transactions contemplated by Sections 4.1 and 4.2 of the Distribution Agreement), including any predecessor or successor entities. For purposes of this Tax Separation Agreement, Pioneer Forest, LLC is a successor of Pioneer Forest, Inc., Pioneer Real Estate Advisors, LLC is a successor of Pioneer Real Estate Advisors, Inc., Pioneer Goldfields II, LLC is a successor of Pioneer Goldfields II Limited, Pioneer Omega, LLC is a successor of Pioneer Omega, Inc., Luscinia, LLC is a successor of Luscinia, Inc., Theta Enterprises, LLC is a successor of Theta Enterprises, Inc. and Pioneer First Russia, LLC is a successor of Pioneer First Russia, Inc.

     1.11  "Liable Party" shall have the meaning set forth in Section 2.4(e).

     1.12 "Merger" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.13 "Merger Agreement" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.14  "Other Party" shall have the meaning set forth in Section 2.4(e).

     1.15 "Parent" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.16 "Parent Common Stock" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.17 "Parent Group" shall mean, for any period, Parent and its direct and indirect subsidiaries (determined after giving effect to the transfers and transactions contemplated by Sections 4.1 and 4.2 of the Distribution Agreement), including any predecessor or successor entities. For the purposes of this Tax Separation Agreement, Pioneer International LLC is a successor of Pioneer International Corporation.

     1.18 "Period" shall mean any Period Before the Distribution and any Period After the Distribution.

     1.19 "Period After the Distribution" shall mean any taxable year or other taxable period beginning on or after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins after the close of the Distribution Date.

     1.20 "Period Before the Distribution" shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

     1.21 "Restructuring" shall have the meaning set forth in the preamble to this Tax Separation Agreement.

     1.22 "Restructuring Tax" shall mean any Tax that is imposed on any member of the Parent Group or the Harbor Global Group resulting from, or arising in connection with, any transaction that occurs as part of the Restructuring.

     1.23 "Separate Tax Liability" shall mean, with respect to any member or members of the Harbor Global Group, an amount equal to the Tax liability that such member or members would have incurred if it had filed a consolidated return, combined return or a separate return, as the case may be, separate from the Parent Group for all Periods Before the Distribution, and such amount shall be computed by Parent using the highest marginal corporate Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof), without giving effect to any carryforward or carryover of any Tax Item and in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, (iii) any similar provisions of the laws of other jurisdictions, if applicable, and (iv) past practice, including payments between members for the use of tax losses or credits and with respect to audit adjustments thereto.

     1.24 "Tax" whether used in the form of a noun or adjective, shall mean any tax on or measured by or with respect to income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad-valorem, value-added, leasing, leasing use or other taxes, levies, imposts, duties, charges or withholdings of any nature imposed by any Taxing Authority. Whenever the term "Tax" is used (including with respect to any duty to reimburse another party for indemnified Taxes or refunds or credit of Taxes) it shall include penalties, fines, additions to Tax and interest thereon.

     1.25 "Taxing Authority" shall mean the Internal Revenue Service and any other state, local or foreign governmental authority responsible for the administration of any Tax.

     1.26 "Tax Item" shall mean any item of income, gain, loss, deduction or credit or other attribute that may have the effect of increasing or decreasing any Tax.

     1.27 "Tax Return" shall mean any return, report, schedule, estimate or document, including related or supporting information, to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax.

     1.28  "Disregarded Operations" shall mean, collectively, the operations of:
(i) Pioneer Forest, LLC, a Delaware limited liability company; (ii) Closed Joint-Stock Company "Forest-Starma," a Russian joint stock company; (iii) Closed Joint-Stock Company "Udinskoye," a Russian joint stock company; (iv) Closed Joint-Stock Company "Amgun-Forest," a Russian joint stock company; (v) Pioneer Goldfields Limited; and (vi) Teberebie Goldfields Limited.

     1.29 "U.S. Tax Return" shall mean any Tax Return that is required to be filed with respect to any Tax imposed by the United States or any state or local government that is part of the United States.

                                   ARTICLE II

                          TAX RETURNS AND TAX PAYMENTS

     2.1  Obligation to File Tax Returns.

     (a) Parent shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns with respect to any member of the Parent Group and the Harbor Global Group that (i) are filed on a consolidated, combined or unitary basis, (ii) include any member of the Harbor Global Group and any member of the Parent Group and (iii) are required to be filed with respect to any Period.

     (b) Parent shall have sole and exclusive responsibility for the preparation and filing of all Tax Returns (in addition to any Tax Return described in Section 2.1(a)) with respect to any member of the Parent Group for any Period.

     (c) Harbor Global shall have sole and exclusive responsibility for the preparation and filing of any Tax Return (other than a Tax Return described in Section 2.1(a)) with respect to any member of the Harbor Global Group.

     2.2 Agent. Subject to the other applicable provisions of this Tax Separation Agreement, Harbor Global hereby irrevocably designates, and agrees to cause each member of the Harbor Global Group to so designate, Parent as its sole and exclusive agent and attorney-in-fact to take any action, including execution of documents, as Parent, in its sole discretion, may deem appropriate in any and all matters (including Tax audits) relating to any Tax Return described in
Section 2.1(a).

     2.3  Manner of Tax Return Preparation and Information Reporting.

     (a) Unless otherwise required by a Taxing Authority, the parties shall prepare and file all Tax Returns, and take all other action, in a manner consistent with (i) this Tax Separation Agreement, (ii) the Merger Agreement and
(iii) the Distribution Agreement, including any action necessary to maintain applicable elections set forth in Sections 4.1(a)(i), 4.1(f) and 4.1(g) of the Distribution Agreement with respect to such party's United States federal income tax classification. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Tax Separation Agreement.

     (b) Parent shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Sections 2.1(a) and 2.1(b) to make all decisions, including (i) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) the elections that will be made by any member of the Parent Group or Harbor Global Group on such Tax Return, (iv) whether any amended Tax Returns shall be filed, (v) whether any claims for refund shall be made, (vi) whether any refund shall be paid by way of refund or credited against any liability for the related Tax and
(vii) whether to retain outside firms to prepare or review such Tax Returns.

     (c) Parent shall undertake to timely provide an information statement and other necessary reports to stockholders of Parent to assist such stockholders in accurately reporting Tax consequences of the Distribution and any related transactions.

     2.4  Liability for Taxes.

     (a) Harbor Global's Liability for Section 2.1(a) Taxes. With respect to all Tax Returns described in Section 2.1(a), Harbor Global shall be liable for the Separate Tax Liability of each member of the Harbor Global Group, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by Harbor Global with respect to any such Separate Tax Liability; provided, however, that Parent shall have the sole and exclusive liability with respect to any Tax resulting from any worthless security loss or other deduction taken directly or indirectly by Parent with respect to any of the Disregarded Operations, including any Tax deficiency of Pioneer Forest, Inc. and its successor Pioneer Forest, LLC, and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by Parent with respect to such Taxes.

     (b) Parent's Liability for Section 2.1 Taxes. With respect to all Tax Returns described in Section 2.1(a), Parent shall be liable for the difference between the Separate Tax Liability of each member of the Harbor Global Group described in Section 2.4(a) and all Taxes shown as due on such Tax Returns, and shall be entitled to receive and retain all refunds or credits of Taxes attributable to such difference. With respect to all Tax Returns described in
Section 2.1(b), Parent shall be liable for all Taxes due with respect thereto and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by Parent with respect to such Taxes.

     (c) Harbor Global's Liability for Section 2.1(c) Taxes. With respect all Tax Returns described in Section 2.1(c), Harbor Global shall be liable for all Taxes due with respect thereto and shall be entitled to receive and retain all refunds or credits of Taxes previously paid by Harbor Global with respect to such Taxes.

     (d) Harbor Global's Liability for Restructuring Taxes. Notwithstanding anything contained in this Tax Separation Agreement to the contrary, Harbor Global shall be liable for any and all Restructuring Taxes.

     (e) Payment of Tax Liability.  If one party is liable for Taxes under
Section 2.4(a) through 2.4(d) (the "Liable Party") with respect to Tax Returns for which another party (the "Other Party") is responsible for preparing and filing, then the Liable Party shall pay the Taxes to the Other Party (or to the appropriate Tax Authority, as directed in writing by the Other Party) pursuant to Article IV.

     2.5 Tax Benefits. Notwithstanding any other provision in this Tax Separation Agreement, to the extent that one party actually recognizes a Tax benefit from the use of a loss or credit generated by another party to this Tax Separation Agreement, the party receiving such benefit shall pay the amount of such benefit to the party which generated the loss or credit.

     2.6  Indemnification.

     (a) Obligations of Harbor Global. Harbor Global shall indemnify and shall hold each member of the Parent Group harmless against any Tax liability described in Sections 2.4(a), 2.4(c) and 2.4(d), including any Tax liability asserted against any member of the Parent Group under the provisions of Treasury Regulation 1.1502-6(a) that impose several liability on members of any affiliated group of corporations that files consolidated returns, or similar provisions of any state, local or foreign law, in respect of any Separate Tax Liability of any member of the Harbor Global Group.

     (b) Obligations of Parent. Parent shall indemnify and hold each member of the Harbor Global Group harmless against any Tax liability described in Sections 2.4(b) and 2.4(d), including any Tax liability asserted against any member of the Parent Group under the provisions of Treasury Regulation 1.1502-6(a) that impose several liability on members of any affiliated group of corporations that files consolidated returns, or similar provisions of any foreign, state or local law, in respect of Taxes of any member of the Parent Group.

     2.7 Period that Includes the Distribution Date. To the extent permitted by law or administrative practice, the taxable year of each member of the Harbor Global Group that is a United States person (within the meaning of Section 7701(a)(30) of the Code) shall be treated as closing on the Distribution Date, and the parties agree to file all U.S. Tax Returns on such basis.

                                  ARTICLE III

                                   CARRYBACKS

     Without the prior consent of Parent, no member of the Harbor Global Group shall carry back any net operating loss or other Tax attribute from a Period After the Distribution to a Period Before the Distribution.

                                   ARTICLE IV

                                    PAYMENTS

     4.1 Payments. Payments arising under Section 2.4(e) shall be due not later than 20 business days after the receipt or crediting of a refund or the receipt of notice of a Final Determination that the indemnified party is liable for an indemnified cost.

     4.2 Notice. Parent and Harbor Global shall give each other reasonable notice of payment that may be due under this Tax Separation Agreement; provided, that, together with such notice to Harbor Global, Parent shall provide Harbor Global with a written calculation in reasonable detail setting forth the amount of any Separate Tax Liability or estimated Separate Tax Liability.

     4.3 Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by a Liable Party to the Other Party pursuant to this Tax Separation Agreement shall be treated for all Tax and financial accounting purposes as payments made immediately prior to the Distribution.

                                   ARTICLE V

                                   TAX AUDITS

     Each of Harbor Global and Parent shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2.1. Harbor Global shall be entitled to participate in the conduct of any audit or controversy proceedings relating to any Taxes for which Harbor Global may be liable, and Parent shall not settle any such audit or controversy with respect to such Tax without the approval and consent of Harbor Global, which approval and consent shall not unreasonably be withheld.

                                   ARTICLE VI

                                  COOPERATION

     6.1 Parent and Harbor Global shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding, and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Tax Separation Agreement. Each party shall notify the other party of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of any member of the other party for a Period After the Distribution. Each party agrees that the Distribution is not a non-recognition transaction satisfying the requirements of Section 355 of the Code.

     6.2 Harbor Global shall be entitled to review any Tax Return pertaining to any Taxes for which Harbor Global may either be liable directly to the relevant Taxing Authority or for which it may be required to indemnify any member of the Parent Group under Section 2.6(a). Parent shall have due regard for any comments made by Harbor Global Group in respect of any such Tax Return before it is filed.

                                  ARTICLE VII

                 TAX RECORDS, TAX RECORDS RETENTION AND ACCESS

     7.1 On or before the Distribution Date, Parent shall use its reasonable best efforts to provide Harbor Global with copies of all Tax records, documents, accounting data and other information (including computer data) in its possession that relates to any member of the Harbor Global Group. If after the Distribution Date Parent obtains further Tax records, documents, accounting data and other information (including computer data), it shall use its reasonable best efforts to provide Harbor Global with copies of such additional information no later than 15 days after receipt of such information.

     7.2 The Parent Group and the Harbor Global Group shall (a) in accordance with the record retention policy described in Section 5.3 of the Distribution Agreement, retain Tax records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Parent Group or the Harbor Global Group or for the audit of such Tax Returns and (b) give the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, for the purpose of the review or audit of such returns to the extent relevant to an obligation or liability of a party under this Tax Separation Agreement.

                                  ARTICLE VIII

                                    DISPUTES

     If Parent and Harbor Global cannot agree on any calculation of any liabilities under this Tax Separation Agreement, such calculation shall be made by any nationally recognized accounting firm acceptable to both Parent and Harbor Global. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such calculations shall be borne equally by Parent and Harbor Global.

                                   ARTICLE IX

                           TERMINATION OF LIABILITIES

     Notwithstanding any other provision in this Tax Separation Agreement, any liabilities determined under this Tax Separation Agreement shall not terminate upon the expiration of the applicable statute of limitation for such liability. All other covenants under this Tax Separation Agreement shall survive indefinitely.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     10.1 Notices and Governing Law. All notices required or permitted to be given pursuant to this Tax Separation Agreement shall be given as described in
Section 8.4 of the Distribution Agreement. This Tax Separation Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its conflicts of laws principles.

     10.2 Binding Effect; No Assignment; Third Party Beneficiaries. This Tax Separation Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns, including Acquiror. Parent and Harbor Global hereby guarantee the performance of all actions, agreements and obligations provided for under this Tax Separation Agreement of each member of the Parent Group and the Harbor Global Group, respectively. Parent and Harbor Global shall, upon the written request of the other, cause any of their respective subsidiaries to execute this Tax Separation Agreement. Parent or Harbor Global shall not assign any of its rights or delegate any of its duties under this Tax Separation Agreement without the prior written consent of the other party. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Tax Separation Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Tax Separation Agreement as of the day and year first above written.

                                          THE PIONEER GROUP, INC.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          HARBOR GLOBAL COMPANY LTD.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                                          HARBOR GLOBAL II LTD.

                                          By:
                                            ------------------------------------
                                              Name:
                                              Title:

                   Signature Page to Tax Separation Agreement

                                                                         ANNEX C


                                                  August 22, 2000


Board of Directors
The Pioneer Group, Inc.
60 State Street
Boston, Massachusetts 02109

Ladies and Gentlemen:


     The Pioneer Group, Inc. (the "Company"), UniCredito Italiano S.p.A. (the "Acquiror") and a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Agreement and Plan of Merger, dated as of May 14, 2000 (the "Agreement"), pursuant to which the Company will be merged with the Acquisition Sub in a transaction (the "Merger") in which each outstanding share of the Company's common stock par value $.10 per share (the "Shares"), will be converted into the right to receive $43.50 in cash (the "Merger Consideration"). Prior to the Merger, the Company will distribute (the "Distribution") to holders of Company Common Stock all of the capital stock of Harbor Global Company Ltd., a Bermuda limited duration company ("Harbor Global"), which at such time will hold substantially all of the Company's assets and liabilities not related to the Company's global investment management business (the "GIM Business").


     You have asked us whether, in our opinion, the aggregate consideration to be received by the holders of the Shares other than the Acquiror and its affiliates in the Merger and the Distribution is fair to such shareholders from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1999 and the Company's Form 10-Q and the related unaudited financial information for the quarterly period ending March 31, 2000;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

     (3) Conducted discussions with members of senior management of the Company concerning the businesses and prospects of the Company;

     (4) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the GIM Business;

     (5) Compared the results of operations of the GIM Business with that of certain companies which we deemed to be reasonably similar to the GIM Business;

     (6) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

     (7) Reviewed the Agreement and certain drafts of the agreements relating to the Distribution;


     (8) Reviewed a letter (the "Solvency Letter") regarding the solvency and financial viability of Harbor Global following the Distribution and discussed its contents with the Company's management and the third party which prepared such letter; and


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     (9) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company. With respect to the financial forecasts furnished by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the GIM Business. In addition, we have relied upon the Solvency Letter and have assumed that as set forth in the Solvency Letter, Harbor Global will be solvent and financially viable at the time of the Distribution.

     On the basis of, and subject to the foregoing, we are of the opinion that the aggregate consideration to be received by the holders of the Shares other than the Acquiror and its affiliates pursuant to the Merger and the Distribution is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED

                                                                         ANNEX D


August 22, 2000


Board of Directors
The Pioneer Group, Inc.
60 State Street
Boston, Massachusetts 02109

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of the common stock, par value $0.10 per share (the "Company Common Stock"), of The Pioneer Group, Inc. (the "Company") of the aggregate consideration to be received by holders of the Company Common Stock in the Merger and the Distribution (each as defined below) contemplated by the Agreement and Plan of Merger (the "Agreement"), dated as of May 14, 2000, by and between the Company, UniCredito Italiano S.p.A. ("Parent") and a direct wholly owned subsidiary to be organized by Parent ("Merger Sub").

     As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company (the "Merger"), and each issued and outstanding share of Company Common Stock, other than certain shares to be cancelled pursuant to the Agreement, will be converted into the right to receive $43.50 in cash, without any interest thereon (the "Merger Consideration"). Prior to the Merger, the Company will distribute (the "Distribution") to holders of Company Common Stock all of the capital stock of Harbor Global Company Ltd., a Bermuda limited duration company ("Harbor Global"), which at such time will hold substantially all of the Company's assets and liabilities not related to the Company's global investment management business (the "GIM Business").


     In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the businesses, operations and prospects of the GIM Business. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with us by the Company's management. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock; the historical and projected earnings and other operating data of the GIM Business; and the historical and projected capitalization and financial condition of the Company and the GIM Business. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the GIM Business. We also reviewed the terms of the Distribution and a letter (the "Solvency Letter") with respect to the solvency and financial viability of Harbor Global following the Distribution and discussed its contents with the Company's management and the third party which prepared such letter. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.


     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the Company's management that it is not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the Company's management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the GIM Business. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the GIM Business nor have we made any physical inspection of the properties or assets of the GIM Business. We have assumed that the Merger and the Distribution will be consummated in a timely fashion in accordance with the terms of the Agreement without waiver of any of the conditions precedent contained in the Agreement. In addition, we have relied upon the Solvency Letter, and have assumed that as set forth in the Solvency Letter, Harbor Global will be solvent and financially viable at the time of the Distribution.

     We were not requested to consider, and our opinion does not address, the relative merits of the Merger and the Distribution as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion necessarily is based upon information available to us and financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Salomon Smith Barney Inc. is acting as financial advisor to the Company in connection with the Merger and the Distribution and will receive a fee for our services, a portion of which is payable only upon the consummation of the transactions. We have in the past provided investment banking services to the Company unrelated to the Merger and the Distribution, for which we have received and will receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company and Parent and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the Merger and the Distribution and our opinion is not intended to be and does not constitute a recommendation of the Merger or the Distribution to the Company or a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the Merger or the Distribution.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the aggregate consideration to be received by the holders of shares of Company Common Stock in the Merger and the Distribution is fair, from a financial point of view, to such holders.

                                          Very truly yours,


                                          SALOMON SMITH BARNEY INC.

                                                                         ANNEX E

                        DELAWARE GENERAL CORPORATION LAW
                        SECTION 262 -- APPRAISAL RIGHTS

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251
(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the

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

     merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                       E-4
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                                                                         ANNEX F

                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of May 14, 2000 (this "Agreement"), by the executive officers identified on Schedule A hereto (each, a "Stockholder" and collectively, the "Stockholders") of The Pioneer Group, Inc., a company organized under the laws of the state of Delaware (the "Company"), to and for the benefit of UniCredito Italiano S.p.A, a company organized under the laws of the Republic of Italy ("Parent").

     WHEREAS, as of the date hereof, each of the Stockholders owns of record and beneficially or has the power to vote the number of shares of the Company's common stock, par value $.10 per share (the "Company Common Stock"), set forth opposite such Stockholder's name on Schedule A hereto (such shares, together with any shares of Company Common Stock acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, a wholly owned subsidiary of Parent (the "Purchaser") will be merged with and into the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of Parent and the Company to enter into the Merger Agreement, Parent has requested the Stockholders to agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholders are willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

     Section 1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, each Stockholder hereby agrees that, at the Company Stockholders' Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, each Stockholder will vote all of his Shares that such Stockholder is entitled to vote at such meeting or action (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any action or agreement that Parent has advised the Stockholder would result in a breach of any covenant, representation or warranty or and other obligation or agreement of the Company under the Merger Agreement (subject to the Company's rights under Section 5.5 of the Merger Agreement) and (c) in favor of any other matter necessary to consummate the transactions contemplated by the Merger Agreement that is subject to approval of the Stockholders. Except as set forth in clauses
(a), (b) and (c) of the immediately preceding sentence, the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the Stockholders of the Company. In addition, each Stockholder agrees that he/she will, upon request by Parent, furnish written confirmation, in form and substance reasonably acceptable to Parent, of such Stockholder's vote in favor of the Merger Agreement and the Merger. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

     Section 2. Proxy. Each Stockholder, by this Agreement, does hereby constitute and appoint Messrs. Pietro Modiano and Fabio Innocenzi, and each of them acting individually, or any nominee of either of such individuals, with full power of substitution, as such Stockholder's irrevocable proxy and attorney-in-fact to vote the Shares as indicated in Section 1 in the event such Stockholder fails to comply with his obligations under such section. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by him with respect his Shares.

     Section 3. Transfer of Shares. Each Stockholder severally and not jointly represents and warrants that he/she has no present intention of taking action to, prior to the termination of this Agreement in accordance with the terms hereof, directly or indirectly, (a) to sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any Shares.

     Section 4. Representations and Warranties of Stockholder. Each Stockholder severally and not jointly hereby represents and warrants to Parent with respect to himself and the ownership of his Shares as follows:

          (a) Such Stockholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (b) Such Stockholder is the record or beneficial owner of, or has the power to vote, his Shares and, if such Stockholder is the beneficial owner of such Shares, he owns such Shares free and clear of any liens, claims, charges, encumbrances or voting agreements and commitments of every kind, other than this Agreement, except as set forth in the Merger Agreement or the Disclosure Schedules.

          (c) This Agreement has been duly executed and delivered by such Stockholder.

          (d) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other similar requirements of law affecting the enforcement of creditor's rights generally and by general principles of equity.

     Section 5. No Solicitation. No Stockholder shall take, directly or indirectly, (nor shall a Stockholder authorize or permit his representatives, or to the extent within the Stockholder's control, his affiliates to take) any action to (i) encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal, (ii) enter into any letter of intent, term sheet or other agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing in this Section 5 shall prevent the Stockholder, in his capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 5.5 of the Merger Agreement. The Stockholder shall immediately cease and cause to be terminated all discussions or negotiations commenced prior to the date hereof with respect to any Acquisition Proposal. From and after the date of the execution of this Agreement, the Stockholder will as promptly as practicable communicate to Parent orally and in writing any inquiry received by him relating to any Acquisition Proposal and the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that he may receive in respect of any such negotiations or discussions being sought to be initiated with the Company. The Stockholder shall (i) keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing and
(ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any Third Party in connection with any Acquisition Proposal. In addition, each of the Stockholders of the Company agrees that he will not enter into any employment, consulting or similar arrangement (or participate in any negotiations or discussions concerning such arrangements) with any person that has made an Acquisition Proposal (other than Parent or its affiliates) prior to termination of this Agreement in accordance with its terms.

     Section 6. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with the terms thereof; provided that the provisions of
Section 7 of this Agreement shall survive any termination of this Agreement; and provided further that no such termination shall relieve any party of liability for a breach hereof prior to termination.

     Section 7. Specific Performance. The Stockholders acknowledge that Parent believes that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties may be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 8.  Miscellaneous.

     (a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly made or given upon receipt) by delivery in person, by facsimile, by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance herewith):

IF TO PARENT:

                   UniCredito Italiano S.p.A.
                   Piazza Cordusio
                   Milano, Italy

Attention:         Pietro Modiano, Head of Finance
Telecopy No.:      (011)(3902) 876-309

and                EuroPlus SGR S.p.A.
                   Via Turati
                   Milano, Italy

Attention:         Fabio Innocenzi, Chief Executive Officer,
                   EuroPlus SGR S.p.A.
Telecopy No.:      (011)(3902) 623-8309

with copies to:    Shearman & Sterling
                   801 Pennsylvania Avenue, N.W.
                   Washington, D.C. 20004

Attention:         Barry P. Barbash, Esq.
Telecopy No.:      (202) 508-8100

and                NCTM-Negri-Clementi, Toffoletto, Montironi & Soci Studio
                   Legale Associato
                   Via Monte Napoleone, 12
                   20121 Milan, Italy

Attention:         Avv. Pietro Caliceti
Telecopy No.:      (011)(3902) 783-091

IF TO THE STOCKHOLDERS:
                   c/o The Pioneer Group, Inc.
                   60 State Street
                   Boston, Massachusetts 02109

Attention:         Robert P. Nault, Esq.
Telecopy No.:      (617) 422-4293

with a copy to:    Hale and Dorr LLP
                   60 State Street
                   Boston, MA 02109

Attention:         Joseph P. Barri, Esq.
Telecopy No.:      (617) 526-5000

     (b) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

     (c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement (except as set forth herein) without the prior written consent of the other parties hereto.

     (e) This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the State of Delaware and the United States District Court for the State of Delaware.

     (f) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                                          STOCKHOLDERS:

                                          /s/ JOHN F. COGAN, JR.
                                          --------------------------------------
                                          John F. Cogan, Jr.

                                          /s/ DAVID D. TRIPPLE
                                          --------------------------------------
                                          David D. Tripple

                                          /s/ ERIC W. RECKARD
                                          --------------------------------------
                                          Eric W. Reckard

                                          /s/ ROBERT P. NAULT
                                          --------------------------------------
                                          Robert P. Nault

AGREED AND ACKNOWLEDGED:
UNICREDITO ITALIANO S.P.A

BY: /s/ PIETRO MODIANO
    --------------------------------------------------------
    NAME: PIETRO MODIANO
    TITLE: HEAD OF FINANCE

                                   SCHEDULE A

                                  STOCKHOLDERS

                                                                     NUMBER OF SHARES OF
                                                                  COMPANY COMMON STOCK OWNED
NAME OF STOCKHOLDER                        ADDRESS               OF RECORD AND BENEFICIALLY*
-------------------             ------------------------------  ------------------------------
1. John F. Cogan, Jr..........  c/o The Pioneer Group, Inc.     3,790,044 shares, including
                                60 State Street                 510,000 shares issuable upon
                                Boston, MA                      exercise of options, but
                                                                excluding 35,958 shares held
                                                                in treasury pursuant to a
                                                                deferred compensation
                                                                arrangement for the benefit of
                                                                Mr. Cogan

2. David D. Tripple...........  c/o The Pioneer Group, Inc.     461,485 shares, including
                                60 State Street                 292,500 shares issuable upon
                                Boston, MA                      exercise of options

3. Eric W. Reckard............  c/o The Pioneer Group, Inc.     108,419 shares, including
                                60 State Street                 100,000 shares issuable upon
                                Boston, MA                      exercise of options

4. Robert P. Nault............  c/o The Pioneer Group, Inc.     99,969 shares, including
                                60 State Street                 90,000 shares issuable upon
                                Boston, MA                      exercise of options

-------------------------

* Shares issuable upon exercise of options may only be voted after the option is exercised and the shares are issued.

THE PIONEER GROUP, INC. PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD
                               SEPTEMBER 20, 2000
          CONCERNING THE MERGER AND ADOPTION OF THE MERGER AGREEMENT.

    The undersigned, having received notice of the Special Meeting of Stockholders and the Board of Directors' proxy statement therefor, and revoking all prior proxies, hereby appoint(s) John F. Cogan, Jr., David D. Tripple, Robert P. Nault, and Joseph P. Barri, attorneys of the undersigned (with full power of substitution) for and in the name(s) of the undersigned to attend the Special Meeting of Stockholders of THE PIONEER GROUP, INC. (the "Company") to be held on September 20, 2000 at 10:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and any adjournments thereof, and there to vote and act upon the following matters in respect of all shares of common stock of the Company which the undersigned may be entitled to vote or act upon, with all the powers the undersigned would possess if personally present.

    Whether or not you plan to attend the Special Meeting, you are urged to complete, date, sign and return this Proxy in the accompanying envelope. Please detach and mail in the envelopes provided.

           A [X]  PLEASE MARK YOUR VOTES AS INDICATED IN THIS SAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND SHOULD BE RETURNED AS SOON AS POSSIBLE.


A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER IS RECOMMENDED BY THE BOARD OF DIRECTORS. IF YOU VOTE IN FAVOR OF THE MERGER, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU ALSO VOTE IN FAVOR OF PROPOSAL 2 WITH RESPECT TO ADJOURNMENTS.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, AS RECOMMENDED BY THE BOARD OF DIRECTORS. ATTENDANCE OF THE UNDERSIGNED AT THE MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THIS PROXY UNLESS THE UNDERSIGNED GIVES AFFIRMATIVE NOTICE OF REVOCATION.


1.   To approve the merger of a wholly owned subsidiary of           FOR    ABSTAIN    AGAINST
     UniCredito Italiano S.p.A. ("UniCredito") with and into The     [ ]      [ ]        [ ]
     Pioneer Group, Inc, and to adopt and approve the Agreement and Plan of Merger, dated as of May 14, 2000, between the
     Company and UniCredito.
2.   To approve any adjournment of the special meeting to solicit    FOR    ABSTAIN    AGAINST
     additional votes with respect to proposal 1, whether or not     [ ]      [ ]        [ ]
     a quorum is present at the meeting.


                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

                        SPECIAL MEETING OF STOCKHOLDERS
      CONCERNING THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE
                             MERGER -- (CONTINUED)

                            THE PIONEER GROUP, INC.

                               SEPTEMBER 20, 2000


3. Other Business: In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.


                                                              MARK HERE FOR ADDRESS
                                                              CHANGE AND NOTE AT
                                                              LEFT
                                                                                        [ ]      MARK HERE IF YOU    [ ]
                                                                                                 PLAN TO ATTEND
                                                                                                 THE MEETING

                                         Signature: ____________________________

                                           Signature if held jointly ________

                                           Dated: ____________, 2000

NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. WHEN SHARES ARE HELD BY JOINT OWNERS, BOTH SHOULD SIGN. WHEN SIGNED AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS
SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER, GIVING FULL TITLE. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON, GIVING FULL TITLE.


YOU MAY ALSO VOTE BY CALLING -- TOLL FREE AND VOTING BY TELEPHONE OR BY VISITING WWW.EPROXY.COM/-- AND VOTING ON THE INTERNET.